As filed with the Securities and Exchange Commission on June 1, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old National Bancorp

(Exact name of registrant as specified in its charter)

Indiana	6021	35-1539838
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

ONE MAIN STREET, EVANSVILLE, INDIANA 47708, (812) 464-1294

(Address, including zip code and telephone number, including area code, of principal executive offices)

Jeffrey L. Knight, Esq.

Executive Vice President,

Corporate Secretary and Chief Legal Counsel

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Timothy M. Harden, Esq. Michael J. Messaglia, Esq.	Claudia V. Swhier, Esq. Barnes & Thornburg, LLP
Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204	11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7231
(317) 636-4341

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of Indiana Community Bancorp with and into Registrant pursuant to the Agreement and Plan of Merger described in the proxy statement/prospectus included in Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):	Large accelerated filer ☒	Accelerated filer ☐
	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	7,385,850	$20.67	$76,382,409	$8,753.42
(1)	This registration statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the merger based upon applying an exchange ratio of 1.9987 (includes maximum increase related to the ICB Special Loans adjustment) to the number of shares of Indiana Community Bancorp common stock outstanding, restricted stock or reserved for issuance upon the exercise of outstanding stock options.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on the average of the high and low prices of a share of Indiana Community Bancorp’s common stock on May 29, 2012, multiplied by 3,695,327 shares of common stock of ICB that may be received by the Registrant and/or cancelled upon consummation of the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED JUNE 1, 2012, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE ANNUAL MEETING OF

INDIANA COMMUNITY BANCORP SHAREHOLDERS

and

PROSPECTUS OF

OLD NATIONAL BANCORP

The Boards of Directors of Indiana Community Bancorp (“ICB”) and Old National Bancorp (“Old National”) have approved an agreement to merge (the “Merger”) ICB with and into Old National (the “Merger Agreement”). If the Merger is approved by the shareholders of ICB and all other closing conditions are satisfied, each shareholder of ICB shall receive 1.90 shares of Old National common stock for each share of ICB common stock owned before the Merger, subject to certain adjustments as described in the Merger Agreement. Each ICB shareholder will also receive cash in lieu of any fractional shares of Old National common stock that such shareholder would otherwise receive in the Merger, based on the market value of Old National common stock determined shortly before the closing of the Merger. The board of directors of ICB believes that the Merger is in the best interests of ICB and its shareholders.

The merger is conditioned upon, among other things, the approval of ICB’s shareholders. This document is a proxy statement that ICB is using to solicit proxies for use at its Annual Meeting of shareholders to be held on —, 2012. At the meeting, ICB’s shareholders will be asked (i) to approve the Merger Agreement and the Merger, (ii) to approve, in a non-binding advisory vote, the compensation that may or will be payable to ICB’s named executive officers in connection with the Merger, (iii) to elect one director to ICB’s board of directors to serve a three-year term until the earlier of ICB’s 2015 annual meeting of shareholders or the consummation of the Merger, (iv) to ratify the appointment of ICB’s auditors, (v) to approve, in a non-binding advisory vote, ICB’s executive compensation paid to executive officers, (vi) to adjourn the meeting if necessary to solicit additional proxies, and (vii) to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

This document is also a prospectus relating to Old National’s issuance of up to 7,385,850 shares of Old National common stock in connection with the Merger.

Old National common stock is traded on the New York Stock Exchange under the trading symbol “ONB.” On January 24, 2012, the date of execution of the Merger Agreement, the closing price of a share of Old National common stock was $12.38. On —, 2012, the closing price of a share of Old National common stock was $—.

ICB common stock is traded on the NASDAQ Global Market under the trading symbol “INCB.” On January 24, 2012, the date of execution of the Merger Agreement, the closing price of a share of ICB common stock was $14.51. On —, 2012, the closing price of a share of ICB common stock was $—.

For a discussion of certain risk factors relating to the Merger Agreement, see the section captioned “Risk Factors ” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated —, 2012, and it

is first being mailed to ICB shareholders on or about —, 2012.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission (“SEC”) rules, this document incorporates certain important business and financial information about Old National from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Old National Bancorp

One Main Street

P.O. Box 718

Evansville, Indiana 47705

Attn: Jeffrey L. Knight, Executive Vice President,

Corporate Secretary and Chief Legal Counsel

(812) 464-1363

In order to ensure timely delivery of these documents, you should make your request by —, 2012, to receive them before the Annual Meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

INDIANA COMMUNITY BANCORP

501 Washington Street

Columbus, Indiana 47201

(812) 376–3323

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON —, 2012

To the Shareholders of Indiana Community Bancorp:

We will hold an Annual Meeting of the shareholders of Indiana Community Bancorp (“ICB”) on —, —, 2012, at — [p].m., Eastern Time, at [the Hilton Garden Inn, 12210 North Executive Drive, Edinburgh, Indiana 46124], to consider and vote upon:

1.	Merger Proposal. To approve the Agreement and Plan of Merger dated January 24, 2012 (the “Merger Agreement”), by and between Old National Bancorp (“Old National”) and ICB, pursuant to which ICB will merge with and into Old National (the “Merger”). Simultaneous with the consummation of the Merger, Indiana Bank and Trust Company will merge with Old National Bank, the wholly-owned banking subsidiary of Old National. In connection with the Merger, you will receive in exchange for each of your shares of ICB common stock:

•	1.90 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided in the Merger Agreement; and

•

in lieu of any fractional share of Old National common stock, an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Old National common stock as quoted on the NYSE during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

2.	Shareholder Advisory (Non-Binding) Vote on Merger-Related Compensation. Consideration and approval, on a non-binding advisory basis, of the compensation that may or will become payable to the named executive officers of ICB in connection with the Merger.

3.	Election of Directors. Election of one director of ICB to serve a three-year term expiring at the earlier of ICB’s 2015 annual meeting of shareholders or the consummation of the Merger.

4.	Ratification of Auditors. Approval and ratification of the appointment of BKD, LLP as auditors for ICB for the fiscal year ending December 31, 2012.

5.	Shareholder Advisory (Non-Binding) Vote on Executive Compensation. Consideration and approval of compensation paid to executive officers of ICB disclosed in the enclosed proxy statement/prospectus.

6.	Adjournment. To approve a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Annual Meeting in person or by proxy to approve the Merger.

7.	Other Matters. To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page — of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the Merger.

The board of directors of ICB recommends that ICB shareholders vote (1) “FOR” adoption of the Merger Agreement and the Merger, (2) “FOR” approval of the non-binding advisory resolution regarding the Merger-related compensation payable to our named executive officers, (3) “FOR” the election of one director, (4) “FOR” the ratification of ICB’s auditors, (5) “FOR” the advisory vote on executive compensation, and (6) “FOR” adjournment of the Annual Meeting, if necessary.

The board of directors of ICB fixed the close of business on —, 2012, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of ICB common stock in order for the proposed Merger to be consummated. If you do not return your proxy card or do not vote in person at the Annual Meeting, the effect will be a vote against the proposed Merger. Whether or not you plan to attend the Annual Meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the Annual Meeting or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

/s/ John K. Keach, Jr.

John K. Keach, Jr.

Chairman of the Board, President and Chief Executive Officer

—, 2012

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

Q:	What am I voting on?

A:	Old National is proposing to acquire ICB. You are being asked to vote to approve the Merger Agreement and the Merger. In the Merger, ICB will merge into Old National. Old National would be the surviving entity in the Merger, and ICB would no longer be a separate company.

Additionally, you are being asked to vote to approve (i) on a non-binding advisory basis, the compensation payable to the named executive officers of ICB in connection with the Merger, (ii) the election of one director to the Board of Directors of ICB to serve a three-year term until the earlier of ICB’s 2015 annual meeting of shareholders or the consummation of the Merger, (iii) the ratification of BKD, LLP, as the auditors of ICB for the year ending December 31, 2012, (iv) on a non-binding advisory basis, the executive compensation payable to the named executive officers of ICB, and (v) a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies if enough votes have not been cast to approve the Merger Agreement at the time of the Annual Meeting.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, each share of ICB common stock will be converted into the right to receive 1.90 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided below (as adjusted, the “Merger Consideration”). The Exchange Ratio is subject to adjustment as follows:

•

if, as of end of the month prior to the effective time, the ICB shareholders’ equity (computed in accordance with the terms of the Merger Agreement) is less than $65.862 million, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•

if, as of the tenth day prior to the effective time, the aggregate amount of ICB delinquent loans (computed in accordance with the terms of the Merger Agreement and excluding the ICB Special Loans, as defined in the Merger Agreement) is greater than $34.5 million, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•

if, as of the tenth day prior to the effective time, the credit mark applied to the ICB Special Loans (computed in accordance with the terms of the Merger Agreement) is (i) less than $31.982 million or (ii) greater than $33.982 million, the Exchange Ratio will be adjusted as provided in the Merger Agreement; and

•

if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) decreases by more than 20% in relation to a prescribed bank index, ICB will have the right to terminate the Merger Agreement unless Old National elects to increase the Exchange Ratio.

In lieu of any fractional shares of Old National common stock, Old National will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Old National common stock as quoted on the NYSE during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

If the Merger closed as of May 31, 2012, no adjustments to the Merger Consideration would be required as a result of the delinquent loan provision or the shareholders’ equity provision. Based upon the credit mark for Special Loans as of May 31, 2012, the Exchange Ratio would be adjusted from 1.9 to — as a result of the credit mark provisions.

Q:	What risks should I consider before I vote on the Merger Agreement?

A:	You should review “Risk Factors” beginning on page —.

Q:	Will Old National shareholders receive any shares or cash as a result of the Merger?

A:	No. Old National shareholders will continue to own the same number of Old National shares they owned before the effective time of the Merger.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as quickly as possible. We first must obtain the necessary regulatory approvals and the approval of the ICB shareholders at the Annual Meeting being held for its shareholders to, among other matters, vote on the Merger. We currently expect to complete the Merger during the third quarter of 2012.

Q:	What are the tax consequences of the Merger to me?

A:	We have structured the Merger so that Old National, ICB, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of ICB shares for Old National shares in the Merger. Taxable income will result, however, to the extent an ICB shareholder receives cash in lieu of fractional shares of Old National common stock and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. At the closing, ICB is to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page —.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	Because the required vote of ICB shareholders on the Merger is based upon the number of outstanding shares of ICB common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote AGAINST approval and adoption of the Merger Agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the Merger Agreement.

With respect to the election of directors, the nominee for director receiving the most votes will be elected. Abstentions, broker non-votes and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against that nominee.

The advisory votes on the Merger-related compensation and executive compensation, and the vote to ratify the selection of BKD, LLP as auditors of ICB for 2012, each require more votes to be cast in favor of these proposals than against. Abstentions and broker non-votes will have no effect on these proposals.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain ICB officers in connection with the Merger?

A:	The Securities and Exchange Commission, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, recently adopted rules that require ICB to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to ICB’s named executive officers in connection with the Merger.

Q:	What will happen if ICB shareholders do not approve such compensation at the Annual Meeting?

A:	Approval of the compensation payable in connection with the Merger is not a condition to completion of the Merger. The vote with respect to such compensation is an advisory vote and will not be binding on ICB (or the combined company that results from the Merger) regardless of whether the Merger Agreement is approved. Accordingly, as the compensation to be paid to the ICB executives in connection with the Merger is contractual, such compensation will or may be payable if the Merger is completed regardless of the outcome of the advisory vote.

Q:	Will I have dissenters’ rights?

A:	No. Because ICB’s common stock is traded on a national exchange, shareholders are not entitled to dissenters’ rights under the Indiana Business Corporation Law.

Q:	What do I need to do now?

A:	After reading this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the —, 2012, ICB Annual Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes. Your broker will vote your shares on the Merger Agreement, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the Merger Agreement, your broker will not be able to vote your shares, and this will have the effect of voting against the Merger Agreement.

Similarly, your broker will vote your shares for the election of directors, on the shareholder advisory (non-binding) vote on the Merger-related compensation, and on the shareholder advisory (non-binding) vote on executive compensation, but only if you provide instructions on how to vote. If you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of those proposals.

On non-discretionary items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” The proposal to ratify BKD, LLP as our auditors for 2012 is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker.

Q:	How do I vote shares held in ICB’s 401(k) Plan?

A:	ICB maintains a 401(k) Plan which owns approximately 2.0% of ICB’s common stock. Employees of ICB and its subsidiaries may participate in the Plan. Each Plan participant instructs the trustee of the 401(k) Plan how to vote the shares of ICB common stock allocated to his or her account under the 401(k) Plan. Reliance Trust Company is the trustee of the 401(k) Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the Annual Meeting, the trustee will vote the shares “FOR” the proposal to approve the Merger Agreement and the Merger, “FOR” the approval of the Merger-related compensation that is based on or otherwise relates to the Merger, “FOR” the election of one director to ICB’s Board of Directors to serve a three-year term ending at the earlier of ICB’s 2015 annual meeting of shareholders or the consummation of the Merger, “FOR” ratification of BKD, LLP as ICB’s auditors for the year ending December 31, 2012, “FOR” the approval of the executive compensation to be paid to ICB’s executive officers, and “FOR” the proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Annual Meeting in person or by proxy to approve the Merger. The trustee will vote the shares of ICB common stock held in the Plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the Plan are voted with respect to the items being presented to a shareholder vote.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	What constitutes a quorum?

A:	The holders of over 50% of the outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

Q:	Should I send in my stock certificates now?

A:	No. As soon as practicable after the completion of the Merger, you will receive a letter of transmittal describing how you may exchange your shares for the Merger Consideration. At that time, you must send your completed letter of transmittal to Old National in order to receive the Merger Consideration. You should not send your share certificate until you receive the letter of transmittal.

Q:	Can I elect the form of payment that I prefer in the Merger?

A:	No. Only shares of Old National common stock (along with cash in lieu of fractional shares) are to be issued in the Merger. The number of shares of Old National common stock to be issued in the Merger has been determined, subject to adjustments set forth herein.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:	If you have more questions about the Merger Agreement or the Merger, you should contact:

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

Attn: Jeffrey L. Knight

You may also contact:

Indiana Community Bancorp

501 Washington Street

Columbus, Indiana 47201

(812) 376-3323

Attn: Mark T. Gorski

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” on page —.

The Companies (page —)

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

Old National Bancorp is a bank holding company, incorporated under Indiana law and headquartered in Evansville, Indiana. Old National is the largest financial services holding company headquartered in Indiana and, with $8.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the U.S. and the 10th largest bank-owned agency. Old National’s common stock is traded on the New York Stock Exchange under the symbol “ONB”.

Indiana Community Bancorp

501 Washington Street

Columbus, Indiana 47201

(812) 376-3323

Indiana Community Bancorp, headquartered in Columbus, Indiana, is an Indiana bank holding company with Indiana Bank and Trust Company as its wholly owned subsidiary. Indiana Bank and Trust Company has 17 full services branches and $984 million in total assets. Since its founding in 1908, Indiana Bank and Trust Company has built its reputation and its legacy on creating strong partnerships, providing flexible financial solutions and actively supporting the communities within its footprint. ICB’s common stock is traded on the NASDAQ® Global Stock Market under the symbol “INCB”.

Annual Meeting of Shareholders; Required Vote (page —)

The Annual Meeting of ICB shareholders is scheduled to be held at [the Hilton Garden Inn, 12210 North Executive Drive, Edinburgh, Indiana 46124] at [—]:00 [p].m., local time, on —, —, 2012. At the ICB Annual Meeting, you will be asked to vote to approve the Merger Agreement and the Merger of ICB into Old National contemplated by that agreement. You will also be asked to approve, on a non-binding advisory basis, certain compensation payable to certain ICB executive officers in connection with the Merger, a proposal to elect one member of the Board of Directors of ICB for a three year term ending at the earlier of the 2015 annual meeting of ICB shareholders or the consummation of the Merger, the ratification of BKD, LLP, as ICB’s auditors for 2012, on a non-binding advisory basis, certain executive compensation payable to ICB’s executive officers, and a proposal to adjourn the Annual Meeting to solicit additional proxies, if necessary. Only ICB shareholders of record as of the close of business on —, 2012, are entitled to notice of, and to vote at, the ICB Annual Meeting and any adjournments or postponements of the ICB Annual Meeting.

As of the record date, there were — shares of ICB common stock outstanding. The directors and executive officers of ICB (and their affiliates), as a group, owned with power to vote — shares of ICB common stock, representing approximately —% of the outstanding shares of ICB common stock as of the record date.

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of ICB common stock. Approval of the proposal to adjourn the Annual Meeting to allow extra time to solicit proxies, the advisory votes on the Merger-related compensation and executive compensation and the ratification of ICB’s auditors each requires more votes cast in favor of the proposal than are cast against it. The nominee for director receiving the most votes will be elected to ICB’s Board of Directors.

No approval by Old National shareholders is required.

The Merger and the Merger Agreement (page —)

Old National’s acquisition of ICB is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, ICB will be merged with and into Old National, with Old National surviving. Simultaneous with the Merger, Indiana Bank and Trust Company will be merged with and into Old National Bank, a wholly-owned subsidiary of Old National. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

What ICB Shareholders Will Receive in the Merger (page —)

If the Merger is completed, each share of ICB common stock will be converted into the right to receive 1.90 shares of Old National common stock, subject to the following adjustments (as adjusted, the “Merger Consideration”):

•

if, as of end of the month prior to the effective time, the ICB shareholders’ equity (computed in accordance with the terms of the Merger Agreement) is less than $65.862 million, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•

if, as of the tenth day prior to the effective time, the aggregate amount of ICB delinquent loans (computed in accordance with the terms of the Merger Agreement and excluding the ICB Special Loans, as defined in the Merger Agreement) is greater than $34.5 million, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•

if, as of the tenth day prior to the effective time, the credit mark applied to the ICB Special Loans (computed in accordance with the terms of the Merger Agreement) is (i) less than $31.982 million or (ii) greater than $33.982 million, the Exchange Ratio will be adjusted as provided in the Merger Agreement; and

•

if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) decreases by more than 20% in relation to a prescribed bank index, ICB will have the right to terminate the Merger Agreement unless Old National elects to increase the Exchange Ratio.

In lieu of any fractional shares of Old National common stock, Old National will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Old National common stock as quoted on the NYSE during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

If the Merger closed as of May 31, 2012, no adjustments to the Merger Consideration would be required as a result of the delinquent loan provision or the shareholders’ equity provision. Based upon the credit mark for Special Loans as of May 31, 2012, the Exchange Ratio would be adjusted from 1.9 to — as a result of the credit mark provisions.

Treatment of Options to Acquire Shares of ICB Common Stock (page —)

The Merger Agreement provides that each option to acquire shares of ICB common stock outstanding as of the effective date of the Merger will be converted into options to acquire shares of Old National common stock.

Treatment of ICB Restricted Stock (page —)

The Merger Agreement provides that shares of restricted stock granted under the ICB 2010 Stock and Incentive Plan to persons other than John K. Keach, Jr. that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration. Shares of restricted stock held by Mr. Keach shall be converted into the Merger Consideration at closing, but shall continue to be held by Mr. Keach subject to the vesting and transferability restrictions set forth in the award agreements for such restricted stock and shall continue to be subject to the ICB 2010 Stock and Incentive Plan.

Recommendation of ICB Board of Directors (page —)

The ICB board of directors approved the Merger Agreement and the proposed Merger. The ICB board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, ICB and its shareholders, and therefore recommends that ICB shareholders vote “FOR” the proposal to approve the Merger Agreement and the Merger. In reaching its decision, the ICB board of directors considered a number of factors, which are described in the section captioned “Proposal 1 – The Merger – ICB’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page —. Because of the wide variety of factors considered, the ICB board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The ICB Board also recommends that you vote “FOR” the approval of the Merger-related compensation that is based on or otherwise relates to the Merger, “FOR” the election of one director to ICB’s Board of Directors to serve a three-year term ending at the earlier of ICB’s 2015 annual meeting of shareholders or the consummation of the Merger, “FOR” ratification of BKD, LLP as ICB’s auditors for the year ending December 31, 2012, “FOR” the approval of the executive compensation to be paid to ICB’s executive officers, and “FOR” the proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Annual Meeting in person or by proxy to approve the Merger,

No Dissenters’ Rights (page —)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Indiana Business Corporation Law. Because shares of ICB common stock are sold on a national exchange, holders of ICB common stock will not have dissenters’ rights in connection with the Merger.

Voting Agreements (page —)

As of the record date, the directors of ICB beneficially owned approximately —% of the outstanding shares of ICB common stock, including shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of ICB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Opinion of ICB’s Financial Advisor (page —)

In connection with the Merger, the ICB board of directors received an oral and a written opinion, dated January 25, 2012, from ICB’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the exchange ratio described in the Merger Agreement was fair, from a financial point of view, to the holders of ICB common stock. The full text of Sandler O’Neill’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Sandler O’Neill in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of Sandler O’Neill is directed to the ICB board of directors and does not constitute a recommendation to any ICB shareholder as to how to vote at the ICB Annual Meeting or any other matter relating to the proposed Merger.

Reasons for the Merger (page —)

The ICB board of directors determined that the Merger Agreement and the Merger Consideration were in the best interests of ICB and its shareholders and recommends that ICB shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In its deliberations and in making its determination, the ICB board of directors considered many factors including, but not limited to, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Old National and ICB;

•

the increased regulatory burdens on financial institutions, the effects of the expected continued operation of Indiana Bank and Trust Company under applicable regulatory restrictions and the uncertainties in the regulatory climate going forward;

•

the limited capital raising alternatives available to ICB, especially because its shares were trading below book value and any likely equity raise to redeem ICB’s Fixed Rate Cumulative Perpetual Series A Preferred Stock (“TARP Preferred Stock”) or for other reasons would be very dilutive to ICB’s shareholders;

•	Old National’s access to capital and managerial resources relative to that of ICB;

•

the board’s desire to provide ICB shareholders with the prospects for greater future appreciation on their investments in ICB common stock than the amount the board of directors believes ICB could achieve independently;

•

the financial and other terms and conditions of the Merger Agreement, including the fact that the Exchange Ratio (assuming no adjustments) represents a premium of approximately 121% to ICB’s tangible book value as of the date of the Merger Agreement; and

•

the financial analyses prepared by Sandler O’Neill, ICB’s financial advisor, and the opinion dated as of January 25, 2012, delivered to the ICB board by Sandler O’Neill, to the effect that the exchange ratio described in the Merger Agreement is fair, from a financial point of view, to ICB’s shareholders.

Old National’s board of directors concluded that the Merger Agreement is in the best interests of Old National and its shareholders. In deciding to approve the Merger Agreement, Old National’s board of directors considered a number of factors, including, but not limited to, the following:

•	ICB’s community banking orientation and its compatibility with Old National and its subsidiaries;

•

a review of the demographic, economic, and financial characteristics of the markets in which ICB operates, including existing and potential competition and the history of the market areas with respect to financial institutions;

•	management’s review of regulatory restrictions affecting ICB and Indiana Bank and Trust Company and management’s assessment of the conditions giving rise to such restrictions; and

•	management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of ICB and Indiana Bank and Trust.

Regulatory Approvals (page —)

Under the terms of the Merger Agreement, the Merger cannot be completed until Old National receives necessary regulatory approvals, which include the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Old National has filed applications with each regulatory authority to obtain the approvals. Old National cannot be certain when such approvals will be obtained or if they will be obtained.

New Old National Shares Will be Eligible for Trading (page —)

The shares of Old National common stock to be issued in the Merger will be eligible for trading on the New York Stock Exchange.

Conditions to the Merger (page —)

The obligation of Old National and ICB to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

•	approval of the Merger Agreement at the Annual Meeting by a majority of the issued and outstanding shares of ICB common stock;

•	approval of the transaction by the appropriate regulatory authorities;

•

the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects as of the effective date of the Merger or as otherwise required in the Merger Agreement unless the inaccuracies do not or will not result in a Material Adverse Effect (as defined below in “The Merger Agreement--Conditions to the Merger”);

•	the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the Merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•

the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Old National shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•

Old National and ICB must have received an opinion from Krieg DeVault LLP, counsel to Old National, dated as of the effective date, to the effect that the Merger constitutes a tax-free “reorganization” for purposes of Section 368 and related sections of the Internal Revenue Code, as amended;

•

Old National must have received a letter of tax advice, in a form satisfactory to Old National, from ICB’s independent certified public accounting firm to the effect that any amounts that are paid by ICB or Indiana Bank and Trust Company before the effective time of the Merger, or required under ICB’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to ICB, Indiana Bank and Trust Company or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	the shares of Old National common stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange;

•	there shall be no legal proceedings initiated or threatened seeking to prevent completion of the Merger;

•	ICB shall not have delinquent loans (computed in accordance with the Merger Agreement) in excess of $49.5 million;

•	the credit mark on ICB’s Special Loans (computed in accordance with the Merger Agreement) shall not be greater than $43.982 million;

•	ICB’s consolidated shareholders’ equity (computed in accordance with the Merger Agreement) shall not be less than $59.862 million; and

•

All of ICB’s TARP Preferred Stock issued to the U.S. Treasury under the Troubled Asset Relief Program shall be redeemed by ICB through funding by Old National or purchased by Old National (the “TARP Purchase”).

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination (page —)

Old National or ICB may mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if the ICB shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the Merger is not consummated by August 31, 2012, if the required regulatory approvals are not received or if the ICB shareholders do not approve the Merger Agreement at the ICB Annual Meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within thirty (30) days of notice of the breach. ICB also has the right to terminate the Merger Agreement if it receives a proposal which its board of directors determines is superior to the Merger with Old National.

Additionally, ICB has the right to terminate the Merger Agreement if Old National’s average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the Merger are received is below $9.896 per share, and the decrease in stock price is more than 20% greater than the decrease in the Nasdaq Bank Index during the same time period; provided, however, that Old National will have the right to prevent ICB’s termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page —)

ICB is required to pay Old National a $3.25 million termination fee in the following circumstances:

•

if Old National terminates the Merger Agreement because the ICB board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders, or makes an adverse recommendation as to the Merger, or approves or publicly recommends another acquisition proposal to the ICB shareholders, or ICB enters into or publicly announces its intent to enter into a written agreement in connection with another acquisition proposal;

•

if either party terminates the Merger Agreement because the ICB shareholders fail to approve the Merger Agreement or by Old National because a quorum could not be convened at ICB’s shareholder meeting called to approve the Merger, and, within the twelve months following the termination, ICB or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition; or

•

if either party terminates the Merger Agreement because the Merger is not consummated by August 31, 2012 and either prior to the date of termination an acquisition proposal was made for ICB or within the next twelve months ICB or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition.

Interests of Executive Officers and Directors in the Merger That are Different From Yours (page —)

You should be aware that some of ICB’s directors and executive officers may have interests in the Merger that are different from, or in addition to, their interests as shareholders. ICB’s board of directors was aware of these interests and took them into account in approving the Merger Agreement. For example, John K. Keach, Jr., the President and Chief Executive Officer of ICB, will receive a two-year employment agreement from Old National which will provide for a sign-on bonus estimated at $1.348 million and annual compensation of $200,000. Mark T. Gorski, the Vice President and Chief Financial Officer of ICB, will be employed as Senior Vice President, Financial Planning and Analysis Manager of Old National at an annual salary of $185,000, will receive 4,500 restricted shares of Old National common stock at the closing of the Merger, which will vest over a three-year period, and will receive a cash retention bonus of $70,000, payable $35,000 at the closing of the Merger and $35,000 one year following the closing. Mr. Gorski will also receive a one-year severance agreement which is annually renewable from Old National which provides for severance benefits of approximately one year’s salary if he is terminated under certain circumstances during its term. Mr. Gorski will also receive an accelerated benefit of approximately $228,178 under his Supplemental Executive Retirement Agreement at the closing of the Merger. In addition, 3,000 shares of ICB restricted stock held by Mark T. Gorski will vest in connection with the Merger.

Additionally, Old National is obligated under the Merger Agreement to provide continuing indemnification to the officers and directors of ICB and Indiana Bank and Trust Company for a period of six years following the Merger and to provide such directors and officers with directors’ and officers’ liability insurance for a period of one year. Moreover, three of ICB’s directors will accrue, under Old National’s director deferred compensation plan, on their deferred fees, interest at a higher rate than is currently accrued on those deferred fees under the ICB director deferred compensation plan.

Accounting Treatment of the Merger (page —)

The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page —)

When the Merger is completed, ICB shareholders, whose rights are governed by ICB’s articles of incorporation and bylaws, will become Old National shareholders, and their rights then will be governed by Old National’s articles of incorporation and bylaws. Both Old National and ICB are organized under Indiana law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders”.

Tax Consequences of the Merger (page —)

Old National and ICB expect the Merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the Merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•	Neither ICB nor its shareholders will recognize gain or loss with respect to the shares of Old National common stock received in the merger; and

•

an ICB shareholder will recognize gain or loss, if any, on any fractional shares of Old National common stock for which cash is received equal to the difference between the amount of cash received and the ICB shareholder’s allocable tax basis in the fractional shares.

To review the tax consequences of the Merger to ICB shareholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page —.

Comparative Per Share Data (page —)

The following table shows information about our book value per share, cash dividends per share, and diluted earnings (loss) per share, and similar information as if the Merger had occurred on the date indicated, all of which is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

The information listed as “Pro Forma Equivalent ICB Share” was obtained by multiplying the Pro Forma Combined amounts by an Exchange Ratio of —, using $— per share of Old National stock, the closing price on —, 2012. We present this information to reflect the fact that ICB shareholders will receive shares of Old National common stock for each share of ICB common stock exchanged in the Merger. We also anticipate that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Old National Historical	ICB Historical	Pro Forma Combined	Pro Forma Equivalent ICB Share
Book value per share:
at March 31, 2012	$11.10	$18.76	$	$
at December 31, 2011	$10.92	$19.54

Cash dividends per share:
Three months ended March 31, 2012	$.09	$0.01
Year ended December 31, 2011	$0.28	$0.04	$	$

Diluted earnings (loss) per share:
Three months ended March 31, 2012	$0.23	$(0.87)
Year ended December 31, 2011	$0.76	$(0.87)	$	$

Market Prices and Share Information (page —)

The following table presents quotation information for Old National common stock on the New York Stock Exchange and ICB common stock on the NASDAQ Global Market on January 24, 2012, and —, 2012. January 24, 2012, was the last business day prior to the announcement of the signing of the Merger Agreement. —, 2012, was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus.

	Old National Common Stock			ICB Common Stock
	High	Low	Close	High	Low	Close
	(Dollars per share)
January 24, 2012	$12.43	$12.15	$12.38	$14.51	$14.51	$14.51
—, 2012

SELECTED CONSOLIDATED FINANCIAL DATA OF OLD NATIONAL

The selected consolidated financial data presented below for the three months ended March 31, 2012 and 2011, is unaudited. The information for each of the years in the five-year period ended December 31, 2011, is derived from Old National’s audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	March 31,		December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)		(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$74,273	$61,367	$272,873	$218,416	$231,399	$243,325	$219,191
Provision for loan losses	2,056	3,312	7,473	30,781	63,280	51,464	4,118
Noninterest income	49,133	42,821	182,883	170,150	163,460	166,969	155,138
Noninterest expense	91,287	79,925	348,521	314,305	338,956	297,229	277,998
Income (loss) before income tax	30,063	20,951	99,762	43,480	(7,377)	61,601	92,213
Income tax (benefit)	8,340	4,518	27,302	5,266	(21,114)	(877)	17,323
Net income	21,723	16,433	72,460	38,214	13,737	62,478	74,890
Net income available to common shareholders	21,723	16,433	72,460	38,214	9,845	62,180	74,890
Dividends paid on common stock	8,510	6,630	26,513	24,361	30,380	45,710	72,931

Per Common Share
Earnings per share (basic)	0.23	0.17	0.76	0.44	0.14	0.95	1.14
Earnings per share (diluted)	0.23	0.17	0.76	0.44	0.14	0.95	1.14
Dividends paid	0.09	0.07	0.28	0.28	0.44	0.69	1.11
Book value - end of period	11.10	10.39	10.92	10.08	9.68	9.56	9.86
Market value - end of period	13.14	10.72	11.65	11.89	12.43	18.16	14.96

At Period End
Total assets	8,581,058	8,085,310	8,609,683	7,263,892	8,005,335	7,873,890	7,846,126
Investment securities	2,724,559	2,658,568	2,555,866	2,598,432	2,882,228	2,224,687	2,267,410
Loans, excluding held for sale	4,663,237	4,190,756	4,767,203	3,743,451	3,835,486	4,760,359	4,686,356
Allowance for loan losses	55,916	72,749	58,060	72,309	69,548	67,087	56,463
Total deposits	6,667,777	6,059,929	6,611,563	5,462,925	5,903,488	5,422,287	5,663,383
Other borrowings	289,477	439,566	290,774	421,911	699,059	834,867	656,722
Shareholders’ equity	1,050,411	984,015	1,033,556	878,805	843,826	730,865	652,881

Financial Ratios
Return on average assets	1.02%	0.82%	0.86%	0.50%	0.17%	0.82%	.94%
Return on average common shareholders’ equity	8.34%	6.78%	7.24%	4.40%	1.41%	9.49%	11.67%
Allowance for loan losses to total loans (period end) (excluding held for sale)	1.20%	1.74%	1.22%	1.93%	1.81%	1.41%	1.20%
Shareholders’ equity to total assets (period end)	12.24%	12.17%	12.00%	12.10%	10.54%	9.28%	8.32%
Average equity to average total assets	12.22%	12.06%	11.94%	11.46%	9.06%	8.67%	8.04%
Dividend payout ratio	39.18%	40.35%	36.59%	63.75%	308.59%	73.51%	97.38%

SELECTED CONSOLIDATED FINANCIAL DATA OF ICB

The selected consolidated financial data presented below for the three months ended March 31, 2012 and 2011, is unaudited. The information for each of the years in the five-year period ended December 31, 2011, is derived from ICB’s audited historical financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Three months ended March 31,		December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)		(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$8,202	$8,612	$33,391	$32,234	$27,538	$28,789	$27,540
Provision for loan losses	7,739	1,558	19,509	7,179	16,218	4,292	1,361
Noninterest income	2,868	2,341	12,990	11,631	12,678	11,940	12,854
Noninterest expense	7,648	7,569	31,111	28,898	33,403	28,834	29,774
Income (loss) before income tax and discontinued operations	(4,317)	1,826	(4,239)	7,788	(9,405)	7,603	9,259
Income tax (benefit)	(1,675)	490	(2,495)	2,146	(3,556)	2,600	3,136
Net income (loss)	(2,642)	1,336	(1,744)	5,642	(5,849)	5,003	6,123
Net income (loss) available to common shareholders	(2,939)	1,041	(2,931)	4,449	(7,031)	4,939	6,123
Dividends paid on common stock	34	34	137	135	873	2,828	2,820

Per Common Share
Earnings per share (basic)	(0.87)	0.31	-0.87	1.32	-2.09	1.47	1.75
Earnings per share (diluted)	(0.87)	0.31	-0.87	1.32	-2.09	1.47	1.72
Dividends paid	0.01	0.01	0.04	0.04	0.26	0.64	0.80
Book value - end of period	18.76	20.22	19.54	19.94	19.02	21.16	20.02
Market value - end of period	23.51	15.55	14.63	17.25	7.60	12.00	22.94
At Period End
Total assets	968,798	1,050,280	984,607	1,043,318	1,010,323	969,373	908,806
Investment securities	173,678	232,879	180,770	226,465	153,307	95,563	63,863
Loans, excluding held for sale and net deferred fees/costs	681,564	744,869	707,319	747,653	737,880	800,976	750,011
Allowance for loan losses	18,137	14,578	14,984	14,606	13,113	8,589	6,972
Total deposits	850,104	872,328	863,343	853,343	840,305	710,639	707,551
Long-term debt, excluding FHLB advances maturing within one year	15,464	68,934	15,464	68,748	70,464	125,890	82,963
Shareholders’ equity	85,479	90,350	88,134	88,649	84,924	92,012	67,454
Financial Ratios
Return on average assets	-1.10%	0.52%	-0.17%	0.54%	-0.57%	0.54%	0.70%
Return on average common shareholders’ equity	-17.73%	6.18%	-4.26%	6.70%	-10.16%	7.03%	8.88%
Allowance for loan losses to total loans (period end) (excluding held for sale)	2.66%	1.96%	2.12%	1.95%	1.78%	1.07%	0.92%
Shareholders’ equity to total assets (period end)	8.82%	8.60%	8.95%	8.50%	8.41%	9.49%	7.42%
Average equity to average total assets	9.10%	8.59%	8.84%	8.35%	8.83%	7.55%	7.89%
Dividend payout ratio	-1.15%	3.23%	-4.60%	3.03%	-12.44%	43.34%	46.50%

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (See “Where You Can Find More Information”), including the risk factors included in Old National’s Annual Report on Form 10-K for the year ended December 31, 2011, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements.”

ICB shareholders cannot be certain of the value of the Merger Consideration they will receive, because the market price of Old National common stock will fluctuate and the Exchange Ratio is subject to adjustment as a result of changes in ICB’s shareholders’ equity, delinquent loans, and the credit mark applied to the ICB Special Loans.

Upon completion of the Merger, each share of ICB common stock will be converted into 1.90 shares of Old National common stock. This Exchange Ratio is subject to downward adjustment, as described in the Merger Agreement and in this document, in the event that certain of ICB’s delinquent loans are greater than $34.5 million as of the ten days prior to closing date of the Merger, in the event the credit mark on ICB’s Special Loans (as defined in the Merger Agreement) is greater than $33.982 million, or in the event that ICB’s consolidated shareholders’ equity is less than $65.862 million. The Exchange Ratio is also subject to upward adjustment, as described in the Merger Agreement and in this document, in the event that the credit mark on ICB’s Special Loans is less than $31.982 million. See “The Merger Agreement -- Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in this proposed transaction.

Additionally, the market value of the Merger Consideration may vary from the closing price of Old National common stock on the date it announced the merger, on the date that this document was mailed to ICB shareholders, on the date of the Annual Meeting of the ICB shareholders and on the date it completes the Merger and thereafter. Any change in the Exchange Ratio or the market price of Old National common stock prior to completion of the Merger will affect the amount of and the market value of the Merger Consideration that ICB shareholders will receive upon completion of the merger. Accordingly, at the time of the Annual Meeting, ICB shareholders will not know or be able to calculate with certainty the amount or the market value of the Merger Consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in its respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Old National’s or ICB’s control. You should obtain current market quotations for shares of Old National common stock and for shares of ICB common stock before you vote.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from the Federal Reserve Board and the Office of the Comptroller of the Currency. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement. Although Old National and ICB do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Merger Agreement or imposing additional costs on or limiting Old National’s revenues, any of which might have a material adverse effect on Old National following the Merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on ICB.

The Merger Agreement with Old National is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: ICB shareholder approval, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, Old National is not obligated to close the Merger transaction if ICB has delinquent loans in excess of $49.5 million or the credit mark on ICB’s Special Loans is greater than $43.982 million, both as of the tenth day prior to the effective date of the Merger, or if ICB’s consolidated shareholders’ equity is less than $59.862 million, subject to adjustments in the Merger Agreement, as of the end of the month prior to the effective time of the Merger. As of March 31, 2012, none of these thresholds were met.

In addition, certain circumstances exist where ICB may choose to terminate the Merger Agreement, including the acceptance of a superior proposal or the decline in Old National’s share price to below $9.896 as of the first date when all regulatory approvals for the Merger have been received combined with such decline being at least 20% greater than a corresponding price decline of the Nasdaq Bank Index. Under such circumstances, Old National may, but is not required to, increase the Exchange Ratio in order to avoid termination of the Merger Agreement. Old National has not determined whether it would increase the exchange ratio in order to avoid termination of the Merger Agreement by ICB. See “The Merger Agreement -- Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in this proposed transaction and “--Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to ICB, including:

•

ICB’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	ICB may have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	the market price of ICB common stock might decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

If the Merger Agreement is terminated and ICB’s board of directors seeks another merger or business combination, under certain circumstances ICB may be required to pay Old National a $3.25 million termination fee, and ICB shareholders cannot be certain that ICB will be able to find a party willing to pay an equivalent or more attractive price than the price Old National has agreed to pay in the Merger.

ICB shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

ICB’s shareholders currently have the right to vote in the election of the ICB board of directors and on other matters affecting ICB. When the Merger occurs, each ICB shareholder will become a shareholder of Old National with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of ICB. Because of this, ICB’s shareholders will have less influence on the management and policies of Old National than they now have on the management and policies of ICB.

Old National may be unable to successfully integrate Indiana Bank and Trust Company’s operations and retain Indiana Bank and Trust Company’s employees.

Indiana Bank and Trust Company will be merged with and into Old National Bank simultaneous with the closing of the Merger. The difficulties of merging the operations of Indiana Bank and Trust Company with Old National Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Old National, Old National Bank and Indiana Bank and Trust Company, and the loss of key personnel. The integration of Indiana Bank and Trust Company with Old National Bank will require the experience and expertise of certain key employees of Indiana Bank and Trust Company who are expected to be retained by Old National. However, there can be no assurances that Old National will be successful in retaining these employees for the time period necessary to successfully integrate Indiana Bank and Trust Company into Old National Bank. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and integration of Indiana Bank and Trust Company into Old National Bank could have an adverse effect on the business and results of operations of Old National or Old National Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire ICB.

Until the completion of the Merger, with some exceptions, ICB is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Old National. In addition, ICB has agreed to pay a termination fee of $3.25 million to Old National if the board of directors of ICB withdraws, modifies or changes its approval or recommendation of the Merger Agreement and approves or recommends an acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire ICB even though such other companies might be willing to offer greater value to ICB’s shareholders than Old National has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on ICB’s financial condition.

Certain of ICB’s executive officers and directors have interests that are different from, or in addition to, the interests of ICB’s shareholders generally.

Certain of ICB’s executive officers and directors have interests in the Merger that are in addition to, or different from, the interests of ICB’s shareholders. ICB’s board of directors was aware of these conflicts of interest when it approved the Merger Agreement. These interests include:

•

the two-year employment agreement to be entered into by John K. Keach, Jr., the Chairman of the Board, President, and Chief Executive Officer of ICB, and Old National following the Merger which, among other things, provides for a sign-on bonus of approximately $1.348 million dollars;

•

the written offer of employment dated January 19, 2012 made by Old National Bank to Mark T. Gorski, the current Executive Vice President, Treasurer, and Chief Financial Officer of ICB, pursuant to which Mr. Gorski will be employed by Old National Bank following completion of the Merger at an annual salary of $185,000 and pursuant to which, among other things, Mr. Gorski will be paid a $70,000 cash retention bonus by Old National Bank and will receive 4,500 shares of restricted common stock of Old National;

•

the accelerated vesting of shares of restricted stock pursuant to ICB’s stock option and incentive plan as a result of the consummation of the Merger, including the acceleration of vesting of 3,000 shares of restricted stock owned by Mark T. Gorski;

•

the one-year renewable severance agreement to be entered into by Mr. Gorski and Old National following the Merger, pursuant to which Old National will pay Mr. Gorski certain severance benefits in the event of his termination during the term of the severance agreement;

•	the continuation of indemnification and insurance coverage for acts and omissions in their capacities as ICB and Indiana Bank and Trust Company officers and directors;

•	the acceleration at the closing of the Merger of benefits valued at approximately $228,178 under the Supplemental Executive Retirement Agreement of Mark T. Gorski; and

•	enhanced interest credited on the director deferred fee balances of three of ICB’s directors under the Old National director deferred compensation plan.

For a more detailed discussion of these interests, see “Interests of Certain Directors and Officers of ICB in the Merger.”

The fairness opinion obtained by ICB will not reflect changes in the relative values of Old National and ICB between the time the opinion was obtained and the effective time of the Merger.

The fairness opinion of Sandler O’Neill was delivered as of January 25, 2012 and was based upon an exchange ratio of 1.90. ICB does not intend to obtain any further update of the Sandler O’Neill fairness opinion. Changes in the operations and prospects of Old National and ICB, general market and economic conditions, and other factors both within and outside of Old National’s and ICB’s control, on which the opinion of Sandler O’Neill is based, may alter the relative value of the companies. Therefore, the Sandler O’Neill opinion does not address the fairness of the Exchange Ratio (as defined below) as of the date hereof or at the time the Merger will be completed.

The Merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your ICB shares.

ICB intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, Old National and ICB will, as a condition to closing, obtain an opinion from Old National’s legal counsel that the Merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of ICB common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Old National common stock received in exchange for that share upon completion of the Merger.

The shares of Old National common stock to be received by ICB shareholders as a result of the Merger will have different rights from the shares of ICB common stock.

The rights associated with ICB common stock are different from the rights associated with Old National common stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Shareholders” for a discussion of the different rights associated with Old National common stock.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future respective filings of Old National and ICB with the SEC, in press releases and in oral and written statements made by or with the approval of Old National that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Old National and ICB, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements of plans, objectives and expectations of Old National or ICB or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Old National and ICB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues following the Merger may be lower than expected;

•

deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of ICB’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Old National and ICB and their customers and Old National’s and ICB’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the stock market value of Old National common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Old National and ICB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Old National’s and ICB’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Old National and ICB and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times and on the terms required to support Old National’s and ICB’s future businesses; and

•	the impact on Old National’s or ICB’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Old National’s and ICB’s results to differ materially from those described in the forward-looking statements can be found in Old National’s and ICB’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Old National or ICB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Old National and ICB undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

ANNUAL MEETING OF ICB’S SHAREHOLDERS

Date, Place, Time, and Purpose

ICB’s Board of Directors is sending you this proxy statement/prospectus and proxy to use at the ICB 2012 Annual Meeting of Shareholders. At the Annual Meeting, the ICB Board of Directors will ask you (i) to vote on a proposal to approve the Merger Agreement and the Merger; (ii) to approve, on a non-binding advisory basis, certain compensation payable to ICB’s executive officers in connection with the Merger; (iii) to vote on a proposal to elect one member of the Board of Directors of ICB for a three year term ending at the earlier of the 2015 annual meeting of ICB shareholders or the consummation of the Merger; (iv) to ratify the appointment of BKD, LLP, as ICB’s auditors for 2012; (v) to approve, on a non-binding advisory basis, certain executive compensation payable to ICB’s executive officers; and (vi) to vote on a proposal to adjourn the Annual Meeting to solicit additional proxies, if necessary. ICB does not expect any other items of business to be presented at the Annual Meeting because, among other reasons, the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

The Annual Meeting will be held on —, —, 2012, at — [p].m., Eastern Daylight Time, at [the Hilton Garden Inn, 12210 North Executive Drive, Edinburgh, Indiana 46124].

Record Date, Voting Rights, Quorum, and Required Vote

ICB has set the close of business on —, 2012, as the record date for determining the holders of ICB common stock entitled to notice of and to vote at the Annual Meeting. Only ICB shareholders at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were — shares of ICB common stock outstanding and entitled to vote at the Annual Meeting. Each share of ICB’s common stock is entitled to one vote at the Annual Meeting on all matters properly presented. ICB also had 21,500 shares of TARP Preferred Stock outstanding on the record date, issued pursuant to the TARP Capital Purchase Program, but these shares do not have the right to vote at the Annual Meeting.

The holders of over 50% of the outstanding shares of ICB’s common stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more of the proposals will be deemed present at the Annual Meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting.

Approval of the Merger Agreement and the related Merger will require the affirmative vote of at least a majority of ICB’s issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the Merger Agreement. The directors and executive officers of ICB (and their affiliates), as a group, owned with power to vote — shares of ICB common stock, representing approximately —% of the outstanding shares of ICB common stock as of the record date, including shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of ICB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

The advisory votes on the Merger-related compensation and executive compensation, the proposal to adjourn or postpone the Annual Meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Agreement and the proposal to ratify BKD, LLP, as ICB’s auditors for the year ending December 31, 2012, each requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on these proposals.

The nominee for director receiving the most votes will be elected. Abstentions, broker non-votes, and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

Voting and Revocability of Proxies

You may vote in person at the Annual Meeting or by proxy. To ensure your representation at the Annual Meeting, we recommend you vote by proxy even if you plan to attend the Annual Meeting. You may change your proxy vote at the Annual Meeting.

ICB shareholders whose shares are held in “street name” by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the adjournment of the Annual Meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the Merger Agreement, “FOR” approval of the advisory vote on the Merger-related compensation, “FOR” adjournment of the Annual Meeting if necessary, “FOR” the election of management’s director nominee, “FOR” approval of the advisory vote on executive compensation, and “FOR” the ratification of BKD, LLP as ICB’s auditor for the year ending December 31, 2012.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of ICB a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Indiana Community Bancorp, 501 Washington Street, Columbus, IN 47201, Attention: Secretary.

Voting of Shares Held in ICB’s 401(k) Plan

ICB maintains a 401(k) Plan which owns approximately 2.0% of ICB’s common stock. Each Plan participant instructs the trustee of the Plan how to vote the shares of ICB common stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the Annual Meeting, the trustee will vote the shares as provided under “Voting and Revocability of Proxies” above. The trustee will vote the shares of ICB common stock held in the Plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the Plan are voted with respect to the items being presented to a shareholder vote.

Solicitation of Proxies

ICB and Old National will divide the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of ICB may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. ICB will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

In addition, ICB has engaged Phoenix Advisory Partners, LLC to assist in soliciting proxies for the Annual Meeting and has agreed to pay them $6,000, plus out-of-pocket expenses, for these services.

Recommendation of ICB’s Board of Directors

The board of directors of ICB unanimously voted in favor of the Merger Agreement and the Merger. The ICB board of directors believes that these items and the transactions they contemplate are in the best interests of ICB and its shareholders, and recommends that ICB shareholders vote “FOR” approval of the Merger Agreement and the Merger, “FOR” approval of the advisory vote on the Merger-related compensation, “FOR” the election of Management’s director nominees, “FOR” the ratification of BKD, LLP as ICB’s auditor for the year ending December 31, 2012, “FOR” approval of the advisory vote on executive compensation, and “FOR” adjournment of the Annual Meeting if necessary.

See “The Merger -- Background of the Merger” and -- “ICB’s Reasons for the Merger and Recommendation of the Board of Directors” for a more detailed discussion of the ICB Board of Directors’ recommendation with regard to the Merger Agreement, the Merger and the transactions contemplated thereby.

INFORMATION ABOUT THE COMPANIES

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

Old National Bancorp is a bank holding company, incorporated under Indiana law and headquartered in Evansville, Indiana. Old National is the largest financial services holding company headquartered in Indiana and, with $8.9 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the U.S. and the 10th largest bank-owned agency. Old National’s common stock is traded on the New York Stock Exchange under the symbol “ONB”.

Additional information about Old National and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page —.

Indiana Community Bancorp

501 Washington Street

Columbus, Indiana 47201

(812) 376-3323

Indiana Community Bancorp, headquartered in Columbus, Indiana, is an Indiana bank holding company with Indiana Bank and Trust Company as its wholly owned subsidiary. Indiana Bank and Trust Company has 17 full service branches and $985 million in total assets. Since its founding in 1908, Indiana Bank and Trust Company has built its reputation and its legacy on creating strong partnerships, providing flexible financial solutions and actively supporting the communities within its footprint. ICB’s common stock is traded on the NASDAQ Global Market under the symbol “INCB”.

Additional information about ICB and Indiana Bank and Trust Company is included elsewhere in this proxy statement/prospectus.

PROPOSAL 1 - THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of ICB’s long-term prospects and strategies, the board of directors of ICB has periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, growing internally and through branch acquisitions, or acquiring, affiliating, or merging with another institution.

Until 2011, ICB’s board of directors had concluded that ICB’s shareholders, customers, and employees were best served by ICB remaining as an independent financial institution. However, due substantially to the prolonged regional and national economic downturn and the related pressures on commercial borrowers and the commercial real estate market, the operating environment for ICB and Indiana Bank and Trust Company became increasingly difficult over the last several years, leading to increased loan loss provisions, decreased loan originations, diminished growth opportunities, increased core operating expenses, and declining financial performance.

As with many community banks during this time period, conditions during 2008 and 2009 were especially challenging for ICB and Indiana Bank and Trust Company as a result of the financial crisis and the downturn in the real estate market. During this period Indiana Bank and Trust Company experienced increases in its nonperforming assets, and its loan loss provisions, and in 2009 experienced a net loss for the first time in many years. In an effort to address these challenges, in December 2008, ICB participated in the U.S. Treasury’s Capital Purchase Program in order to bolster its capital position, and received $21,500,000 in exchange for the issuance to the U.S. Treasury of 21,500 shares of TARP Preferred Stock and a warrant to purchase 188,707 shares of ICB’s common stock. However, despite the additional capital injection resulting from the TARP Purchase, ICB continued to struggle financially during 2009. In part to preserve capital to permit eventual redemption of the TARP preferred stock, ICB reduced its quarterly dividend from $.12 per share to $.01 per share for the third quarter of 2009 and has kept its dividend at that level since that time.

As a result of ICB’s financial difficulties in 2009, on November 24, 2009, at the direction of the Federal Reserve Bank of Chicago (“FRB”) and the Indiana Department of Financial Institutions (“IDFI”), the board of directors of Indiana Bank and Trust Company adopted a resolution addressing, among other things, plans to deal with certain classified loans, a requirement to obtain written approval from the FRB and IDFI prior to the declaration or payment of dividends, and profitability planning. Additionally, on that same date, at the direction of the FRB, ICB’s board adopted a resolution requiring ICB to obtain the written approval of the FRB prior to the declaration or payment of dividends, any increase in debt, making distributions on its trust preferred obligations, or the repurchase of any of ICB’s stock. In light of these regulatory actions and in response to ICB’s challenging position, ICB’s board of directors during 2010 implemented a number of initiatives to increase earnings, decrease operating expenses, improve asset quality, and bolster Indiana Bank and Trust Company’s capital position. These actions resulted in improved performance for ICB during 2010, including increased net interest income, lower non-interest expenses, an increase in net income to pre-2008 levels, and improved capital ratios.

While these efforts by management, including the TARP Purchase, stabilized ICB’s capital position and improved its performance in 2010, ICB’s opportunities for additional earnings growth, consistent with the rest of the banking industry, remained constrained due to weak loan demand, low interest rates, higher capital requirements, increased regulatory costs, and a limited field of attractive acquisition opportunities. As a result, the operating environment for ICB continued to be challenging during 2011. In the third quarter of 2011, ICB recorded a loss of $5.8 million resulting from a $14.1 million provision for loan losses. This provision was attributable to significant net charge-offs during the quarter relating primarily to loans to nine commercial customers. During that same quarter, ICB repositioned its balance sheet to improve its net interest margin by prepaying $55.0 million in FHLB advances, which caused ICB to incur a $1.4 million prepayment expense.

Recognizing the need to further bolster its financial performance and competitive position for the benefit of its shareholders, throughout 2011, the senior management and directors of ICB focused on potential strategic alternatives involving the merger of ICB with another financial institution. Among other considerations discussed by the directors was the continued depression of the market for common stock of community banks and the difficulty in raising capital to redeem ICB’s TARP Preferred Stock without significantly diluting ICB’s earnings per share, book value and tangible book value per share and existing ICB shareholder ownership levels.

Sandler O’Neill, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Sandler O’Neill is familiar with the market for common stocks of publicly and privately traded banks, thrifts, and bank and thrift holding companies. ICB has sought the counsel of Sandler O’Neill over the past several years to assist it with various matters, including the balance sheet restructuring and other matters occurring during the third quarter of 2011.

Because of Sandler O’Neill’s extensive experience and capabilities related to business combinations of financial institutions, its reputation as a leading investment banking firm in the financial services area, and ICB’s previous experience with Sandler O’Neill, in August 2011 ICB’s management contacted Sandler O’Neill and requested that it assist ICB in reviewing ICB’s possible strategic alternatives and provide advice regarding a possible business combination with another entity. ICB’s Board of Directors considered the fact that Sandler O’Neill had provided services to one or more of the potential transaction partners, but concluded that such services would not create a conflict that would adversely affect ICB or its shareholders. Initial discussions with Sandler O’Neill included an analysis of ICB’s and Indiana Bank and Trust Company’s financial results, developments in the banking industry in general, and the strategic rationale for a business combination with another entity. During these discussions, ICB’s management emphasized that Sandler O’Neill should focus on potential transaction partners that had strong currencies and growth potential to maximize value for ICB’s shareholders. Sandler O’Neill identified nine potential strategic partners (seven regional and two super-regional) that may have an interest in pursuing a transaction with ICB. Prior to this time, a few of these parties, including Old National, had contacted ICB management informally with respect to a strategic business combination. After further discussions, ICB’s management invited representatives of Sandler O’Neill to make a presentation regarding potential strategic alternatives at an upcoming director retreat that was to be held in late October 2011.

On October 24, 2011, ICB’s board of directors held a retreat which had been called for the purpose of discussing alternative strategic initiatives for ICB (and not for the specific purpose of evaluating any particular potential transaction or strategic partner). Representatives of Sandler O’Neill were in attendance. At the meeting, Sandler O’Neill made a presentation to the board which included an analysis of ICB’s and Indiana Bank and Trust Company’s competition and the status of the merger market, the condition of the banking industry as a whole, possible prices that could be achieved in a sale of control, and a list of potential merger partners. All of these issues were analyzed in conjunction with ICB’s goal to maximize shareholder value. At this meeting, Sandler O’Neill also presented an affordability and pro forma analysis of potential acquirors, which was intended to inform the directors of the potential financial merger capabilities of certain potential acquirors to pay a certain level of transaction consideration based on assumed financial metrics, and to explain the forecasted effects of such a transaction on the combined entity. Sandler O’Neill’s analysis covered the nine potential acquirors it had initially identified to ICB. After Sandler O’Neill’s presentation, the board of directors considered each of the nine potential business combination partners and various factors to consider with respect to each of them, and engaged in an extensive discussion regarding Sandler O’Neill’s analysis. In part based on management’s efforts over the past three years to improve performance, it was the consensus of the board that, given the information presented by Sandler O’Neill, there were few realistic growth opportunities by acquisition and that organic growth would be difficult and take years to have a significant impact on shareholders. Following further discussion among the directors regarding the strategic alternatives available to ICB and the initial benefits and drawbacks of being a party to a transaction with the potential partners discussed at the meeting, ICB’s board determined that ICB should explore a strategic combination with a larger financial institution that presented the greatest opportunity to provide increased short- and long-term returns for shareholders. Sandler O’Neill’s analysis indicated that Old

National would be the financial institution most likely to be interested in a combination with ICB and best able to pay a fair price to ICB’s shareholders. ICB was also advised that Old National would be more interested in ICB if ICB negotiated a transaction with them directly, rather than conducting an auction process. The board decided that Sandler O’Neill should commence discussions with representatives of Old National regarding a potential transaction, while remaining open to a transaction with another potential acquiror, if negotiations with Old National were not successful or did not result in any offer that the Board concluded was fair to its shareholders. ICB’s board authorized Sandler O’Neill to contact Old National to begin initial discussions. ICB then contacted its legal counsel, Barnes & Thornburg LLP (“Barnes & Thornburg”), to discuss various initial issues regarding a possible strategic transaction, including a transaction with Old National.

Following the October 24, 2011 meeting, Sandler O’Neill and Old National engaged in discussions regarding a possible strategic transaction between ICB and Old National. During these discussions, the parties considered what a combined institution might look like and what the prospects were for success as a combined organization. Sandler O’Neill reported back to ICB’s management on the results of these initial discussions and recommended that more detailed discussions should ensue for the purpose of encouraging Old National to present a formal proposal for ICB’s board to consider.

At about this same time, representatives of another regional banking institution, referred to herein as “Bank A,” contacted John K. Keach, Jr., ICB’s President, Chief Executive Officer, and Chairman of the Board, on an unsolicited basis to explore the possibility of opening discussions regarding a strategic combination. From time to time, Mr. Keach received informal expressions of general interest from other financial institutions that were pursuing growth strategies by acquisition, and the initial contact from Bank A was of this nature. The initial discussions between Mr. Keach and Bank A were general in nature and did not immediately result in significant further action being taken by either party. Mr. Keach reported to ICB’s board, as well as to Barnes & Thornburg and Sandler O’Neill, that he had initial informal discussions with Bank A.

ICB’s management concluded that Old National and its representatives should be permitted to commence due diligence on ICB and Indiana Bank and Trust Company and directed Sandler O’Neill to communicate this to Old National. ICB then instructed Barnes & Thornburg to prepare a draft confidentiality agreement, which was delivered to ICB, Old National, and Sandler O’Neill on October 28, 2011. ICB and Old National executed the joint confidentiality agreement on October 28, 2011.

During the remainder of October and into early November 2011, ICB and its advisors continued analyzing various issues relating to a possible merger transaction and preparing for due diligence. At the same time, Sandler O’Neill continued preliminary discussions with Old National regarding the outline of a possible transaction between ICB and Old National, and ICB had additional preliminary discussions with Bank A regarding the possibility of Bank A conducting initial due diligence on ICB. On November 14, 2011, ICB and Bank A executed a joint confidentiality agreement, but due diligence with Bank A was not commenced because ICB and Old National were pursuing due diligence investigations at that time. From early- to mid-November, Old National and its advisors engaged in documentary due diligence of ICB and Indiana Bank and Trust Company, conducted interviews with key members of ICB’s management, and performed due diligence on ICB’s loan portfolio. In addition, ICB and Barnes & Thornburg continued analyzing a number of issues relating to a potential transaction, including various TARP repayment and employee benefits issues.

On November 21, 2011, the Merger and Acquisitions Committee of the Board of Old National held a meeting to discuss the results of its initial due diligence and a preliminary financial analysis of ICB. After extensive discussion among the members of the Committee, the Committee authorized a written non-binding indication of interest to be delivered to ICB providing the preliminary outline of a potential combination of the two institutions. The Committee instructed that the indication of interest should contemplate a valuation per share of common stock of ICB in the range of $26.00 to $29.00 in an all stock merger transaction, resulting in an exchange ratio of between 2.3 to 2.6 shares of Old National common stock for each share of ICB common stock. That same day after the meeting, Robert G. Jones, Jr., the President and Chief Executive Officer of Old National,

submitted the written non-binding indication of interest to ICB, as instructed by the Committee. Old National’s written proposal represented a value range of approximately $91.5 million to $102.1 million for ICB and approximately 136% to 152% of ICB’s tangible book value.

Upon receipt of the written indication of interest, on November 22, 2011, ICB held a meeting of its board of directors at which representatives of Barnes & Thornburg and Sandler O’Neill were present. At this meeting, Mr. Keach provided the board with an update on the status of discussions with Old National. Mr. Keach presented Old National’s written indication of interest to the board and described its initial terms. At this meeting, Sandler O’Neill provided the board with a financial analysis of Old National’s initial proposal, presented a detailed analysis of a potential transaction between ICB and Old National, and contrasted the proposal with recent comparable merger transactions across the country announced in 2010 and 2011. A representative of Barnes & Thornburg also advised the board regarding the legal standards and fiduciary duties applicable to dealing with acquisition offers, factors to consider when evaluating offers, actions that can be taken when responding to offers, and legal considerations related to maintaining the confidentiality of any potential transaction being considered by the board. After extensive discussion and consideration by the directors regarding Old National’s proposal and the presentations by Sandler O’Neill and Barnes & Thornburg, the board determined that at that time Old National had the greatest ability to offer the highest value for ICB shareholders and that ICB should pursue further negotiations with Old National. After the meeting, Sandler O’Neill communicated to Old National that ICB was interested in pursuing further discussions with Old National, and that the parties should proceed with the negotiation of a definitive agreement. Based on this Board recommendation, ICB’s management determined not to pursue further discussions with Bank A.

Between November 23 and 30, 2011, Old National continued with additional due diligence and conducted additional interviews with management of ICB. Old National’s legal counsel, Krieg DeVault LLP (“Krieg DeVault”), began drafting a definitive merger agreement, and on December 1, 2011 delivered a first draft of the definitive merger agreement to Barnes & Thornburg, which, among other things, contained provisions regarding possible exchange ratio reductions based upon the level of ICB’s delinquent loans and shareholders’ equity prior to closing. An exchange ratio was not set forth in that draft merger agreement. During the first several weeks of December, ICB, Barnes & Thornburg, and Sandler O’Neill conducted a thorough review of the first draft of the merger agreement, and analyzed numerous issues relating to the proposed transaction, including employee benefits and executive compensation issues, termination provisions, and tax issues. Old National also continued with additional due diligence on ICB’s loan portfolio. At this time, ICB, Old National, and their respective legal counsels also began preparing the disclosure schedules to the merger agreement. On December 6, 2011, Old National executed an engagement letter with RBC Capital Markets to act as its financial advisor in connection with the negotiation of the Merger. Additionally, on December 11, 2011, ICB formally retained Sandler O’Neill as its financial advisor in connection with a possible business combination with another financial institution. During mid to late December, ICB, Old National, and their representatives engaged in numerous discussions regarding ICB’s loan portfolio and asset quality. These discussions on the loan portfolio continued into early January 2012.

In early January it became apparent that Old National’s credit mark on Indiana Bank and Trust Company’s loan portfolio to be used to record the merger under purchase accounting was higher than Indiana Bank and Trust Company believed warranted. At one point, the credit mark Old National arrived at was $99 million. This position, along with higher than anticipated one-time charges and lower than anticipated cost savings, indicated that ICB was likely to receive an offer from Old National that was below the range provided in its original letter of intent. Indiana Bank and Trust Company’s management provided additional information on Indiana Bank and Trust Company’s loan portfolio to Old National and after that information was evaluated, Old National revised its calculated credit mark to $87 million. On January 13, 2012, Sandler was advised that Old National had revised its initial proposal and indicated a willingness to pay consideration of $22.50 for each share of ICB common stock.

On January 13, 2012, ICB’s board of directors held a special meeting via teleconference to evaluate the status of the proposed transaction and discuss Old National’s revised offer. Representatives of Barnes &

Thornburg and Sandler O’Neill participated in this meeting. Management of ICB and Sandler O’Neill discussed the reasons for the revised price, including a higher than anticipated penalty for terminating Indiana Bank and Trust Company’s data processing contract, the level of retention and severance payments Old National deemed appropriate to deal fairly and effectively with ICB’s employees, lower potential cost savings, and Old National’s view of the appropriate credit mark on the loan portfolio. To assist the board in evaluating whether ICB should proceed with the revised offer, Sandler O’Neill discussed an updated acquirors’ affordability and pro forma analysis, which was originally presented to the directors at the October 24, 2011 board meeting. This analysis was updated to reflect the revised offer from Old National, current information on one-time charges, and other matters. Sandler O’Neill went through the analysis and financial metrics for the benefit of the directors for the purpose of keeping them fully informed regarding Old National’s proposal compared to what other potential acquirors were expected to be able to pay in a transaction. Sandler O’Neill compared the pro forma effects of a transaction with Old National with the pro forma effects on the six other potential regional acquirors (other than Old National) and the two super-regional acquirors identified in the analysis. Based on this analysis, it was concluded that none of the other potential acquirors could structure reasonably an offer close to the $22.50 being offered by Old National. Following Sandler O’Neill’s presentation and updated analysis of the Old National proposal, the directors engaged in further discussions regarding Sandler O’Neill’s presentation, the advantages of Old National’s updated offer, and the basis for Old National’s revised price. The directors also discussed the possibility of negotiating a price increase based on improvements in the quality of ICB’s loan portfolio prior to closing. After further discussion among the directors, the board determined that Old National’s revised proposal still was superior to what other potential acquirors likely would be able to pay for ICB, but that the proposal was not yet adequate to justify the execution of a definitive agreement. In this regard, the board determined that ICB should pursue further discussions with Old National, but directed management to attempt to negotiate an increase in the pricing to $23.00 per share, an increase in the purchase price if the quality of ICB’s loan portfolio improved prior to closing, and a fixed exchange ratio with no caps.

Between January 14 and 18, 2012, ICB, Old National, and their respective legal counsels, along with Sandler O’Neill and RBC, continued to negotiate the terms of the transaction, with specific emphasis on the pricing of the transaction, pricing adjustment provisions, and the mark on ICB’s loan portfolio to be used for these purposes. On January 19, 2012, Barnes & Thornburg delivered a revised draft of the definitive merger agreement to Krieg DeVault, reflecting these negotiations. On January 19 and 20, 2012, Old National discussed the revised draft of the merger agreement with Krieg DeVault and proposed further revisions regarding, among other things, the pricing adjustment provisions. On January 20, Krieg DeVault delivered a further revised draft of the merger agreement to Barnes & Thornburg, which included a proposed exchange ratio of 1.90 shares of Old National common stock for each share of ICB common stock, subject to downward adjustments based on prescribed levels of ICB’s delinquent loans and shareholders’ equity prior to closing. This exchange ratio resulted in an implied deal value of $23.64 per share of ICB common stock, based on Old National’s closing stock price on January 20, 2012. The revised draft of the merger agreement also proposed increases and decreases to the exchange ratio based on the credit mark ten days prior to closing on specified loans in ICB’s portfolio (referred to as “special loans”) which were the subject of the on-going negotiations regarding ICB’s asset quality.

Between January 21 and 23, 2012, Barnes & Thornburg discussed the revised draft of the merger agreement with ICB. After careful consideration of the revised draft of the merger agreement and the other strategic options available to ICB at the time, including the likely inability of other potential acquirors such as Bank A to make a superior offer, ICB’s management believed that the proposal set forth in the revised merger agreement was the highest and best offer Old National would make and the highest and best offer ICB was likely to receive from a potential acquiror, and that it was in the best interests of ICB’s shareholders to move towards execution of the merger agreement on an expedited basis. Therefore, on January 23, 2012, Barnes & Thornburg conferred with Krieg DeVault to finalize the terms of the definitive merger agreement and to discuss a public announcement of the transaction, and both ICB and Old National, and their respective legal counsels, began finalizing their disclosure schedules.

On January 24, 2012, the board of directors of Old National met with Old National’s management who presented the terms of the merger agreement that had been distributed to the board prior to the meeting and the strategic rationale for the transaction. Following this presentation, the board of directors of Old National reviewed and discussed the draft of the merger agreement and the consideration to be paid by Old National to ICB. Old National’s management responded to questions from the board regarding the Merger and the Merger Consideration. Following a lengthy discussion, the board voted to approve management’s finalization and execution of the merger agreement and all related documents.

On January 24, 2011, ICB’s board of directors held a special meeting, at which Barnes & Thornburg and Sandler O’Neill participated. A representative of Barnes & Thornburg led a discussion regarding the provisions of the latest merger agreement draft and responded to numerous questions from directors. In addition, representatives of Sandler O’Neill provided a detailed analysis of the financial aspects of the proposed merger and orally delivered its opinion (subsequently confirmed in writing) that the Exchange Ratio was fair, from a financial point of view, to ICB’s shareholders. After discussion of the proposed transaction and the merger agreement terms, ICB’s board of directors approved the merger agreement and authorized the execution of the merger agreement and all related documents.

ICB and Old National executed the definitive merger agreement after the close of business on Tuesday, January 24, 2012. Old National and ICB issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on the morning of Wednesday, January 25, 2012.

ICB’s Reasons for the Merger and Recommendation of the Board of Directors

ICB’s board of directors has determined that the Merger Agreement and the Merger are in the best interests of ICB and its shareholders and recommends that ICB’s shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In its deliberations and in making its determination, ICB’s board of directors considered many factors including, without limitation, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Old National and ICB;

•

the current and prospective business and economic environments in which ICB operates, including challenging national, regional, and local economic conditions, the competitive environment for Indiana financial institutions characterized by intensifying competition from out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•	ICB’s belief that ICB needs to grow to be in a position to deliver a competitive return to its shareholders;

•

the likelihood that acquisition opportunities for ICB as a buyer are limited since potential targets within ICB’s market area are either very small, have credit quality issues or have clearly expressed a strong desire to remain independent for the foreseeable future;

•	Old National’s ability and resources to negotiate, execute, and close, and conduct due diligence in connection with, a definitive merger agreement on an expedited basis;

•

ICB’s board’s belief that, after consideration of potential alternatives, including the likely inability of other potential strategic partners to consummate a transaction on terms superior to those offered in the Merger Agreement, the Merger is expected to provide greater benefits to ICB’s shareholders than the range of possible alternatives, including continuing to operate ICB on a stand-alone basis or pursuing a transaction with another bidder;

•	Investors remaining focused on the trading liquidity of a bank’s shares and generally valuing companies with greater market capitalizations with higher valuations;

•	ICB’s belief that redemption of its TARP Preferred Stock will be required in order for ICB to be able to best increase shareholder returns;

•	ICB’s below tangible book valuation, resulting in part by continuing to hold the TARP Preferred Stock;

•	ICB’s below tangible book valuation that will likely create significant dilution for existing shareholders in the event of a common equity raise for repayment of the TARP Preferred Stock;

•

the likelihood that the alternative of a common equity raise would be dilutive to ICB’s existing shareholders and that, other than the redemption of the TARP Preferred Stock, there are few uses for additional capital given the lack of significant growth opportunities;

•	Old National’s access to capital and managerial resources relative to that of ICB;

•	full repayment of ICB’s TARP Preferred Stock before closing of the Merger;

•

the benefits of being part of a larger and more diversified combined financial institution and the risks of continuing to be an independent company, given the limited liquidity of ICB’s common stock and ICB’s access to capital relative to Old National;

•	the perceived compatibility of the business philosophies and cultures of ICB and Old National, which ICB’s board believed would facilitate the integration of the operations of the two companies;

•

the board’s desire to provide ICB’s shareholders with the prospects for greater future appreciation on their investments in ICB common stock than the amount the board of directors believes ICB could achieve independently;

•

the board’s desire to provide ICB’s shareholders with a greater cash dividend and greater future prospects for increases in that cash dividend (based on the Exchange Ratio, ICB’s pro forma equivalent annual cash dividend would be $0.36 per share, compared to $0.04 per share currently, an improvement of approximately nine fold);

•

the expectation that the historical liquidity of Old National’s stock will offer ICB shareholders the opportunity to participate in the growth and opportunities of Old National by retaining their Old National stock following the Merger, or to exit their investment, should they prefer to do so;

•

the financial and other terms and conditions of the Merger Agreement, including the fact that the Exchange Ratio (assuming no adjustments) represents approximately 121% of ICB’s tangible book value as of the date of the Merger Agreement, the provision giving ICB the right to terminate the Merger Agreement in the event of a specified decline in the market value of Old National common stock relative to a designated market index unless Old National agrees to pay additional Merger Consideration, and provisions providing for the payment of a $3.25 million termination fee if the Merger Agreement is terminated under certain circumstances;

•	the fact that the value of the merger consideration prior to the public announcement of the Merger represented a significant premium over recent trading prices for ICB common stock;

•	the overall greater scale that will be achieved by the Merger that will better position the combined company for future growth;

•	Old National’s long-term growth strategy in Central and Southern Indiana;

•	the complementary geographic locations of ICB and Old National branch networks in Central and Southern Indiana, Illinois, and Kentucky;

•	the historical and current market prices of Old National and ICB common stock;

•	the fact that ICB’s shareholders would own approximately 6.7% of the issued and outstanding shares of common stock of the combined company, on a pro forma basis;

•

the financial analyses prepared by Sandler O’Neill, ICB’s financial advisor, and the opinion dated as of January 25, 2012, delivered to ICB’s board by Sandler O’Neill, to the effect that the Exchange Ratio is fair, from a financial point of view, to ICB’s shareholders;

•

the interests of ICB’s directors and executive officers in the Merger, in addition to their interests generally as shareholders, as described under “– Interests of Certain Directors and Officers of ICB in the Merger;”

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•

the effect of the Merger on ICB’s and Indiana Bank and Trust Company’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Old National to ICB employees; and

•	the effect of the Merger on ICB’s and Indiana Bank and Trust Company’s customers and the communities in which they conduct business.

The foregoing discussion of the factors considered by the ICB board of directors is not intended to be exhaustive, but rather includes the material factors considered by the ICB board of directors. In reaching its decision to approve the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the ICB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The ICB board of directors considered all these factors as a whole, including discussions with, and questioning of, ICB’s management and ICB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The ICB board of directors also relied on the experience of Sandler O’Neill, as its financial advisor, for analyses of the financial terms of the Merger and for its opinion as to the fairness, from a financial point of view, of the Exchange Ratio representing the merger consideration to be received by the holders of ICB common stock.

For the reasons set forth above, the ICB board of directors unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of ICB and its shareholders, and unanimously approved and adopted the Merger Agreement. The ICB board of directors unanimously recommends that ICB shareholders vote “FOR” approval of the Merger Agreement and the Merger.

Old National’s Reasons For the Merger

Old National’s board of directors concluded that the Merger Agreement is in the best interests of Old National and its shareholders. In deciding to approve the Merger Agreement, Old National’s board of directors considered a number of factors, including, without limitation, the following:

•	ICB’s community banking orientation and its compatibility with Old National and its subsidiaries;

•

a review of the demographic, economic and financial characteristics of the markets in which ICB operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s review of regulatory restrictions affecting ICB and Indiana Bank and Trust Company and management’s assessment of the conditions giving rise to such restrictions; and

•	management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of ICB and Indiana Bank and Trust Company.

Effects of the Merger

The respective Boards of Directors of Old National and ICB believe that, over the long-term, the Merger will be beneficial to Old National shareholders, including the current shareholders of ICB who will become Old National shareholders if the Merger is completed. The Old National board of directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating Indiana Bank and Trust Company as a banking subsidiary of Old National, which savings are expected to enhance Old National’s earnings.

Old National expects to reduce expenses by consolidating certain locations and combining accounting, data processing, retail and lending support, and other administrative functions after the Merger, which will enable Old National to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur during the third quarter of 2012, Old National plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

The amount of any cost savings Old National may realize in 2012 will depend upon how quickly and efficiently Old National is able to implement the processes outlined above during the year.

Old National believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets;

•	consolidate branches;

•	reduce legal and accounting fees; and

•	achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

Old National has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Old National also believes that the Merger will be beneficial to the customers of ICB as a result of the additional products and services offered by Old National and its subsidiaries and because of the increased lending capability.

Opinion of Financial Advisor to ICB

ICB retained Sandler O’Neill to serve as its financial advisor and provide a fairness opinion in connection with the Merger. As part of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes.

On January 24, 2012, the board of directors of ICB met to evaluate the proposed Merger and the terms of the Merger Agreement. At this meeting, Sandler O’Neill rendered its oral opinion, which was subsequently confirmed in writing, on January 25, 2012, that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Sandler O’Neill’s review described in the opinion, the Exchange Ratio set forth in the Merger Agreement was fair, from a financial point of view, to the existing shareholders of ICB common stock. Sandler O’Neill’s opinion was based on their experience as investment bankers, their activities as described below, and all other factors Sandler O’Neill deemed relevant. No limitations were imposed by ICB on Sandler O’Neill with respect to the investigations made or the procedures followed in rendering its opinion. The opinion was approved by Sandler O’Neill’s fairness opinion committee.

The full text of Sandler O’Neill’s written opinion to ICB’s board of directors, dated January 25, 2012, which sets forth the assumptions made, matters considered and extent of review by Sandler O’Neill, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Sandler O’Neill’s opinion is qualified in its entirety by reference to the full text of the opinion. Sandler O’Neill’s opinion is directed to ICB’s board of directors and does not constitute a recommendation to any shareholder of ICB as to how a shareholder should vote with regard to the Merger at the ICB Annual Meeting described in this proxy statement/prospectus. The opinion addresses only the fairness to existing ICB shareholders, from a financial point of view, of the Exchange Ratio set forth in the Merger Agreement. The opinion does not address the relative merits of the Merger or any alternatives to the Merger, the underlying decision of ICB’s board of directors to approve or proceed with or effect the Merger, or any other aspect of the Merger. No opinion was expressed by Sandler O’Neill as to whether any alternative transaction might produce consideration for the holders of ICB’s common stock in an amount in excess of that contemplated in the Merger.

Sandler O’Neill has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Sandler O’Neill does not concede that it comes within the category of persons whose consent is required under the Securities Act of 1933, as amended (“Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

By letter dated December 11, 2011, ICB retained Sandler O’Neill to act as its financial advisor and provide a fairness opinion in connection with the Merger. Sandler O’Neill, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to ICB in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At a meeting of ICB’s board of directors on January 24, 2012, ICB’s board reviewed the Merger Agreement and Sandler O’Neill delivered to the board its oral opinion, followed by delivery of its written opinion on January 25, 2012, that, as of such date, the Exchange Ratio of 1.90 shares of Old National common stock for each share of ICB common stock was fair to the holders of ICB common stock from a financial point of view.

The full text of Sandler O’Neill’s written opinion dated January 25, 2012 is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. ICB shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to ICB’s board and is directed only to the fairness of the Exchange Ratio to ICB’s shareholders from a financial point of view. It does not address the underlying business decision of ICB to engage in the Merger or any other aspect of the Merger and is not a recommendation to any ICB shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter.

In connection with this opinion, Sandler O’Neill reviewed, among other things: (i) the Merger Agreement; (ii) certain publicly available financial statements and other historical financial information of ICB that Sandler O’Neill deemed relevant, including a draft of ICB’s earnings press release for the year ended

December 31, 2011; (iii) certain publicly available financial statements and other historical financial information of Old National that Sandler O’Neill deemed relevant; (iv) internal financial projections for ICB for the years ending December 31, 2012 through December 31, 2015 as discussed with senior management of ICB; (v) publicly available mean earnings estimates for Old National for the years ending December 31, 2012 and December 31, 2013 as published by I/B/E/S; (vi) the pro forma financial impact of the Merger on Old National, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior managements of ICB and Old National; (vii) the publicly reported historical price and trading activity for ICB’s and Old National’s common stock, including a comparison of certain financial and stock market information for ICB and Old National with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant. Sandler O’Neill also discussed with certain members of senior management of ICB the business, financial condition, results of operations and prospects of ICB and held similar discussions with senior management of Old National concerning the business, financial condition, results of operations and prospects of Old National.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by ICB and Old National or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of preparing its letter. Sandler O’Neill further relied on the assurances of the respective managements of ICB and Old National that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ICB and Old National or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of ICB, Old National or the combined entity after the Merger and Sandler O’Neill did not review any individual credit files relating to ICB or Old National. Sandler O’Neill assumed with ICB’s consent that the respective allowances for loan losses for both ICB and Old National are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

Sandler O’Neill assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of ICB or Old National since the date of the most recent financial data made available to it. Sandler O’Neill also assumed in all respects material to its analysis that ICB and Old National will remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed in its opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after the date of its opinion could materially affect its views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion letter or otherwise comment upon events occurring after the date of its opinion. Sandler O’Neill expressed no opinion as to what the value of Old National’s common stock will be when issued to ICB’s shareholders or the prices at which ICB’s or Old National’s securities may trade at any time.

In rendering its January 24, 2012 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the Exchange Ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to ICB or Old National and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or Merger transaction values, as the case may be, of ICB and Old National and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of ICB, Old National and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the ICB board at the board’s January 24, 2012 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of ICB’s common stock or the prices at which Old National’s common stock may be sold at any time. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by ICB’s board in making its determination to approve the Merger Agreement, and the analyses described below should not be viewed as determinative of the decision of ICB’s board or management with respect to the fairness of the Merger.

At the January 24, 2012 meeting of ICB’s board of directors, Sandler O’Neill presented certain financial analyses of the Merger. The summary below is not a complete description of the analyses underlying the opinion of Sandler O’Neill or the presentation made by Sandler O’Neill to ICB’s board, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Using an exchange ratio of 1.9000 shares of Old National’s common stock for every one share of ICB common stock, Sandler O’Neill calculated an approximate aggregate transaction value of $84.3 million based on Old National’s closing stock price on January 20, 2011 of $12.44. Based upon financial information as or for the twelve month period ended December 31, 2011, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value:	121%
Transaction Value / Tangible Book Value:	121%
Market Premium, as of January 20, 2012:	62.0%
Core Deposit Premium:	2.3%

ICB - Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial information for ICB and a group of financial institutions selected by Sandler O’Neill. ICB’s peer group consisted of selected public banks headquartered in the Midwest with assets as most recently reported between $700 million and $1.3 billion:

Ames National Corporation	Hawthorn Bancshares, Inc.
Baraboo Bancorp. Camco Financial Corp. Community Bank Shares of Indiana, Inc.	LNB Bancorp, Inc. MBT Financial Corp. Ohio Valley Banc Corp.
Farmers National Banc Corp.	S.B.C.P. Bancorp, Inc.
First Bankers Trustshares, Inc.	Southern Missouri Bancorp, Inc.
First Business Financial Services, Inc. First Citizens Banc Corp First Financial Service Corp.	Two Rivers Financial Group, Inc. West Bancorporation, Inc.

The analysis compared publicly available financial information for ICB and the high, low, mean and median financial and market trading data for the ICB peer group as of or for the twelve-month period ended September 30, 2011 or most recently reported. The table below sets forth the data for ICB and the median data for ICB’s peer group as of or for the twelve-month period ended September 30, 2011 or most recently reported, with pricing data as of January 20, 2012.

Comparable Company Analysis

	ICB	Comparable Group Median
Total Assets (in millions)	$985	$1,036
Tangible Common Equity / Tangible Assets	6.79%	6.33%
Total Risk Based Capital Ratio	13.41%	14.99%
Return on Average Assets	(0.17%)	0.59%
Net Interest Margin	3.58%	3.65%
Non-Performing Assets / Total Assets	4.35%	2.76%
Non-Performing Loans / Loans	5.25%	3.92%
Reserves / Non-Performing Loans	40.4%	47.6%
Net Charge-offs / Avg. Loans	2.63%	0.72%
Market Capitalization (in millions)	$49.8	$42.0
Price / LTM Earnings Per Share	NM	9.4x
Price / Tangible Book Value	74%	70%
Dividend Yield	0.27%	2.34%

Old National - Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial information for Old National and a group of financial institutions selected by Sandler O’Neill. Old National’s peer group consisted of selected publicly traded commercial banks headquartered in the Midwest with assets between $4 billion and $16 billion as most recently reported:

Chemical Financial Corp.	MB Financial Inc.
Citizens Republic Bancorp Inc.	Park National Corp.
First Financial Bancorp.	PrivateBancorp Inc.
First Merchants Corp.	UMB Financial Corp.
First Midwest Bancorp Inc. FirstMerit Corp.	Wintrust Financial Corp.

The analysis compared publicly available financial information for Old National and the high, low, mean and median financial and market trading data for Old National’s peer group as of or for the twelve-month period ended September 30, 2011 or most recently reported. The table below sets forth the data for Old National and the median data for Old National peer group as of or for the twelve-month period ended September 30, 2011 or most recently reported, with pricing data as of January 20, 2012.

Comparable Company Analysis

	Old National	Comparable Group Median
Total Assets (in millions)	$8,933	$9,600
Tangible Common Equity / Tangible Assets	8.41%	7.86%
Total Risk Based Capital Ratio	13.70%	14.89%
Return on Average Assets	0.70%	0.52%
Net Interest Margin	3.69%	3.88%
Non-Performing Assets / Total Assets	1.50%	2.41%
Non-Performing Loans / Loans	3.01%	3.14%
Reserves / Non-Performing Loans	52.5%	73.4%
Net Charge-offs / Avg. Loans	0.46%	1.32%
Market Capitalization (in millions)	$1,178.7	$1,007.0
Price / 2011E Earnings Per Share	16.4x	19.7x
Price / 2012E Earnings Per Share	12.7x	14.3x
Price / Tangible Book Value	162%	134%
Dividend Yield	2.25%	0.58%

ICB - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of ICB’s common stock for the one-year period ended January 20, 2012. Sandler O’Neill also reviewed the history of the publicly reported trading prices of ICB’s common stock for the three-year period ended January 20 2012. Sandler O’Neill then compared the relationship between the movements in the price of ICB’s common stock against the movements in the prices of ICB’s peers used for comparable company analysis and the Nasdaq Bank Index.

ICB’s One Year Stock Performance

	Beginning Index Value January 20, 2011(1)	Ending Index Value January 20, 2012
ICB	0.0%	(4.9%)
ICB Peers	0.0%	5.2%
Nasdaq Bank Index	0.0%	(5.9%)

ICB’s Three Year Stock Performance

	Beginning Index Value January 20, 2009(1)	Ending Index Value January 20, 2012
ICB	0.0%	22.4%
ICB Peers	0.0%	(16.9%)
Nasdaq Bank Index	0.0%	9.6%

(1)	The beginning index values were set at 0.0% for purposes of this analysis.

Old National - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Old National’s common stock for the one-year period ended January 20, 2012. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Old National’s common stock for the three-year period ended January 20, 2012. Sandler O’Neill then compared the relationship between the movements in the price of Old National’s common stock against the movements in the prices of Old National’s peers used for comparable company analysis and the Nasdaq Bank Index.

Old National’s One Year Stock Performance

	Beginning Index Value January 20, 2011	Ending Index Value January 20, 2012
Old National	0.0%	7.9%
Old National Peers	0.0%	(3.5%)
Nasdaq Bank Index	0.0%	(5.9%)

Old National’s Three Year Stock Performance

	Beginning Index Value January 20, 2009	Ending Index Value January 20, 2012
Old National	0.0%	(2.7%)
Old National Peers	0.0%	12.7%
Nasdaq Bank Index	0.0%	9.6%

ICB - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of ICB through December 31, 2015.

The analysis assumed that ICB performed in accordance with the financial projections for years ended December 2011 through 2015 provided by ICB management.

To approximate the terminal value of ICB common stock at December 31, 2015, Sandler O’Neill applied price to forward earnings multiples of 9.0x to 14.0x and multiples of tangible book value ranging from 70% to 120%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
10.0%	$11.22	$12.45	$13.68	$14.91	$16.14	$17.37
11.0%	$10.77	$11.95	$13.14	$14.32	$15.50	$16.68
12.0%	$10.35	$11.48	$12.62	$13.75	$14.89	$16.02
13.0%	$9.94	$11.04	$12.13	$13.22	$14.31	$15.40
14.0%	$9.56	$10.61	$11.66	$12.70	$13.75	$14.80
14.5%	$9.39	$10.42	$11.44	$12.47	$13.50	$14.53
15.0%	$9.19	$10.20	$11.21	$12.22	$13.22	$14.23

Tangible Book Value Multiples

Discount Rate	70%	80%	90%	100%	110%	120%
10.0%	$12.04	$13.74	$15.44	$17.14	$18.84	$20.54
11.0%	$11.56	$13.20	$14.83	$16.46	$18.09	$19.73
12.0%	$11.11	$12.68	$14.25	$15.81	$17.38	$18.95
13.0%	$10.68	$12.18	$13.69	$15.20	$16.70	$18.21
14.0%	$10.26	$11.71	$13.16	$14.61	$16.06	$17.50
14.5%	$10.08	$11.50	$12.92	$14.34	$15.76	$17.18
15.0%	$9.87	$11.26	$12.65	$14.05	$15.44	$16.83

Sandler O’Neill also considered and discussed with the ICB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming ICB net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for ICB common stock, using a discount rate of 14.47%:

Earnings Per Share Multiples

Annual Budget Variance	9.0	x	10.0	x	11.0	x	12.0	x	13.0	x	14.0	x
(25.0%)	$7.07		$7.84		$8.61		$9.39		$10.16		$10.93
(20.0%)	$7.53		$8.36		$9.18		$10.00		$10.83		$11.65
(15.0%)	$8.00		$8.87		$9.75		$10.62		$11.50		$12.37
(10.0%)	$8.46		$9.39		$10.31		$11.24		$12.16		$13.09
(5.0%)	$8.92		$9.90		$10.88		$11.86		$12.83		$13.81
0.0%	$9.39		$10.42		$11.44		$12.47		$13.50		$14.53
5.0%	$9.85		$10.93		$12.01		$13.09		$14.17		$15.25
10.0%	$10.31		$11.44		$12.58		$13.71		$14.84		$15.97
15.0%	$10.78		$11.96		$13.14		$14.32		$15.51		$16.69
20.0%	$11.24		$12.47		$13.71		$14.94		$16.18		$17.41
25.0%	$11.70		$12.99		$14.27		$15.56		$16.85		$18.13

Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill also considered and presented ICB’s NPV valuation in the case of full repayment of its $21.5 million of TARP Preferred Stock, as well as an associated $21.5 million common equity issuance.

Earnings Per Share Multiples

Discount Rate	9.0	x	10.0	x	11.0	x	12.0	x	13.0	x	14.0	x
10.0%	$9.82		$10.89		$11.97		$13.05		$14.13		$15.20
11.0%	$9.43		$10.46		$11.50		$12.53		$13.56		$14.60
12.0%	$9.06		$10.05		$11.04		$12.04		$13.03		$14.02
13.0%	$8.70		$9.66		$10.61		$11.57		$12.52		$13.47
14.0%	$8.37		$9.28		$10.20		$11.12		$12.04		$12.95
14.5%	$8.21		$9.11		$10.01		$10.91		$11.82		$12.72
15.0%	$8.05		$8.93		$9.81		$10.69		$11.57		$12.45

Tangible Book Value Multiples

Discount Rate	70%	80%	90%	100%	110%	120%
10.0%	$10.19	$11.62	$13.06	$14.50	$15.94	$17.37
11.0%	$9.78	$11.16	$12.54	$13.92	$15.30	$16.68
12.0%	$9.40	$10.72	$12.05	$13.37	$14.70	$16.02
13.0%	$9.03	$10.30	$11.58	$12.85	$14.12	$15.40
14.0%	$8.68	$9.91	$11.13	$12.35	$13.58	$14.80
14.5%	$8.52	$9.72	$10.93	$12.13	$13.33	$14.53
15.0%	$8.35	$9.53	$10.70	$11.88	$13.06	$14.23

Earnings Per Share Multiples

Annual Budget Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(25.0%)	$6.19	$6.86	$7.54	$8.21	$8.89	$9.56
(20.0%)	$6.59	$7.31	$8.03	$8.75	$9.47	$10.19
(15.0%)	$7.00	$7.76	$8.53	$9.29	$10.06	$10.82
(10.0%)	$7.40	$8.21	$9.02	$9.83	$10.64	$11.46
(5.0%)	$7.81	$8.66	$9.52	$10.37	$11.23	$12.09
0.0%	$8.21	$9.11	$10.01	$10.91	$11.82	$12.72
5.0%	$8.62	$9.56	$10.51	$11.46	$12.40	$13.35
10.0%	$9.02	$10.01	$11.00	$12.00	$12.99	$13.98
15.0%	$9.43	$10.46	$11.50	$12.54	$13.57	$14.61
20.0%	$9.83	$10.91	$12.00	$13.08	$14.16	$15.24
25.0%	$10.24	$11.37	$12.49	$13.62	$14.74	$15.87

Old National – Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the present value of Old National through December 31, 2015.

The analysis assumed that Old National performed in accordance with mean analyst EPS estimates for 2011, 2012 and 2013, and that EPS grew at a 2% long term growth rate for 2014 and 2015.

To approximate the terminal value of Old National common stock at December 31, 2015, Sandler O’Neill applied price to forward earnings multiples of 11.0x to 16.0x and multiples of tangible book value ranging from 100% to 200%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
10.0%	$9.21	$9.95	$10.68	$11.41	$12.14	$12.87
11.0%	$8.89	$9.59	$10.29	$10.99	$11.70	$12.40
12.0%	$8.57	$9.25	$9.92	$10.60	$11.28	$11.95
12.1%	$8.54	$9.21	$9.89	$10.56	$11.24	$11.91
13.0%	$8.27	$8.92	$9.57	$10.22	$10.88	$11.53
14.0%	$7.98	$8.61	$9.24	$9.87	$10.49	$11.12
15.0%	$7.71	$8.31	$8.92	$9.52	$10.13	$10.73

Tangible Book Value Multiples

Discount Rate	100%	120%	140%	160%	180%	200%
10.0%	$7.85	$9.19	$10.52	$11.85	$13.19	$14.52
11.0%	$7.57	$8.86	$10.14	$11.42	$12.71	$13.99
12.0%	$7.31	$8.54	$9.78	$11.02	$12.25	$13.49
12.1%	$7.28	$8.51	$9.74	$10.98	$12.21	$13.44
13.0%	$7.06	$8.25	$9.43	$10.62	$11.81	$13.00
14.0%	$6.81	$7.96	$9.11	$10.25	$11.40	$12.54
15.0%	$6.58	$7.69	$8.79	$9.89	$11.00	$12.10

Sandler O’Neill also considered and discussed with the ICB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Old National net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Old National common stock, using a discount rate of 12.10%:

Earnings Per Share Multiples

Annual Budget Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(25.0%)	$6.69	$7.19	$7.70	$8.20	$8.71	$9.21
(20.0%)	$7.06	$7.60	$8.14	$8.68	$9.21	$9.75
(15.0%)	$7.43	$8.00	$8.57	$9.15	$9.72	$10.29
(10.0%)	$7.80	$8.41	$9.01	$9.62	$10.23	$10.83
(5.0%)	$8.17	$8.81	$9.45	$10.09	$10.73	$11.37
0.0%	$8.54	$9.21	$9.89	$10.56	$11.24	$11.91
5.0%	$8.91	$9.62	$10.33	$11.03	$11.74	$12.45
10.0%	$9.28	$10.02	$10.76	$11.51	$12.25	$12.99
15.0%	$9.65	$10.43	$11.20	$11.98	$12.75	$13.53
20.0%	$10.02	$10.83	$11.64	$12.45	$13.26	$14.07
25.0%	$10.39	$11.24	$12.08	$12.92	$13.76	$14.60

Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed a set of comparable mergers and acquisitions. The set of mergers and acquisitions included 23 transactions announced from January 1, 2011 through January 20, 2012 involving nationwide commercial banks and thrifts with announced deal values between $25 million and $150 million. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price at announcement to last twelve months’ earnings per share, transaction price to seller’s stock price the day before transaction announcement, and tangible book premium to core deposits. As illustrated in the following table, Sandler O’Neill compared the proposed Merger multiples to the median multiples of comparable transactions.

	ICB/ Old National	Median Nationwide Deals
Transaction Value / Book Value Per Share:	121%	115%
Transaction Value / Tangible Book Value Per Share:	121%	116%
Transaction Value / Last Twelve Months Earnings Per Share:	NM	24.6x
Transaction Value / Seller Stock Price, as of April 25, 2011:	62.0	60.5%
Core Deposit Premium:	2.3%	3.1%

Pro Forma Results and Capital Ratios

Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the following: (1) the Merger closes on June 30, 2012; (2) the deal value per share is equal to $23.64 per ICB share, given a 1.9x exchange ratio and Old National’s stock price on January 20, 2011 of $12.44; (3) 36% cost savings of ICB projected operating expense which is fully-realized in 2013; (4) approximately $19.3 million in pre-tax transaction costs and expenses; (5) various purchase accounting assumptions (6) a core deposit intangible of $11.4 million (7 year, sum-of-year’s amortization method); (7) a 2.50% pre-tax opportunity cost of cash; (8) ICB’s performance was calculated in accordance with ICB’s management’s budget and guidance; and (9) Old National’s performance was calculated in accordance with Old National’s management’s guidance. The analyses indicated that, for the years ending December 31, 2012 through 2016, the Merger (excluding transaction expenses) would be accretive to Old National’s projected earnings per share. The analyses also indicated that for the year ending December 31, 2012, the Merger would result in Old National’s regulatory capital ratios being above guidelines for “well capitalized” status. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Conclusion

Based on the above analyses and subject to the limitations and exceptions set forth in Sandler O’Neill’s written opinion, Sandler O’Neill concluded that the 1.9x exchange ratio was fair to the holders of ICB common stock from a financial point of view. As described above, Sandler O’Neill’s opinion was among the many factors taken into consideration by ICB’s Board of Directors in making its determination to approve the Merger.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as ICB’s financial advisor in connection with the Merger and will receive a fee for its services. ICB has paid Sandler O’Neill a non-refundable retainer of $50,000 and a fairness opinion fee of $150,000. In addition, ICB has agreed to pay Sandler O’Neill a transaction fee of 1.25% of the value of the Merger Consideration, $250,000 of which was payable upon the signing of the Merger Agreement, and the remainder of which is contingent upon completion of the Merger. ICB has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to ICB and Old National and their respective affiliates. In the past two years Sandler O’Neill has provided certain investment banking services to Old National. For those services Sandler O’Neill received compensation totaling approximately $3.65 million. Except as disclosed above, there are no material relationships that existed during the two years prior to the date of Sandler O’Neill’s opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Sandler O’Neill and ICB.

THE MERGER AGREEMENT

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, ICB will merge with and into Old National, with Old National as the surviving corporation of such Merger. The separate existence of ICB will terminate and the ICB common stock will cease to be listed on the NASDAQ Global Market and will be cancelled as a consequence of the Merger. The Old National common shares will continue to be listed on the NYSE under the symbol “ONB”. Simultaneous with the Merger, Indiana Bank and Trust Company will be merged with and into Old National Bank, a wholly-owned subsidiary of Old National.

Under the Merger Agreement, the officers and directors of Old National serving at the effective time of the Merger will continue to serve as the officers and directors of Old National after the Merger is consummated.

Merger Consideration

If the Merger is completed, your shares of ICB common stock will be converted into the right to receive 1.90 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided below (as adjusted, the “Merger Consideration”). No fractional shares of Old National common stock will be issued in the Merger. Instead, Old National will pay to each holder of ICB common stock who otherwise would be entitled to a fractional share of Old National common stock an amount in cash (without interest) determined by multiplying such fraction by the average of the per-share closing prices of a share of Old National common stock during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger (the “Average Old National Closing Price”).

The Exchange Ratio is subject to adjustment as follows:

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Decrease in Consolidated Shareholders’ Equity. If as of the end of the month prior to the effective time of the Merger the ICB consolidated shareholders’ equity is less than $65.862 million, the Exchange Ratio shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of ICB common stock outstanding, and further dividing that number by the Average Old National Closing Price. For purposes of the computation, the Adjusted Purchase Price shall be equal to (x) the total Purchase Price, less (y) the difference between $65.862 million and the ICB consolidated shareholders’ equity as of the end of the month prior to the effective time of the Merger multiplied by 120%. The Purchase Price shall be the Exchange Ratio in effect at the time of the adjustment multiplied by the Average Old National Closing Price multiplied by the total number of shares of ICB common stock outstanding at the effective time of the Merger. The ICB consolidated shareholders’ equity shall be determined in accordance with generally accepted accounting principles, less (i) the ICB TARP Preferred Stock and (ii) the net accumulated other comprehensive income/(loss) as of the Computation Date, determined in accordance with GAAP, and to which shall be added the following:

i.	any accruals, reserves or charges resulting from expenses of the Merger and other transactions contemplated by the Merger Agreement; and

ii.	any accruals, reserves or charges taken by ICB at the request of Old National; and

iii.	any losses after December 31, 2011, relating to certain designated Special Loans (defined below) of ICB (including charge offs, write downs or losses arising from the sale or refinancing of such loans) which do not exceed the loan charges determined by Old National with respect to such loans.

If the Merger closed as of May 31, 2012, there would have been no adjustment to the Merger Consideration based upon the shareholders’ equity provision. The Exchange Ratio remains subject to change, however, based upon the shareholder’ equity (computed in accordance with the terms of the Merger Agreement) as of end of the month before to the closing of the Merger.

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Increase in ICB Delinquent Loans. If the aggregate amount of ICB delinquent loans (excluding certain loans designated as “Special Loans”) as of the tenth day prior to the effective time of the Merger is greater than $34.5 million, the Exchange Ratio (following any adjustments required as a result of a decrease in consolidated shareholders’ equity) shall be decreased by the following amounts:

ICB Delinquent Loans (dollars in millions)	Decrease to Exchange Ratio
Greater than $34.5, less than or equal to $35.5	(0.0350)
Greater than $35.5, less than or equal to $36.5	(0.0701)
Greater than $36.5, less than or equal to $37.5	(0.1051)
Greater than $37.5, less than or equal to $38.5	(0.1401)
Greater than $38.5, less than or equal to $39.5	(0.1751)
Greater than $39.5, less than or equal to $40.5	(0.2218)
Greater than $40.5, less than or equal to $41.5	(0.2685)
Greater than $41.5, less than or equal to $42.5	(0.3152)
Greater than $42.5, less than or equal to $43.5	(0.3620)
Greater than $43.5, less than or equal to $44.5	(0.4087)
Greater than $44.5, less than or equal to $45.5	(0.4554)
Greater than $45.5, less than or equal to $46.5	(0.5021)
Greater than $46.5, less than or equal to $47.5	(0.5488)
Greater than $47.5, less than or equal to $48.5	(0.5955)
Greater than $48.5	(0.6422)

The term “ICB delinquent loans” means the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all loans with principal or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are nonaccruing, (iv) restructured and impaired loans, (v) other real estate owned, (vi) net charge offs from the date of the Merger Agreement through the last day of the month immediately preceding the closing date of the Merger, and (vii) write-downs of other real estate owned from the date of the Merger Agreement through the tenth day prior to the closing date of the Merger. As of May 31, 2012, the ICB delinquent loans were $—.

If the Merger closed as of May 31, 2012, no adjustment to the Merger Consideration would be required as a result of the delinquent loan provisions of the Merger Agreement. The Exchange Ratio remains subject to change, however, based upon changes to the ICB delinquent loans between May 31, 2012, and 10 days before the closing of the Merger.

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Increase in Credit Mark for Certain ICB Delinquent Loans. If the credit mark applied to a certain identified group of ICB delinquent loans (the “Special Loans”) using the reserves related to the Special Loans as of December 31, 2011, and excluding any charge-offs related to the Special Loans after December 31, 2011, as determined by Old National in a manner consistent with the methodology and using the assumptions Old National used to determine such credit mark as of the date of the Merger Agreement as shared with ICB, as of the end of the tenth day prior to the effective time of the Merger is (i) less than $31.982 million, or (ii) greater than $33.982 million, the Exchange Ratio shall be adjusted by the following amounts:

Credit Mark (dollars in millions)	Increase or (Decrease) to Exchange Ratio
Less than $22.982	0.0987
$22.982 or greater, less than $23.982	0.0911
$23.982 or greater, less than $24.982	0.0835
$24.982 or greater, less than $25.982	0.0759
$25.982 or greater, less than $26.982	0.0683
$26.982 or greater, less than $27.982	0.0607
$27.982 or greater, less than $28.982	0.0531
$28.982 or greater, less than $29.982	0.0455
$29.982 or greater, less than $30.982	0.0304
$30.982 or greater, less than $31.982	0.0152
$31.982 or greater, less than or equal to $33.982	No Adjustment
Greater than $33.982, less than or equal to $34.982	(0.0455)
Greater than $34.982, less than or equal to $35.982	(0.0607)
Greater than $35.982, less than or equal to $36.982	(0.0759)
Greater than $36.982, less than or equal to $37.982	(0.0911)
Greater than $37.982, less than or equal to $38.982	(0.1063)
Greater than $38.982, less than or equal to $39.982	(0.1214)
Greater than $39.982, less than or equal to $40.982	(0.1366)
Greater than $40.982, less than or equal to $41.982	(0.1518)
Greater than $41.982, less than or equal to $42.982	(0.1985)
Greater than $42.982, less than or equal to $43.982	(0.2452)
Greater than $43.982, less than or equal to $44.982	(0.2919)
Greater than $44.982, less than or equal to $45.982	(0.3386)
Greater than $45.982	(0.3853)

Any adjustments made with respect to the credit mark will be made following any adjustments to be made for ICB consolidated shareholders’ equity or ICB delinquent loans.

If the Merger closed as of May 31, 2012, the Exchange Ratio would be adjusted from 1.9 to — as a result of the credit mark as of May 31, 2012. The Exchange Ratio remains subject to change, however, based upon further changes in the credit mark for the Special Loans between May 31, 2012, and 10 days before the closing of the Merger.

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Decrease in Market Price of Old National Common Stock. Additionally, ICB may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the “determination date”), such termination to be effective on the tenth day following such determination date if both of the following conditions are satisfied:

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the average of the daily closing price of Old National common stock as reported on the New York Stock Exchange for the ten consecutive trading days immediately preceding the determination date (the “ONB Market Value”) is less than $9.896; and

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the number obtained by dividing the ONB Market Value by $12.37 (the “Initial ONB Market Value,” which may be adjusted to account for certain transactions involving the stock of Old National, such as a stock dividend, reclassification or similar transaction between the date of the Merger Agreement and the determination date) (the “ONB Ratio”) is less than the quotient (such quotient, the “Index Ratio”) obtained by dividing the average of the daily closing value for the five consecutive trading days immediately preceding the determination date of a group of financial institution holding companies comprising the Nasdaq Bank Index (the “Final Index Price”) by the closing value of the Nasdaq Bank Index on January 24, 2012 (the “Initial Index Price”), minus 0.20.

If ICB elects to exercise its termination right as described above, it must give prompt written notice thereof to Old National. During the five-business day period commencing with its receipt of such notice, Old National shall have the option to increase the consideration to be received by the holders of ICB common stock by adjusting the Exchange Ratio to the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial ONB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio, minus 0.20, and the denominator of which is equal to the ONB Market Value on the determination date; or (ii) the quotient determined by dividing the Initial ONB Market Value by the ONB Market Value on the determination date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Old National elects, it shall give, within such five-business day period, written notice to ICB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred and the Merger Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). Because the formula is dependent on the future price of Old National’s common stock and that of the index group, it is not possible presently to determine what the adjusted Merger Consideration would be at this time, but, in general, more shares of Old National common stock would be issued, to take into account the extent by which the average price of Old National’s common stock exceeded the decline in the average price of the common stock of the index group.

Treatment of Options to Acquire Shares of ICB Common Stock

The Merger Agreement provides that each option to acquire shares of ICB common stock outstanding as of the effective date of the Merger will be converted into an option to purchase a number of shares of Old National common stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of ICB common stock subject to the ICB stock option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such ICB stock option divided by (2) the Exchange Ratio. All such options are fully vested. Each converted ICB stock option will continue to be governed by the same terms and conditions as were applicable under the related ICB stock option immediately prior to the effective time of the Merger.

The officers and directors of ICB hold options to purchase 173,448 shares of ICB common stock as of June     , 2012.

Treatment of ICB Restricted Stock

The Merger Agreement provides that shares of restricted stock granted under the ICB 2010 Stock and Incentive Plan to persons other than John K. Keach, Jr. that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration. Shares of restricted stock held by Mr. Keach shall be converted into the Merger Consideration at closing, but shall continue to be held by Mr. Keach subject to the vesting and transferability restrictions set forth in the award agreements for such restricted stock. The officers and directors of ICB (other than Mr. Keach) held 16,500 shares of restricted stock as of June     , 2012. Mr. Keach held 21,000 shares of restricted stock on that date.

Treatment of ICB’s 401(k) Plan

The ICB 401(k) plan (“401(k) Plan”) will be terminated no later than the day prior to the effective time of the Merger, and as soon as administratively feasible thereafter the individual account balances of all participants in the 401(k) Plan will be distributed or rolled over to another eligible plan, or to an individual retirement account or annuity, as each participant elects.

Exchange and Payment Procedures

At and after the effective time of the Merger, each certificate representing shares of ICB common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Old National will reserve a sufficient number of shares of Old National common stock to be issued as a part of the Merger Consideration. Promptly after the effective time of the Merger, but in no event more than five business days thereafter, Old National will mail a letter of transmittal to each holder of ICB common stock that will include detailed instructions on how such holder many exchange such holder’s ICB common shares for the Merger Consideration.

Old National will cause a certificate representing the number of whole shares of Old National common stock that each holder of ICB common stock has the right to receive and a check in the amount of any cash that such holder has the right to receive in lieu of fractional shares of Old National common stock to be delivered to such shareholder upon delivery to Old National of certificates representing such shares of ICB common stock and a properly completed letter of transmittal. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Old National common stock with a record date occurring after the effective time of the Merger will be paid to the holder of any unsurrendered old certificate representing shares of ICB common stock converted into the right to receive shares of Old National common stock until the holder surrenders such old certificate in accordance with the Merger Agreement.

The stock transfer books of ICB will be closed immediately at the effective time of the Merger and after the effective time there will be no transfers on the stock transfer records of ICB of any shares of ICB common stock. Old National will be entitled to rely on ICB’s stock transfer books to establish the identity of those persons entitled to receive Merger Consideration. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by Old National, the posting by such person of a bond or other indemnity as Old National may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, Old National will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

Until ICB common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to Old National common shares into which shares of ICB common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Old National will pay any unpaid dividends or other distributions, without interest. After the effective time of the Merger, there will be no transfers on the stock transfer books of ICB of any shares of ICB common stock. If certificates representing shares of ICB common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of ICB, on the one hand, and Old National, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

•	the articles of incorporation and bylaws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	the capitalization of ICB and Old National;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided to the other party;

•	the absence of material litigation;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of undisclosed obligations or liabilities;

•	title to its assets;

•	the adequacy of its loan loss reserves;

•	employee benefit plans and related matters;

•	the filing and accuracy of tax returns;

•	the adequacy of each party’s deposit insurance and other policies of insurance;

•	books and records;

•	payments to be made to any brokers or finders in connection with the Merger;

•	Securities and Exchange Commission filings; and

•	Community Reinvestment Act.

In addition, the Merger Agreement contains representations and warranties of ICB to Old National as to:

•	material contracts;

•	loans and investments;

•	the inapplicability to the Merger and the transactions contemplated thereby of the anti-takeover provisions in ICB’s articles of incorporation and bylaws;

•	obligations to employees;

•	events occurring since September 30, 2011;

•	insider transactions;

•	indemnification agreements;

•	shareholder approval;

•	intellectual property;

•	compliance with the Bank Secrecy Act;

•	agreements with regulatory agencies;

•	internal controls;

•	fiduciary accounts;

•	the receipt of a fairness opinion from ICB’s financial advisor; and

•	the U.S. Treasury’s Capital Purchase Program.

None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules which were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

ICB Restrictions

Under the Merger Agreement, ICB has agreed to certain restrictions on its activities until the Merger is completed or terminated. In general, ICB and its subsidiary, Indiana Bank and Trust Company, are required to conduct their business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business.

The following is a summary of the more significant restrictions imposed upon ICB, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of Old National, ICB and Indiana Bank and Trust Company may not:

•	make any change in the capitalization or the number of issued and outstanding shares of ICB or Indiana Bank and Trust Company;

•	authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

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distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; except that (i) Indiana Bank and Trust Company may pay cash dividends to ICB in the ordinary course of business for payment of ICB’s reasonable and necessary business and operating expenses and to provide funds for ICB’s dividends to its shareholders, (ii) ICB may pay to its shareholders its usual and customary cash dividend of no greater than $0.01 per share for any quarterly period, provided that no dividend may be paid by ICB for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, ICB shareholders will become entitled to receive dividends on their shares of Old National common stock received pursuant to the Merger Agreement, and (iii) ICB may pay its regular quarterly cash dividend on the TARP Preferred Stock issued to the U.S. Treasury in accordance with the terms thereof;

•	redeem any of its outstanding shares of common stock;

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merge, combine, consolidate, or effect a share exchange with, or sell its assets or any of its securities to any other person, corporation, or entity, or enter into any other similar transaction not in the ordinary course of business;

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purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation, or other entity, except in the ordinary course of business necessary in managing its investment portfolio, and then only to the extent such securities have a quality rating of “AAA;”

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which consent shall be deemed received unless Old National objects within five business days after receipt of written notice from ICB, to make, renew or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of ICB or Indiana Bank and Trust Company and is, or in accordance with bank regulatory definitions should be, classified as “Substandard”, “Doubtful” or “Loss” or such loan is in an amount in excess of $250,000 and is, or in accordance with bank regulatory definitions should be, classified as “special mention,” or make, renew or otherwise modify any loan if immediately after making such loan such person would be directly indebted to ICB or Indiana Bank and Trust Company in an aggregate amount in excess of $1 million, or make, renew or otherwise modify any loan secured by an owner-occupied 1-4 single-family residence that does not conform with secondary market underwriting standards or such loan has a principal balance in excess of $417,000 (except for such loans which ICB originates for sale into the secondary market, in which case such dollar threshold shall be $750,000), or in any event if such loan does not conform with Indiana Bank and Trust’s credit policies and exceeds 120 days to maturity;

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make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of ICB or Indiana Bank and Trust to dispose freely of such investment at any time, or subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest, or encumbrance, except for tax and other liens that arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, and except for pledges or liens required to be granted in connection with acceptance by ICB or Indiana Bank and Trust Company of government deposits and pledges or liens in connection with Federal Home Loan Bank borrowings;

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except as contemplated by the Merger Agreement, promote to a new position or increase the rate of compensation, or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer, or employee of ICB or Indiana Bank and Trust Company, or modify, amend, or institute new employment policies or practices, or enter into, renew, or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers, or employees of ICB or Indiana Bank and Trust Company;

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except as contemplated by the Merger Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right, or profit sharing plans; any employment, deferred compensation, consulting, bonus, or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare, or employee welfare benefit plan, agreement, or understanding for current or former directors, officers, or employees of ICB or Indiana Bank and Trust Company; or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

•	amend, modify, or restate ICB’s or Indiana Bank and Trust Company’s respective organizational documents;

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give, dispose of, sell, convey, or transfer, assign, hypothecate, pledge, or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets (other than in the ordinary course consistent with past practice) of ICB or Indiana Bank and Trust Company, or enter into any agreement or commitment relative to the foregoing;

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fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

•	issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of ICB or Indiana Bank and Trust Company;

•	open, close, move, or, in any material respect, expand, diminish, renovate, alter, or change any of its offices or branches other than as contemplated in the Merger Agreement;

•	pay or commit to pay any management or consulting or other similar type of fees other than as contemplated in the Merger Agreement;

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change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by ICB’s independent auditors or its regulatory authorities;

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change in any material respects its underwriting, operating, investment or risk management or other similar policies of ICB or Indiana Bank and Trust Company except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

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make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

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enter into any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation, other than as specifically contemplated under the Merger Agreement, requiring payments by ICB or Indiana Bank and Trust Company that exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

Old National Restrictions

The following is a summary of the more significant restrictions imposed upon Old National, subject to the exceptions set forth in the Merger Agreement. In particular, Old National may not knowingly:

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take any action that is intended or reasonably likely to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect at or prior to the effective time of the Merger, any of the conditions to the Merger not being satisfied, a material violation of any provision of the Merger Agreement, or a delay in the consummation of the Merger, except, in each case, as may be required by applicable law or regulation.

Covenants

In addition to the restrictions noted above, ICB and Old National have agreed to take several other actions, such as:

•	in the case of ICB, to submit the Merger Agreement to its shareholders at a meeting to be called and held at the earliest possible reasonable date;

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in the case of ICB, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Old National in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger, and to ensure that any materials or information provided by ICB to Old National for use by Old National in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of ICB, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

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in the case of ICB, to use commercially reasonable efforts to maintain insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by ICB as of the date of the Merger Agreement;

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in the case of ICB, to continue to accrue reserves for employee benefits and Merger related expenses, and to consult and cooperate in good faith with Old National on (i) conforming the loan and accounting policies and practices of ICB to those policies and practices of Old National for financial accounting and/or income tax reporting purposes; (ii) determining the amount and timing for recognizing ICB’s expenses of the Merger; provided, that no such modifications need be effected prior to the 5th day preceding the closing date of the Merger and until Old National has certified to ICB that all conditions to the obligation of Old National to consummate the Merger have been satisfied;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of ICB and Old National, to supplement, amend and update the disclosure schedules to the Merger Agreement as necessary;

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in the case of ICB and Old National, to give the other party’s representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the Merger to the other party’s properties, facilities operations, books and records;

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in the case of ICB and Old National, to deliver updated financial statements, any reports, notices or proxy statements sent by either party to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

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in the case of ICB, to cooperate with an environmental consulting firm designated by Old National in the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by ICB or Indiana Bank and Trust Company as of the date of the Merger Agreement, and any real property acquired or leased by ICB or Indiana Bank and Trust Company after the date of the Merger Agreement;

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in the case of ICB and Old National, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, (ii) any of the conditions to the Merger not being satisfied, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the Merger;

•

in the case of ICB, except with respect to the Change of Control Agreements between ICB or Indiana Bank and Trust Company and two employees which will be assumed by Old National following the effective time of the Merger, the severance agreement to be entered into between Mark T. Gorski and Old National, and the employment agreement to be entered into between John K. Keach, Jr. and Old National, not to create any employment contract, agreement or understanding with or employment rights for any of the officers or employees of ICB or Indiana Bank and Trust Company, or prohibit or restrict Old National from changing, amending or terminating any employee benefits provided to its employees from time to time, without the consent of Old National;

•

in the case of ICB, to take such actions as necessary to terminate the Indiana Community Bancorp 401(k) Plan as of the day prior to the effective time of the Merger, and to thereafter to distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•

in the case of ICB, to take all actions necessary to assign any ICB group insurance policies to Old National as of the effective time of the Merger and to provide Old National with all necessary financial, enrollment, eligibility, contractual and other information related to ICB’s welfare benefit and cafeteria plans to assist Old National in the administration of such plans after the effective time of the Merger;

•	in the case of ICB, to transfer sponsorship of its participation in the Pentegra Defined Benefit Plan for Financial Institutions to Old National as of the effective time of the Merger;

•

in the case of ICB, to terminate the Home Federal Savings Bank Excess Benefit Plan Agreement between Indiana Bank and Trust Company and John K. Keach, Jr., no later than the effective time of the Merger, and pay the present value of those benefits in a lump sum to Mr. Keach at the closing of the Merger;

•

in the case of ICB, to terminate the Supplemental Executive Retirement Agreements between ICB or Indiana Bank and Trust Company and its employees and the Director Deferred Compensation Agreements or Director Compensation Agreement between ICB or Indiana Bank and Trust Company and three former directors of ICB, no later than the effective time of the Merger, and to pay the accrued benefits under those agreements to the employees (other than Mark T. Gorski) and directors in a lump sum at closing and the present value of benefits payable to Mark T. Gorski under his agreement in a lump sum at closing;

•

in the case of ICB, to provide Old National with all financial, enrollment, investment, deferred election and other information related to each director fee deferral agreement to assist Old National in the administration of such agreements after the effective time of the Merger;

•

amend the Director Deferred Fee Agreements of directors David Laitinen, Harold Force and John Beatty and the Director Deferred Compensation Agreement of Howard Nolting to integrate those agreements into the Directors Deferred Compensation Plan of Old National;

•	in the case of ICB, to terminate the Indianapolis Growth Market Plan and Senior Management Annual Incentive Compensation Plan effective immediately on or prior to the effective time of the Merger;

•	in the case of ICB, to ensure that no further equity grants or awards of any kind are awarded under ICB’s stock option or long-term incentive plans;

•	in the case of ICB to terminate the Indiana Community Bancorp Dividend Reinvestment and Stock Purchase Plan effective no later than the effective time of the Merger;

•

in the case of ICB and Old National, to take such actions that will cause any shares of ICB common stock owned by executive officers and directors of ICB and canceled in the Merger to qualify for the short-swing trading exemptions provided in Rule 16b-3(d) under the 1934 Act;

•

in the case of Old National, to take such actions as are necessary for Old National to assume the obligations of ICB under any indenture or other agreement to which ICB is a party with respect to trust preferred securities;

•

in the case of ICB, to receive within ten days of the date of the Merger Agreement the written fairness opinion of Sandler O’Neill that the Exchange Ratio is fair to the shareholders of ICB from a financial point of view;

•	in the case of ICB, to use its best efforts to cause or facilitate the repurchase of the TARP Preferred Stock issued to the U.S. Treasury as part of its TARP Capital Purchase Program;

•	in the case of ICB, to terminate the Stock Pledge Agreement dated February 2, 2009, between ICB and Cole Taylor;

•	in the case of Old National, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of Old National, to file a registration statement with the SEC covering the shares of Old National common stock to be issued to ICB shareholders pursuant to the Merger Agreement;

•

in the case of Old National, to make available to the officers and employees of ICB who continue as employees after the effective time, substantially the same benefits, including severance benefits, as Old National offers to similarly situated officers and employees, including credit for prior service with ICB and Indiana Bank and Trust Company for purposes of eligibility and vesting;

•	in the case of Old National, amend its Old National Bancorp Employee Stock Ownership and Savings Plan to permit participation by ICB employees from and after the effective time;

•

in the case of Old National, to permit retirees of ICB participating in ICB’s health plan to continue to participate in Old National’s health plans in accordance with their terms if ICB’s health plan is terminated by Old National;

•

in the case of Old National, to permit ICB’s employees to be subject to Old National’s vacation policy as of the first day of the calendar year next following the effective time, remaining subject to the ICB vacation policy for the calendar year in which the Merger occurs;

•

in the case of Old National, to provide severance benefits to those employees of ICB or Indiana Bank and Trust Company as of the effective time of the Merger who are not employed by Old National at the effective time or whose employment is involuntarily terminated by Old National within 12 months after the effective time in an amount equal to one week of pay for each year of service of such employee with ICB or Indiana Bank and Trust Company, with a minimum of five weeks of pay;

•	in the case of Old National, on or before the effective time of the Merger, offer a severance agreement to Mark T. Gorski, ICB’s Executive Vice President, Treasurer, and Chief Financial Officer;

•	in the case of Old National, on or before the effective time of the Merger, offer an employment agreement to John K. Keach, Jr., ICB’s Chairman of the Board, President, and Chief Executive Officer;

•

in the case of Old National, authorize the payment of and pay retention bonuses upon reaching certain milestones to selected employees of ICB identified by ICB and Old National, in amounts agreed to by ICB and Old National; and

•

in the case of Old National, maintain a directors’ and officers’ liability insurance policy for one year after the effective time of the Merger to cover the present and former officers and directors of ICB and Indiana Bank and Trust Company with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, and for six years after the effective time, continue the indemnification and exculpation rights of the present and former officers and directors of ICB and Indiana Bank and Trust Company against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the effective time to the full extent then permitted under the articles of incorporation or bylaws of ICB or Indiana Bank and Trust Company or any indemnification arrangement or agreement disclosed to Old National.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement—Employee Benefit Matters” and “Interests of Certain Directors and Officers of ICB in the Merger.”

Acquisition Proposals by Third Parties

Until the Merger is completed or the Merger Agreement is terminated, ICB has agreed that it, and its officers, directors and representatives, and those of Indiana Bank and Trust Company, will not:

•	Solicit, initiate or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire ICB; or

•	Initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire ICB.

ICB may, however, furnish information regarding ICB to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal, or change or withhold its recommendation to ICB’s shareholders regarding the Merger if:

•

ICB’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to the Merger for ICB’s shareholders and the failure to consider such proposal would likely result in a breach of the fiduciary duties of ICB’s board of directors;

•	ICB provides any information to Old National that it intends to provide to a third party; and

•

ICB notifies Old National that it is prepared to change or withhold its recommendation to ICB’s shareholders in response to a superior proposal, and provides Old National with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Old National fails, within five days, to make a proposal that would, in the reasonable good faith judgment of the ICB board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to ICB or Indiana Bank and Trust Company, or to which ICB or Indiana Bank and Trust Company may become a party, that the ICB board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) more favorable to the shareholders of ICB from a financial point of view than the Merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $3.25 million termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Old National and ICB to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

•	The Merger Agreement must receive the approval of ICB’s shareholders;

•

The representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects as of the effective date of the Merger unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below) on the party making the representations and warranties. For purposes of the Merger Agreement, Material Adverse Effect is defined to mean any effect which is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of ICB and its subsidiaries, taken as a whole, or Old National and its subsidiaries, taken as a whole, or which would materially impair the ability of ICB or Old National to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that a Material Adverse Effect shall not include the impact of: (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken by ICB with the prior written consent of Old National, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, (e) any loss related to ICB’s Special Loans, as such term is defined in the Merger Agreement (including charge offs, write downs, or losses arising from the sale or refinancing of any Special Loan), (f) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of ICB and its subsidiaries or Old National and its subsidiaries, and (g) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that, in no event shall a change in the trading price of ICB common stock, by itself, or Old National common stock, by itself, be considered to constitute a Material Adverse Effect on ICB and its subsidiaries or Old National and its subsidiaries, taken as a whole (the foregoing proviso does not however prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); and provided further, that without regard to any other provision of the Merger Agreement, a Material Adverse Effect shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against ICB or Indiana Bank and Trust Company following the date of the Merger Agreement;

•

Old National shall have registered its shares of Old National common stock to be issued to shareholders of ICB in the Merger with the SEC, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received, the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of the Registration Statement can have been issued or threatened;

•

All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Old National or ICB board of directors reasonably determines in good faith would either (i) have a Material Adverse Effect on ICB (or in the case of ICB, on Old National) or (ii) reduce the benefits of the Merger to such a degree that Old National (or in the case of ICB, that ICB) would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known; and

•

None of Old National, ICB or Indiana Bank and Trust Company, or any of Old National’s subsidiaries shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger.

The obligation of Old National to consummate the Merger also is subject to the fulfillment of other conditions, including:

•

ICB and Indiana Bank and Trust Company must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

•

Old National must have received from ICB at the closing of the Merger all the items, documents, and other closing deliveries of ICB, in form and content reasonably satisfactory to Old National, required by the Merger Agreement;

•	Old National must have received an opinion from Krieg DeVault LLP that the Merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended;

•

Old National must have received a letter of tax advice, in a form satisfactory to Old National, from ICB’s outside, independent certified public accountants to the effect that any amounts that are paid by ICB or Indiana Bank and Trust Company before the effective time of the Merger, or required under ICB’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to ICB, Indiana Bank and Trust Company, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	The Old National common stock to be issued to ICB shareholders must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	As of ten days prior to the closing of the Merger, ICB shall not hold ICB delinquent loans in excess of $49.5 million;

•	As of ten days prior to the closing of the Merger, the credit mark on ICB’s Special Loans shall not be greater than $43.982 million;

•	As of the end of the month prior to the effective time, the ICB consolidated shareholders’ equity (as adjusted under the Merger Agreement) shall not be less than $59.862 million; and

•	The TARP Purchase shall have occurred.

The obligation of ICB to consummate the Merger also is subject to the fulfillment of other conditions, including:

•	Old National must have performed, in all material respects, all of its covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

•

ICB must have received from Old National at the closing of the Merger all the items, documents, and other closing deliveries of Old National, in form and content reasonably satisfactory to ICB, required by the Merger Agreement;

•	The shares of Old National common stock to be issued as part of the Merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	ICB must have received an opinion from Krieg DeVault LLP that the Merger constitutes a “reorganization” for purposes of Section 368 of the Code, as amended.

Expenses

Except as otherwise provided in the Merger Agreement, ICB and Old National will be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

The Merger Agreement requires Old National to make available to the officers and employees of ICB and Indiana Bank and Trust Company who continue as employees of Old National or any subsidiary substantially the same employee benefits on substantially the same terms and conditions as Old National offers to similarly situated officers and employees. ICB and Indiana Bank and Trust Company employees will receive full credit, after the Merger, for all prior service with ICB, Indiana Bank and Trust Company, or their predecessors for purposes of any applicable eligibility and vesting service requirements under any of Old National’s employee benefit plans. ICB and Indiana Bank and Trust Company employees who become employees of Old National or any of its subsidiaries will become eligible to participate in Old National’s employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding ICB benefit plan. In the event that Old National determines, in its discretion, to terminate the ICB health plan, retirees of ICB and Indiana Bank and Trust Company who are participating the ICB health plan as of the date it is terminated will be eligible to participate in the Old National health plans in accordance with the terms of those plans. Continuing employees, if they initially become covered under Old National’s medical, dental, and health plans for less than a full calendar year, will not be subject to any deductibles, co-pays, waiting periods or pre-existing condition limitations under such plans of Old National or its subsidiaries other than those to which they otherwise would have been subject under the medical, dental and health plans of ICB or Indiana Bank and Trust Company for the calendar year in which they cease to be covered under such plan of ICB or Indiana Bank and Trust Company. Retirees of ICB participating in the ICB health plan who become covered under Old National’s health plan will not be subject to any waiting periods or additional pre-existing condition limitations under Old National’s health plan.

As of the effective time, Old National shall amend, as necessary, the Old National Bancorp Employee Stock Ownership and Savings Plan (Old National KSOP) so that from and after the effective time continuing employees will accrue benefits pursuant to the Old National KSOP and continuing employees shall receive credit for eligibility and vesting purposes for the service of such employees with ICB and its subsidiaries or their predecessors prior to the effective time, as if such service were with Old National or its subsidiaries.

After the effective time, Old National shall continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the effective time until such time as Old National determines to modify or terminate any or all of those plans.

Continuing employees shall continue to be subject to ICB’s vacation policy for the year in which the effective time of the Merger occurs, and shall be subject to Old National’s vacation policy as of the first day of the calendar year next following the effective time of the Merger. Additionally, at the effective time, continuing employees shall be entitled to reimbursement for business related travel pursuant to Old National’s reimbursement policy and sick time pursuant to Old National’s sick time policy. All accrued and unpaid sick time of ICB employees at the effective time of the Merger, up to 160 hours per employee, will be carried over to Old National’s sick time policy.

After the effective time, Old National shall continue to maintain and administer ICB’s stock option plans until such time as all options granted or awarded under such plans have been exercised or lapse and Mr. Keach’s restricted shares have vested in full.

After the Merger Old National shall provide COBRA continuation coverage for each qualified beneficiary entitled to such coverage under applicable federal law.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either Old National or ICB may terminate the Merger Agreement if, among other things, any of the following occur:

•	ICB shareholders do not approve the Merger Agreement at the ICB Annual Meeting;

•

any governmental authority shall have issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order shall have become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the Merger has been denied;

•	the Merger has not been consummated by August 31, 2012 (provided the terminating party is not then in willful breach of the Merger Agreement); or

•	the respective Boards of Directors of Old National and ICB mutually agree to terminate the Merger Agreement.

Additionally, Old National may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

•	any event shall have occurred which is not capable of being cured prior to August 31, 2012 and would result in a condition to the Merger not being satisfied;

•

ICB breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by August 31, 2012, or has not been cured by ICB within 20 business days after ICB’s receipt of written notice of such breach from Old National;

•	there has been a Material Adverse Effect on ICB on a consolidated basis as of the effective time, as compared to that in existence as of January 24, 2012;

•	Old National elects to exercise its right of termination pursuant to the Merger Agreement regarding certain environmental matters (see “Environmental Inspections”); or

•	ICB’s Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus related to ICB’s special shareholders’ meeting;

•

ICB’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	ICB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to an acquisition proposal; or

•	a quorum could not be convened at the meeting of the shareholders of ICB or at a reconvened meeting held at any time prior to August 31, 2012.

ICB may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

•	any event shall have occurred which is not capable of being cured prior to August 31, 2012 and would result in a condition to the Merger not being satisfied;

•

Old National breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by August 31, 2012, or has not been cured by Old National within 20 business days after Old National’s receipt of written notice of such breach from ICB; or

•	there has been a Material Adverse Effect on Old National on a consolidated basis as of the effective time, as compared to that in existence as of January 24, 2012.

Additionally, ICB may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the “determination date”), such termination to be effective the tenth day following such date if both of the following conditions are satisfied:

•

the average of the daily closing prices of Old National common stock as reported on the New York Stock Exchange for the ten consecutive trading days immediately preceding the determination date (the “Old National Market Value”) is less than $9.896; and

•

the number obtained by dividing the Old National Market Value by $12.37 (the “Initial Old National Market Value,” which may be adjusted to account for certain transactions involving the stock of Old National, such as a stock dividend, reclassification or similar transaction between January 24, 2012 and the determination date) (the “Old National Ratio”) is less than the number (such number, the “Index Ratio”) obtained by dividing the average of the daily closing value for the five consecutive trading days immediately preceding the determination date of a group of financial institution holding companies comprising the Nasdaq Bank Index (the “Final Index Price”) by the closing value of a group of financial institution holding companies comprising the Nasdaq Bank Index on January 24, 2012 (the “Initial Index Price”), minus 0.20.

If ICB elects to exercise its termination right as described above, it must give prompt written notice thereof to Old National. During the five business day period commencing with its receipt of such notice, Old National shall have the option to increase the consideration to be received by the holders of ICB common stock by adjusting the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Old National Market Value, the Exchange Ratio (as then in effect), and the Index Ratio, minus 0.20, and the denominator of which is equal to Old National Market Value on the determination date; or (ii) the quotient determined by dividing the Initial Old National Market Value by the Old National Market Value on the determination date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Old National elects, it shall give, within such five business day period, written notice to ICB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred and the Merger Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). Because the formula is dependent on the future price of Old National’s common stock and that of the index group, it is not possible presently to determine what the adjusted Merger Consideration would be at this time, but, in general, more shares of Old National common stock would be issued, to take into account the extent by which the average price of Old National’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the Merger Agreement, a $3.25 million termination fee may be payable by ICB to Old National if the Merger Agreement is terminated and the Merger is not consummated. See “The Merger Agreement--Termination Fee.”

Termination Fee

ICB shall pay Old National a $3.25 million termination fee if the Merger Agreement is terminated for any of the following reasons:

•

If Old National terminates the Merger Agreement because ICB’s board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or ICB has entered into or publicly announced an intention to enter into another acquisition proposal;

•

If either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of ICB at the meeting called for such purpose or by Old National because a quorum could not be convened at ICB’s shareholder meeting called to approve the Merger and, prior to the date that is twelve months after such termination ICB or Indiana Bank and Trust Company enters into any acquisition agreement with a third party or an acquisition proposal is consummated; or

•

If either party terminates the Merger Agreement because the consummation of the Merger has not occurred by August 31, 2012 and (A) prior to the date of such termination an acquisition proposal was made by a third party and (B) prior to the date that is twelve months after such termination, ICB or Indiana Bank and Trust Company enters into any acquisition agreement or any acquisition proposal is consummated.

Management and Operations After the Merger

Old National’s officers and directors serving at the effective time of the Merger shall continue to serve as Old National’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Old National’s Articles of Incorporation and Bylaws in existence as of the effective time of the Merger shall remain Old National’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, Old National has the right to terminate the Merger Agreement and not consummate the transaction if any of the real estate owned by ICB or Indiana Bank and Trust Company is determined to be contaminated and the cost to remediate such contamination would be estimated in good faith to exceed $1.5 million. In order for Old National to avail itself of this termination provision, it is required to request that Phase I environmental investigations be commenced with respect to such real estate. Old National is currently in the process of obtaining such environmental investigations.

Effective Time of Merger

Unless otherwise mutually agreed to by the parties, the effective time of the Merger will occur on the last business day of the month following the fulfillment of all conditions precedent to the Merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger. The parties currently anticipate closing the Merger in the third quarter of 2012.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the Merger cannot be completed until Old National receives necessary regulatory approvals, which include the approval of the Office of the Comptroller of the Currency and the Federal Reserve Board. Old National has filed applications with each regulatory authority to obtain the approvals. Although Old National does not know of any reason why it would not obtain regulatory approvals in a timely manner, Old National cannot be certain when such approvals will be obtained or if they will be obtained.

Voting Agreements

As of the record date, the directors of ICB beneficially owned 240,327 shares or approximately 7.0% of the outstanding shares of ICB common stock, excluding shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of ICB each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Accounting Treatment of the Merger

Old National will account for the Merger under the “acquisition” method of accounting in accordance with United States’ generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of ICB will be recorded by Old National at their respective fair values at the time of the completion of the Merger. The excess of Old National’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

New York Stock Exchange Listing

Old National common stock currently is listed on the New York Stock Exchange under the symbol “ONB.” The shares to be issued to the ICB shareholders in the Merger will be eligible for trading on the NYSE.

No Dissenters’ Rights of Appraisal

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Indiana Business Corporation Law. Because shares of ICB common stock are sold on a national exchange, holders of ICB common stock will not have dissenters’ rights in connection with the Merger.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS

OF ICB IN THE MERGER

When considering the recommendation of the ICB board of directors, you should be aware that some of the employees and directors of ICB and Indiana Bank and Trust Company have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of ICB, the officers and directors of ICB do not have any material interest in the Merger apart from their interests as shareholders of ICB.

Treatment of Stock Options

The Merger Agreement provides that each option to acquire shares of ICB common stock outstanding as of the effective date of the Merger will be converted into options to purchase a number of shares of Old National common stock equal to the product (rounded down to the nearest whole share) of the number of shares of ICB common stock subject to such option and the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price of the ICB stock option divided by the Exchange Ratio. All of such stock options are fully vested. Additionally, following the effective time, each converted ICB stock option will continue to be governed by the same terms and conditions as were applicable under the related ICB stock option immediately prior to the effective time.

The officers and directors of ICB held options to purchase 173,448 shares of ICB common stock at an average exercise price of $24.389 per share as of June     , 2012. John K. Keach, Jr., the current Chairman of the Board, President and Chief Executive Officer of ICB, holds options to purchase 35,000 shares at an average option price per share of $24.3469 and Mark T. Gorski, the current Executive Vice President, Treasurer and Chief Financial Officer of ICB, holds options to purchase 25,000 shares at an average option price per share of $24.3428.

Treatment of Restricted Stock

Subject to any action required by ICB’s Stock Option Committee and any consent required by any holder of restricted stock, shares of restricted stock granted to persons other than John K. Keach, Jr. that are subject to transfer restrictions immediately prior to the effective time of the Merger shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration. Shares of restricted stock held by Mr. Keach shall be converted at the Closing into the Merger Consideration, but such Merger Consideration shall continue to be held subject to the vesting and transferability restrictions set forth in the award agreements for such restricted stock and shall continue to be subject to the terms of the Indiana Community Bancorp 2010 Stock Option and Incentive Plan.

The officers and directors of ICB hold 37,500 shares of ICB restricted stock. Mr. Gorski owns 3,000 shares of restricted stock. Mr. Keach owns 21,000 shares of restricted stock; 6,000 of those shares vested on May 25, 2012, but become transferable only upon ICB’s redemption of its TARP Preferred Stock.

Severance Payments Payable to Certain Employees of ICB

Old National has agreed that for purposes of determining severance payments payable to certain non-executive officers and employees of ICB who are not employed by Old National from and after the closing of the Merger or who are involuntarily terminated within 12 months following the closing, the severance benefits shall be equal to one week of pay for each year of service with ICB or its subsidiaries or Old National or its subsidiaries, with a minimum severance equal to five weeks of pay. Partial years of service will be rounded up for a fractional year of six months of service or more, and rounded down for fractional years of less than six months of service.

Change in Control Agreements

Old National has agreed to assume the change in control agreements between ICB or Indiana Bank and Trust Company and two employees, and to pay those employees the benefits to which they are entitled under those agreements on the next business day following the Closing. Under the change in control agreements, each of those employees will be entitled to an estimated payment of $500,000, payable in a lump sum one day following the closing of the Merger. Since the date of the Merger Agreement, one employee has resigned and Old National has further agreed to pay as provided under such person’s change in control agreement, as amended.

Offer of Employment and Severance Agreement

On January 19, 2012, Old National presented a written offer of employment to Mark T. Gorski, which Mr. Gorski accepted. Pursuant to the offer of employment, Mr. Gorski will be employed by Old National Bank following completion of the Merger as Senior Vice President, Financial Planning and Analysis Manager, and will receive an annual base salary of $185,000. Mr. Gorski also will be paid a $70,000 cash retention bonus by Old National Bank, $35,000 of which is payable at the closing of the Merger and $35,000 one year later. In addition, Mr. Gorski will be granted 4,500 shares of Old National restricted common stock at the closing of the Merger that will vest over a three-year period.

In addition, pursuant to the Merger Agreement, on or before the effective time of the Merger, Old National has agreed to enter into a severance agreement with Mr. Gorski which has a one-year term but is renewable for additional one-year periods. Pursuant to the severance agreement, upon the termination of Mr. Gorski’s employment for any reason (including by Mr. Gorski for Good Reason, as defined in the agreement), Mr. Gorski shall be entitled to receive (i) any earned but unpaid base salary through his termination date, (ii) any reimbursements to which he is entitled under Old National’s established reimbursement procedures (to the extent Mr. Gorski applies for reimbursement in accordance with such procedures), (iii) any accrued vacation pay and benefits (other than severance) payable to Mr. Gorski under Old National’s incentive compensation or employee benefit plans or programs, and (iv) to the extent Mr. Gorski is terminated without cause before payment in full of his $70,000 cash retention bonus provided under his written offer of employment, Mr. Gorski shall be paid the unpaid balance of that cash retention bonus.

In the event Mr. Gorski’s employment is terminated by Old National for any reason other than Unacceptable Performance, Disability or death (as such terms are defined in the agreement), or by Mr. Gorski for any Good Reason (as defined in the agreement), Old National shall pay Mr. Gorski a lump-sum severance payment equal to his weekly pay multiplied by the greater of (i) fifty-two, or (ii) two times the number of years Mr. Gorski has worked for Old National. However, if Mr. Gorski’s employment is terminated by Old National for Unacceptable Performance, Disability, or death, Mr. Gorski will not be entitled to any benefits or payments under the agreement.

In consideration of the severance benefits, Mr. Gorski has agreed that during the term of the severance agreement and for a period of one year following the termination of his employment he shall not, directly or indirectly, (i) solicit any customer of Old National for a competitive product or service, (ii) solicit any prospective customer of Old National for a competitive product or service, (iii) request any customer, prospective customer or supplier to terminate, reduce, limit or change its business or relationship with Old National, or (iv) induce, request or attempt to influence any employee of Old National to terminate his employment.

The term of the severance agreement is one year, provided that the agreement shall automatically renew for additional one-year terms unless either Old National or Mr. Gorski give the other notice at least 60 days prior to a renewal date that the term shall not be extended.

Employment Agreement

On or before the effective time of the Merger, Old National has agreed to enter into an employment agreement with John K. Keach, Jr., the current Chairman of the Board, President, and Chief Executive Officer of ICB, under which he will report to the Executive Vice President-Director of Corporate Development of Old National. The employment agreement shall have a term of two years and shall require Old National to pay Mr. Keach a base salary of $200,000, as such base salary may be increased from time to time, and a signing bonus in an amount equal to the maximum amount that Mr. Keach is entitled to receive under Section 280G of the Internal Revenue Code without causing a disallowance of the deduction of such amount for federal income tax purposes, which bonus is estimated to be $1.348 million. Mr. Keach will be eligible to participate in such benefit plans of Old National as are made available to, and on such terms and conditions applicable to, other similarly situated executives of Old National and subject to the terms of such benefit plans. Mr. Keach will be entitled to a minimum number of weeks of annual vacation in accordance with Old National’s vacation policies as in effect from time to time for similarly situated executive employees, and will be entitled to reimbursement, in accordance with Old National’s reimbursement policies, of his reasonable business expenses incurred in connection with the performance of his duties.

Pursuant to the employment agreement, Old National shall be entitled to terminate Mr. Keach’s employment at any time, with or without cause. Upon termination of his employment for any reason, Mr. Keach shall be entitled to receive (i) any earned but unpaid base salary through his termination date, (ii) any accrued vacation pay through his termination date, (iii) any reimbursements to which he is entitled under Old National’s established reimbursement procedures (to the extent Mr. Keach applies for reimbursement in accordance with such procedures), and (iv) any benefits (other than severance) payable to Mr. Keach under Old National’s incentive compensation or employee benefit plans or programs. In addition, if such termination is without cause, Mr. Keach shall be entitled to be paid his base salary for the balance of the term of the employment agreement. If Mr. Keach’s employment is terminated before the restricted shares of Old National common stock he acquired on the effective date of the Merger have vested in full according to the terms of grant of such shares, the remaining unvested shares shall vest in full and be delivered to Mr. Keach upon his termination of employment.

In consideration of the employment agreement, Mr. Keach has agreed that during the term of the employment agreement and for a period of two years year following the termination of his employment he shall not, directly or indirectly, (i) solicit any customer of Old National for a competitive product or service, (ii) solicit any prospective customer of Old National for a competitive product or service, (iii) request any customer, prospective customer or supplier to terminate, reduce, limit or change its business or relationship with Old National, or (iv) induce, request or attempt to influence any employee of Old National to terminate his employment. Mr. Keach has further agreed that during the term of the employment agreement and for a period of two years following the termination of his employment he will not engage in a business competitive with the community banking business of Old National in the State of Indiana or offer employment to any person who is, or within the prior two years was, an employee of Old National.

Retention Bonuses

Old National has agreed that ICB may pay retention bonuses for certain non-executive officer employees upon reaching certain milestones, in amounts to be agreed to by ICB and Old National. The aggregate amount of the bonuses expected to be paid is approximately $        .

Supplemental Employee Retirement Agreements

In connection with the Merger, Mark T. Gorski will be paid, in a lump sum at the closing of the Merger, the present value of the benefits he is entitled to upon a change in control under his Supplemental Executive

Retirement Agreement (the “Gorski SERP”). Assuming the Merger closed on July 31, 2012, the estimated benefit payable to Mr. Gorski under the Gorski SERP is $313,495. Of that amount, $228,178 represents the enhanced amount payable as a result of the change in control effected by the Merger.

Pursuant to the terms of his Supplemental Executive Retirement Plan Agreement (the “Keach SERP”), Mr. Keach will be paid upon termination of his agreement (which is to occur on the closing date of the Merger) a lump sum payment equal to the present value of the benefits he otherwise would be entitled to receive under the Keach SERP. Assuming the Merger closed on July 31, 2012, the amount of this benefit is estimated at $1,046,555. This does not represent any acceleration of benefit resulting from the change of control effected by the Merger.

In addition to the foregoing, 12 non-executive officers and former employees and directors will receive a lump sum payment at closing equal to the accrued benefits they are entitled to receive under their supplemental executive retirement agreements and director deferred compensation agreements.

Excess Benefit Plan Agreement of John K. Keach, Jr.

Pursuant to the terms of the Excess Benefit Plan Agreement of John K. Keach, Jr. (the “Excess Benefit Plan”), Mr. Keach will receive upon termination of that agreement a lump sum payment equal to the present value of his benefits otherwise payable under that agreement. The amount will be paid at closing of the Merger. Assuming the Merger closed on July 31, 2012, the payments to Mr. Keach under the Excess Benefit Plan are estimated at $1,081,165. This benefit does not represent any acceleration of benefits resulting from the change of control effected by the Merger.

Amendment of Director Deferred Fee Agreements and Director Deferred Compensation Agreement

David Laitinen, Harold Force and John Beatty, current directors of ICB, and Harvard Nolting, a former director who retired from the Board of ICB in December, 2011, each are parties to Director Deferred Fee Agreements and, in the case of Mr. Nolting, a Director Deferred Compensation Agreement (collectively, the “Director Agreements”). At the closing, these Director Agreements, subject to the consents of the affected directors, will be amended to become subject to the terms of the Directors Deferred Compensation Plan sponsored by Old National (the “ONB Director Plan”). The directors’ benefits under the Old National plan will be distributed in accordance with the distribution provisions in effect under the Director Agreements with ICB. However, interest on the account balances of the ICB directors and former directors under the ONB Director Plan will be credited based upon the Bloomberg Bond index fund (although there is also an option to tie such balances to a hypothetical fund investing in Old National common stock). Generally, the interest credited under the ONB Director Plan is expected to be higher than the interest rate currently credited on the accounts of David Laitinen, Harold Force, and John Beatty, but lower than the interest rates currently credited to the account balance of Mr. Nolting.

Indemnification and Insurance of Directors and Officers

Old National has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of ICB and Indiana Bank and Trust Company as provided in the articles of incorporation or bylaws of ICB and Indiana Bank and Trust Company and any existing indemnification agreements or arrangements disclosed to Old National shall survive the Merger and continue for a period of six years after the effective time of the Merger to the extent permitted by law.

In addition, Old National has agreed to cause ICB’s and Indiana Bank and Trust Company’s directors and officers to be covered for a period of one year after the effective time of the Merger by ICB’s existing directors’ and officers’ liability insurance policy (or a substitute policy obtained by Old National having the same coverages and amounts and terms and conditions that are not less advantageous to such directors and officers)

with respect to acts or omissions occurring before the effective time of the Merger; provided that Old National shall not be required to spend more than 200% of the annual premium paid by ICB for such insurance. If the cost of insurance exceeds such limit, Old National will use its reasonable efforts to obtain as much comparable coverage as possible.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the Merger Agreement, ICB shareholders will exchange their shares of ICB common stock for shares of Old National common stock and cash. ICB is organized under the laws of the State of Indiana, and the ICB shareholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law (“IBCL”), and ICB’s articles of incorporation and bylaws. Old National is also an Indiana corporation, and is governed by the laws of the State of Indiana and its articles of incorporation and bylaws. Upon consummation of the Merger, ICB’s shareholders will become Old National shareholders, and the Articles of Incorporation of Old National (the “Old National Articles”), the Bylaws of Old National (the “Old National Bylaws”), the Indiana Business Corporation Law (“IBCL”), and rules and regulations applying to public companies will govern their rights as Old National shareholders.

The following summary discusses some of the material differences between the current rights of Old National shareholders and ICB shareholders under the Old National Articles, the Old National Bylaws, the Articles of Incorporation of ICB (the “ICB Articles”), and the Bylaws of ICB (the “ICB Bylaws”).

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Old National Articles, the Old National Bylaws, the ICB Articles and the ICB Bylaws, as applicable.

Authorized Capital Stock

Old National

Old National currently is authorized to issue up to 150,000,000 shares of common stock, no par value, of which approximately 94,674,000 shares were outstanding as of March 31, 2012. Old National also is authorized to issue up to 2,000,000 shares of preferred stock, no par value. One million shares of preferred stock are designated as Series A Preferred Stock, and 100,000 shares of preferred stock are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series T. The board of directors may by resolution increase or decrease the number of shares of preferred stock, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock. Currently, there are no shares of Old National preferred stock outstanding. If any series of preferred stock is issued, the Old National board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.
As of May 31, 2012, options to purchase approximately 6,038,000 shares of Old National common stock were outstanding.

ICB

ICB currently is authorized to issue up to 15,000,000 shares of common stock, no par value per share, of which 3,420,879 shares were outstanding as of June     , 2012. ICB also is authorized to issue up to 2,000,000 shares of preferred stock, no par value, of which 21,500 shares are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 a share, all of which shares have been issued to the United States Treasury (“UST”) pursuant to the Capital Purchase Program. For any series of preferred stock issued, the ICB board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.

As of June     , 2012, options to purchase 44,573 shares of ICB common stock were outstanding under the ICB 1995 Stock Option Plan for an average price per share of $24.639; options to purchase 4,161 shares of ICB common stock were outstanding under the ICB 1999 Stock Option Plan for an average price per share of $25.1872; options to purchase 124,714 shares of ICB common stock were outstanding under the ICB 2001 Stock Option and Incentive Plan for an average price per share of $24.273; and a warrant to purchase 188,707 shares of ICB common stock at a price of $17.09 per share has been issued to the U.S. Treasury pursuant to the Capital Purchase Program.

Voting Rights and Cumulative Voting

Old National

Each holder of Old National common stock generally has the right to cast one vote for each share of Old National common stock held of record on all matters submitted to a vote of shareholders of Old National. If Old National issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Indiana law permits shareholders to cumulate their votes in the election of directors if the corporation’s articles of incorporation so provide. However, the Old National Articles do not grant cumulative voting rights to its shareholders.

ICB

Each holder of ICB common stock generally has the right to cast one vote for each share of ICB common stock held of record on all matters submitted to a vote of shareholders of ICB. Holders of shares of TARP Preferred Stock are only entitled to vote on certain matters, as set forth in the Certificate of Designations for such TARP Preferred Stock, which matters include amendments to the Certificate of Designations, elections of directors upon the failure to pay dividends on the TARP Preferred Stock for a specified period of time, and approval of transactions in which the rights, preferences, privileges or voting rights of the TARP Preferred Stock are materially less favorable than prior to the transaction. If ICB issues additional shares of preferred stock the holders of such preferred stock also may possess voting rights. The ICB Articles do not grant cumulative voting rights to its shareholders.

Dividends

Old National and ICB may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as Old National’s and ICB’s respective board of directors may determine, subject to all statutory and regulatory restrictions, including bank regulatory restrictions discussed elsewhere in this proxy statement/prospectus.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Old National or ICB, the holders of shares of Old National and ICB common stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Old National’s and ICB’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining net assets of Old National and ICB, respectively.

Preferred Stock

In general, the boards of directors of Old National and ICB are authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. The board of directors may by resolution increase or decrease the number of preferred stock, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock. If Old National or ICB were to issue preferred stock, such preferred stock may have a priority rank over its common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

Issuance of Additional Shares

Old National

Except in connection with the proposed Merger with ICB, and as otherwise may be provided herein, Old National has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Old National common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Old National Articles, no shareholder approval will be required for the issuance of these shares. As a result, Old National’s board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Old National’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the New York Stock Exchange.

ICB

The ICB Articles provide that the board of directors has authority to authorize and direct the issuance by ICB of shares of preferred stock and common stock at such times, in such amounts, to such persons, for such considerations and upon such terms as it may from time to time determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the Act, other applicable laws and the articles. ICB has no specific plans for the issuance of additional authorized shares of its common or preferred stock.

Number of and Restrictions Upon Directors

Old National

The Old National Bylaws state that the board of directors shall be composed of twelve (12) members. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death, resignation, or removal. The Old National Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he becomes 72 years of age. The Old National Bylaws further provide that the Board may establish other qualifications for directors in its Corporate Governance Guidelines in effect from time to time.

ICB

The ICB Bylaws provide that the board of directors shall be composed of not less than five (5) nor more than fifteen (15) members, and if the board of directors by resolution has not specified the number of directors the number shall be seven (7). The ICB board of directors is divided into three classes, designated as Class 1, Class 2, and Class 3, as nearly equal in number as possible, with the term of office of one class expiring each year. Any additional directorships resulting from an increase in the number of directors will be apportioned among the classes as equally as possible.

Removal of Directors

Old National

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Under the Old National Bylaws, and with the exception of a director elected by the holders of one or more series of preferred stock, any director or the entire board of directors may be removed, with or without cause, only by (i) the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Old National common stock at a meeting of shareholders called expressly for the purpose of removing one or more directors, or (ii) the affirmative vote of not less than two-thirds (2/3) of the actual number of directors elected and qualified and then in office.

ICB

Under the ICB Articles, subject to the rights of any series of Preferred Stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of ICB capital stock who are entitled to vote on the election of directors at a meeting of shareholders called for that purpose. For this purpose, cause is defined in 12 C.F.R. § 163.39.

Special Meetings of the Board

Old National

The Old National Bylaws provide that special meetings of the board of directors may be called by, or at the request of, the Chairman of the Board, the CEO and the President of Old National, or by not less than a majority of the members of the board of directors.

ICB

The ICB Bylaws provide that special meetings of the ICB board of directors may be called by the Chairman of the Board, the President, or by at least two directors.

Classified Board of Directors

Old National

Neither the Old National Articles nor the Old National Bylaws provide for a division of the Old National board of directors into classes.

ICB

The ICB Articles provide that ICB’s board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of ICB’s board of directors.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

Old National

The Old National Bylaws provide that nominations for the election of directors may be made only by the board of directors following the recommendation of the Old National Corporate Governance and Nominating Committee. The Committee will consider candidates for election suggested by shareholders, subject to the suggestions having been made in compliance with certain requirements set forth in the Bylaws.

Additionally, shareholders may submit proposals for business to be considered at Old National’s annual meeting of shareholders, and include those proposals in Old National’s proxy and proxy statement delivered to shareholders, in accordance with the requirements of Rule 14a-8 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

ICB

Nominations for election to the ICB board of directors may be made by the ICB board of directors, by any nominating committee or person appointed by the board of directors, or by any ICB shareholder entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the existing management of ICB, must be made in writing to the Secretary of ICB not less than sixty (60) days prior to any meeting of shareholders called for the election of Directors, and must contain information prescribed by the Bylaws.

Additionally, shareholders may submit proposals for business to be considered at ICB’s annual meeting of shareholders, and include those proposals in ICB’s proxy and proxy statement delivered to shareholders, in accordance with the requirements of Rule 14a-8 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

Special Meetings of Shareholders

Old National

The Old National Bylaws state that special shareholders’ meetings may be called by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President of Old National, and shall be called by the Chairman of the Board, CEO, President or Secretary at the written request of a majority of the members of the board of directors or upon delivery to Old National’s Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

ICB

The ICB Articles and By-Laws provide that special meetings of ICB shareholders may be called by the Chairman of the ICB Board of Directors or by the Board pursuant to a resolution adopted by a majority of the total number of Directors of ICB.

Provisions for Regulation of Business and Conduct of Affairs of Corporation

The Old National and ICB Articles allow meetings of shareholders to occur within or without the State of Indiana, and allow any action required or permitted to be taken at any meeting of the shareholders to be taken without a meeting if a consent in writing setting forth the action is signed by all the shareholders entitled to vote with respect to it, and the consent is filed with the minutes of the proceedings of the shareholders.

The Old National and ICB Articles allow meetings of the board of directors or any committee thereof to be held within or without the State of Indiana, and allow any action required or permitted to be taken without a meeting if a consent in writing setting forth the action taken is signed by all the members of the board of directors, or of such committee, and the written consent is filed with the minutes of the proceedings of the board or committee.

Indemnification

Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

Old National

The Old National Articles and Bylaws provide that every person who is or was a director, officer or employee of Old National or any other corporation for which he is or was serving in any capacity at the request of Old National shall be indemnified by Old National against any and all liability and expense that may be incurred by him in connection with, resulting from, or arising out of any claim, action, suit or proceeding, provided that the person is wholly successful with respect to the claim, action, suit or proceeding, or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of Old National or any other corporation for which he is or was serving in any capacity at the request of Old National. Old National will also indemnify each director, officer and employee acting in such capacity in connection with criminal proceedings provided the director, officer or employee had no reasonable cause to believe that his conduct was unlawful. The indemnification by Old National extends to attorney fees, disbursements, judgments, fines, penalties or settlements. Old National may also advance expenses or undertake the defense of a director, officer or employee upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director, officer or employee to be entitled to indemnification, the person must be wholly successful with respect to such claim or either the board of directors of Old National acting by a quorum consisting of Directors who are not parties to, or who have been wholly successful with respect to such claim, action, suit or proceeding, or independent legal counsel must determine that the director, officer or employee has met the standards of conduct required by the Articles.

ICB

ICB’s Articles provide for the indemnification of its directors, officers, employees and agents, and of any person serving at the request of ICB as a director, officer, employee, partner or trustee of another enterprise, who is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal. ICB indemnifies such persons for any expenses (including counsel fees), judgments, settlements, penalties and fines in accordance with such action, suit or proceeding, provided such persons acted in good faith an in a manner he reasonably believed, in the conduct of his official capacity, was in the best interests of ICB, and in all other cases, was not opposed to the best interests of ICB. With respect to criminal proceedings, the person seeking indemnification must have either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. ICB may also advance expenses or undertake the defense of an indemnified person upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director, officer, employee or agent to be entitled to indemnification, the person must be wholly successful with respect to such claim or either (i) the board of directors of ICB acting by a quorum consisting of Directors who are not parties to, or who have been wholly successful with respect to such claim, action, suit or proceeding, (ii) independent legal counsel or (iii) the shareholders of ICB must determine that the director, officer, employee or agent has met the standards of conduct required by the Articles.

Additional Restrictions on Directors

Old National’s Articles allow directors to have an interest in a contract or transaction with the Corporation, if the interest is disclosed to or known by the board of directors, and the board approves the transaction by a majority vote of those present, with the interested director to be counted in determining the existence of a quorum, but not in calculating a majority to approve the transaction.

ICB’s Articles allow directors to have an interest in contracts with ICB if the material facts of the transaction and the directors interest were disclosed or known to the board of directors, a committee of the board of directors with authority to act on thereon, or the shareholders entitled to vote thereon, and the board of directors, committee or shareholders approved the transaction. Approval of the transaction by the board of directors, or an appointed committee to act on its behalf, requires the affirmative vote of a majority of the directors who have no interest in the transaction. Approval of the transaction by the shareholders requires the affirmative vote of a majority of the shares entitled to vote on the matter, including shares held by the director having an interest in the transaction.

Preemptive Rights

Old National

Although permitted by the IBCL, Old National’s Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity.

ICB

ICB’s Articles do not provide holders of ICB common or preferred stock with preemptive rights with respect to any shares that may be issued.

Amendment of Articles of Incorporation and Bylaws

Old National

Except as otherwise provided below, amendments to the Old National Articles must be approved by a majority vote of Old National’s board of directors and also by a majority vote of the outstanding shares of Old National’s voting stock. Amendments to the terms of any series of preferred stock that materially alter or change the powers, preferences or special rights of the preferred stock adversely must be approved by the holders of at least two-thirds of the outstanding shares of preferred stock, voting separately as a class. Additionally, the following provisions of the Articles of Old National may not be altered, amended or repealed without the affirmative vote of at least two-thirds (2/3) of the board of directors or the holders of at least 80% of the outstanding shares of Old National common stock, at a shareholders’ meeting called for that purpose:

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Section 11, which requires the affirmative vote of 80% of the outstanding shares of Old National common stock to approve certain business combinations which are not approved and recommended by the vote of two-thirds of the entire board of directors of Old National;

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Section 12, which requires that the board of directors, in connection with exercising its business judgment in determining what is in the best interests of Old National and its shareholders when evaluating a business combination, consider factors in addition to the adequacy of the financial consideration, such as social and economic effects of the transaction, the business and financial condition of the acquiring person or entity, and the competence, experience and integrity of the acquiring person’s management; and

•

Section 13, which provides that shareholders who acquire 15% of the outstanding Old National common stock and who seek to acquire additional shares of common stock must offer and pay for such additional shares a consideration that is at least equal to the highest percent over market value paid to acquire Old National common stock then held by such person.

The Old National Bylaws may be amended only by a majority vote of the total number of directors of Old National.

ICB

In general, ICB’s Articles may be amended upon a majority vote of the ICB board of directors and a majority vote of ICB’s shareholders. The amendment of certain provisions of ICB’s Articles, however, requires the affirmative vote of at least 80% of the total number of ICB shares entitled to vote on the matter. These include provisions relating to: the number, terms, classification, and removal of directors; shareholder nomination of director candidates and introduction of business; calling of special shareholder meetings; the authority of directors to alter, amend or repeal the Code of By-Laws; and shareholder voting rights on certain business combinations involving ICB which are not recommended by ICB’s directors or are proposed by a person or group holding 10% or more of ICB’s common stock and such proposal does not treat all ICB shareholders equally.

The affirmative vote of a majority of the actual number of ICB’s Directors elected and qualified at the time of the action is required to make, alter, amend, or repeal ICB’s By-Laws.

RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL

(ANTI-TAKEOVER PROTECTIONS)

General

The Old National Articles and the ICB Articles include several provisions intended to protect the interests of each company and its shareholders from unsolicited changes in control. These provisions authorize the applicable board of directors to respond to such unsolicited offers that would effect a change in control in a manner that, in the board’s judgment, will best protect the interests of the company and its subsidiaries. Although each board of directors believes that the acquisition restrictions described below are beneficial to its shareholders, the provisions may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices, but would not be approved by the company’s board of directors. These acquisition restrictions also will render the removal of management and the incumbent board of directors more difficult. However, each of Old National’s and ICB’s board of directors has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Old National’s and ICB’s Articles and Bylaws

Directors.      Certain provisions in the Old National Bylaws, ICB Articles, and ICB Bylaws impede changes in the majority control of the companies’ Boards of Directors. The ICB Articles and Bylaws provide that the board of directors will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it takes two annual elections to replace a majority of ICB’s board of directors.

The Old National Bylaws provide that any vacancy occurring in Old National’s board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors of the company then in office. The ICB Articles provide that any vacancy on the board of directors caused by an increase in the number of directors shall be filled by a majority vote of the members of the board of directors. Finally, the Old National Bylaws and ICB Bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the respective board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

The Old National Bylaws provide that any director, exclusive of directors who may be elected by the holders of any one or more series of preferred stock, or the entire board of directors may be removed, with or without cause, only by (i) the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Old National common stock at a meeting of shareholders called expressly for the purpose of removing one or more directors, or (ii) the affirmative vote of not less than two-thirds (2/3) of the actual number of directors elected and qualified and then in office.

The ICB Articles provide that subject to the rights of any holders of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause, as defined in 12 CFR § 163.39, and only by the affirmative vote of at least eighty percent (80%) of the outstanding shares of ICB capital stock who are entitled to vote on the election of directors at a meeting of shareholders called for that purpose.

Restrictions on Call of Special Meetings.    The Old National Bylaws provide that special shareholders’ meetings may be called by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President of Old National, and shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary at the written request of a majority of the members of the board of directors or upon delivery to Old National’s Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The ICB By-Laws provide that a special meeting of ICB’s shareholders may be called by the Chairman of the ICB board of directors, or by the board of directors pursuant to a resolution adopted by a majority of the directors.

No Cumulative Voting.    The Old National Articles and the ICB Articles each provide that there shall be no cumulative voting rights in the election of directors.

Authorization of Preferred Stock.     Old National and ICB are each authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors of the company is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer, or other attempt to gain control of Old National or ICB not approved by the applicable board of directors, it might be possible for the board of directors of Old National or ICB to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. Neither board of directors has any present plans or understandings for the issuance of any preferred stock and neither intends to issue any preferred stock except on terms that the Board may deem to be in the best interests of Old National or ICB, as applicable, and its shareholders.

Limitations on Significant Shareholders.    The Old National Articles provide that shareholders who acquire 15% of the outstanding Old National common stock and who seek to acquire additional shares of common stock must offer and pay for such additional shares a consideration that is at least equal to the highest percent over market value paid to acquire Old National common stock then held by such person. Any purchases of shares in violation of this provision are null and void.

Evaluation of Offers.    The Old National Articles require that the board of directors, in connection with exercising its business judgment in determining what is in the best interests of Old National and its shareholders when evaluating a business combination, consider factors in addition to the adequacy of the financial consideration, such as social and economic effects of the transaction, the business and financial condition of the acquiring person or entity, and the competence, experience and integrity of the acquiring person’s management. Similarly, ICB’s Articles permit its Board of Directors, in evaluating business combinations, to consider the long-term interests of ICB, the social and economic effects of such business combinations on present and former employees, suppliers, or customers of ICB, and the effect upon communities in which officers of ICB are located. By having these standards and provisions in the Old National Articles and ICB Articles, the Old National and ICB board of directors may be in a stronger position to oppose such a transaction if the respective Board concludes that the transaction would not be in the best interests, even if the price offered is significantly greater than the then market price of any equity security.

Procedures for Certain Business Combinations.

ONB

The Old National Articles require the affirmative vote of 80% of the outstanding shares of Old National common stock to approve certain business combinations which are not approved and recommended by the vote of two-thirds of the entire board of directors of Old National.

ICB

ICB’s Articles provide that the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding common stock of ICB shall be required to approve any merger or consolidation, sale of assets, issuance or transfer of securities, adoption of a plan of liquidation or dissolution, or reclassification of securities, in each case involving a shareholder who beneficially owns 10% or more of the voting power of ICB common stock, unless, in the case of transactions not involving the payment cash or other consideration to the shareholders of ICB, the transaction was approved by a majority vote of ICB’s Board of Directors, or in the case of a transaction involving the payment of cash or other consideration to shareholders of ICB, (i) the transaction was approved by a majority vote of ICB’s directors unaffiliated with the 10% or greater shareholder, or (ii) the transaction involves consideration per share generally equal to the higher of (A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the ICB common stock or (B) the “Fair Market Value” of such shares (generally, the highest closing bid paid for the common stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher). Business combinations meeting the above criteria require the affirmative vote of a majority of the outstanding shares of common stock of ICB.

Amendments to Articles and Bylaws.    In general amendments to the Old National Articles must be approved by a majority vote of Old National’s board of directors, and also by the holders of a majority of Old National’s shares of common stock; provided, however, approval by at least 80% of the outstanding voting shares is required to amend provisions of Old National’s Articles relating to (i) approval of certain business combinations; (ii) exercise of directors’ business judgment in evaluating certain business combinations; and (iii) limitations on further purchases of shares by shareholders who own 15% or more of the company’s outstanding shares. Additionally amendments to the Old National articles negatively affecting the preferred stock holders require a two-thirds vote of the preferred stock holders. In general, ICB’s Articles may be amended upon the approval of the board of directors and by the vote of the shareholders if more votes are cast in favor of the amendment than votes cast opposing it. The amendment of certain provisions of ICB’s Articles, however, requires the affirmative vote of at least 80% of the total number of ICB shares entitled to vote on the matter. These include provisions relating to: the number, terms, classification, and removal of directors; shareholder nomination of director candidates and introduction of business; calling of special shareholder meetings; the authority of directors to alter, amend or repeal the Code of By-Laws; and provisions dealing with certain business combinations involving ICB and persons or groups holding 10% or more of ICB’s common stock.

The Old National Bylaws may be amended only by a majority vote of the total number of directors of Old National. The ICB By-Laws may be amended only by a majority vote of the total number of directors of ICB.

State and Federal Law

State Law.  Several provisions of the IBCL could affect the acquisition of shares of Old National common stock or ICB common stock, or otherwise affect the control of Old National or ICB. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Old National or ICB (assuming that either company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the “Control Share Acquisition Statute”). Under the Control Share Acquisition Statute, if an acquirer purchases those shares at a time when the corporation is subject to the Control Share Acquisition Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof, and by the acquirer), approves in a special or annual meeting the rights of the acquirer to vote the shares that take the acquirer over each level of ownership as stated in the statute, the acquirer cannot vote those shares. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. Both Old National and ICB have elected to remain subject to this statute because of the desire of the respective companies to discourage non-negotiated hostile takeovers by third parties. However, the Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the Merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, both the Old National Articles and ICB Articles contain provisions having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Boards of Directors of Old National and ICB each have flexibility in responding to unsolicited proposals to acquire Old National or ICB, as the case may be, and accordingly it may be more difficult for an acquirer to gain control of Old National or ICB in a transaction not approved by the respective Boards of Directors.

Federal Limitations.  Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General. The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of ICB common stock with respect to the exchange of ICB common stock for Old National common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their ICB common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service, regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of ICB common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of ICB common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as holders of ICB common stock that are partnerships or other pass-through entities (and persons holding their ICB common stock through a partnership or other pass-through entity), persons who acquired shares of ICB common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their ICB common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ICB common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;
•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

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a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds ICB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Old National and ICB have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligations of Old National and ICB to consummate the Merger are conditioned upon the receipt of an opinion from Krieg DeVault LLP, counsel to Old National, to the effect that the Merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Old National and ICB. Old National and ICB have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, Old National urges each ICB shareholder to consult their own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws. Assuming the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the Merger are as follows:

•	no gain or loss will be recognized by Old National, its subsidiaries or ICB or Indiana Bank and Trust Company by reason of the merger;
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you will not recognize gain or loss if you exchange your ICB common stock solely for Old National common stock, except to the extent of any cash received in lieu of a fractional share of Old National common stock;

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your aggregate tax basis in the Old National common stock that you receive in the Merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your aggregate tax basis in the ICB common stock you surrendered, less any basis attributable to fractional share interests in ICB common stock for which cash is received; and

•	your holding period for the Old National common stock that you receive in the Merger will include your holding period for the shares of ICB common stock that you surrender in the merger.

Cash Received Instead of a Fractional Share of Old National Common Stock.   A shareholder of ICB who receives cash instead of a fractional share of Old National common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Old National of the fractional share. As a result, a ICB shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The maximum federal income tax rate for long term capital gains for 2012 is 15%.

Backup Withholding and Information Reporting.  Payments of cash to a holder of ICB common stock instead of a fractional share of Old National common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, ICB urges ICB shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON

EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and Rule 14a-21(c) promulgated thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, ICB is required to submit a proposal to its shareholders for a non-binding advisory vote to approve the payment of certain compensation to the named executive officers of ICB that is based on or otherwise relates to the Merger. This proposal, commonly known as “say-on-golden parachute,” gives ICB shareholders the opportunity to express their views on the compensation that certain of ICB’s named executive officers may be entitled to receive that is based on or otherwise relates to the Merger.

The compensation that ICB’s named executive officers may be entitled to receive that is based on or otherwise relates to the Merger is summarized in the table below entitled “Golden Parachute Compensation,” and a narrative description of such compensation is included in “Interests of Certain Officers and Directors of ICB in the Merger,” beginning on page —. This summary includes all compensation and benefits that may be paid or provided following a change in control. ICB’s only named executive officers are John K. Keach, Jr. and Mark T. Gorski.

Therefore, ICB is requesting the approval of ICB’s shareholders, on a non-binding advisory basis, of the compensation of the named executive officers of ICB based on or related to the Merger and the agreements and understandings concerning such compensation. As required by Rule 14a-21(c) of the Exchange Act, ICB is asking its shareholders to adopt the following resolution:

“RESOLVED, that the compensation to be paid or become payable to the named executive officers of Indiana Community Bancorp that is based on or otherwise relates to the Merger of Indiana Community Bancorp with and into Old National Bancorp, and the agreements and understandings concerning such compensation, as disclosed in the table below entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S–K and the associated narrative discussion, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the Merger Agreement and the Merger and is also separate and apart from the vote on the compensation of ICB’s executives unrelated to the Merger described in Proposal 5. Accordingly, you may vote to approve this Proposal 2 on Merger-related compensation and vote not to approve Proposal 1 on the Merger Agreement and vice versa. You may also vote to approve this Proposal 2 on Merger-related compensation and vote not to approve Proposal 5 on compensation unrelated to the Merger. Because the proposal is advisory in nature only, a vote for or against approval will not be binding on either ICB or Old National regardless of whether the Merger is approved. Accordingly, as the compensation to be paid to the named executive officers of ICB based on or related to the Merger is contractual with the executives, regardless of the outcome of this vote, such compensation will be payable, subject only to the conditions applicable thereto, if the Merger is completed. This proposal includes compensation that would be paid or provided by ICB if paid or provided prior to or upon the closing of the Merger, and which would be paid or provided by Old National if paid or provided following closing of the Merger. If the Merger is not completed, ICB’s Board of Directors will consider the results of the vote in making future executive compensation decisions.

The named executive officers of ICB named below are entitled to receive certain compensation that is based on or that otherwise relates to the Merger. This compensation, collectively referred to as “golden parachute” compensation, is described in narrative form in the section entitled “Interests of Certain Officers and Directors of ICB in the Merger” beginning on page —. The descriptions and quantifications of the payments in the table below are intended to comply with Item 402(t) of Regulation S–K, which requires disclosure of information about compensation and benefits that each of ICB’s named executive officers will or may receive in connection with the Merger. Some compensation disclosed in this table and its footnotes would be paid (if at all) only pursuant to understandings with Old National that are not subject to the advisory vote that is the subject of this Proposal 2.

The following table sets forth the aggregate dollar value of the various elements of compensation that each named executive officer of ICB would receive that is based on or otherwise relates to the Merger, assuming the following:

•	the Merger closes on July 31, 2012;

•	with respect to compensation payable under the employment agreement of Mr. Keach and the severance agreement of Mr. Gorski, it is assumed that the employment of Messrs. Keach and

Gorski is terminated by Old National or Old National Bank without cause immediately following the closing of the Merger and after they have signed their employment agreement and severance agreement, respectively;

•

shares of Old National common stock are valued at $11.98 per share, the average closing market price of Old National’s shares of common stock over the first five business days following the public announcement of the Merger; and

•

shares of ICB common stock are valued at $20.92 per share, the average closing market price of ICB’s shares of common stock over the first five business days following the public announcement of the Merger.

Any changes in these assumptions would affect the amounts shown in the following table. Because all stock options held by Mr. Keach and Mr. Gorski are fully vested and all account balances of Mr. Keach under his supplemental executive retirement plan agreement and his excess benefit plan agreement are fully vested, the values associated with such vested stock options and vested account balances are not included in the following table.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)(5)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer	$1,747,916(1)	$313,800(3)	---	---	---	---	$2,061,716

Mark T. Gorski Executive Vice President, Treasurer, and Chief Financial Officer	$255,000(2)	$116,670(4)	$228,178	---	---	---	$599,848

(1)	Includes (i) a $1,347,916 signing bonus payable by Old National at the time of execution of Mr. Keach’s employment agreement with Old National, which is a single-trigger arrangement payable upon a change in control and not conditioned upon termination or resignation of Mr. Keach, and (ii) two years of Mr. Keach’s base salary of $200,000 payable under his employment agreement assuming he is terminated without cause immediately following the execution of his employment agreement, which is a double-trigger arrangement payable in the event of a change in control conditioned upon a termination of employment without cause following the change in control during the term of the employment agreement. Pursuant to the terms of his two-year employment agreement, Mr. Keach is entitled to be paid his base salary for the balance of the term of his two-year employment contract if he is terminated without cause. Mr. Keach’s signing bonus is equal to the maximum amount that Mr. Keach is entitled to receive under Section 280G of the Internal Revenue Code.
(2)

Includes for Mr. Gorski, (a) a $70,000 cash retention bonus which is a single-trigger arrangement, and (b) one year’s base salary of $185,000 to which he would be entitled if he is terminated without cause immediately following the execution of his severance agreement with Old National, which is a double-trigger arrangement. Pursuant to the terms of his severance agreement, Mr. Gorski is entitled to be paid a single lump sum equal to his weekly pay multiplied by the greater of (i) fifty-two (52) or (ii) two (2) times his years of service on the sixtieth (60th) day following his termination, provided he has executed and submitted a Release of Claims and the statutory period during which he may revoke the release has expired. Mr. Gorski is also entitled pursuant to the terms of his severance agreement to payment in full upon his termination without cause of any unpaid balance of his cash retention bonus offered in the written offer of employment from Old National, dated January 19, 2012.

(3)	The amount in this column includes the dollar value ($313,800) of accelerated restricted stock awards of 15,000 shares of ICB common stock, assuming that Mr. Keach is terminated without cause immediately following the closing of the Merger and valuing such shares at $20.92 per share, the average closing price of ICB’s shares over the first five business days following the first public announcement of the Merger. This is a double-trigger arrangement payable in the event of a change in control conditioned upon a termination of employment without cause following the change in control during the term of the employment agreement.
(4)

The amount in this column includes the dollar value ($62,760) of accelerated restricted stock awards for Mr. Gorski at the closing of the Merger, assuming Mr. Gorski receives 3,000 accelerated shares of ICB restricted stock at closing. These shares are valued at $20.92 per share, the average closing price of ICB’s shares over the first five business days following the first public announcement of the Merger. Also included for Mr. Gorski is the value ($53,910) of 4,500 restricted shares of Old National common stock which will be paid to Mr. Gorski at the closing of the Merger. These shares are valued at $11.98 per share, the average closing price of Old National’s shares over the first five business days following the first public announcement of the Merger. These amounts represent a single-trigger arrangement payable upon a change in control and not conditioned upon termination or resignation of Mr. Gorski.
(5)	Amounts in this column represent the aggregate dollar value of the accelerated benefit ($228,178) of Mr. Gorski under his Supplemental Executive Retirement Agreement (“Gorski SERP”) payable at the closing of the Merger. Mr. Gorski is also entitled to a benefit under the Gorski SERP equal to $85,317 which represents the amount payable to him at closing that had vested and was not accelerated at the closing of the Merger. The present value of these benefits was determined using 120% of the applicable federal rate for June, 2012 under section 1274(d) of the Code, using the short-term rate for the first 36 months, the mid-term rate for three to nine years, and the long-term rate for more than nine years. Mr. Keach will receive a lump sum payment estimated at $1,046,555 under the Keach SERP and a lump sum payment estimated at $1,081,165 under the Keach Excess Benefit Plan at the closing of the Merger. Neither of these amounts payable to Mr. Keach represents an enhanced benefit as these represent fully vested benefits under those agreements.

For the non-binding advisory resolution relating to the Merger-related compensation arrangements to be approved, more votes must be cast by ICB’s shareholders in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be included in the vote count and will have no effect on the outcome of the proposal. Applicable law prohibits ICB or its subsidiaries from making golden parachute payments to ICB’s directors, officers, or employees so long as ICB or Indiana Bank and Trust Company are subject to applicable restrictions under the U.S. Treasury’s Troubled Asset Relief Program. Those restrictions will not apply if Mr. Gorski and Mr. Keach are employed by Old National following the Merger, as anticipated, or after the TARP Preferred Stock is redeemed, also expected to occur prior to the closing.

ICB’s Board of Directors unanimously recommends that shareholders vote “FOR” the approval of the non-binding advisory resolution approving the Merger-related compensation of ICB’s named executive officers, and the agreements or understandings concerning such compensation.

DESCRIPTION OF ICB

Business

General

ICB is an Indiana corporation organized as a bank holding company authorized to engage in activities permissible for a bank holding company. The principal asset of ICB consists of 100% of the issued and outstanding capital stock of Indiana Bank and Trust Company.

Indiana Bank and Trust Company began operations in Seymour, Indiana under the name New Building and Loan Association in 1908. Indiana Bank and Trust Company received its federal charter and changed its name to Home Federal Savings and Loan Association in 1950. On November 9, 1983, Home Federal Savings and Loan Association became a federal savings bank and its name was changed to Home Federal Savings Bank. On January 14, 1988, Home Federal Savings Bank converted to stock form and on March 1, 1993, Home Federal Savings Bank reorganized by converting each outstanding share of its common stock into one share of common stock of ICB, thereby causing ICB to be the holding company of Home Federal Savings Bank. On December 31, 2001 Indiana Bank and Trust Company, a member of the Federal Reserve System, completed a charter conversion to an Indiana commercial bank. On September 24, 2002, ICB announced a change in its fiscal year end from June 30 to December 31. On October 22, 2002, Home Federal Savings Bank changed its name to HomeFederal Bank.

On March 1, 2008, HomeFederal Bank changed its name to Indiana Bank and Trust Company. Indiana Bank and Trust Company currently provides services through its main office at 501 Washington Street in Columbus, Indiana, eighteen full service branches located in south central Indiana and the STAR network of automated teller machines at fourteen locations in Seymour, Columbus, North Vernon, Osgood, Salem, Madison, Batesville, Greensburg, Greenwood and Indianapolis. As a result, Indiana Bank and Trust Company serves primarily Bartholomew, Jackson, Jefferson, Jennings, Scott, Ripley, Decatur, Marion, Johnson and Washington Counties in Indiana. Indiana Bank and Trust Company also participates in the nationwide electronic funds transfer networks known as Plus System, Inc. and Cirrus System.

Online banking and telephone banking are also available to Indiana Bank and Trust Company customers. Online Banking services, including Online Bill Payment, are accessed through ICB’s website, www.myindianabank.com. In addition to online banking services, ICB also makes available, free of charge at the website, ICB’s annual report on Form 10-K, its proxy statement, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such material is electronically filed with the SEC. The information on ICB’s website is not incorporated into this Form 10-K.

Management analyzes the operation of ICB assuming one operating segment, community banking services. Indiana Bank and Trust Company directly, and through its subsidiaries indirectly, offers a wide range of consumer and commercial community banking services. These services include: (i) residential real estate loans; (ii) commercial and commercial real estate loans; (iii) checking accounts; (iv) regular and term savings accounts and savings certificates; (v) consumer loans; (vi) debit cards; (vii) credit cards; (viii) Individual Retirement Accounts and Keogh plans; (ix) trust services; and (x) commercial demand deposit accounts.

Indiana Bank and Trust Company’s primary source of revenue is interest from lending activities. Its principal lending activity is the origination of commercial real estate loans secured by mortgages on the underlying property and commercial loans through the cultivation of profitable business relationships. These loans constituted 62.6% of Indiana Bank and Trust Company’s loans at March 31, 2012, and 61.5% of such loans at December 31, 2011. Indiana Bank and Trust Company also originates one-to-four family residential loans, the majority of which are sold servicing released. At March 31, 2012, one-to-four family residential loans were 12.7% of Indiana Bank and Trust Company’s lending portfolio, and were 12.4% at December 31, 2011. In addition, Indiana Bank and Trust Company makes secured and unsecured consumer related loans including consumer auto, second mortgage, home equity, mobile home, and savings account loans. At March 31, 2012, approximately 13.4% of its loans were consumer-related loans. Indiana Bank and Trust Company also makes construction loans and land acquisition loans, which constituted 5.8% and 5.5% of Indiana Bank and Trust Company’s loans at March 31, 2012, respectively.

Based upon a closing price of $14.51 for ICB’s stock on January 24, 2012, ICB’s annual dividend of $.04 per share provided a dividend yield of 0.276 percent. ICB’s stock trades on the NASDAQ Global Market under the symbol INCB.

Competition

Indiana Bank and Trust Company operates in south central Indiana and makes almost all of its loans to, and accepts almost all of its deposits from, residents of Bartholomew, Jackson, Jefferson, Jennings, Johnson, Scott, Ripley, Washington, Decatur and Marion counties in Indiana. Indiana Bank and Trust Company is subject to competition from various financial institutions, including state and national banks, state and federal thrift associations, credit unions and other companies or firms, including brokerage houses, that provide similar services in the areas of Indiana Bank and Trust Company’s home and branch offices. Also, in Seymour, Columbus, North Vernon, Batesville, and the Greenwood area, Indiana Bank and Trust Company must compete with banks and savings institutions in Indianapolis. To a lesser extent, Indiana Bank and Trust Company competes with financial and other institutions in the market areas surrounding Cincinnati, Ohio and Louisville, Kentucky. Indiana Bank and Trust Company also competes with money market funds that currently are not subject to reserve requirements, and with insurance companies with respect to its Individual Retirement and annuity accounts.

Under current law, bank holding companies may acquire thrifts. Thrifts may also acquire banks under federal law. Affiliations between banks and thrifts based in Indiana have increased the competition faced by Indiana Bank and Trust Company and ICB.

The Gramm-Leach-Bliley Act allows insurers and other financial service companies to acquire banks; removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. These provisions in the Act may increase the level of competition Indiana Bank and Trust Company faces from securities firms and insurance companies.

The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that are not readily predictable.

Properties

Indiana Bank and Trust Company conducts its business from its main office at 501 Washington Street, Columbus, Indiana and 18 other full-service branches and a commercial loan office in Indianapolis. Indiana Bank and Trust Company owns a building that it uses for certain administrative operations located at 3801 Tupelo Drive, Columbus, Indiana. Information concerning these properties, as of December 31, 2011, is presented in the following table:

Description and Address	Owned or Leased	Net Book Value of Property, Furniture and Fixtures	Approximate Square Footage	Lease Expiration
Principal Office: 501 Washington Street	Owned	$3,214,067	21,600	N/A
Administrative Operations Office: 3801 Tupelo Drive, Columbus	Owned	$2,623,685	16,920	N/A
Branch Offices:
Columbus Branches:
1020 Washington Street	Owned	$346,714	800	N/A
3805 25th Street	Leased	$103,814	5,800	09/2022
2751 Brentwood Drive	Leased	$111,849	3,200	09/2022
4330 West Jonathon Moore Pike	Owned	$459,974	2,600	N/A
1901 Taylor Road	Leased	$4,171	400	03/2012
Hope Branch
8475 North State Road 9, Suite 4	Leased	$68,697	1,500	03/2012
Austin Branch
2879 North US Hwy 31	Owned	$417,339	2,129	N/A
Brownstown Branch
101 North Main Street	Leased	$14,338	2,400	Year to Year
North Vernon Branch
1420 North State Street	Owned	$2,223,238	1,900	N/A
Osgood Branch
820 South Buckeye Street	Owned	$78,133	1,280	N/A
Salem Branch
1208 South Jackson	Owned	$478,951	1,860	N/A
Seymour Branches:
222 W. Second Street	Leased	$159,459	9,200	09/2022
1117 East Tipton Street	Leased	$75,680	6,800	09/2022
Batesville Branch
114 State Rd 46 East	Owned	$424,709	2,175	N/A
Madison Branch
201 Clifty Drive	Owned	$345,519	2,550	N/A
Greensburg Branch
1801 Greensburg Crossing	Owned	$570,933	1,907	N/A
Indianapolis Branches:
8740 South Emerson Avenue	Owned	$1,752,287	5,000	N/A
1510 West Southport Road	Owned	$1,658,502	3,100	N/A
Indianapolis Commercial Loan Office:
201 South Capitol Ave, Suite 700	Leased	$314,121	12,163	04/2021
Property Purchased for New Branch:
SR 135 and Main Street, Greenwood	Owned	$1,160,562	N/A	N/A

Legal Proceedings

ICB and Indiana Bank and Trust Company are involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of ICB’s management that the resolution of these proceedings should not have a material effect on ICB’s consolidated financial position or results of operations.

Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

ICB’s common stock is quoted on the NASDAQ Global Market under the symbol “INCB.” As of December 31, 2011, there were 321 shareholders of record of ICB’s common stock. The following table sets forth, for the periods indicated, the high and low sales prices for ICB’s common stock as reported on the NASDAQ Global Market and the dividends paid by ICB on the shares of common stock:

	Price Per Share
Quarter	2012		2011		2010		Dividends Declared
	High	Low	High	Low	High	Low	2012	2011	2010
First Quarter	$23.64	$14.31	$17.25	$14.75	$9.80	$7.50	$.01	$.01	$.01
Second Quarter			17.31	15.34	12.75	9.10		$.01	$.01
Third Quarter			17.50	13.84	13.70	11.89		$.01	$.01
Fourth Quarter			15.44	13.88	17.25	12.50		$.01	$.01

It is currently the policy of ICB’s Board of Directors to continue to pay quarterly dividends, but any future dividends are subject to the restrictions set forth in the Merger Agreement and are subject to the Board’s discretion based on its consideration of ICB’s operating results, financial condition, capital, income tax considerations, regulatory restrictions and other factors. During 2011 and the first quarter of 2012, ICB paid quarterly dividends of $.01 per share.

Since ICB has no independent operations or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders is directly dependent upon the ability of Indiana Bank and Trust Company to pay dividends to ICB. See ICB’s “Management Discussion and Analysis” for a discussion of the bank regulatory restrictions on its ability to pay dividends.

Income of Indiana Bank and Trust Company appropriated to bad debt reserves and deducted for federal income tax purposes is not available for payment of cash dividends or other distributions to ICB without the payment of federal income taxes by Indiana Bank and Trust Company on the amount of such income deemed removed from the reserves at the then-current income tax rate. At December 31, 2011, none of Indiana Bank and Trust Company’s retained income represented bad debt deductions for which no federal income tax provision had been made.

ICB repurchased no shares of its common stock during 2011 or the first quarter of 2012.

Principal Holders of Common Stock

The following table provides information as of June     , 2012, about each person known by ICB to own beneficially 5% or more of the outstanding shares of its common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Financial Edge Fund, L.P. Financial Edge-Strategic Fund, L.P. Goodbody/PL Capital, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, LLC John W. Palmer Richard J. Lashley PL Capital/Focused Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	317,877	(1)	9.3%

Stieven Financial Investors, L.P. Stieven Financial Offshore Investors, Ltd. Stieven Capital Advisors, L.P. Joseph A. Stieven Steven L. Covington Daniel M. Elletson 12412 Powerscourt Drive, Suite 250 St. Louis, Missouri 63131	281,389	(2)	8.2%

(1)	According to an Amendment to Schedule 13D, filed August 4, 2008, includes (1) 145,638, 52,870, and 50,035 shares owned by Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., and PL Capital/Focused Fund, L.P., respectively, each of which is advised by PL Capital Advisors, LLC, and has PL Capital, LLC as its general partner, (2) 69,234 shares held by Goodbody/PL Capital, L.P., whose general partner is Goodbody/PL Capital, LLC, and whose investment advisor is PL Capital Advisors LLC, and (3) 100 shares beneficially owned by Richard J. Lashley in his individual capacity. Richard J. Lashley and John W. Palmer are managing members of PL Capital, LLC, Goodbody/PL Capital, LLC, and PL Capital Advisors, LLC.
(2)	According to a Schedule 13G filed on February 1, 2012, includes 239,711 shares owned by Stieven Financial Investors, L.P. (“SFI”), a Delaware limited partnership, and 41,678 shares owned by Stieven Financial Offshore Investors, Ltd. (SFOI”), a Cayman Islands exempted company. Stieven Capital Advisors, L.P. (“SCA”), a Delaware limited partnership, serves as investment manager to SFI and SFOI. Joseph A. Stieven is Chief Executive Officer of SCA, and Steven Covington and Daniel M. Elletson are managing directors of SCA, with respect to the beneficial ownership of shares of common stock owned by SFI and SFOI.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

This Management’s Discussion and Analysis should be read with the consolidated financial statements included elsewhere in this proxy statement/prospectus. The financial statements reflect the consolidated financial condition and results of operations of Indiana Community Bancorp and its wholly-owned subsidiary, Indiana Bank and Trust Company.

The following financial information presents an analysis of the asset and liability structure of ICB and a discussion of the results of operations for each of the periods presented herein as well as a discussion of ICB’s sources of liquidity and capital resources.

General

ICB’s earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic and competitive environment in which commercial banks operate. ICB’s earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.

ICB is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets would typically be beneficial in times of declining interest rates, in the current low rate environment, interest-bearing liabilities are near their minimum rate. In this environment, declining interest rates could result in compression of ICB’s margin. ICB’s net income is also affected by such factors as fee income and gains or losses on sale of loans.

Results of Operations for the Three Months Ended March 31, 2012

Overview

ICB reported a net loss of $2.6 million for the quarter ended March 31, 2012 compared to net income of $1.3 million for the quarter ended March 31, 2011. Basic and diluted earnings / (loss) per common share were $(0.87) and $0.31, for the quarters ended March 31, 2012 and 2011, respectively. The primary reason for the net loss in the quarter ended March 31, 2012, was the $7.7 million provision for loan losses.

Net Interest Income

Net interest income before provision for loan losses decreased $410,000 or 4.8% to $8.2 million for the quarter ended March 31, 2012, as compared to $8.6 million for the quarter ended March 31, 2011. The primary reason for the decrease in net interest income was a net decrease in interest earning assets less interest bearing liabilities of $15.2 million for the quarter ended March 31, 2012, as compared to the quarter ended March 31, 2011. A factor offsetting the impact of the net decrease in interest earning assets less interest bearing liabilities on net interest income is the 17 basis points increase in the net interest margin of 3.63% for the quarter ended March 31, 2011 to 3.80% for the quarter ended March 31, 2012. The increase in the net interest margin was due to the rates paid on interest bearing liabilities declining more rapidly, by 36 basis points, than the rates earned on interest bearing assets, which declined 17 basis points, for the two comparative quarters.

Provision for Loan Losses

The provision for loan losses increased $6.2 million to $7.7 million for the quarter ended March 31, 2012, compared to $1.6 million for the quarter ended March 31, 2011. Net charge offs were $4.6 million for the current quarter compared to $1.6 million for the first quarter of 2011. Late in March 2012, ICB made the decision to pursue the sale of certain Special Loans, being monitored for purposes of determining adjustments to the exchange ratio in the merger of ICB with ONB (the “Special Loans”), with balances totaling $9.0 million. The Special Loans that were identified for sale were written down to fair value upon transfer to loans held for sale. The charge to the allowance balance upon transfer to the held for sale category was $2.7 million. In addition, at the end of the quarter, ICB was informed by one of its largest customers that fraudulent financial information and borrowing base certificates had been provided to ICB throughout 2011. While the investigation is still ongoing, ICB was able to obtain updated information regarding the collateral securing this loan prepared by a third party. Based on this information, ICB recorded a specific reserve of $3.1 million to recognize the collateral shortfall on this loan. In addition, two commercial real estate properties were charged down $1.0 million due to receiving updated appraisals values in the first quarter of 2012.

ICB’s allowance for loan losses increased $3.2 million to $18.1 million at March 31, 2012. The ratio of allowance for loan losses to nonperforming loans was relatively unchanged at 58.0% at March 31, 2012. The ratio of the allowance for loan losses to total loans increased to 2.66% at March 31, 2012, from 2.12% at December 31, 2011. See the Critical Accounting Policies, Allowance for Loan Losses section for a description of the systematic analysis Indiana Bank and Trust Company uses to determine its allowance for loan losses.

The change to the allowance for loan loss for the three months ended March 31, 2012 and 2011 is as follows:

Quarter ended March 31: (in thousands)	2012	2011

Allowance beginning balance	$14,984	$14,606
Provision for loan losses	7,739	1,558
Charge-offs	(5,022)	(1,709)
Recoveries	436	123
Allowance ending balance	$18,137	$14,578

See “Asset Quality” section for further discussion including specific discussion of the coverage ratio (allowance to non-performing loans).

Net interest income after provision for loan losses was $463,000 for the three month period ended March 31, 2012; a decrease of $6.6 million as compared to net interest income after provision for loan losses of $7.1 million for the three month period ended March 31, 2011.

Interest Income

Total interest income for the three months ended March 31, 2012 decreased $1.4 million or 12.3% from $11.3 million for the quarter ending March 31, 2011 to $9.9 million for the quarter ending March 31, 2012. Three factors impacting the decrease in interest income are; 1) the $94.7 million decrease in average interest earning assets. The decrease in average interest earning assets was due to a $43.0 million decrease in the average balance of available for sale securities in Q1 of 2012 compared to Q1 of 2011. ICB sold approximately $71.0 million investment securities in the third quarter of 2011 using the funds to prepay $55.0 million of FHLB advances. In addition the average balances of loans decreased $43.8 million for the quarter ended March 31, 2012, as compared to the quarter ended March 31, 2011; 2) the average balance of nonaccrual loans for the first quarter 2012 was $31.0 million as compared to the average balance of nonaccrual loans for the first quarter 2011 of $18.5 million and 3.) a 17 basis point decline in the interest earned on average interest earning assets for the two comparative quarters.

Interest Expense

Total interest expense for the three months ended March 31, 2012 decreased $977,000 or 36.5% as compared to the same period a year ago. The weighted average interest rates paid on average interest bearing liabilities decreased 36 basis points, from the three month period ended March 31, 2012 compared to the three month period ended March 31, 2011. The decrease in rates paid on interest bearing liabilities resulted primarily from the changing mix of demand and interest bearing liabilities. The average balances of demand accounts, which currently do not earn interest increased $16.4 million. Average consumer interest checking balances increased $27.0 million, while public fund interest checking balances decreased $16.1 million. The decrease in average balance of money market accounts was $5.0 million. The decrease in average balances of higher costing certificates of deposit was $58.2 million for the first quarter of 2012 as compared to the first quarter of 2011. The average rate paid on all retail deposits decreased approximately 36 basis points over the comparative periods. In addition, the prepayment of $55.0 million of FHLB advances during the third quarter of 2011 accounted for $258,000 of the decrease in interest expense.

Non Interest Income

Total non interest income increased $527,000 or 22.5% to $2.9 million for the quarter. This increase was due primarily to three net factors; a) an $203,000 increase on the gain on sale of loans; b) a $395,000 increase in net gain/(loss) on real estate owned; and c) a $184,000 decrease in gain on securities. The increase in gain on sale of loans resulted from an increase of $6.6 million in loans sold and a 22 basis point increase in the return on loan sales for the first quarter of 2012 as compared to the first quarter of 2011. A $482,000 write down on real estate owned (REO), due to sales negotiations, resulted in a net loss on REO of $387,000 in the first quarter of 2011. In comparison there was very minimal activity in REO sales in the first quarter of 2012. Non interest income decreased $184,000 for gains on the sale of securities that occurred in the first quarter of 2011 while no gains were reported for the first quarter of 2012. Various other categories of non interest income posted small increases and decreases which netted to a $113,000 increase in non interest income.

Non Interest Expenses

Non interest expenses increased $79,000 or 1.0% to $7.6 million for the quarter. The primary increase in non interest expenses resulted from merger expenses of $502,000. Offsetting this increase in non interest expense was a decrease in FDIC insurance expense of $231,000. Effective April 1, 2011, the Federal Deposit Insurance Corporation, (FDIC) changed to an asset based assessment from a deposit based assessment for the calculation of FDIC insurance premiums. ICB benefitted from the change in the assessment base, which reduced its deposit premiums.

Taxes

Pretax loss for the quarter ended March 31, 2012 was $4.3 million compared to pretax income of $1.8 million for the quarter ended March 31, 2011. In the quarter ended March 31, 2012, ICB’s pretax loss of $4.3 million resulted in a tax credit of $1.7 million after considering permanent federal and state tax differences of approximately $229,000 and $407,000, respectively. In the quarter ended March 31, 2012, ICB recorded pretax income of $1.8 million that resulting in a tax expense of $490,000 after considering federal and state permanent tax differences of approximately $243,000 and $1.2 million, respectively. As of March 31, 2012, ICB had a deferred tax asset of $9.4 million. Based on proforma core earnings of ICB in combination with anticipated charge offs, management anticipates generating sufficient pretax income over the next four years which would result in the realization of the deferred tax asset. Therefore, no valuation allowance was established for the deferred tax asset. Additionally, current expectations are that the combined income of the merged companies will generate sufficient income in future years to realize the deferred tax asset.

Asset Quality

The following table sets forth information concerning non-performing assets of ICB. Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value. (dollars in thousands)

As of	March 31, 2012	December 31, 2011
Non-accruing loans
Residential mortgage loans	$756	$849
Commercial and commercial real estate loans	27,026	32,788
Second and home equity loans	237	264
Other consumer loans	69	70

Total	28,088	33,971

90 days past due and still accruing loans
Residential mortgage loans	87	87
Commercial and commercial mortgage loans	0	0

Total	87	87

Troubled debt restructured loans	3,095	3,082

Total non performing loans	31,270	37,140

Real estate owned	7,901	5,736

Total non-performing assets	$39,171	$42,876

Non-performing assets to total assets	4.04%	4.35%

Non-performing loans to total loans	4.59%	5.25%

Allowance for loan losses to non-performing loans	58.00%	40.34%

Nonperforming assets totaled $39.2 million at March 31, 2012 compared to $42.9 million at December 31, 2011. The decrease in nonperforming loans is related to; a) $1.9 million of charge offs due to new appraisals received in the first quarter of 2012; and b) transfers of $3.0 million of nonperforming loans to the real estate owned category. REO increased in the first quarter of 2012. This increase was the net result of the $3.0 million transfer from non accrual loans to REO offset in part by subsequent sales of REO in the first quarter. The ratio of nonperforming assets to total assets was 4.04% at March 31, 2012 compared to 4.35% at December 31, 2011.

The total amount of TDR loans was $5.0 million as of the March 31, 2012. Of these loans, $1.9 million were on non accrual status and were classified as non accrual loans within non performing loans. The remaining TDR loans total $3.1 million. TDRs at March 31, 2011 included two commercial loans which totaled $2.3 million, or 74.0%, of total TDRs. Both of these loans represent the smaller portion or “B” note of larger relationships. In both relationships, the larger or “A” note requires both principal and interest payments while the “B” note receives interest only payments. One other TDR loan totaling $328,000 has been modified to interest only loan as the current cash flow position of the borrower does not support amortizing payments. The remaining TDR loans of $466,000 were accruing interest in accordance with their modified terms. The accruing TDR loans were classified as TDR loans within non performing loans. Comparatively, the total amount of TDR loans was $4.2 million as of the December 31, 2011. Of these loans $1.2 million were on non accrual status and were classified as non accrual loans within non performing loans. The remaining TDR loans totaled $3.1 million represent the same relationships described above.

ICB does not generally forgive principal or interest on restructured loans. However, when a loan is restructured, income and principal are generally received on a delayed basis as compared to the original repayment schedule. ICB generally receives more interest than originally scheduled, as the loan remains outstanding for longer periods of time, sometimes with higher average balances than originally scheduled. The average yield on modified commercial loans was 4.6%, compared to 5.8% earned on the entire commercial loan portfolio in the first quarter of 2012.

Performing consumer TDR loans at March 31, 2012 consist of six retail loans including one residential and two second mortgages which comprise $248,000 of the total retail TDR balance of $269,000. The consumer TDR loans have been restructured at less than market terms and include rate modifications, extension of maturity, and forbearance. The average yield on modified residential mortgage and second mortgage loans was 5.8%, compared to 4.7% earned on the entire residential mortgage loan and second mortgage portfolios in the first quarter of 2012.

When considering the restructuring of a loan, when the borrower is having financial difficulty, ICB performs a complete analysis and underwrites the loan as it would any new origination. The analysis and underwriting considers the most recent debt service coverage analysis, pro forma financial projections prepared by the borrower, evaluation of cash flow and liquidity available from other sources tied to the credit and updated collateral valuations. Upon completion of the detailed analysis and underwriting of the credit, ICB determines whether there is a loan structure that can be supported by the current and projected operations of the borrower. ICB also considers whether the changes necessary to accomplish the pro forma financial projections appear reasonable and achievable. This determination is based on discussions with the borrower to review the plan and to understand the financial projections. Additionally, ICB considers and reviews those portions of the plan that may already have been implemented. ICB will modify the original terms of the loan agreement only when there is evidence that the plan and financial projections are achievable and that these improvements will allow for repayment of the debt in the future. Such loans are then accounted for as TDRs. The key factor ICB considers when determining whether a loan is classified as an accruing TDR or should be included as a nonaccrual loan is whether the loan is expected to be able to perform according to the restructured terms. The primary factor for determining if a loan will perform under the restructured terms is an analysis of the borrower’s current cash flow projections and current financial position to verify the borrower can generate adequate cash flow to support the restructured debt service requirements. ICB sometimes restructures non accrual loans to improve its collateral position. A non accrual loan that is restructured would continue to be classified as non accrual until such time that there is no longer any doubt as to the collection of all principal and interest owed under the contractual terms of the restructured agreement. ICB generally requires all non-accrual loans to perform under the terms of the restructured agreement for a period of not less than three months before returning to accrual status. All loans ICB classifies as TDR are performing according to their restructured terms. TDR loans are analyzed for non accrual status using the same criteria as other loans in ICB’s portfolio. No loans modified and classified as TDR loans have had any charge offs. Prior to being classified as TDR loans an immaterial amount was charged off. There is currently no specific allowance allocated to TDR loans. For additional information regarding TDR loans see note 12 to the financial statements.

The allowance for loan losses increased $3.1 million to $18.1 million as of March 31, 2012, from $14.9 million as of December 31, 2011. The ratio of the allowance for loan losses to total loans was 2.66% at March 31, 2012 compared to 2.12% at December 31, 2011. See further discussion in the Critical Accounting Policies.

The allowance for loan losses consists of three components. The amount of reserves assigned based on historical loss rates, specific reserves assigned to individual loans and the qualitative/environmental allocation. Please see note 12 to the financial statements for a discussion of each of these components. The following table indicates the portion of the allowance for loan loss management has allocated, by component, to each loan type. (dollars in thousands)

As of	March 31, 2011	December 31, 2011
Residential mortgage loans
Allowance based on historical loss rates	$482	$496
Specific allowance assigned to individual loans	0	0
Qualitative/environmental allowance	2	8

Total allowance for residential mortgages	484	504

Commercial and commercial mortgage loans
Allowance based on historical loss rates	11,135	10,507
Specific allowance assigned to individual loans	3,244	545
Qualitative/environmental allowance	2,618	2,639

Total allowance for commercial and commercial mortgage loans	16,997	13,691

Second and home equity loans
Allowance based on historical loss rates	477	555
Specific allowance assigned to individual loans	0	0
Qualitative/environmental allowance	2	1

Total allowance for second and home equity loans	479	556

Other consumer loans
Allowance based on historical loss rates	124	136
Specific allowance assigned to individual loans	0	0
Qualitative/environmental allowance	53	97

Total allowance for other consumer loans	177	233

Total Allowance for Loan Losses	$18,137	$14,984

ICB Management reassigned all of the qualitative/environmental allowance to the commercial and commercial mortgage loan category based on a review of the past two years and current year to date net charge off history. This review indicated that the allowance based on historical loss rates for the residential mortgage loans, second and home equity loans and other consumer loans categories should be adequate. Net recoveries for residential mortgages, second and home equity loans and other consumer loans are $0, $5,000 and $3,000, respectively, for the three months ended March 31, 2012. Net charge offs for commercial and commercial real estate loans are $4.6 million for the same period.

The decrease in non performing assets did not result in a corresponding decrease in the allowance for loan losses due to the specific reserve of $3.1 million for the customer who experienced fraudulent activity as discussed in the provision for loan losses section.

ICB has 51.5% of its assets in commercial installment and commercial real estate loans. The following table segregates the commercial installment and commercial real estate portfolio by property type, where the total of the property type exceeds 1% of assets of Indiana Bank and Trust Company as of March 31, 2012. (dollars in thousands)

Property Description	BALANCE	PERCENTAGE OF BANK ASSETS
Accounts Receivable, Inventory, and Equipment	66,918	6.92%
Shopping Center	50,416	5.21%
Office Building	43,358	4.48%
Manufacturing Business/Industrial	39,453	4.08%
Land Only	39,225	4.05%
Medical Building	32,518	3.36%
Warehouse	29,884	3.09%
Retail Business Store	28,903	2.99%
Motel	25,472	2.63%
Apartment Building	22,937	2.37%
Athletic/Recreational/School	14,034	1.45%
Other	11,867	1.23%
Restaurant	11,865	1.23%
Non-Margin Stock	9,912	1.02%

Financial Condition at March 31, 2012

Total assets as of March 31, 2012, were $968.8 million, a decrease of $15.8 million or 1.6% from December 31, 2011, total assets of $984.6 million. Portfolio loans decreased $25.8 million from December 31, 2011. Commercial and commercial real estate loans have decreased $19.4 million in 2012. Commercial and commercial mortgage loan charge offs of $5.0 million, driven partially by activities designed to reduce balances of Special Loans identified in the merger agreement, accounted for 25.7% of the decreased balance in this loan segment. Additionally transfers of certain Special Loans to the held for sale category totaled $9.0 million for the quarter. Of this $9.0 million, $1.2 million was sold during the first quarter of 2012. Seconds and home equity loan balances have declined $3.6 million partially due to customers taking advantage of low rates and refinancing these loans into first mortgages. ICB currently sells the vast majority of residential first mortgages it originates in the secondary market. Certificates of deposits decreased $11.3 million year to date as ICB does not negotiate rates for single service certificate of deposit customers. Higher rate public fund and commercial interest checking decreased $35.1 million while retail interest checking increased $9.1 million resulting in a net decrease in interest checking of $26.0 million. Demand deposits and savings and money market accounts have increased $13.1 million, $6.0 million and $5.1 million, respectively. This increase in transaction account balances is a reflection of ICB’s current marketing and sales activities focus on transaction accounts aimed at attracting new customers and expanding relationships with existing customers.

Shareholders’ equity decreased $2.7 million during the first three months of 2012. Retained earnings decreased $2.6 million from net loss, decreased $303,000 for dividend payments on common and preferred stock, and $28,000 for the amortization of the discount on preferred stock. Common stock increased $61,000 from recognition of compensation expense associated with restricted stock issued. Additionally, ICB had other comprehensive income from unrealized gains in its securities available for sale portfolio, net of tax, of $229,000 for the three months ended March 31, 2012.

At March 31, 2012, ICB and Indiana Bank and Trust Company exceeded all current applicable regulatory capital requirements as follows:

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2012
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$105,621	13.41%	$62,993	8.0%	$78,741	10.0%
Indiana Community Bancorp Consolidated	$106,520	13.51%	$63,080	8.0%	$78,850	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$95,676	12.15%	$31,496	4.0%	$47,245	6.0%
Indiana Community Bancorp Consolidated	$96,562	12.25%	$31,540	4.0%	$47,310	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$95,676	10.03%	$38,156	4.0%	$47,695	5.0%
Indiana Community Bancorp Consolidated	$96,562	10.11%	$38,188	4.0%	$47,735	5.0%

Capital Resources

Tier I capital consists principally of shareholders’ equity including Tier I qualifying junior subordinated debt, but excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Tier II capital consists of general allowances for loan losses, subject to limitations. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics. Average assets for this purpose does not include goodwill and any other intangible assets that the Federal Reserve Board determines should be deducted from Tier I capital.

Liquidity Resources

Historically, ICB has maintained its liquid assets at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of investment securities and loan sales and repayments, and may be generated through increases in deposits. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions. ICB’s primary source of funding is its base of core customer deposits. Core deposits consist of non-interest bearing, checking, savings and money market deposits and certificate accounts of $100,000 or less. Other sources of funds are certificate accounts greater than $100,000 and public funds certificates. Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the Federal Home Loan Bank (“FHLB”) system, ICB may borrow from the FHLB of Indianapolis. At March 31, 2012, ICB had no FHLB advances outstanding. ICB does have a $15.0 million overdraft line of credit with the FHLB which had no balance as of March 31, 2011. ICB was eligible to borrow from the FHLB additional amounts up to $22.5 million at March 31, 2012. Certificates of deposit represent an important source of funds for ICB. Historically, ICB has been able to retain certificate balances by providing competitive pricing in line with rates offered by other institutions in ICB’s market area. During periods of low interest rates, customer preferences shift from certificates to interest bearing transaction accounts. Of the $156.4 million in certificate accounts maturing in 2012, $25.6 million are at rates of 2.0% or greater which is higher than rates currently available. As a result ICB anticipates that the rollover of certificates will be lower than historical levels. The expected result is a continued downward trend in certificate balances. However, ICB expects that a portion of these balances will be converted to or deposited in existing interest bearing transaction accounts with ICB. ICB’s total transaction accounts decreased 0.3 % during the three months ended March 31, 2012 following a 19.9% increase during 2011. Certificate accounts decreased 4.3% for the three months ended March 31, 2012 after decreasing 22.6% in 2011. The certificates maturing in the next twelve months as a percentage of total certificates were 62.6% for the three months ended March 31, 2012 compared to 59.5% at December 31, 2011. ICB continually monitors balance trends along with customer preferences and competitive pricing within ICB’s market footprint to manage this critical liquidity component.

In addition at March 31, 2012, ICB had commitments to purchase loans of $5.0 million, as well as commitments to fund loan originations of $21.0 million, unused home equity lines of credit of $38.6 million and unused commercial lines of credit of $55.1 million, as well as commitments to sell loans of $13.0 million. Generally, a significant portion of amounts available in lines of credit will not be drawn. Commitments to borrow or extend credit do not necessarily represent future cash requirements in that these commitments often expire without being drawn upon. Commitments to fund lines of credit and undisbursed portions of loan in process have remained relatively steady at 31.8% of the total credit at March 31, 2012 and December 31, 2011. In the opinion of management, ICB has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

Results of Operations for the Fiscal Year Ended December 31, 2011

Overview

Based on the challenging environment that existed within the banking sector for 2011, credit risk management and capital management were the key focal points. Total assets were $984.6 million as of December 31, 2011, a decrease of $58.7 million from December 31, 2010. During the third quarter, the Indiana Bank and Trust Company prepaid the remaining Federal Home Loan Bank advances which totaled $55 million including the prepayment penalty. The majority of the funding for the prepayment of advances came from the sale of securities. The Indiana Bank and Trust Company was able to capitalize on a temporary change in the market to sell securities at a substantial gain. The gain on sale of securities for the year was $2.4 million which more than offset the prepayment penalty of $1.4 million. This balance sheet restructuring eliminated the remaining wholesale funding from the balance sheet. With the improved liquidity of the Indiana Bank and Trust Company resulting from deposit growth coupled with decreases in loans, management determined that it was prudent to decrease the size of ICB which served to strengthen the capital ratios. Total loans decreased $40.3 million for the year. Commercial and commercial mortgage loans decreased $32.7 million for the year. Commercial lending activity remained slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality commercial installment relationships. Residential mortgage loans and consumer loans decreased $7.6 million for the year. While residential mortgage volume was relatively strong during the second half of the year, the Indiana Bank and Trust Company continued to sell the majority of originations in the secondary market. Demand for home equity and second mortgage loans remained soft within the Indiana Bank and Trust Company’s market footprint. Total retail deposits increased $15.2 million for the year. The Indiana Bank and Trust Company continued its successful growth of transaction deposits as total checking, savings and money market balances increased $66.4 million. Certificates of deposit decreased $51.2 million for the year as the continued low interest rate environment has resulted in rates on certificates of deposit that are not attractive to consumers.

The provision for loan losses and net charge offs totaled $19.5 million and $19.1 million, respectively, for the year – both totals were substantially above 2010 levels. Beginning midyear, the Indiana Bank and Trust Company began to see movement in the commercial real estate market which provided an opportunity for management to pursue an aggressive divestiture strategy related to problem assets. These market conditions and management’s negotiations of the sale of problem assets with end users produced clarity in the value of assets underlying certain problem loans. Management charged down many problem assets primarily in the third quarter to align valuations with its strategy to divest of problem loans in the near term. The allowance for loan losses increased $378,000 for the year to $15.0 million. The ratio of the allowance for loan losses to total loans was 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010.

Non interest income, excluding net gains on sale of securities and other than temporary impairment losses from each period, decreased $380,000 for the year. Service fees on deposits decreased $333,000, or 5.2%, for the year due primarily to a decrease in overdraft fees. Miscellaneous income included a net loss on the writedown of other real estate of $495,000. While not a core activity, the Indiana Bank and Trust Company has taken advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio and to provide funds to prepay Federal Home Loan Bank advances. Gain on sale of securities net of other than temporary impairment totaled $2.3 million for the year. Non interest expense, excluding the Federal Home Loan Bank advance prepayment fee of $1.4 million, increased $860,000 for the year. Compensation and employee benefits increased $995,000, or 6.8%, for the year due primarily to costs associated with additional personnel added to the commercial and investment advisory departments during the second half of 2010, increased medical and pension costs and increased costs related to restricted stock grants. FDIC insurance expense decreased $536,000 for the year due to a change in the method used to calculate ICB’s quarterly contribution. Marketing expense increased $207,000 for the year as ICB increased the marketing budget to support growth opportunities for core deposits within its market footprint.

Asset/Liability Management

ICB follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by shortening the maturities of its interest-earning assets; and 4) increasing its non interest income.

A significant part of ICB’s program of asset and liability management has been the increased emphasis on the origination of adjustable rate and/or short-term loans, which include adjustable rate residential construction loans, commercial loans, and consumer-related loans. ICB continues to originate fixed rate residential mortgage loans. However, management’s strategy is to sell substantially all residential mortgage loans that ICB originates. ICB sells the servicing on mortgage loans sold, thereby increasing non interest income. The proceeds of these loan sales are used to reinvest in other interest-earning assets or to repay wholesale borrowings.

ICB continues to assess methods to stabilize interest costs and match the maturities of liabilities to assets. During 2011, transaction deposits increased at a greater rate than certificates of deposit resulting in a shorter duration of repricing for retail deposits. This shift in retail deposits resulted from customer preference for more liquid accounts due to historically low interest rates. In addition, ICB implemented a strategy geared toward expanding relationships with customers that only maintain certificates of deposit with ICB or allowing these customers to pursue higher rates elsewhere. Retail deposit specials are competitively priced to attract deposits in ICB’s market area. However, when retail deposit funds become unavailable due to competition, ICB employs FHLB advances to maintain the necessary liquidity to fund lending operations.

ICB applies early withdrawal penalties to protect the maturity and cost structure of its deposits and utilizes longer term, fixed rate borrowings when the cost and availability permit the proceeds of such borrowings to be invested profitably.

Interest Rate Spread

The following table sets forth information concerning ICB’s interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including amortization of net deferred fees which are considered adjustments of yields). Average balance calculations were based on daily balances. (dollars in thousands)

	Year Ended December 2011			Year Ended December 2010			Year Ended December 2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield/Rate
Assets:
Residential mortgage loans	$97,022	$4,148	4.28%	$98,450	$4,625	4.70%	$115,140	$6,192	5.38%
Commercial & commercial mortgage loans	511,183	28,559	5.59%	525,235	30,154	5.74%	530,359	30,192	5.69%
Second and home equity loans	89,386	4,130	4.62%	94,611	4,581	4.84%	98,608	4,992	5.06%
Other consumer loans	10,505	819	7.80%	13,143	1,079	8.21%	17,815	1,452	8.15%
Securities	214,855	4,964	2.31%	216,839	5,366	2.47%	137,576	4,164	3.03%
Short-term investments	9,533	29	0.30%	19,600	59	0.30%	41,971	99	0.24%

Total interest-earning assets (1)	932,484	$42,649	4.57%	967,878	$45,864	4.74%	941,469	$47,091	5.00%

Allowance for loan losses	(14,655)			(14,689)			(10,090)
Cash and due from banks	13,199			12,525			12,913
Indiana Bank and Trust Company premises and equipment	16,532			15,980			15,011
Other assets	70,460			67,175			62,190

Total assets	$1,018,020			$1,048,869			$1,021,493

Liabilities
Interest-bearing liabilities:
Deposits:
Transaction accounts	$564,761	$2,761	0.49%	$547,286	$3,594	0.66%	$445,580	$3,914	0.88%
Certificate accounts	294,071	5,488	1.87%	332,720	8,635	2.60%	339,152	10,949	3.23%
FHLB advances	35,115	692	1.97%	53,499	1,089	2.04%	112,290	4,278	3.81%
Other borrowings	17,285	317	1.83%	15,609	312	2.00%	15,464	412	2.66%

Total interest-bearing liabilities	911,232	$9,258	1.02%	949,114	$13,630	1.44%	912,486	$19,553	2.14%

Other liabilities	16,771			12,225			18,799

Total liabilities	928,003			961,339			931,285
Total shareholders’ equity	90,017			87,530			90,208

Total Liabilities and Shareholders’ Equity	$1,018,020			$1,048,869			$1,021,493

Net Interest Income		$33,391			$32,234			$27,538

Net Interest Rate Spread			3.56%			3.30%			2.86%

Net Earning Assets	$21,252			$18,764			$28,983

Net Interest Margin (2)			3.58%			3.33%			2.93%

Average Interest-earning
Assets to Average
Interest-bearing Liabilities	102.33%			101.98%			103.18%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

Rate/Volume Analysis

The following table sets forth the changes in ICB’s interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (dollars in thousands)

	Year Ended Dec 2011 vs. Dec 2010			Year Ended Dec 2010 vs. Dec 2009
	Increase/(Decrease)			Increase/(Decrease)
	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-Earning Assets:
Residential mortgage loans	$(411)	$(66)	$(477)	$(730)	$(837)	$(1,567)
Commercial & commercial mortgage loans	(799)	(796)	(1,595)	270	(308)	(380
Second and home equity loans	(205)	(246)	(45)	(213)	(198)	(411)
Other consumer loans	(52)	(208)	(260)	11	(384)	(373)
Securities	(353)	(49)	(402)	(556)	1,758	1,202
Short-term investments	1	(31)	(30)	42	(82)	(40)

Total	(1,819)	(1,396)	(3,215)	(1,176)	(51)	(1,227)

Interest Expense on Interest-Bearing Liabilities:
Deposits:
Transaction accounts	(952)	119	(833)	(3,328)	3,008	(320)
Certificate accounts	(2,226)	(921)	(3,147)	(2,110)	(204)	(2,314)
FHLB advances	(34)	(363)	(397)	(1,501)	(1,688)	(3,189)
Other borrowings	(16)	21	5	(104)	4	(100)

Total	(3,228)	(1,144)	(4,372)	(7,043)	1,120	(5,923)

Net Change in Net Interest Income	$1,409	$(252)	$1,157	$5,867	$(1,171)	$4,696

Comparison of Fiscal Year Ended December 31, 2011 and Fiscal Year Ended December 31, 2010

General

ICB reported a net loss of $1.7 million for the year ended December 31, 2011. This compared to net income of $5.6 million for the year ended December 31, 2010, representing a decrease of $7.4 million.

Net Interest Income

Net interest income increased $1.2 million, or 3.6%, for the year ended December 31, 2011, compared to the year ended December 31, 2010. The net interest margin increased 25 basis points from 3.33% for the year ended December 31, 2010 to 3.58% for the year ended December 31, 2011. The increase in the net interest margin was due to the rates paid on interest bearing liabilities declining more rapidly, by 42 basis points, than the rates earned on interest bearing assets, which declined 17 basis points, for the two comparative twelve month periods. Interest income decreased $3.2 million, or 7.0%, due primarily to declining rates and balances on the loan portfolio, as well as the impact of loans on non-accrual status. ICB would have recorded interest income of $2.5 million and $1.7 million for the years ended December 31, 2011 and 2010, respectively, if loans on non-accrual status had been current in accordance with their original terms. The largest contributor to the decrease in the interest bearing liability rate was a 73 basis point decrease in rates paid for certificates of deposit for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The average balance on retail certificates of deposit decreased $39.8 million to $291.8 million at December 31, 2011, compared to the prior year’s average balance of $331.8 million. In the current low rate environment customers often prefer a liquid deposit account, moving from certificates of deposit into transaction accounts. In addition, ICB implemented a strategy of expanding relationships with single service certificate of deposit customers. These customers sometimes choose to pursue higher rates elsewhere. Finally, in the third quarter of 2011, ICB funded the pay off of $55.0 million of FHLB advances through the sale of securities, reducing higher costing wholesale funding.

Provision for Loan Losses

The provision for loan losses totaled $19.5 million for 2011 compared to $7.2 million for 2010. The increase in the provision for loan losses was driven by deterioration in credit quality along with a decrease in the value of the collateral securing problem loans. Net charge offs totaled $19.1 million for 2011. Charge offs for the year were primarily related to nine commercial customers with total balances prior to charge off of $35.0 million and which accounted for $14.2 million of the charge offs for the year. Among those nine relationships, ICB experienced deterioration related to four large investment real estate customers during the year. These four customers accounted for $26.4 million of the loan balances and $11.7 million of the charge offs for the year. In addition, ICB charged off previously recognized specific reserves totaling $2.5 million related to five commercial customers with balances totaling $8.6 million. The loans to these nine customers were in the Indianapolis market. Total nonperforming loans increased $7.1 million to $37.1 million at December 31, 2011 compared to $30.0 million at December 31, 2010. The provision for loan losses covered net charge offs for the year and increased the allowance for loan losses by $378,000 to $15.0 million at December 31, 2011. The increase in the allowance for loan losses combined with the decrease in loan balances resulted in an increase in the ratio of the allowance for loan losses to total loans of 17 basis points to 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010. See the section captioned “Allowance for Loan Losses” elsewhere in this discussion for further analysis of the provision for loan losses.

Non Interest Income

Non interest income increased $1.4 million, or 11.7%, for the year. This increase was primarily due to the increase in gain on the sale of securities of $1.6 million. The gain on sale of securities resulted from the repositioning transaction ICB completed in the third quarter of 2011. The repositioning strategy involved selling $71.0 million of securities and prepaying $55 million of advances. The securities sales resulted in the recognition of $2.1 million in gain on sale of securities. Without the gain on securities available for sale, non interest income would have decreased $269,000, or 2.3%, which is the result of net changes in several non interest income categories. Service fees on deposits decreased $333,000, or 5.2%, driven by a net reduction in overdraft privilege fees of $423,000, or 11.9%. In the third quarter of 2010, regulatory changes required customers to opt-in to the overdraft privilege protection program. Another factor decreasing non interest income is the $207,000 increase in loss on sale of real estate owned. Negotiations in the first quarter of 2011, with a qualified borrower, resulted in a letter of intent to purchase a bank owned property that resulted in a $482,000 write down on REO. Gain on sale of loans decreased $132,000 year over year. The decrease in gain on sale of loans reflects the $8.9 million decrease in loan originations for sale. While residential mortgage rates remain at historically low levels, the past two years have seen multiple refinancing periods when customers who were qualified to refinance their homes did so. This past refinancing activity has reduced the potential number of customers interested in refinancing their homes. Categories which produced increases in non interest income include other than temporary impairment losses of $111,000, increases in trust and asset management fees of $105,000 and miscellaneous increases of $199,000. ICB sold all of its remaining redemption in kind securities received from the Shay fund in 2011. These securities historically have been the source of ICB’s other than temporary impairment charges. Trust and asset management fees increased due to the increases in the trust department’s client base. Miscellaneous fees increased due to increases in dividends received on FHLB stock of $27,000, increases in other fees and credit card fees of $55,000 and a loss on sale of other assets that occurred in 2010 of $63,000.

Non Interest Expenses

Non interest expenses totaled $31.1 million for the year ended December 31, 2011, an increase of $2.2 million, or 7.7%, compared to the year ended December 31, 2010. Included in the increase in non interest expenses was a prepayment penalty of $1.4 million due to the repayment of $55 million in FHLB advances related to the previously mentioned repositioning strategy. Compensation and employee benefits increased $995,000, or 6.8%, year over year. This increase is the result of several factors including: 1) a $240,000 net increase in restricted stock expense and directors compensation as directors and key management personnel compensation was restructured to include equity incentive plans; 2) in 2010 the restructure resulted in a $327,000 credit for previously accrued expenses under a long term incentive plan which was terminated; 3) a $353,000 increase related to funding requirements for ICB’s frozen pension plan; 4) early retirement plan expenses of $159,000; 5) a $142,000 increase related to the employee health insurance plan; and 6) increases in personnel in the retail banking, commercial and investment advisory services areas. Other expenses which increased were marketing and loan expenses of $207,000, or 25.6%, and $267,000, or 27.4%, respectively. The marketing budget was increased to attract core deposits in ICB’s market. The increase in loan expenses is the result of attorney fees, property taxes and insurance premiums associated with challenged loans. Offsetting this increase to non interest expenses was a $536,000, or 25.9%, decrease in FDIC premiums due to the change to the assessment base from deposit based to asset based.

Income Taxes

ICB had an income tax credit of $2.5 million for the year ended December 31, 2011, a decrease of $4.6 million compared to the year ended December 31, 2010. This decrease mirrors the decrease in pre-tax income of $12.0 million. ICB currently has a deferred tax asset of $8.3 million. The pretax loss experienced in 2011 was primarily due to unusually high net charge offs of $19.1 million, which led to a $19.5 million provision charge for the year. In 2011, management determined that based on current market conditions, the best course of action was to aggressively pursue divestiture of the underlying assets. In the third quarter ICB charged the carrying value of the loans down to levels consistent with recently negotiated letters of intent or purchase agreements which resulted in net charge offs of $13.3 million. ICB does not anticipate another such charge, although there can be no guarantee of this. Based on pro forma core earnings of ICB in combination with anticipated charge offs, management anticipates generating sufficient pretax income over the next three years which would result in the realization of the deferred tax asset. Therefore, no valuation allowance was established for the deferred tax asset. On January 25, 2012, ICB entered into a Merger agreement with Old National Bancorp headquartered in Evansville. This agreement must be approved by a shareholder vote at ICB’s annual meeting and by bank regulators. As with ICB’s anticipated earnings, based on estimated pro forma core earnings of the merged companies in combination with anticipated charge offs, management anticipates generating sufficient pretax income over the next three years which would result in the realization of the deferred tax asset. Therefore, no valuation allowance was established for the deferred tax asset.

Financial Condition at December 31, 2011

Total assets as of December 31, 2011, were $984.6 million, a decrease of $58.7 million, or 5.6%, from December 31, 2010 total assets of $1.04 billion. As mentioned previously, ICB completed a repositioning strategy prepaying $55.0 million in FHLB advances with funds from security sales. The decision to execute the balance sheet repositioning strategies was triggered by the extreme movements in the market over the last several months and most notably during the early part of August. As a result of the market volatility, ICB had a large unrealized gain in the securities portfolio. As growth and preservation of capital is a key strategy for ICB, it was determined that realizing a portion of the security gains and converting these amounts to permanent capital was prudent. In conjunction with the securities transactions, ICB reviewed its remaining wholesale funding. The currently structured variable rate Federal Home Loan Bank advances had a total cost of approximately 2.05%, which in many cases was equal to or higher than the reinvestment rate on many of the security classes utilized by ICB. Portfolio loans decreased $39.6 million from December 31, 2011. Commercial and commercial real estate loans have decreased $32.7 million in 2011. Net commercial and commercial mortgage loan charge offs of $18.4 million, driven partially by the problem asset divestiture strategy, accounted for 56.3% of the decreased balance in this loan segment. Additionally commercial lending activity has been slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality commercial relationships. Seconds and home equity loan balances have declined $6.5 million partially due to customers taking advantage of the low rates and refinancing these loans into first mortgages. ICB currently sells the vast majority of residential first mortgages it originates in the secondary market. Certificates of deposit decreased $51.2 million in 2011 as ICB does not negotiate rates for single service certificate of deposit customers. Public fund interest checking increased $12.3 million in 2011, primarily due to the receipt of tax payments in the fourth quarter. These volatile funds typically are withdrawn the quarter after they’re received. Retail interest checking increased

$32.4 million resulting in a total increase in interest checking of $44.7 million. Demand deposits and savings have increased $17.4 million and $6.4 million,, respectively. This increase in transaction account balances is a reflection of ICB’s current marketing and sales activities focus on transaction accounts aimed at attracting new customers and expanding relationships with existing customers.

Shareholders’ equity decreased $515,000 during 2011. Retained earnings decreased $1.7 million from net loss, $1.2 million for dividend payments on common and preferred stock, and $109,000 for the amortization of the discount on preferred stock. Common stock increased $505,000 from recognition of compensation expense associated with restricted stock issued and the vesting of stock options. Additionally, ICB had other comprehensive income from unrealized gains in its securities available for sale portfolio, net of tax, of $2.1 million for the twelve months ended December 31, 2011.

Asset Quality

In accordance with ICB’s classification of assets policy, management evaluates the loan and investment portfolio each month to identify assets that may contain probable losses. In addition, management evaluates the adequacy of its allowance for loan losses.

Securities

Management reviews its investment portfolio for other than temporary impairment on a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer, and the timely receipt of contractual payments. Additional consideration is given to the fact that it is not more-likely-than-not ICB will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.

ICB had two corporate securities with a face amount of $2.0 million which had an unrealized loss of $569,000 as of December 31, 2011, which is a $100,000 decrease compared to the prior quarter value. These two securities are backed by Bank of America, the purchaser of Nations Bank, and Chase. Management expects the outcome of these two investments to be an all or none scenario, whereby if either Bank of America or Chase becomes insolvent, Indiana Bank and Trust Company would not be repaid, or conversely, if these two national banks remain going concerns Indiana Bank and Trust Company would be repaid. Currently the Bank of America and Chase investments are rated BA1 and A2, respectively, by Moody’s rating system. Both of the issuers of these bonds are considered well capitalized banks under the current regulatory definition. Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturity beyond ten years. ICB does not intend to sell these investments and it is not more-likely-than-not ICB will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. Based on these criteria, management determined the two corporate securities did not have any other than temporary impairment.

In reviewing the remaining available for sale securities at December 31, 2011, for other than temporary impairment, management considered the change in market value of the securities in the fourth quarter of 2011, the expectation for the security’s future performance based on the receipt, or non receipt, of required cash flows, Moody’s and S&P ratings where available, and if it is not more-likely-than-not ICB will be required to sell the investments before recovery of their amortized cost bases, which may be maturity. The receipt or non-receipt of all required payments is the primary criterion management uses to determine if a security is other than temporarily impaired. When payment due is not received, management views the payment default as a credit default and writes off the entire balance of the security.

All contractual payments on all investments were received as required in the current quarter. Based on this criterion, management concluded that no securities were other than temporarily impaired.

Non-Performing Assets

The following table sets forth information concerning non-performing assets of ICB. Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value. (dollars in thousands)

As of	Dec 2011	Dec 2010	Dec 2009	Dec 2008	Dec 2007
Non-accruing loans:
Residential mortgage loans	$849	$1,412	$3,093	$2,349	$2,284
Commercial and commercial mortgage loans	32,788	18,082	15,892	19,352	7,622
Second and home equity loans	264	678	798	696	466
Other consumer loans	70	106	106	137	144

Total	33,971	20,278	19,889	22,534	10,516

90 days past due and still accruing loans:
Residential mortgage loans	87	92	131	481	64
Commercial and commercial mortgage loans	0	0	1,279	37	0

Total	87	92	1,410	518	64

Troubled debt restructured	3,082	9,684	499	1,282	874

Total non-performing loans	37,140	30,054	21,798	24,334	11,454
Real estate owned	5,736	4,389	12,627	3,379	311

Total Non-Performing Assets	$42,876	$34,443	$34,425	$27,713	$11,765

Non-performing assets to total assets	4.35%	3.30%	3.41%	2.86%	1.29%

Non-performing loans to total loans	5.25%	4.02%	2.95%	3.03%	1.51%

Allowance for loan losses to non-performing loans	40.34%	48.60%	60.16%	35.30%	60.87%

ICB promptly charges off commercial loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower, b) declining collateral values, and/or c) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral. Partial charge offs on non performing loans for the periods ended December 31, 2011 and December 31, 2010 were $15.6 million and $6.7 million, respectively. By recording partial charge offs on nonperforming loans, ICB has the remaining loan recorded at the estimated net realizable value, and accordingly, does not have any valuation allowance connected with these loans. This impact of partial charge offs results in a lower coverage ratio of the allowance for loan losses to nonperforming loans.

ICB’s non performing loans at December 31, 2011 and December 31, 2010 consisted of the following: (dollars in thousands)

		Period Ended December 31, 2011			Period Ended December 31, 2010
Non Performing Loans	Amount		Percentage of total nonperforming loans	Amount		Percentage of total nonperforming loans

Non performing loans with partial charge offs	$	20,977	56.5%	$	9,089	30.2%
Non performing loans without partial charge offs	$	16,163	43.5%	$	20,965	69.8%

Total Non Performing Loans	$	37,140	100.0%	$	30,054	100.0%

The result of recording partial charge offs on non performing loans had the following impact on certain credit quality statistics at December 31, 2011 and December 31, 2010:

	Period Ended December 31, 2011		Period Ended December 31, 2010
Credit Quality Statistics	Non performing loans with partial charge offs	Non performing loans without partial charge offs	Non performing loans with partial charge offs	Non performing loans without partial charge offs

Non performing loans to total loans	5.25%	7.39%	4.02%	4.87%
Allowance for loan losses to total loans	2.12%	2.07%	1.95%	1.94%
Allowance for loan losses to nonperforming loans	40.34%	28.39%	48.60%	39.75%

Total nonperforming assets increased $8.4 million to $42.9 million at December 31, 2011 compared to $34.4 million at December 31, 2010. Total nonperforming loans increased $7.1 million to $37.1 million at December 31, 2011 compared to $30.0 million at December 31, 2010. As a result of the increase in nonperforming loans, the coverage ratio of the allowance for loan losses to nonperforming loans decreased to 40.3% at December 31, 2011 compared to 48.6% at December 31, 2010. Nonaccrual commercial and commercial mortgage loans at December 31, 2011 included fifteen relationships which totaled $28.9 million, or 84.9%, of total nonaccrual loans. These fifteen relationships consisted of the following: ten relationships totaling $22.5 million relate to residential or commercial land development, three relationships totaling $3.7 million relate to apartments or condominiums, and two relationships totaling $2.6 million relate to retail strip centers. At December 31, 2011, a specific reserve of $447,000 was included in the allowance for loan losses related to these fifteen relationships. Troubled debt restructurings (TDRs) at December 31, 2011 included two commercial loans which totaled $2.3 million, or 74.0%, of total TDRs. Both of these loans represent the smaller portion or “B” note of larger relationships. In both relationships, the larger or “A” note requires both principal and interest payments while the “B” note receives interest only payments. Other real estate owned at December 31, 2011 included three properties with totaled $4.4 million, or 76.9%, of total other real estate owned. These three properties consisted of the following: two properties totaling $3.2 million relate to residential land development and one property totaling $1.2 million relates to commercial land development.

When considering the restructuring of a loan, when the borrower is having financial difficulty, ICB performs a complete analysis and underwrites the loan as it would any new origination. The analysis and underwriting considers the most recent debt service coverage analysis, pro forma financial projections prepared by the borrower, evaluation of cash flow and liquidity available from other sources tied to the credit and updated collateral valuations. Upon completion of the detailed analysis and underwriting of the credit, ICB determines whether there is a loan structure that can be supported by the current and projected operations of the borrower. ICB also considers whether the changes necessary to accomplish the pro forma financial projections appear reasonable and achievable. This determination is based on discussions with the borrower to review the plan and to understand the financial projections. Additionally, ICB considers and reviews those portions of the plan that may already have been implemented. ICB will modify the original terms of the loan agreement only when there is evidence that the plan and financial projections are achievable and that these improvements will allow for repayment of the debt in the future. Such loans are then accounted for as TDRs. The key factor ICB considers when determining whether a loan is classified as an accruing TDR or should be included as a nonaccrual loan is whether the loan is expected to be able to perform according to the restructured terms. The primary factor for determining if a loan will perform under the restructured terms is an analysis of the borrower’s current cash flow projections and current financial position to verify the borrower can generate adequate cash flow to support the restructured debt service requirements. ICB sometimes restructures non accrual loans to improve its collateral position. A non accrual loan that is restructured would continue to be classified as non accrual until such time that there is no longer any doubt as to the collection of all principal and interest owed under the contractual terms of the restructured agreement. ICB generally requires all non-accrual loans to perform under the terms of the restructured agreement for a period of not less than six months before returning to accrual status. All loans ICB classifies as TDR are performing according to their restructured terms. TDR loans are analyzed for non accrual status using the same criteria as other loans in ICB’s portfolio. No loans modified and classified as TDR loans have had any charge offs. Prior to being classified as TDR loans an immaterial amount was charged off. There is currently no specific allowance allocated to TDR loans. For additional information regarding TDR loans see Note 3 to ICB’s consolidated financial statements.

Allowance for Loan Losses

The allowance for loan losses increased $378,000 to $15.0 million at December 31, 2011 compared to $14.6 million at December 31, 2010. The ratio of the allowance for loan losses to total loans increased to 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010. The allowance for loan losses consists of three components: the amount of reserve based on historic loss rates, specific reserves assigned to individual loans and the qualitative environmental allocation. See further discussion under Critical Accounting Policies as well as Note 1 to the consolidated financial statements for more detail regarding the three components of the allowance for loan losses.

In determining the appropriate balance in the allowance for loan losses, management considered such factors as trends in the loan portfolio, historical loss trends, levels of nonperforming assets and the impact of the local and national economy. During 2011, the commercial loan portfolio continued to show the strain of the prolonged economic downturn. Beginning in mid 2011, management began to see more activity and interest regarding residential and commercial land development. Management sought to take advantage of the increased interest level by working with customers to aggressively pursue strategies to sell land holdings. As a result of several negotiations directly with the end users, management was able to determine that there were capable buyers for land holdings, but that the sale prices were well below prior estimates. In spite of the valuations, management believed it was in the best interest of ICB to pursue an aggressive divestiture strategy rather than a strategy of holding assets for an extended period in hopes that values would rebound. To support the strategy to divest of problem assets in the short term, management recorded significant charge offs primarily in the third quarter of 2011 to align carrying values with divestiture strategies. While nonperforming assets increased during 2011, balances decreased during the fourth quarter as management began implementation of its divestiture strategy. As a result of the provision for loan losses exceeding net charge offs for the year along with the decrease in the loan portfolio, the ratio of the allowance for loan losses to total loans increased 17 basis points to 2.12% at the end of 2011. Management determined that an increase in the allowance for loan losses was appropriate in light of the continued uncertainty and sluggish national economy along with similar circumstances in ICB’s Indianapolis market.

The following table sets forth an analysis of the allowance for loan losses. (dollars in thousands)

As of		Dec 2011	Dec 2010		Dec 2009		Dec 2008		Dec 2007
Balance at beginning of period	$	14,606	$	13,113	$	8,589	$	6,972	$	6,598
Provision for loan losses		19,509		7,179		16,218		4,292		1,361
Loan charge-offs:
Residential mortgage loans		(162)		(697)		(473)		(499)		(136)
Commercial and commercial mortgage loans		(18,834)		(4,447)		(10,124		(1,561)		(698)
Second and home equity loans		(411)		(502)		(874)		(339)		(24)
Other consumer loans		(345)		(439)		(568)		(642)		(608)

Total charge-offs		(19,752)		(6,085)		(12,039)		(3,041)		(1,466)

Recoveries:
Residential mortgage loans		14		126		31		34		14
Commercial and commercial mortgage loans		394		81		121		58		178
Second and home equity loans		39		34		15		45		22
Other consumer loans		174		158		178		229		265

Total recoveries		621		399		345		366		479

Net charge-offs		(19,131)		(5,686)		(11,694)		(2,675)		(987)

Balance at End of Period	$	14,984	$	14,606	$	13,113	$	8,589	$	6,972

Net charge-offs to average loans		2.70%		0.78%		1.52%		0.35%		0.14%

Allowance for loan losses to total loans		2.12%		1.95%		1.78%		1.07%		0.92%

Allocation of the Allowance for Loan Losses

The following table indicates the portion of the allowance for loan loss management has allocated to each loan type: (dollars in thousands)

As of	Dec 2011		Dec 2010		Dec 2009		Dec 2008		Dec 2007

Residential mortgage loans	$	504	$	799	$	910	$	741	$	1,153
Commercial and commercial mortgage loans		13,691		12,640		10,564		6,493		4,374
Second and home equity loans		556		858		1,152		821		762
Other consumer loans		233		309		487		534		683

Total Allowance for Loan Losses	$	14,984	$	14,606	$	13,113	$	8,589	$	6,972

Management reassigned all of the qualitative/environmental allowance to the commercial and commercial mortgage loan category based on a review of the past two years and current year to date net charge off history. This review indicated that the allowance based on historical loss rates for the residential mortgage loans, second and home equity loans and other consumer loans categories should be adequate. Net charge offs for residential mortgages, second and home equity loans and other consumer loans are $148,000, $372,000 and $171,000, respectively, for the year ended December 31, 2011. Net charge offs for commercial and commercial real estate loans are $18.4 million for the same period.

The increase in non performing assets did not result in a corresponding increase in the allowance for loan losses as appropriate charge offs were taken on new non performing credits as described above.

Liquidity and Capital Resources

ICB maintains its liquid assets at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.

Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, ICB may borrow from the FHLB of Indianapolis. At December 31, 2011, ICB had no advances outstanding from the FHLB of Indianapolis. As of that date, ICB had commitments of approximately $122.2 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $22.3 million, letters of credit of $5.1 million, and commitments to sell loans of $15.7 million. In the opinion of management, ICB has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

On December 12, 2008, ICB strengthened its capital position by issuing 21,500 shares of TARP Preferred Stock and a warrant to purchase 188,707 shares of ICB’s common stock for an aggregate purchase price of $21.5 million in cash. The TARP Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The TARP Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by ICB, subject to certain limitations in the first three years after issuance of the TARP Preferred Stock. The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the common stock. The U.S. Department of the U.S. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

Upon issuance of the TARP Preferred Stock on December 12, 2008, the ability of ICB to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock will be subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share ($0.12) declared on the common stock prior to October 14, 2008 without the consent of the U.S. Treasury. The redemption, purchase or other acquisition of trust preferred securities of ICB or its affiliates also will be restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the TARP Preferred Stock and (b) the date on which the TARP Preferred Stock has been redeemed in whole or U.S. Treasury has transferred all of the TARP Preferred Stock to third parties. In addition, pursuant to the Certificate of Designations, the ability of ICB to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its common stock will be subject to restrictions in the event that ICB fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its TARP Preferred Stock.

Old National has agreed in its previously disclosed Merger agreement with ICB to fund the redemption of the TARP Preferred Stock on or after the closing of the Merger, subject to regulatory approval.

Contractual Commitments

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, ICB is a party to various activities that contain credit and market risk that are not reflected in the financial statements. Such activities include commitments to extend credit, selling loans, borrowing funds, and standby letters of credit. Commitments to borrow or extend credit, including loan commitments and standby letters of credit, do not necessarily represent future cash requirements in that these commitments often expire without being drawn upon. ICB originated $80.6 million of loans for sale in the secondary market in 2011. In the event of an early payment default, ICB could be required to indemnify the investor or repurchase the sold loan. Indemnifying the investor involves paying a $1,500 fee and certain associated costs, which are typically less than $10,000. Due to the remote possibility of early payment default on loans ICB sells and the immaterial nature of the costs involved, ICB does not reserve for loans sold in the secondary market. Management believes that none of these commitment arrangements expose ICB to any greater risk of loss than already reflected on our balance sheet. Accordingly, no reserves have been established for these commitments. Commitments are summarized as follows: (dollars in thousands)

	Less Than 1 year		1-3 years			4-5 years	Greater Than 5 years			Total
Contractually obligated payments due by period:
Certificates of deposit	$	156,421	$	97,304	$	6,518	$	2,512	$	262,755
Long term compensation obligations		246		544		565		2,150		3,505
Commitments to extend credit:
Commercial mortgage and commercial loans (1)		76,279		0		0		0		76,279
Residential mortgage loans		14,098		0		0		0		14,098
Revolving home equity lines of credit		38,453		0		0		0		38,453
Other		15,725		0		0		0		15,725
Standby letters of credit		5,123		0		0		0		5,123
Commitments to sell loans:
Residential mortgage loans		15,743		0		0		0		15,743

Total	$	322,088	$	97,848	$	7,083	$	4,662	$	431,681

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

Lease Obligations

ICB leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options. Rent expense charges to operations were $674,000, $513,000, and $470,000 for the years ended December 31, 2011, 2010 and 2009, respectively. As of December 31, 2011, future minimum annual rental payments under these leases are as follows: (dollars in thousands)

Year Ended December	Amount
2012	$	535
2013		533
2014		535
2015		547
2016		559
Thereafter		3,091

Total Minimum Operating Lease Payments	$	5,800

Off-Balance Sheet Arrangements

The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with ICB is a party under which ICB has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. ICB does not have any off-balance sheet arrangements with unconsolidated entities that have or are reasonably likely to have a current or future effect on ICB’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except as related to the guarantee of Capital Securities issued by ICB’s unconsolidated Delaware Trust subsidiary, Home Federal Statutory Trust I, as disclosed in Note 9 to the consolidated financial statements.

Derivative Financial Instruments

The Financial Accounting Standards Board (FASB) Accounting Standards Codification™ (Codification), the source of generally accepted accounting principles (GAAP), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, requires all derivatives, whether designated as a hedge, or not, to be recorded on the balance sheet at fair value. ICB designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes. ICB has only limited involvement with derivative financial instruments and does not use them for trading purposes. ICB has interest rate lock commitments for the origination of loans held for sale which are not material to ICB’s consolidated financial statements. See Note 1 to ICB’s consolidated financial statements for further discussion of derivative financial instruments.

Impact of Inflation

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of commercial banks such as ICB are monetary in nature. As a result, interest rates have a more significant impact on ICB’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure and quality of ICB’s assets and liabilities are critical to the maintenance of acceptable performance levels.

New Accounting Pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“TDR”),” which provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and are to be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. Management has determined the adoption of this guidance did not have a material effect on ICB’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-4, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”),” which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The application of fair value measurements is not changed as a result of this amendment. Some of the amendments provide clarification of existing fair value measurement requirements while other amendments change a particular principal or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. Management is currently in the process of determining what effect the provisions of this update will have on ICB’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-5, “Presentation of Comprehensive Income,” which improves comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement will present total net income and its components followed consecutively by a second statement that will present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The FASB decided on October 21, 2011 that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. Management is currently in the process of determining what effect the provisions of this update will have on ICB’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-9, “Compensation – Retirement Benefits-Multiemployer Plans: Disclosures about an Employer’s Participation in a Multiemployer Plan,” which improves employer disclosures for multiple-employer pension plans. Previously, disclosures were limited primarily to the historical contributions made to the plans. In developing the new guidance, the FASB’s goal was to help users of financial statements assess the potential future cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The amendments in this ASU are effective for fiscal years ending after December 15, 2011, with early adoption permitted. Management has determined the adoption of this guidance did not have a material effect on ICB’s financial position or results of operations.

Critical Accounting Policies

The notes to the consolidated financial statements contain a summary of ICB’s significant accounting policies. Certain of these policies are critical to the portrayal of ICB’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include a determination of the allowance for loan losses and the valuation of securities.

Allowance for Loan Losses Methodology and Related Policies

A loan is considered impaired when it is probable ICB will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including source of cash flows. All commercial and commercial real estate impaired loans, as well as impaired residential mortgages and consumer loans over $250,000, are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Currently ICB’s loans individually evaluated for impairment are all in the commercial and commercial real estate segment. In general ICB acquires updated appraisals on an annual basis for commercial and commercial real estate impaired loans, exclusive of performing TDRs. Based on historical experience these appraisals are discounted ten percent to estimate the cost to sell the property. If the most recent appraisal is over a year old, and a new appraisal is not performed due to lack of comparable values or other reasons, a 20% discount based on historical experience is applied to the appraised value. The discount may be increased due to area economic factors, such as vacancy rates, lack of sales, and condition of property.

ICB promptly charges off commercial loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower, b) declining collateral values, and c) legal action, including bankruptcy that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

For all loan classes, when cash payments are received on impaired loans, ICB records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms. For impaired loans where ICB utilizes the present value of expected future cash flows to determine the level of impairment, ICB reports the entire change in present value as bad-debt expense. ICB does not record any increase in the present value of cash flows as interest income.

Consistent with regulatory guidance, charge-offs for all loan segments are taken when specific loans, or portions thereof, are considered uncollectible and of such little value that their continuance as assets is not warranted. ICB promptly charges these loans off in the period the uncollectible loss amount is reasonably determined. ICB charges off consumer related loans which include 1-4 family first mortgages, second and home equity loans and other consumer loans or portions thereof when ICB reasonably determines the amount of the loss. However, the charge offs generally are not made earlier than the applicable regulatory timeframes. Such regulatory timeframes provide for the charge down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge off of unsecured open end loans when the loan is 180 days past due and charge down to the net realizable value when other secured loans are 120 days past due. For all loan classes, the entire balance of the loan is considered delinquent if the minimum payment contractually required to be paid is not received by the contractual due date.

A reversal of accrued interest, which has not been collected, is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and are still accruing interest are loans where ICB is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency. If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received in excess of principal due. Loans are returned to accrual status when, in management’s judgment, the borrower’s ability to make periodic interest and principal payments returns to normal and future payments are reasonably assured.

For all loan segments, the allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectability and historical loss experience of loans. The allowance is based on ongoing assessments of the estimated incurred losses inherent in the loan portfolio. ICB’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency. Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Specific reserves are assigned on impaired loans based on the measurement criteria noted above. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans’ quality. For all loans not listed individually on the Asset Watch List, and those loans included on the Asset Watch List but not deemed impaired, historical loss rates are the basis for developing expected charge-offs for each pool of loans. In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling three years is reached. This was done to accurately reflect the risk inherent in the portfolio. Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio. As of December 31, 2011, the time frame used to determine charge off percentages was January 1, 2009 through December 31, 2011.

In addition to the specific reserves and the allocations based on historical loss rates, qualitative/environmental factors are used to recognize estimated incurred losses inherit in the portfolio not reflected in the historical loss allocations utilized. The qualitative/environmental factors include considerations such as the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, examination results from bank regulatory agencies and ICB’s credit review function. The qualitative/environmental portion of the allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

Valuation of Securities

Currently all securities are classified as available-for-sale on the date of purchase. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and because ICB does not intend to sell investments and it is not more-likely-than-not that ICB will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, ICB does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

PROPOSAL 3 – ELECTION OF DIRECTORS

ICB’s Board of Directors currently consists of six members. The By-Laws of ICB provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.

The nominee for director this year is John M. Miller who is a current director of ICB. If the shareholders elect this nominee at the Annual Meeting, his term will expire at the earlier of ICB’s annual shareholders’ meeting in 2015 or the consummation of the proposed Merger with Old National. Mr. Miller is not related to any other director or executive officer of ICB or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The table below provides information on the nominee for the position of director of ICB and for each director continuing in office after the Annual Meeting, including the number and percent of shares of ICB common stock beneficially owned as of the record date. The table also includes information on the number of shares of ICB common stock beneficially owned by executive officers of ICB who are not directors, and by all directors and executive officers of ICB as a group.

The ICB Board recommends that you vote FOR the nominee.

Name	Age	Positions Held With ICB	Director of Indiana Bank and Trust Company Since	Director of ICB Since	Term to Expire	Shares of Common Stock Beneficially Owned on 6/ /12 (1)		Percent of Class
Director Nominees
John M. Miller	61	Director	2002	2002	2015	25,500	(2)	*

Directors Continuing In Office
John T. Beatty	61	Director	1991	1992	2013	23,886	(3)	*
William J. Blaser	62	Director	2006	2006	2013	24,800	(4)	*
Harold Force	60	Director	1991	1992	2013	31,533	(5)	*
John K. Keach, Jr.	60	Chairman of the Board, President and Chief Executive Officer	1990	1990	2014	170,557	(6)	4.9%
David W. Laitinen, MD	60	Director	1990	1990	2014	34,637	(7)	*

Executive Officers
Mark T. Gorski	47	Executive Vice President, Chief Financial Officer, Treasurer and Secretary				57,538	(8)	1.7%

All executive officers and directors as a group (7 persons)						368,451	(9)	10.5%

*	Less than 1%.
(1)	Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.
(2)	Includes 700 shares held by children who reside with Mr. Miller, and stock options for 13,500 shares granted under ICB’s stock option plans.
(3)	Includes 21,024 shares held jointly by Mr. Beatty and his wife, and 2,862 shares subject to stock options granted under ICB’s stock option plans.
(4)	Includes 6,000 shares jointly held by Mr. Blaser and his wife, and 13,500 shares subject to stock options granted under ICB’s stock option plans.
(5)	Includes 24,371 shares held jointly by Mr. Force and his wife, and 2,862 shares subject to stock options granted under ICB’s stock option plans.
(6)	Includes 71,127 shares held jointly by Mr. Keach and his wife, 19,562 shares held by his wife, 958 shares held by Mr. Keach’s children, 35,000 shares subject to stock options granted under ICB’s stock option plans, 21,000 shares of restricted stock over which Mr. Keach has voting but not dispositive power, and 22,910 whole shares allocated as of December 31, 2011, to Mr. Keach’s account under the 401(k) Plan.
(7)	Includes 31,775 shares held jointly by Dr. Laitinen and his wife, and 2,862 shares subject to stock options granted under ICB’s stock option plans. 30,475 of these shares have been pledged to secure a joint brokerage account of Dr. and Mrs. Laitinen.
(8)	Includes 25,000 shares subject to stock options granted under ICB’s stock option plans, 3,000 shares of restricted stock over which Mr. Gorski has voting but not dispositive power, and 1,192 whole shares allocated as of December 31, 2011, to Mr. Gorski’s account under the 401(k) Plan.
(9)	Includes 95,586 shares subject to stock options granted under ICB’s stock option plans, 24,000 shares of restricted stock as to which the owners have voting but not dispositive power, and 24,102 whole shares allocated to the accounts of participants in the 401(k) Plan as of December 31, 2011.

Presented below is information concerning the director nominee and directors continuing in office of ICB. Each of the directors and director nominees has particular experience, qualifications, attributes and skills that qualify him to serve as a director of ICB. These particular attributes are set forth below.

John	T. Beatty is President and Treasurer of Beatty Insurance, Inc. He has owned and operated this successful small insurance business for over 40 years. He is active in Indiana Bank and Trust Company’s market area, in particular in the business community in those markets. He serves several local civic and charitable organizations. He is valuable to ICB and Indiana Bank and Trust Company in dealing with insurance matters and lending to the insurance industry. His experience assists ICB and Indiana Bank and Trust Company with business lending strategies.

William	J. Blaser is Managing Partner of L.M. Henderson & Company, LLP (certified public accountants and consultants), in Indianapolis, Indiana. He has been a CPA for over 40 years and has served as the managing partner of a public accounting firm since 1990. He has had years of experience in preparing and reviewing financial statements, including those of financial institutions. Mr. Blaser’s extensive accounting background enables him to provide value in his role as the Board’s Audit Committee financial expert and as Chairman of ICB’s Audit Committee.

Harold	Force has been President of Force Construction Company, Inc. since 1976. He has operated this successful business for over 30 years. He also serves as Executive Vice President of Force Design, Inc. He also plays an active role in economic development in Indiana Bank and Trust Company’s market area. As a business owner, he has had significant experience working with financial institutions. Mr. Force’s experience is of great value to ICB and Indiana Bank and Trust Company as it relates to commercial and commercial real estate lending. His community involvement has also proven valuable to ICB and Indiana Bank and Trust Company, as members of the community have been referred for products and services.

John	K. Keach, Jr. has been employed by Indiana Bank and Trust Company since 1974. In 1985, he was elected Senior Vice President - Financial Services; in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of Home Federal Bancorp, which changed its name to Indiana Community Bancorp. This extensive background and experience with Indiana Bank and Trust Company and its operations enhances Mr. Keach, Jr.’s ability to provide leadership to ICB in his roles as President and Chief Executive Officer.

David	W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983. Dr. Laitinen has been involved in one of Indiana Bank and Trust Company’s primary market areas for over 25 years, and his knowledge of the health care industry is of particular value to ICB and Indiana Bank and Trust Company as it relates to lending to members of the medical community.

John	M. Miller is the President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana. He has served as an owner and operator of the beer distributor for over 30 years, which has grown from 1 to over 100 employees during his involvement with the company. He is also active on the financial side of his business. His small business experience as well as his role as a successful real estate investor provide valuable expertise with respect to the commercial and commercial real estate lending activities of Indiana Bank and Trust Company. He also has significant experience serving as a director of financial institutions, having served on the board of a commercial bank for ten years prior to his service on ICB’s board.

Corporate Governance

Director Independence. All of the directors except John K. Keach, Jr., meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of ICB’s Audit Committee, Compensation Committee, Stock Option Committee, and Nominating and Governance Committee meet those independence standards. The Board of Directors of ICB considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange which, for purposes of determining the independence of Audit Committee members, also incorporate the standards of the Securities and Exchange Commission (the “SEC”) included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between ICB or its subsidiaries and the directors, members of their immediate families, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

John K. Keach, Jr. serves as Chairman and Chief Executive Officer of ICB. ICB has chosen to combine the principal executive officer and board chairman positions because this combined role promotes unified leadership and direction for the Board and for executive management and allows for a single, clear focus for the chain of command to execute ICB’s business plans. Moreover, ICB receives active and effective management and oversight of ICB’s operations by the Board’s independent directors. The ICB’s Audit, Nominating and Governance, Compensation, and Stock Option Committees are comprised exclusively of independent directors. Non-management directors meet at regularly scheduled executive sessions without management present. Moreover, Harold Force has been elected as the lead independent director to chair these executive sessions, with authority to call special meetings of the independent directors. For all of these reasons, ICB believes that it is appropriate for John K. Keach, Jr. to serve as Chairman and Chief Executive Officer.

Meetings of the Board of Directors. During the fiscal year ended December 31, 2011, the Board of Directors of ICB met or acted by written consent nine times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of ICB held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees. ICB’s Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee, and a Nominating and Governance Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, the members of which are Messrs. Blaser (Chairman), Beatty, Force, and Dr. Laitinen, recommends the appointment of ICB’s independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of the audit. In addition, the Board of Directors has determined that William J. Blaser is a “financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met four times during the fiscal year ended December 31, 2011. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on ICB’s website at http://www.myindianabank.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

The Compensation Committee reviews payroll costs and salary recommendations and determines the compensation of ICB’s officers. The Compensation Committee met or acted by written consent one time during fiscal 2011. The members of this Committee are Messrs. Miller (Chairman) and Blaser, and Dr. Laitinen. The Compensation Committee has a separate charter which is posted on ICB’s website at http://www.myindianabank.com.

The ICB’s Stock Option Committee administers ICB’s stock option plans. It did not act in 2011. Its members are all of the directors except Mr. Keach, Jr.

The Nominating and Governance Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to ICB’s Board of Directors each year. Its members for this Annual Meeting were Messrs. Force (Chairman) and Miller, and Dr. Laitinen. It met one time during 2011. The Nominating Committee’s charter is available at http://www.myindianabank.com.

The Nominating Committee will consider the director nomination of any shareholder of ICB entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of ICB as provided in ICB’s By-Laws. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of ICB not less than 60 days prior to the meeting, unless less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-Laws, if the Annual Meeting is held on such date), in which case the notice by a shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case-by-case basis. When considering a potential candidate for membership on ICB’s Board of Directors, the Nominating Committee considers diversity, age, skills, relevant business and industry experience, and independence under the Listing Standards of the Nasdaq Stock Exchange. The Nominating Committee assesses the effectiveness of its efforts to have a diverse Board of Directors by periodically reviewing the current Board members to ensure that the Board has occupational diversity which aids in oversight of ICB’s commercial lending and geographic diversity across ICB’s market area to aid in assessing and overseeing ICB’s position and reputation. The Nominating Committee strives to identify Board members with varying backgrounds and gives consideration to gender, race and age diversity. Under Corporate Governance Guidelines adopted by the Nominating Committee, executive officers and non-employee directors of ICB must own at least 1,000 shares of ICB common stock. The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate other than those prescribed by the By-Laws or in the Nominating Committee’s Corporate Governance Guidelines, and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on ICB’s Board of Directors by a shareholder. The Nominating Committee has not received any nominations from any of ICB’s shareholders in connection with the Annual Meeting.

Under Corporate Governance Guidelines adopted by the Nominating Committee, directors who change their principal employment or responsibilities outside ICB must submit written notification of the change and an offer of resignation to the Chairman of the Nominating Committee. In deciding whether to recommend to the full Board the acceptance of the director’s offer to resign, the Nominating Committee will review the appropriateness of the director’s continued membership on the Board under the changed circumstances. This requirement will provide the Board with the opportunity to consider whether the director’s continued service on the Board is in the shareholders’ best interest.

Directors over the age of 72 years are not eligible for election or appointment to the Board of Directors and directors must retire from the Board on the last day of the year in which they attain age 72.

Risk Oversight. The Board of Directors plays an active role in the oversight of credit risk, operational risk, liquidity risk, and similar risks of the business of ICB. It performs this role primarily through its Committee structure. The Audit Committee of ICB considers risk issues associated with ICB’s financial reporting and disclosure process and also monitors controls for material weaknesses in the audit function. The Audit Committee meets periodically with the Chief Financial Officer and Senior Risk Officer of ICB in carrying out these responsibilities. The full Board and Audit Committee have access, as needed, to the executive officers and other employees of ICB who help supervise the day-to-day risk management responsibilities of ICB. They also have access to legal representation to the extent deemed necessary to assist with their risk oversight responsibilities. In addition, the Compensation Committee and the Stock Option Committee evaluate the compensation programs of ICB to ensure that they do not create incentives among management employees to take undue risk. Indiana Bank and Trust Company also has Loan and Senior Management committees, whose members are available to the Board, to monitor risks related to liquidity and interest rates and lending risks.

Communications with Directors. The ICB has adopted a policy for its shareholders to send written communications to ICB’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at ICB’s main office. The ICB has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of Shareholders. All of ICB’s directors at the time attended the Annual Meeting of Shareholders on April 26, 2011.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John K. Keach, Jr.	2011	$475,000	$181,440	—	—	$7,350	$663,790
Chairman of the Board, President and Chief Executive Officer	2010	475,000	109,350	—	—	7,125	591,475

Mark T. Gorski	2011	220,375	45,360	—	—	7,350	$273,085
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2010	215,000	36,450	—	107,500	7,350	366,300

(1)	Includes any amounts earned but deferred, including amounts deferred under Indiana Bank and Trust Company’s 401(k) Plan.
(2)	The amounts reflected in this column are the aggregate grant date fair value of stock awards calculated in accordance with FAS ASC Topic 718. The weighted average grant date fair value per share for these stock awards was $12.15 in 2010 and $15.12 in 2011.
(3)	The amounts in this column represent the amounts that were earned under the Senior Management Annual Incentive Compensation Plan for Mark T. Gorski. The amount earned in 2011 was paid in January 2012.
(4)	Includes Indiana Bank and Trust Company’s matching contributions and allocations under its 401(k) Plan, and dividends paid on restricted stock awards to the extent those dividends were not factored into the grant date fair value for the stock awards as reported under the “Stock Awards” column. The Named Executive Officers received certain perquisites during the reported years, but the incremental cost of providing those perquisites did not exceed $10,000.

Option Plans

1995, 1999, and 2001 Option Plans.  ICB had previously adopted and submitted to shareholders for approval three stock option plans in 1995, 1999 and 2001. Upon shareholder approval of the 2010 Stock Option and Incentive Plan, those prior plans were no longer available for the grant of new stock options, including with respect to shares returned to those plans upon the lapse of unexercised stock options. As of June     , 2012, options for 44,573 shares of common stock remain outstanding under the 1995 Option Plan for an average price per share of $24.639. Options for 4,161 shares of common stock remain outstanding under the 1999 Option Plan with an average price per share of $25.1872, and options for 124,714 shares of common stock remain outstanding under the 2001 Option Plan with an average price per share of $24.2730.

2010 Stock Option and Incentive Plan.  The Board of Directors adopted the 2010 Stock Option and Incentive Plan (the “2010 Option Plan”), which was approved by shareholders at the 2010 annual meeting. The 2010 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Directors, employees and consultants of ICB and its subsidiaries are eligible for awards under the Plan. Pursuant to the 2010 Option Plan, the maximum number of shares with respect to which awards may be made under the 2010 Option Plan is 329,925 shares. The shares with respect to which awards may be made under the 2010 Option Plan may either be authorized or unissued shares or treasury shares. As of June     , 2012, awards of 62,800 shares of restricted stock had been made under the 2010 Option Plan, and there remain 267,125 shares available for future grants under the 2010 Option Plan.

The purpose of the 2010 Option Plan is to promote the long-term interests of ICB and its shareholders by providing a means for attracting and retaining officers and employees of ICB and its subsidiaries. The 2010 Option Plan is administered by the Stock Option Committee consisting of all directors except John K. Keach, Jr., each of whom is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Options granted are adjusted for capital changes such as stock splits and stock dividends. The Committee has full and complete authority and discretion, except as expressly limited by the Plan, to grant awards and to provide for their terms and conditions.

The option price of each share of stock is to be paid in full at the time of exercise in cash or by delivering shares of ICB common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of ICB, all options not previously exercisable shall become fully exercisable. For this purpose, change in control includes an acquisition by a third party of 25% or more of ICB’s outstanding shares, a change in a majority of ICB’s directors as a result of a tender offer, merger, sale of assets or similar transaction, or shareholder approval of a sale or disposition of all or substantially all of ICB’s assets or another transaction following which ICB would no longer be an independent publicly-owned entity; provided that such events will not be deemed a change in control if a majority of the Board of Directors of ICB adopts a resolution to provide that such events will not be deemed a change in control.

Awards of restricted shares are generally subject to transfer restrictions for three years and vest at the rate of 33-1/3 % per year over the three-year period. If the service of an option holder terminates involuntarily within eighteen months after a change in control of ICB (as defined above), any restricted transfer period to which the restricted shares are then subject will terminate and the shares will fully vest.

Because of restrictions under the TARP Capital Purchase Program, any restricted stock awards made to ICB’s President and Chief Executive Officer will generally vest in two installments on the second anniversary of the date of grant (as to 2/3 of the award) and on January 1st of the year following such second anniversary (to the extent of the remaining 1/3 of the award). The shares granted will not be transferrable until the TARP Preferred Stock has been redeemed by ICB.

Senior Management Annual Incentive Compensation Plan

On January 26, 2010, the Board of Directors of ICB adopted the Senior Management Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide select senior officers of ICB and Indiana Bank and Trust Company, with an annual incentive award for contributions to annual financial and business objectives.

Pursuant to the Annual Incentive Plan, the Board of Directors will approve measurement criteria for minimum, target and maximum performance thresholds based on projections for ICB’s fully diluted earnings per common share for the year.

The compensation committee recommended, and the Board of Directors approved, a list of senior officers eligible to participate in the Annual Incentive Plan for 2010, along with the recommended payout percentages of salary for the minimum, target and maximum performance levels applicable to the earnings per share goals. Included among these senior officers was Mark T. Gorski, ICB’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Because of restrictions applicable under the TARP Capital Purchase Program, Mr. Keach, ICB’s President and Chief Executive Officer, is not eligible to participate in this plan. Mark T. Gorski was eligible for a payout percentage of his respective salary of 12.5% if the minimum performance goal was achieved, 25% if the target performance goal was achieved, and 50% if the maximum performance goal was achieved. In addition to Mark T. Gorski, ten members of senior management were eligible to participate in the plan. Each of these officers was eligible for a payout percentage of their respective salary of 7.5% if the minimum performance goal was achieved, 15% if the target performance goal was achieved, and 30% if the maximum performance goal was achieved. The Board of Directors approved similar percentages of salary and performance levels for 2011 and 2012. The awards made to Mr. Gorski for 2010, after determination that the goals had been achieved, are set forth in the 2011 Summary Compensation Table on pages —.

401(k) Plan

Employees who are over 21 years of age with at least one month of service may participate in Indiana Bank and Trust Company’s 401(k) Savings Plan. Participants may elect to make monthly contributions up to 75% of their salary, subject to any applicable limits under the Code. Indiana Bank and Trust Company makes a matching contribution of 50% of the employee’s contribution that does not exceed 3.0% of the employee’s salary with respect to employees who have at least six months of service. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Matching employer contributions may also be invested at an employee’s direction in a fund which invests in ICB common stock. An employee may not invest more than 25% of his or her account balance in the ICB stock fund. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions generally vest over a 3-year period, with 100% vesting after the third year of service. Most employees upon termination of employment elect to maintain their account under the 401(k) Plan. Other options, such as a lump sum distribution or rollover distribution, may be selected.

Outstanding Equity Awards at December 31, 2011

The following table presents information on stock options and stock awards held by the Named Executive Officers on December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Date of Full Vesting of Unexercisable Options	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Date of Full Vesting of Stock Awards
Name	Exercisable	Unexercisable
John K. Keach, Jr.	10,000	—	$25.23000		03/28/2015	9,000	$131,670	01/01/2013	(2)
	10,000	—	$21.49500		04/22/2018	12,000	175,560	01/01/2014	(2)
	15,000	—	$25.65950		03/19/2016
Mark T. Gorski	10,000	—	$24.45000		06/05/2015	2,000	29,260	01/01/2013
	10,000	—	$25.65950		03/20/2016	3,000	43,890	01/01/2014
	5,000	—	$21.49500		04/21/2018

(1)	The market value of these awards is determined by multiplying the number of shares by the closing price of ICB’s common stock on December 30, 2011, which was $14.63 per share.
(2)	These shares may not be transferred by Mr. Keach until ICB’s TARP Preferred Stock is redeemed.

Pentegra Group Pension Plan

The Pentegra Group defined benefit pension plan is a noncontributory, multi-employer comprehensive pension plan. Indiana Bank and Trust Company froze the Pension Plan effective April 1, 2008. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly retirement benefits determined on the basis of the employee’s years of service and base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. Indiana Bank and Trust Company recorded expenses totaling $881,000 for the Pension Plan during the fiscal year ended December 31, 2011. Benefits are currently subject to maximum Code limitations of $200,000 per year.

Excess Benefit Plan

On April 1, 2001, Indiana Bank and Trust Company entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach, Jr. is provided retirement benefits equal to the annual benefits he would have received under Indiana Bank and Trust Company’s pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under § 415 and § 401 of the Code, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach, Jr. The projected annual benefit payable to Mr. Keach, Jr. under this agreement is approximately $138,000. Death benefits are also provided in the agreement.

The benefits are paid from the general assets of Indiana Bank and Trust Company. Indiana Bank and Trust Company has secured key person life insurance which is expected to provide it with the funds necessary to provide the benefits described above.

Supplemental Retirement Income Program

Indiana Bank and Trust Company has entered into supplemental retirement agreements with its executive officers and with ten other current or former employees deemed by the management of Indiana Bank and Trust Company to be key employees. These agreements provide each of the executive officers with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50. The agreements also provide for death and burial benefits, and, for some employees, disability benefits prior to specified ages.

The annual benefits for the Named Executive Officers are equal to the amounts specified below:

John K. Keach, Jr.	$82,664
Mark T. Gorski	$50,000

The annual benefits are payable to those persons for a period of 15 years.

If Mr. Gorski ceases to be an employee following a change in control of ICB, he will receive increased benefits under his supplemental executive retirement agreement. Had Mr. Gorski been terminated at December 31, 2011, following a change in control of ICB, he would have been entitled to an annual benefit of $24,762 payable over a 15-year period beginning 60 days after his separation from service. The value of this benefit as of December 31, 2011 was $293,659 assuming a change in control had occurred on that date. This amount is subject to possible reductions under §280G of the Code. Under Mr. Gorski’s agreement, a change in control occurs if:

•

a person or group acquires ownership of stock representing more than 50% of Indiana Bank and Trust Company’s or ICB’s total fair value or total voting power of the stock of Indiana Bank and Trust Company or ICB and stock of Indiana Bank and Trust Company or ICB remains outstanding after the transaction;

•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of Indiana Bank and Trust Company or ICB;

•

during a twelve-month period, a majority of the directors of ICB is replaced by directors whose appointment or election is not endorsed by a majority of the members of ICB’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of ICB; or

•

a person or group, other than shareholders of Indiana Bank and Trust Company or an entity controlled by shareholders of Indiana Bank and Trust Company, acquires more than 40% of the total gross fair market value of Indiana Bank and Trust Company’s assets, unless the person or group owns 50% or more of the total value or voting power of Indiana Bank and Trust Company’s stock.

Mr. Keach, Jr. may receive benefits upon a change of control, but since his retirement benefits are already fully vested, those benefits will not increase as a result of a change in control of ICB.

The benefits are paid from the general assets of Indiana Bank and Trust Company. Indiana Bank and Trust Company has secured key person life insurance in order to provide it with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his agreement are forfeited.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the members of ICB’s Board of Directors other than John K. Keach, Jr. for ICB’s last fiscal year, whether or not deferred:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)	Option Awards ($)	Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)(4)	Total ($)
John T. Beatty	$8,200	$19,656	—	—	—	$27,856
William J. Blaser	15,200	19,656	—	—	—	34,856
Harold Force	8,450	19,656	—	—	—	28,106
David W. Laitinen,	7,650	19,656	—	—	—	27,306
John M. Miller	5,900	19,656	—	—	—	25,556
Harvard W. Nolting, Jr. (5)	8,700	19,656	—	$4,943	—	33,299

(1)	Information on Mr. Keach, Jr., who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)	The amounts reflected in this column are the aggregate grant date fair value of stock awards calculated in accordance with FAS ASC Topic 718. The weighted average grant date fair value was $15.12 for these stock awards.
(3)	This column includes above-market earnings on deferred compensation to which Mr. Nolting is entitled under his Directors Deferred Compensation Plan for Outside Directors. Director Nolting (whose benefits are currently in pay status) received interest under the Plan in 2011 at the rate of 12%. The market rate for this plan for 2011 was 9.12% for Mr. Nolting.
(4)	The directors received certain perquisites during 2011, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.
(5)	Mr. Nolting retired from the Board of Directors as of December 31, 2011, because of age limitations in ICB’s By-Laws.

At December 31, 2011, John M. Miller had outstanding a fully vested nonqualified stock option for 13,500 shares with an option price of $22.89 which expires on July 23, 2012. Mr. Blaser had a ten-year nonqualified stock option for 10,000 shares with an option exercise price of $28.49 per share, which expires on November 28, 2016, and vested in full on November 28, 2007. He also had a ten-year nonqualified stock option for 3,500 shares with an option exercise price of $21.495, which expires on April 22, 2018, and vested in full on April 23, 2010.

All of the other non-employee directors had the following fully vested nonqualified stock options outstanding at December 31, 2011:

•	A stock option for 1,431 shares with an exercise price of $21.875 per share which expires on October 22, 2012.

•	A stock option for 1,431 shares with an exercise price of $27.40 per share which expires on October 28, 2013.

Directors of ICB do not receive director fees. Indiana Bank and Trust Company paid its directors $550 for each regular meeting attended and $250 for each committee meeting attended during 2011. The Chairman of ICB’s Audit Committee received a $2,000 quarterly retainer during 2011. If a director misses more than three consecutive meetings, he is removed from the Board. Total fees paid to directors for the year ended December 31, 2011 were $54,100 (excluding awards of restricted stock). Also directors with deferred compensation agreements accrued total interest of $59,700 during 2011. ICB made the decision in 2011 to replace the directors’ retainers with awards of restricted stock granted under the 2010 Option Plan. For 2011, 1,300 shares of restricted stock that vested on November 22, 2011, were awarded to all outside directors in lieu of the payment of a retainer for 2011. In 2012, the directors began receiving quarterly retainers of $4,200, in lieu of restricted stock awards.

Deferred Compensation for Outside Directors. As of January 1, 2006, Indiana Bank and Trust Company entered into deferred compensation agreements with three of its outside directors: Harold Force, John Beatty and David Laitinen. Under these agreements, the balance of director fees and accrued interest for each director under a superseded deferred director fee agreement was allocated to a separate account as of January 1, 2006. The balances for these other three directors accrue interest at the annual interest rate payable on a Single Premium Immediate Annuity providing for a 15-year term certain as quoted by Cincinnati Life Insurance Company or another comparable insurance company selected by the Board of the Directors of Indiana Bank and Trust Company. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be paid after the director attains age 60. Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the director fees he had previously deferred, without any interest credited thereon.

All of the directors of ICB are currently receiving benefits under deferred compensation agreements. Mr. Beatty is receiving benefits under his plan of $31,835 per year through 2025. Mr. Force is receiving benefits under his plan of $34,551 per year through 2026. Harvard W. Nolting, Jr., who retired from the Board of Directors as of December 31, 2011, is receiving benefits under a similar deferred compensation agreement of $31,308 per year through 2019. Dr. Laitinen is receiving benefits of $33,944 per year under his plan through 2027.

Transactions with Related Persons

Indiana Bank and Trust Company follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, director nominees, executive officers, and their associates (including immediate family members) totaled approximately $3,220,219 or 3.65% of equity capital at December 31, 2011. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Indiana Bank and Trust Company, and did not involve more than normal risk of collectability or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires that ICB’s officers and directors and persons who own more than 10% of the ICB’s common stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the ICB with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, ICB believes that during the fiscal year ended December 31, 2011, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that John M. Miller filed approximately 20 days late a Form 4 reporting the purchase of 233 shares at $16.04 per share on May 9, 2011.

PROPOSAL 4 – RATIFICATION OF AUDITORS

ICB’s Board of Directors proposes for the ratification of the shareholders at the Annual Meeting the appointment of BKD, LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 2012. BKD, LLP was engaged to serve as auditors for ICB for the first time in 2008. A representative of BKD is expected to be present at the Annual Meeting with the opportunity to make a statement if she so desires. She will also be available to respond to any appropriate questions shareholders may have.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of ICB’s financial statements for the fiscal year ended December 31, 2011, included in ICB’s Shareholder Annual Report accompanying this proxy statement/prospectus (“2011 Audited Financial Statements”):

The Committee has reviewed and discussed ICB’s 2011 Audited Financial Statements with ICB’s management.

The Committee has discussed with its independent auditors for 2011, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, as amended, which include, among other items, matters related to the conduct of the audit of ICB’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence, and has discussed with the auditors the auditors’ independence from ICB. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of ICB’s 2011 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that ICB’s 2011 Audited Financial Statements be included in ICB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

This Report is respectfully submitted by the Audit Committee of ICB’s Board of Directors.

Audit Committee Members

William J. Blaser

John T. Beatty

Harold Force

David W. Laitinen

Accountant’s Fees

Audit Fees. The firm of BKD, LLP served as ICB’s independent registered public accounting firm for the fiscal years ended December 31, 2010 and December 31, 2011. The aggregate fees billed by BKD, LLP for the audit of ICB’s financial statements included in its annual report on Form 10-K; and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2010, and December 31, 2011, were $166,805 and $188,060, respectively.

Audit-Related Fees. There were no fees billed in the fiscal year ended December 31, 2010, or in the fiscal year ended December 31, 2011, for assurance and related services that are reasonably related to the audit or review of ICB’s financial statements and that were not covered in the Audit Fees disclosed above, other than $6,750 paid in 2011 for an audit of HUD loan activity.

Tax Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2010, and December 31, 2011, for professional services rendered for tax compliance, tax advice or tax planning were $25,720 and $28,435, respectively.

All Other Fees. There were no fees billed in fiscal 2010 and fiscal 2011 for professional services rendered, except as disclosed above.

Audit Committee Pre-Approval. ICB’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD, LLP to act as ICB’s independent registered public accounting firm for the fiscal years ended December 31, 2010, and December 31, 2011. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD, LLP will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD, LLP will be pre-approved by the Audit Committee. One hundred percent of audit-related and tax services for the fiscal years ended December 31, 2010 and 2011, were pre-approved by the Audit Committee. ICB’s independent auditors performed substantially all work described above with their respective full-time, permanent employees.

PROPOSAL 5 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) contains a requirement that financial institutions, like ICB, that issued preferred stock and warrants to the U.S. Treasury Department under the TARP Capital Purchase Program permit a separate, non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC has recently issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation of senior executive officers as described in the Compensation Discussion and Analysis (if any) and the tabular disclosure regarding compensation of such executive officers (together with the accompanying narrative disclosure) in their proxy statements. Accordingly, we are asking you to approve the compensation of ICB’s Named Executive Officers as described under “Executive Compensation” and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) contained on pages — to — of this proxy statement/prospectus. The compensation being considered in this Proposal does not include the Merger-related compensation considered under Proposal 2.

Executive Compensation

ICB believes that its compensation policies and procedures are focused on “pay for performance” principles and are strongly aligned with the long-term interests of shareholders. We believe that both ICB and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “say on pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation for our Named Executive Officers described in this Proxy Statement by voting to approve or not approve such compensation as described in this Proxy Statement.

A main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with ICB’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance ICB’s long-term success and shareholder value. The Board of Directors believes that ICB’s compensation policies and procedures achieve these objectives.

During 2010 and 2011, ICB operated in a challenging environment marked by uncertainty and volatility. Nationally, unemployment reached unprecedented levels for modern times. The economic downturn was led by housing with dramatic declines in home prices, increasing foreclosures, rising consumer and commercial loan delinquencies and significant write-downs of asset values by financial institutions. While ICB was profitable in 2010, it had a net loss in 2011.

Because of the adverse financial situation, the Compensation Committee and the Stock Option Committee adopted a responsible approach to executive compensation that allowed it to maintain a degree of flexibility to deal with the current economic conditions while remaining committed to its core philosophy of paying for performance and aligning executive compensation with shareholder interests. During 2009, 2010 and 2011, these Committees took several actions to align executive compensation with shareholder interests in this challenging environment, including the following:

•

For 2009, the salary of the President and Chief Executive Officer was frozen at its 2008 level, and no increases were made in this salary until 2010. In 2010 and 2011, the salary of the President and Chief Executive Officer was set at a level that was deemed fair and reasonable for the services he renders, given that he does not participate in any of ICB’s incentive plans.

•	ICB’s President and Chief Executive Officer waived his long-term incentive plan benefit for 2009 and 2010.

•

In 2010, the previously awarded long-term incentive awards payable in 2011 were terminated as a result of the adoption of the 2010 Stock Option and Incentive Plan and the Senior Management Annual Incentive Compensation Plan and the decision to replace the long-term incentive plan benefits with benefits under those new plans.

•

No stock options have been awarded to any executive officers since April 2008. Restricted shares totaling 15,000 were awarded to the Named Executive Officers in May 2010, and a total of 22,800 shares of restricted stock were awarded to executive officers and directors in January 2011. These are the only restricted stock grants awarded to the executive officers and directors by ICB since its formation.

•

ICB adopted a compensation committee charter which, among other things, authorizes the hiring by the committee members of independent advisors, including attorneys, to assist the Committee in carrying out its responsibilities.

•	ICB amended its insider trading policy to prohibit hedging transactions by its directors, officers and employees.

•

ICB adopted a Clawback Policy to allow the Board of Directors to recoup any excess incentive compensation paid to its executive officers if the financial results on which the awards were based are materially restated due to noncompliance with financial reporting requirements and the incentive compensation was paid during the three-year period prior to such restatement.

•	ICB has no agreements with its executives that provide for the reimbursement of taxes owed with respect to any compensation.

•

While the TARP Preferred Stock is outstanding, ICB’s President may not receive bonuses (other than grants of restricted stock subject to various restrictions) and none of ICB’s Named Executive Officers may receive any golden parachutes, i.e. payments for the departure of a Named Executive Officer for reasons other than death or disability or payments due to a change in control of ICB.

The Board of Directors believes ICB’s compensation programs are well tailored to recruit and retain key executives while recognizing and sharing the sacrifices ICB’s shareholders have made.

Shareholders are encouraged to carefully review the executive compensation tables in this proxy statement/prospectus for a discussion of ICB’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on ICB’s executive compensation as reflected in the disclosures regarding Named Executive Officer compensation provided in the various tables included in this proxy statement/prospectus, the accompanying narrative disclosures and the other compensation information provided in this proxy statement/prospectus. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse ICB’s executive compensation through the following resolution:

“Resolved, that the shareholders of Indiana Community Bancorp approve the compensation of Indiana Community Bancorp’s executive officers, as disclosed in the tabular disclosure regarding executive officer compensation (together with the accompanying narrative disclosure) in the proxy statement/prospectus for the 2012 Annual Meeting of Shareholders.”

Vote Required and Effect

Approval of ICB’s executive compensation would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee and the Board of Directors may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “For”

approval of this proposal on executive compensation.

PROPOSAL 6 - ADJOURNMENT OF THE ANNUAL MEETING

In addition to the proposal to approve the Merger Agreement, the shareholders of ICB also are being asked to approve a proposal to adjourn or postpone the Annual Meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

Under the Indiana Business Corporation Law (the “IBCL”) and the Articles of Incorporation of ICB, the holders of a majority of the outstanding shares of common stock of ICB are required to approve the Merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of ICB are required to be represented at the Annual Meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the Annual Meeting is lower than expected, ICB would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If ICB desires to adjourn the Annual Meeting, ICB will request a motion that the Annual Meeting be adjourned, and delay the vote on the proposal to approve and adopt the Merger Agreement until the Annual Meeting is reconvened. If ICB adjourns the Annual Meeting for 30 days or less, ICB will not set a new record date or will announce prior to adjournment the date, time and location at which the Annual Meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the Annual Meeting will continue to be valid for any adjourned or postponed Annual Meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

Any adjournment will permit ICB to solicit additional proxies and will permit a greater expression of the views of ICB shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give ICB additional time to solicit favorable votes and increase the chances of approving that proposal. ICB has no reason to believe that an adjournment of the Annual Meeting will be necessary at this time.

ICB’s board of directors recommends that shareholders vote FOR the proposal to adjourn or postpone the Annual Meeting. Approval of the proposal to adjourn or postpone the Annual Meeting to allow extra time to solicit proxies (Proposal 6 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS

The consolidated financial statements of Old National incorporated herein by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of Crowe Horwath LLP as experts in accounting and auditing.

The consolidated financial statements of ICB as of and for the years ended December 31, 2011 and 2010 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus is a part have been audited by BKD, LLP, independent registered public accounting firm, as set forth in their report thereon in reliance upon such report given on the authority of BKD, LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Old National common stock to be issued in the proposed Merger and certain matters pertaining to the federal income tax consequences of the proposed Merger will be passed upon by Krieg DeVault LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Old National

If the Merger is completed, ICB shareholders will become shareholders of Old National. To be included in Old National’s proxy statement and voted on at Old National’s regularly scheduled 2012 annual meeting of shareholders, shareholder proposals must have been submitted in writing by —, 2011, to Old National’s Secretary, P.O. Box 718, Evansville, Indiana 47705-0718, which date is 120 calendar days before the date of the release of Old National’s proxy statement for 2012. If notice of any other shareholder proposal intended to be presented at the 2012 Annual Meeting is not received by Old National on or before —, 2012, the proxy solicited by the Old National board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Old National proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2012 annual meeting is changed, the dates set forth above may change.

Pursuant to Old National’s Bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give Old National written notice not less 120 days before the meeting, and the notice must provide certain other information as described in the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to Old National’s Secretary.

ICB

If a shareholder wishes to have a proposal presented at the next Annual Meeting of shareholders of ICB and included in the proxy statement and form of proxy relating to that meeting, and the Merger has not been completed prior to the date such meeting is to be held, ICB must receive the proposal at its main office no later than —, 2012. However, if the Merger occurs, ICB will not hold any further shareholder meetings.

If the Merger is not completed, a shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in ICB’s proxy statement and form of proxy will normally be considered untimely if it is received by ICB later than 60 days in advance of the Annual Meeting of shareholders of ICB in 2013. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by ICB later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If ICB receives notice of such proposal after such time, each proxy that ICB receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in ICB’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of ICB at 501 Washington Street, Columbus, Indiana 47201. All shareholder proposals are subject to the requirements of the proxy rules under the Exchange Act and ICB’s Articles of Incorporation, By-Laws and Indiana law.

WHERE YOU CAN FIND MORE INFORMATION

Old National and ICB file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that the companies file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Old National’s and ICB’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Shares of Old National common stock are listed on the New York Stock Exchange under the symbol “ONB,” and shares of ICB common stock are listed on the NASDAQ Global Market under the symbol “INCB.”

Old National has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of Old National being offered in the Merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows Old National to “incorporate by reference” the information filed by Old National with the Securities and Exchange Commission, which means that Old National can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

Old National incorporates by reference the documents and information listed below:

(1) Old National’s Annual Report on Form 10-K for the year ended December 31, 2011;

(2) The information described below under the following captions in Old National’s Form 10-K for the fiscal year ended December 31, 2011: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of Old National under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” (b) “Executive Compensation;” (c) “Certain Relationships and Related Transactions and Director Independence;” and (d) information concerning directors and executive officers of Old National under the caption “Directors, Executive Officers and Corporate Governance;”

(3) Old National’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012;

(4) Old National’s Current Reports on Form 8-K filed January 25, 2012, January 26, 2012, January 30, 2012, April 30, 2012 and May 15, 2012; and

(5) The description of Old National’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 7, 2002, including any amendment or report filed with the SEC for the purpose of updating such description.

Old National also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of ICB’s Annual Meeting of shareholders at which the Merger is to be presented to a vote.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Old National in this proxy statement/prospectus has been provided by Old National, and all information regarding ICB in this proxy statement/prospectus has been provided by ICB.

Index to Consolidated Financial Statements of

Indiana Community Bancorp

[BKD Logo]	201 N. Illinois Street, Suite 700

P.O. Box 44998

Indianapolis, IN 46244-0998

317.383.4000 Fax 317.383.4200 www.bkd.com

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Shareholders

Indiana Community Bancorp

Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Indiana Community Bancorp as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indiana Community Bancorp as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

BKD, LLP

Indianapolis, Indiana

March 15, 2012

CONSOLIDATED BALANCE SHEETS

(dollars in thousands except share data)

	December 31, 2011	December 31, 2010
Assets:
Cash and due from banks	$20,683	$12,927
Interest bearing demand deposits	278	136
Federal funds sold	19,634	0

Cash and cash equivalents	40,595	13,063

Securities available for sale at fair value (amortized cost $178,300 and $227,331)	180,770	226,465
Loans held for sale (fair value $6,617 and $7,827)	6,464	7,666
Portfolio loans:
Commercial and commercial mortgage loans	517,970	550,686
Residential mortgage loans	93,757	92,796
Second and home equity loans	86,059	92,557
Other consumer loans	9,533	11,614

Total portfolio loans	707,319	747,653
Unearned income	(233)	(252)
Allowance for loan losses	(14,984)	(14,606)

Portfolio loans, net	692,102	732,795
Premises and equipment	16,617	16,228
Accrued interest receivable	3,085	3,785
Other assets	44,974	43,316

Total Assets	$984,607	$1,043,318

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$103,864	$86,425
Interest checking	222,314	177,613
Savings	52,181	45,764
Money market	222,229	224,382
Certificates of deposit	262,653	313,854

Retail deposits	863,241	848,038

Public fund certificates	102	5,305

Wholesale deposits	102	5,305

Total deposits	863,343	853,343

FHLB advances	0	53,284
Short term borrowings	0	12,088
Junior subordinated debt	15,464	15,464
Other liabilities	17,666	20,490

Total liabilities	896,473	954,669

Commitments and Contingencies
Shareholders’ equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500 shares; Liquidation preference $1,000 per share	21,265	21,156
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,422,379 and 3,385,079 shares	21,735	21,230
Retained earnings, restricted	44,127	47,192
Accumulated other comprehensive income/(loss), net	1,007	(929)

Total shareholders’ equity	88,134	88,649

Total Liabilities and Shareholders’ Equity	$984,607	$1,043,318

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands except per share data)

	Year Ended Dec 2011	Year Ended Dec 2010
Interest Income:
Short term investments	$29	$59
Securities	4,964	5,366
Commercial and commercial mortgage loans	28,559	30,154
Residential mortgage loans	4,148	4,625
Second and home equity loans	4,130	4,581
Other consumer loans	819	1,079

Total interest income	42,649	45,864

Interest Expense:
Checking and savings accounts	1,434	1,908
Money market accounts	1,327	1,686
Certificates of deposit	5,476	8,625

Total interest on retail deposits	8,237	12,219

Public funds	12	10

Total interest on wholesale deposits	12	10

Total interest on deposits	8,249	12,229

FHLB advances	692	1,089
Other borrowings	9	1
Junior subordinated debt	308	311

Total interest expense	9,258	13,630

Net interest income	33,391	32,234
Provision for loan losses	19,509	7,179

Net interest income after provision for loan losses	13,882	25,055

Non Interest Income:
Gain on sale of loans	1,975	2,107
Gain on sale of securities available for sale	2,396	768
Other than temporary impairment losses	(104)	(215)
Service fees on deposit accounts	6,056	6,389
Loan servicing income, net of impairment	492	473
Net loss on real estate owned	(495)	(288)
Trust and asset management fees	1,202	1,097
Increase in cash surrender value of life insurance	529	560
Miscellaneous	939	740

Total non interest income	12,990	11,631

Non Interest Expenses:
Compensation and employee benefits	15,733	14,738
Occupancy and equipment	3,897	3,918
Service bureau expense	2,006	1,954
FDIC insurance expense	1,535	2,071
Marketing	1,011	804
Professional fees	771	726
Loan expenses	1,243	976
REO expenses	631	628
Communication expenses	559	620
FHLB advances prepayment fee	1,353	0
Miscellaneous	2,372	2,463

Total non interest expenses	31,111	28,898

Income (loss) before income taxes	(4,239)	7,788
Income tax provision (benefit)	(2,495)	2,146

Net Income (Loss)	$(1,744)	$5,642

Basic Earnings (Loss) per Common Share	$(0.87)	$1.32
Diluted Earnings (Loss) per Common Share	$(0.87)	$1.32
Basic weighted average number of shares	3,364,934	3,358,079
Dilutive weighted average number of shares	3,364,934	3,358,728
Dividends per share	$0.040	$0.040

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(dollars in thousands except share data)

	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance at December 31, 2009	3,358,079	$21,054	$21,060	$42,862	$(52)	$84,924
Comprehensive income:
Net income				5,642		5,642
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $334 and tax effect of $587					(881)	(881)
Change in supplemental retirement plan obligations, net of tax of $3					4	4

Total comprehensive income						4,765

Restricted stock non vested shares issued	27,000
Amortization of discount on preferred stock		102		(102)		0
Preferred stock cash dividends				(1,075)		(1,075)
Restricted stock compensation expense			146			146
Common stock compensation expense			24			24
Common stock cash dividends ($.040 per share)				(135)		(135)

Balance at December 31, 2010	3,385,079	21,156	21,230	47,192	(929)	88,649
Comprehensive income:
Net loss				(1,744)		(1,744)
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $1,447 and tax effect of $1,239					2,097	2,097
Change in supplemental retirement plan obligations, net of tax of $105					(161)	(161)

Total comprehensive income						192

Restricted stock non vested shares issued	39,300
Restricted stock forfeited	(2,000)
Amortization of discount on preferred stock		109		(109)		0
Preferred stock cash dividends				(1,075)		(1,075)
Restricted stock compensation expense			501			501
Common stock compensation expense			4			4
Common stock cash dividends ($.040 per share)				(137)		(137)

Balance at December 31, 2011	3,422,379	$21,265	$21,735	$44,127	$1,007	$88,134

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Cash Flows From / (Used In) Operating Activities:
Net income (loss)	$(1,744)	$5,642
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	6,645	5,041
Provision for loan losses	19,509	7,179
Stock based compensation expense	505	170
Benefit for deferred income taxes	(1,022)	(177)
Net gain from sale of loans	(1,975)	(2,107)
Gain on securities	(2,396)	(768)
Other than temporary impairment losses	104	215
Net loss from real estate owned	495	288
Loan fees deferred/(recognized), net	(37)	169
Proceeds from sale of loans held for sale	83,813	90,039
Origination of loans held for sale	(80,636)	(89,523)
(Increase)/decrease in accrued interest and other assets	(771)	3,258
Increase/(decrease) in other liabilities	(121)	1,956

Net Cash From Operating Activities	22,369	21,382

Cash Flows From / (Used In) Investing Activities:
Net principal received/(disbursed) on loans	12,797	(16,894)
Net change in interest bearing time deposits	0	410
Proceeds from:
Maturities/repayments of securities held to maturity	0	415
Maturities/repayments of securities available for sale	68,500	122,432
Sale of securities available for sale	125,283	159,626
Real estate owned and other assets	6,941	10,117
Sale of Federal Home Loan Bank stock	944	822
Purchases of:
Loans	(359)	(748)
Securities held to maturity	0	(50)
Securities available for sale	(148,957)	(355,481)
Acquisition of premises and equipment	(1,686)	(2,745)
Disposal of premises and equipment	0	256

Net Cash From / (Used In) Investing Activities	63,463	(81,840)

Cash Flows From / (Used In) Financing Activities:
Net increase in deposits	10,000	13,038
Proceeds from advances from FHLB	0	83,012
Repayment of advances from FHLB	(55,000)	(83,012)
Prepayment penalty on modification of FHLB advances	0	(2,456)
Net proceeds from/(net repayment of) overnight borrowings	(12,088)	12,088
Payment of dividends on preferred stock	(1,075)	(1,075)
Payment of dividends on common stock	(137)	(135)

Net Cash From /(Used In) Financing Activities	(58,300)	21,460

Net increase/(decrease) in cash and cash equivalents	27,532	(38,998)
Cash and cash equivalents, beginning of period	13,063	52,061

Cash and Cash Equivalents, End of Period	$40,595	$13,063

Supplemental Information:
Cash paid for interest	$9,281	$13,723
Cash paid for income taxes, net of refunds	$1,075	$618
Non Cash Items:
Assets acquired through foreclosure	$8,783	$2,167
Transfer to securities available for sale from held to maturity	$0	$3,273
Securities trades not settled	$1,040	$3,904

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2011 and 2010

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Indiana Community Bancorp and subsidiaries (the “Company”) conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. A summary of the more significant accounting policies follows:

Basis of Presentation

The consolidated financial statements include the accounts of ICB and its wholly-owned subsidiary Indiana Bank and Trust Company (the “Bank”) and its wholly-owned subsidiaries. HomeFed Financial Corp a wholly-owned subsidiary of ICB was merged with ICB during 2010. All intercompany balances and transactions have been eliminated.

Description of Business

ICB is a bank holding company. The Bank provides financial services to south-central Indiana through its main office in Columbus and 18 other full service banking offices and a commercial loan office in Indianapolis. The Bank also owns Home Investments, Inc., a Nevada corporation that holds, services, manages, and invests a portion of the Bank’s investment portfolio.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the valuation of securities and real estate owned.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2011 was $1.2 million.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At December 31, 2011, ICB’s cash and cash equivalent accounts exceeded federally insured limits by approximately $19.9 million. Included in that amount are ICB’s accounts with the Federal Reserve Bank and the Federal Home Loan Bank in the amount of $253,000 and federal funds sold of $19.6 million that are not federally insured.

Securities

Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that ICB has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders’ equity, net of tax, or income, respectively. Premiums and discounts are amortized over the contractual lives of the related securities using the effective yield method and are included in interest income, with the exception of mortgage backed securities and collateralized mortgage obligations, which are amortized over an estimated average life. Gain or loss on sale of securities is based on the specific identification method.

Valuation of Securities

Currently all securities are classified as available-for-sale on the date of purchase. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and because ICB does not intend to sell investments and it is not more-likely-than-not that ICB will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, ICB does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

Loans Held for Sale

Loans held for sale consist of mortgage loans conforming to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in non interest income.

Loans

Loans are reported at the principal balance outstanding net of deferred loan fees and direct loan costs. Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as they come due. The recognition of interest income is discontinued on certain other loans when, in management’s judgment, the interest will not be collectible in the normal course of business.

Loan Origination Fees

Nonrefundable origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment over the contractual life of the underlying loan. Any unamortized fees on loans sold are credited to gain on sale of loans at the time of sale.

Allowance for Loan Losses Methodology and Related Policies

A loan is considered impaired when it is probable that ICB will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including source of cash flows. All commercial and commercial real estate impaired loans, as well as impaired residential mortgages and consumer loans over $250,000, are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Currently ICB’s loans individually evaluated for impairment are all in the commercial and commercial real estate segment. In general ICB acquires updated appraisals on an annual basis for commercial and commercial real estate impaired loans, exclusive of performing troubled debt restructurings (TDRs). Based on historical experience these appraisals are discounted ten percent to estimate the cost to sell the property. If the most recent appraisal is over a year old, and a new appraisal is not performed due to lack of comparable values or other reasons, a 20% discount based on historical experience is applied to the appraised value. The discount may be increased due to area economic factors, such as vacancy rates, lack of sales, and condition of property.

ICB promptly charges off commercial loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower, b) declining collateral values, and/or c) legal action, including bankruptcy that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

For all loan classes, when cash payments are received on impaired loans, ICB records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms. For impaired loans where ICB utilizes the present value of expected future cash flows to determine the level of impairment, ICB reports the entire change in present value as bad-debt expense. ICB does not record any increase in the present value of cash flows as interest income.

Consistent with regulatory guidance, charge-offs for all loan segments are taken when specific loans, or portions thereof, are considered uncollectible and of such little value that their continuance as assets is not warranted. ICB promptly charges these loans off in the period the uncollectible loss amount is reasonably determined. ICB charges off consumer related loans which include 1-4 family first mortgages, second and home equity loans and other consumer loans or portions thereof when ICB reasonably determines the amount of the loss. However, the charge offs generally are not made earlier than the applicable regulatory timeframes. Such regulatory timeframes provide for the charge down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge off of unsecured open end loans when the loan is 180 days past due and charge down to the net realizable value when other secured loans are 120 days past due. For all loan classes, the entire balance of the loan is considered delinquent if the minimum payment contractually required to be paid is not received by the contractual due date.

A reversal of accrued interest, which has not been collected, is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and are still accruing interest are loans where ICB is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency. If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received in excess of principal due. Loans are returned to accrual status when, in management’s judgment, the borrower’s ability to make periodic interest and principal payments returns to normal and future payments are reasonably assured.

For all loan segments, the allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectability and historical loss experience of loans. The allowance is based on ongoing assessments of the estimated incurred losses inherent in the loan portfolio. ICB’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency. Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Specific reserves are assigned on impaired loans based on the measurement criteria noted above. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans’ quality. For all loans not listed individually on the Asset Watch List, and those loans included on the Asset Watch List but not deemed impaired, historical loss rates are the basis for developing expected charge-offs for each pool of loans. In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling three years is reached. This was done to accurately reflect the risk inherent in the portfolio. Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio. As of December 31, 2011, the time frame used to determine charge off percentages was January 1, 2009 through December 31, 2011.

In addition to the specific reserves and the allocations based on historical loss rates, qualitative/environmental factors are used to recognize estimated incurred losses inherit in the portfolio not reflected in the historical loss allocations utilized. The qualitative/environmental factors include considerations such as the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, examination results from bank regulatory agencies and ICB’s credit review function. The qualitative/environmental portion of the allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

Real Estate Owned

Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any resulting write-downs are charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to an income statement account, which is included in non interest income on the consolidated statements of income. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to forty years. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. ICB evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability, the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is compared to the carrying amount of the asset. If the cash flows are less than the carrying amount, the asset cost is adjusted to fair value and an impairment loss is recognized on the difference between the net book value and the fair value of the long-lived asset. Maintenance, repairs and minor improvements are charged to non interest expenses as incurred.

Derivative Financial Instruments

ICB records all derivatives, whether designated as a hedge, or not, on the consolidated balance sheets at fair value. ICB designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes.

ICB evaluates interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale, as well as commitments to sell such loan commitments to investors, as free-standing derivative instruments. As of December 31, 2011 and December 31, 2010 the total of these commitments was immaterial to the financial statements.

Income Taxes

ICB and its wholly-owned subsidiaries file consolidated income tax returns. Deferred income tax assets and liabilities are determined using the balance sheet method and are reported in other assets in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are reduced by a valuation allowance based on management’s judgment that their realization is more-likely-than-not to occur.

Reclassification

Reclassification of certain amounts in the 2010 consolidated financial statements have been made to conform to the 2011 presentation.

Earnings (Loss) per Common Share

Earnings (loss) per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings (loss) per share computations:

	Year Ended Dec 2011	Year Ended Dec 2010
Basic Earnings per Common Share:
Weighted average common shares	3,364,934	3,358,079

Diluted Earnings per Common Share:
Weighted average common shares	3,364,934	3,358,079
Dilutive effect of stock options/restricted stock	0	649

Weighted average common and incremental shares	3,364,934	3,358,728

Unearned restricted shares have been excluded from the computation of average shares outstanding.

Anti-dilutive options are summarized as follows:

As Of	Dec 2011	Dec 2010
Anti-dilutive options	233,948	280,422

The following is a computation of earnings (loss) per common share. (dollars in thousands, except per share amounts)

	Year Ended Dec 2011	Year Ended Dec 2010
Net income (loss)	$(1,744)	$5,642
Less preferred stock dividend earned	1,075	1,090
Less restricted stock dividend	3	1
Less amortization of preferred stock discount	109	102

Net income (loss) available to common shareholders	$(2,931)	$4,449

Basic Earnings (Loss) per Common Share	$(0.87)	$1.32
Diluted Earnings (Loss) per Common Share	$(0.87)	$1.32

Accumulated Other Comprehensive Income

The following is a summary of ICB’s accumulated other comprehensive income: (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2011	Year Ended Dec 2010
Unrealized holding gains (losses) from securities available for sale	$2,470	$(866)
Supplemental retirement program obligation	(997)	(731)

Net unrealized gains (losses)	1,473	(1,597)
Tax effect	(466)	668

Accumulated Other Comprehensive Gain (Loss), Net of Tax	$1,007	$(929)

Segments

In accordance with accounting guidance, management has concluded that ICB is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one operating segment. Management considers parent company activity to represent an overhead function rather than an operating segment. ICB operates in one geographical area and does not have a single external customer from which it derives 10 percent or more of its revenue.

Stock Based Compensation

At December 31, 2011, ICB had share based employee compensation plans, which are described more fully in Note 13. ICB accounts for these plans under the recognition and measurements principles of GAAP.

Current Economic Conditions

In the rapidly changing economic environment the banking industry faces extraordinary challenges which has occasionally resulted in volatile downward movements in the fair values of investments and other assets, lack of liquidity, and deteriorating credit quality including severe fluctuations in the value of real estate and other loan collateral. The financial statements have been prepared using values and information currently available to ICB. In the current economy, the valuation of assets and liabilities is susceptible to sudden change that could result in material future adjustments in the fair value of assets, the allowance for loan losses, and capital that could be detrimental to ICB’s ability to maintain a well capitalized status and adequate liquidity. Furthermore, ICB’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect ICB’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective actions.

ICB has 52.6% of its assets in commercial and commercial real estate loans. The following table segregates the commercial and commercial real estate portfolio by property type, where the total of the property type exceeds 1% of bank assets as of December 31, 2011. (dollars in thousands)

Property Description	BALANCE ($)	PERCENTAGE OF BANK ASSETS
Accounts Receivable, Inventory, and Equipment	68,556	6.97%
Shopping Center	50,839	5.17%
Office Building	45,745	4.65%
Manufacturing Business/Industrial	40,510	4.12%
Land Only	40,412	4.11%
Medical Building	32,483	3.30%
Retail Business Store	29,232	2.97%
Warehouse	29,142	2.96%
Motel	24,106	2.45%
Apartment Building	22,632	2.30%
Athletic/Recreational/School	13,974	1.42%
Restaurant	12,140	1.23%
Other	11,525	1.17%
Developed Land	10,196	1.04%

NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“TDR”),” which provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and are to be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. Management has determined the adoption of this guidance did not have a material effect on ICB’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-4, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”),” which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The application of fair value measurements is not changed as a result of this amendment. Some of the amendments provide clarification of existing fair value measurement requirements while other amendments change a particular principal or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. Management is currently in the process of determining what effect the provisions of this update will have on ICB’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-5, “Presentation of Comprehensive Income,” which improves comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement will present total net income and its components followed consecutively by a second statement that will present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The FASB decided on October 21, 2011 that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. Management is currently in the process of determining what effect the provisions of this update will have on ICB’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-9, “Compensation – Retirement Benefits-Multiemployer Plans: Disclosures about an Employer’s Participation in a Multiemployer Plan,” which improves employer disclosures for multiple-employer pension plans. Previously, disclosures were limited primarily to the historical contributions made to the plans. In developing the new guidance, the FASB’s goal was to help users of financial statements assess the potential future cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The amendments in this ASU are effective for fiscal years ending after December 15, 2011, with early adoption permitted. Management has determined the adoption of this guidance did not have a material effect on ICB’s financial position or results of operations.

2.  SECURITIES

Securities are summarized as follows: (dollars in thousands)

	Dec 2011				Dec 2010
	Amortized Cost	Gross Unrealized		Fair Value	Amortized Cost	Gross Unrealized		Fair Value
		Gains	(Losses)			Gains	(Losses)

Available for Sale:
Municipal bonds	$44,094	$2,255	$(36)	$46,313	$62,925	$1,509	$(580)	$63,854
Asset backed securities	0	0	0	0	100	0	(58)	42
Collateralized mortgage obligations issued by:
GSE agencies	27,354	422	(10)	27,766	50,714	364	(479)	50,599
Private label	49,156	319	(76)	49,399	97,396	138	(1,127)	96,407
Mortgage backed securities issued by agencies	55,652	277	(112)	55,817	13,386	107	(232)	13,261
Corporate debt	1,969	0	(569)	1,400	1,967	0	(508)	1,459
Bond money market funds	0	0	0	0	768	0	0	768
Equity securities	75	0	0	75	75	0	0	75

Total Available for Sale	$178,300	$3,273	$(803)	$180,770	$227,331	$2,118	$(2,984)	$226,465

Certain securities, with amortized cost of $379,000 and fair value of $408,000 at December 31, 2010 were pledged as collateral for the Bank’s treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts. No securities were pledged at the Federal Reserve as of December 31, 2011. Certain securities, with amortized cost of $16.6 million and fair value of $16.9 million at December 31, 2011, and amortized cost of $1.3 million and fair value of $1.4 million at December 31, 2010 were pledged as collateral for borrowing purposes at the Federal Home Loan Bank of Indianapolis.

During the second quarter of 2010, securities classified as held to maturity with an amortized cost of $345,000 were transferred to available-for-sale securities and subsequently sold. The proceeds received on these sales totaled $349,000, and gains of $4,000 were realized on these sales. Management decided to transfer and sell these securities, as they believed that the investment strategy originally employed regarding these securities had changed. In conjunction with the transfer and sale of these securities, ICB transferred the remaining held-to-maturity securities with an amortized cost of $2.9 million and a fair value of $2.7 million to available-for-sale securities.

The amortized cost and fair value of securities at December 31, 2011 by contractual maturity are summarized as follows: (dollars in thousands)

	Available for Sale
	Amortized Cost	Fair Value	Yield

Municipal bonds:
Due in one year or less	$2,220	$2,244	5.66%
Due after 1 year through 5 years	12,750	13,385	5.28%
Due after 5 years through 10 years	26,605	28,066	3.97%
Due after 10 years	2,519	2,618	4.18%
Collateralized mortgage obligations issued by:
GSE agencies	27,354	27,766	2.44%
Private label	49,156	49,399	3.72%
Mortgage backed securities issued by agencies	55,652	55,817	2.15%
Corporate debt:
Due after 10 years	1,969	1,400	1.14%
Equity securities	75	75	0%

Total	$178,300	$180,770	3.20%

Activities related to the sales of securities available for sale and other realized losses are summarized as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Proceeds from sales	$125,283	$159,626
Gross gains on sales	2,957	774
Gross losses on sales	561	6
Other than temporary impairment losses	104	215
Tax expense on realized security gains	949	219

During 2011 and 2010 other than temporary impairment was recorded on certain available for sale securities. The entire unrealized loss on these securities was considered to be related to credit risk and the cost basis of these investments was reduced to zero based on ICB’s analysis of expected cash flows. Therefore, no amounts were recognized in other comprehensive income.

Taxable interest income and non-taxable interest income earned on the investment portfolio are summarized as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Taxable interest income	$4,383	$4,634
Non-taxable interest income	581	732

Total Interest Income	$4,964	$5,366

Management reviews its investment portfolio for other than temporary impairment on a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer, and the timely receipt of contractual payments. Additional consideration is given to the fact that it is not more-likely-than-not ICB will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. Investments that have been in a continuous unrealized loss position as of December 31, 2011 and 2010 are summarized as follows: (dollars in thousands)

As of December 31, 2011	Less than Twelve Months				Twelve Months Or Longer				Total
Description of Securities	Fair Value		Unrealized Losses		Fair Value		Unrealized Losses		Fair Value		Unrealized Losses
Collateralized mortgage obligations issued by:	$		$		$		$		$		$
GSE agencies		1,637		(10)		0		0		1,637		(10)
Private Label		6,079		(59)		3,911		(17)		9,990		(76)
Mortgage backed securities issued by agencies		27,956		(112)		0		0		27,956		(112)
Corporate debt		0		0		1,400		(569)		1,400		(569)
Municipal bonds		983		(32)		397		(4)		1,380		(36)

Total Temporarily Impaired Securities		$36,655		$(213)		$5,708		$(590)		$42,363		$(803)

In reviewing its available for sale securities at December 31, 2011, for other than temporary impairment, management considered the change in market value of the securities during 2011, the expectation for the security’s future performance based on the receipt, or non receipt, of required cash flows and Moody’s and S&P ratings where available. Additionally, management considered that it is not more-likely-than-not that ICB would be required to sell a security before the recovery of its amortized cost basis. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if the market yields for such investments decline. Based on these criteria, management concluded that no additional OTTI charge was required.

At December 31, 2011, the ICB had two corporate debt securities in the available for sale portfolio with a face amount of $2.0 million and an unrealized loss of $569,000. These two securities are rated A2 and BA1 by Moodys indicating these securities are considered of low to moderate credit risk. The issuers of the two securities are two well capitalized banks. Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturities beyond ten years.

As of December 31, 2010	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed securities	$15	$(3)	$27	$(55)	$42	$(58)
Collateralized mortgage obligations issued by:
GSE agencies	20,969	(479)	0	0	20,969	(479)
Private Label	69,290	(967)	468	(160)	69,758	(1,127)
Mortgage backed securities issued by agencies	9,914	(232)	0	0	9,914	(232)
Corporate debt	0	0	1,459	(508)	1,459	(508)
Municipal bonds	12,841	(543)	855	(37)	13,696	(580)

Total Temporarily Impaired Securities	$113,029	$(2,224)	$2,809	$(760)	$115,838	$(2,984)

3. PORTFOLIO LOANS AND ALLOWANCE FOR LOAN LOSSES

ICB originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are indexed to various indices. Adjustable residential mortgages are generally indexed to the one year Treasury constant maturity rate; adjustable consumer loans are generally indexed to the prime rate; adjustable commercial loans are generally indexed to either the prime rate or the one, three or five year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates ICB pays on the short-term deposits that have been primarily utilized to fund these loans.

ICB originates and purchases commercial and commercial mortgage loans, which totaled $518.0 million and $550.7 million at December 31, 2011 and 2010, respectively. These loans are considered by management to be of somewhat greater risk of collectability due to the dependency on income production or future development of the real estate. Collateral for commercial and commercial mortgage loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities. Terms of these loans are normally for up to ten years and have adjustable rates tied to the reported prime rate and Treasury indices. Generally, commercial and commercial mortgage loans are considered to involve a higher degree of risk than residential real estate loans. However, commercial and commercial mortgage loans generally carry a higher yield and are made for a shorter term than residential real estate loans.

Certain residential mortgage products have contractual features that may increase credit exposure to ICB in the event of a decline in housing prices. These types of mortgage products offered by ICB include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV. Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%. The balance including unused lines of these loans over 90% LTV at December 31, 2011 was $6.9 million.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $16.3 million and $16.6 million at December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Bank was in compliance with this limitation.

ICB follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. Loans to directors, director nominees, executive officers, and their associates (including immediate family members) totaled $3.2 million, or 3.7% of equity capital, and $4.6 million, or 5.2% of equity capital, as of December 31, 2011 and 2010, respectively. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to ICB, and did not involve more than normal risk of collectability or present other unfavorable features. For the years ended December 31, 2011 and 2010, loans of $1.9 million and $3.7 million were disbursed to officers and directors and repayments of $3.3 million and $3.4 million were received from officers and directors, respectively.

At December 31, 2011 and December 31, 2010, deposit overdrafts of $134,000 and $145,000, respectively, were included in portfolio loans.

The following tables present, by portfolio segment, the activity in the allowance for loan losses for the twelve months ended December 31, 2011 and 2010 and balance in the allowance for loan losses and the recorded investment in loans based on ICB’s loan portfolio and impairment method as of December 31, 2011 and 2010. (dollars in thousands)

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Twelve months ended December 31, 2011
Allowance for loan losses:
Balance at beginning of period	$12,640	$799	$858	$309	$14,606
Provision for loan losses	19,491	(147)	70	95	19,509
Loan charge-offs	(18,834)	(162)	(411)	(345)	(19,752)
Recoveries	394	14	39	174	621

Balance at End of Period	$13,691	$504	$556	$233	$14,984

Ending balance: individually evaluated for impairment	$545	$0	$0	$0	$545

Ending balance: collectively evaluated for impairment	$13,146	$504	$556	$233	$14,439

Loans:
Balance at End of Period	$517,970	$93,757	$86,059	$9,533	$707,319

Ending balance: individually evaluated for impairment	$41,075	$0	$0	$0	$41,075

Ending balance: collectively evaluated for impairment	$476,895	$93,757	$86,059	$9,533	$666,244

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Twelve months ended December 31, 2010
Allowance for loan losses:
Balance at beginning of period	$10,564	$910	$1,152	$487	$13,113
Provision for loan losses	6,442	460	174	103	7,179
Loan charge-offs	(4,447)	(697)	(502)	(439)	(6,085)
Recoveries	81	126	34	158	399

Balance at End of Period	$12,640	$799	$858	$309	$14,606

Ending balance: individually evaluated for impairment	$3,455	$0	$0	$0	$3,455

Ending balance: collectively evaluated for impairment	$9,185	$799	$858	$309	$11,151

Loans:
Balance at End of Period	$550,686	$92,796	$92,557	$11,614	$747,653

Ending balance: individually evaluated for impairment	$54,450	$0	$0	$0	$54,450

Ending balance: collectively evaluated for impairment	$496,236	$92,796	$92,557	$11,614	$693,203

The risk characteristics of each loan portfolio segment are as follows:

Commercial and Commercial Mortgage (including commercial construction loans)

Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial mortgage loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial mortgage loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing ICB’s nonresidential and multi-family real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. As a general rule, ICB avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied real estate loans versus non-owner occupied loans.

Commercial mortgage construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from ICB until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential Mortgage, Seconds, Home Equity and Consumer

With respect to residential loans that are secured by one-to-four family residences and are generally owner occupied, ICB generally establishes a maximum loan-to-value ratio and requires private mortgage insurance (“PMI”) if that ratio is exceeded. Second and home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

ICB categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. ICB analyzes non-homogeneous loans, such as commercial and commercial mortgage loans, with an outstanding balance greater than $750,000 individually by classifying the loans as to credit risk. Loans less than $750,000 in homogeneous categories that are 90 days past due are classified into risk categories. This analysis is performed on a quarterly basis. ICB uses the following definitions for risk ratings:

Special Mention	Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of ICB’s credit position at some future date.

Substandard	Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans along with homogeneous loans that were not 60 day or more delinquent. As of December 31, 2011 and December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: (dollars in thousands)

As of December 31, 2011	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$435,266	$32,825	$87,278	$85,751	$9,462	$650,582
Special mention	9,521	0	313	44	0	9,878
Substandard	37,856	7,951	717	264	71	46,859

Balance at End of Period	$482,643	$40,776	$88,308	$86,059	$9,533	$707,319

As of December 31, 2010	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$435,503	$42,921	$85,045	$91,790	$11,342	$666,601
Special mention	15,682	2,134	372	78	0	18,266
Substandard	51,750	8,745	1,330	689	272	62,786

Balance at End of Period	$502,935	$53,800	$86,747	$92,557	$11,614	$747,653

The following tables present ICB’s loan portfolio aging analysis as of December 31, 2011 and December 31, 2010: (dollars in thousands)

As of December 31, 2011	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30 to 59 days past due	$479	$0	$874	$526	$109	$1,988
60 to 89 days past due	0	0	0	44	1	45
Past due 90 days or more	0	0	87	0	0	87
Nonaccrual	25,962	6,826	849	264	70	33,971

Total Past Due	26,441	6,826	1,810	834	180	36,091

Current	456,202	33,950	86,498	85,225	9,353	671,228

Total Loans	$482,643	$40,776	$88,308	$86,059	$9,533	$707,319

As of December 31, 2010	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30 to 59 days past due	$2,770	$0	$1,447	$687	$68	$4,972
60 to 89 days past due	0	0	0	78	21	99
Past due 90 days or more	0	0	92	0	0	92
Nonaccrual	12,893	5,189	1,412	678	106	20,278

Total Past Due	15,663	5,189	2,951	1,443	195	25,441

Current	487,272	48,611	83,796	91,114	11,419	722,212

Total Loans	$502,935	$53,800	$86,747	$92,557	$11,614	$747,653

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable ICB will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and commercial mortgage loans (including construction loans) but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following is a summary by class of information pertaining to impaired loans as of December 31, 2011 and December 31, 2010: (dollars in thousands)

As of December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
Impaired Loans with No Related Allowance Recorded (1):
Commercial and commercial mortgage loans	$29,829	$41,381	$0
Construction loans	6,826	9,276	0

Total Impaired Loans with No Related Allowance Recorded	$36,655	$50,657	$0

Impaired Loans with an Allowance Recorded:
Commercial and commercial mortgage loans	$3,295	$3,295	$447
Construction loans	1,125	1,125	98

Total Impaired Loans with an Allowance Recorded	$4,420	$4,420	$545

Impaired Loans:
Commercial and commercial mortgage loans	$33,124	$44,676	$447
Construction loans	7,951	10,401	98

Total Impaired Loans	$41,075	$55,077	$545

1)	Residential mortgages of $128,000 and consumer loans of $145,000 all individually less than $130,000 are not individually reviewed and are excluded from the table as they were deemed not significant to the financial statements.

As of December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
Impaired Loans with No Related Allowance Recorded:
Commercial and commercial mortgage loans	$18,141	$18,478	$0
Construction loans	3,984	5,810	0

Total Impaired Loans with No Related Allowance Recorded	$22,125	$24,288	$0

Impaired Loans with an Allowance Recorded:
Commercial and commercial mortgage loans	$27,593	$30,435	$2,325
Construction loans	4,732	4,732	1,130

Total Impaired Loans with an Allowance Recorded	$32,325	$35,167	$3,455

Impaired Loans:
Commercial and commercial mortgage loans	$45,734	$48,913	$2,325
Construction loans	8,716	10,542	1,130

Total Impaired Loans	$54,450	$59,455	$3,455

The following is a summary by class of information related to the average recorded investment and interest income recognized on impaired loans for the twelve months ended December 31, 2011 and 2010: (dollars in thousands)

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Impaired Loans:
Commercial and commercial mortgage loans	$43,522	$1,589	$34,708	$1,354
Construction loans	8,089	186	11,507	273

Total Impaired Loans	$51,611	$1,775	$46,215	$1,627

Commercial and commercial mortgage loans cash basis interest included above		$123		$67
Construction loans cash basis interest included above		$0		$10

Troubled Debt Restructurings

In the course of working with borrowers, ICB may choose to restructure the contractual terms of certain loans. In restructuring the loan, ICB attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. For all loan classes, any loans that are modified are reviewed by ICB to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for reasons related to a borrower’s financial difficulties, ICB grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay based on their current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. Also, additional collateral, a co-borrower, or a guarantor is often requested. If such efforts by ICB do not result in a satisfactory arrangement, foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, ICB may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

As a result of adopting the amendments in Accounting Standards Update No. 2011-02 (the ASU), ICB reassessed all restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings. ICB did not identify as troubled debt restructurings any additional receivables for which the allowance for credit losses had previously been measured under a general allowance for credit losses methodology as a result of this assessment.

It is ICB’s practice to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. The balance of nonaccrual restructured loans, which is included in nonaccrual loans, was $1.2 million at December 31, 2011. If the restructured loan is on accrual status prior to being restructured, it is reviewed to determine if the restructured loan should remain on accrual status. The balance of accruing restructured loans was $3.1 million at December 31, 2011.

Loans that are considered TDRs are classified as performing, unless they are on nonaccrual status or greater than 90 days delinquent as of the end of the most recent quarter. All TDRs are considered impaired by ICB, unless it is determined that the borrower has met the six month satisfactory performance period under modified terms. On a quarterly basis, ICB individually reviews all TDR loans to determine if a loan meets this criterion.

Performing commercial TDR loans at December 31, 2011 consisted of three commercial real estate loans totaling $2.6 million that are interest only and one commercial real estate loan totaling $200,000 that is amortizing. ICB does not generally forgive principal or interest on restructured loans. However, when a loan is restructured, income and principal are generally received on a delayed basis as compared to the original repayment schedule. ICB generally receives more interest than originally scheduled, as the loan remains outstanding for longer periods of time, sometimes with higher average balances than originally scheduled. The average yield on modified commercial real estate loans was 4.6%, compared to 5.8% earned on the entire commercial real estate loan portfolio as of December 31, 2011.

Performing consumer TDR loans at December 31, 2011 consisted of nine retail loans including one residential and two second mortgages which comprise $251,000 of the total retail TDR balance of $274,000. The consumer TDR loans have been restructured at less than market terms and include rate modifications, extension of maturity, and forbearance. The average yield on modified residential mortgage and second mortgage loans was 5.8%, compared to 4.5% earned on the entire residential mortgage and second mortgage loan portfolio as of December 31, 2011.

With regard to determination of the amount of the allowance for credit losses, all accruing restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed above.

The following tables present information regarding troubled debt restructurings by class for the twelve months ended December 31, 2011. (in thousands)

	Twelve Months Ended December 31, 2011
Newly classified troubled debt restructurings (1)	Number of Loans	Pre Modification Recorded Balance (1)	Post Modification Recorded Balance
Commercial and commercial mortgages	5	$2,754	$2,754
Construction loans
Residential mortgage loans
Second and home equity loans
Other consumer loans	2	11	11

Total	7	$2,765	$2,765

(1)	The troubled debt restructuring did not have a material impact on the financial statements.

One $112,000 commercial TDR loan modified in 2011 subsequently defaulted in the third quarter. The collateral for this loan was sold to an unrelated third party in the fourth quarter of 2011. The Bank financed the new owners’ loan at the prevailing terms for similar loans.

Commercial and consumer loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a TDR subsequently default, ICB evaluates the loan for possible further impairment. The allowance may be increased, adjustments may be made in the allocation of the allowance, or partial charge-offs may be taken to further write-down the carrying value of the loan. ICB defines default for the above disclosure as generally greater than ninety days past due. In certain circumstances ICB may consider default to have occurred prior to being ninety days past due, if ICB believes payments in the near term are uncertain.

4. LOAN SERVICING ACTIVITIES

At December 31, 2011 and 2010, the Bank was servicing loans for others amounting to $100.9 million and $107.3 million, respectively, consisting of commercial and commercial real estate participations. Management believes ICB receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Net gain on sale of loans was $2.0 million and $2.1 million for the years ended December 31, 2011 and 2010, respectively. The Bank is obligated to repurchase certain loans sold to others that become delinquent as defined by the various agreements. At December 31, 2011 and 2010, these obligations were approximately $30.2 million and $27.6 million, respectively. Management believes it is remote that, as of December 31, 2011, ICB would have to repurchase these obligations and therefore no reserve has been established for this purpose.

5. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following: (dollars in thousands)

	Dec 2011	Dec 2010
Loans, less allowance of $3,232 and 2,354	$2,222	$2,526
Securities	863	1,259

Total Accrued Interest Receivable	$3,085	$3,785

6. PREMISES AND EQUIPMENT

Premises and equipment consists of the following: (dollars in thousands)

	Dec 2011	Dec 2010
Land	$4,151	$2,992
Buildings and improvements	15,983	15,977
Furniture and equipment	8,027	7,993

Total	28,161	26,962
Accumulated depreciation	(11,544)	(10,734)

Total Premises and Equipment	$16,617	$16,228

Depreciation expense included in operations for the years ended December 31, 2011 and 2010 totaled $1.3 million and $1.4 million, respectively.

7. DEPOSITS

Deposits are summarized as follows: (dollars in thousands)

	Dec 2011		Dec 2010
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$103,864		$86,425
Checking	222,314	0.63%	177,613	0.92%
Savings	52,181	0.10%	45,764	0.16%
Money market	222,229	0.44%	224,382	0.66%

Total transaction accounts	600,588	0.40%	534,184	0.60%

Certificate accounts:
Less than one year	23,173	0.26%	43,130	0.75%
12 to 23 months	45,957	0.68%	59,789	1.20%
24 to 35 months	115,171	1.36%	122,896	2.02%
36 to 59 months	62,526	3.13%	76,446	3.43%
60 to 120 months	15,928	3.04%	16,898	3.83%

Total certificate accounts	262,755	1.66%	319,159	2.13%

Total Deposits	$863,343	0.79%	$853,343	1.17%

Certificate accounts include certificates of deposit and wholesale deposits. At December 31, 2011 and 2010, certificate accounts in amounts of $100,000 or more totaled $80.0 million and $103.2 million, respectively.

A summary of certificate accounts by scheduled maturities at December 31, 2011 is as follows: (dollars in thousands)

	2012	2013	2014	2015	2016	Thereafter	Total
0.99% or less	$62,864	$26,178	$1,748	$54	$5	$0	$90,849
1.00% or 1.99%	68,005	25,419	3,757	808	2,598	1,635	102,222
2.00% to 2.99%	6,204	6,417	28,585	2,081	518	872	44,677
3.00% to 3.99%	2,077	4,098	432	184	251	0	7,042
4.00% to 4.99%	16,869	368	302	13	6	5	17,563
Over 5.00%	402	0	0	0	0	0	402

Total Certificate Accounts	$156,421	$62,480	$34,824	$3,140	$3,378	$2,512	$262,755

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Checking	$1,365	$1,836
Savings	69	72
Money market	1,327	1,686
Certificate accounts	5,488	8,635

Total Interest Expense	$8,249	$12,229

Aggregate deposits to senior officers and directors included above were $5.0 million and $4.4 million as of December 31, 2011 and 2010, respectively. Such deposits are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other depositors.

8. FEDERAL HOME LOAN BANK ADVANCES

No Federal Home Loan Bank advances were outstanding at December 31, 2011. ICB was eligible to borrow from the FHLB additional amounts up to $136.1 million and $66.2 million at December 31, 2011 and 2010, respectively. The Bank has pledged eligible assets totaling $277.4 million to support additional borrowings. The assets include securities and qualifying loans on residential properties, multifamily properties and commercial real estate.

In 2011 ICB, as part of a balance sheet restructuring strategy, repaid $55 million of FHLB advances through the liquidation of securities. In addition ICB paid a $1.4 million prepayment penalty associated with these advances which were originally issued in 2010. In 2010, ICB repaid $55.0 million of FHLB advances by rolling the net present value of the advances being repaid into the funding cost of $55.0 million which was subsequently repaid in 2011. The present value of the cash flows under the terms of the 2010 FHLB advances was less than ten percent different from the present value of the remaining cash flows under the terms of the original FHLB advances. Based on these criteria, the $2.5 million penalty associated with prepaying the original FHLB advances was amortized as an adjustment of interest expense over the remaining term of the FHLB advances issued in 2010 using the interest method.

9. OTHER BORROWINGS

Junior Subordinated Debt

On September 15, 2006, ICB entered into several agreements providing for the private placement of $15.0 million of Capital Securities due September 15, 2036 (the “Capital Securities”). The Capital

Securities were issued by ICB’s Delaware trust subsidiary, Home Federal Statutory Trust I (the “Trust”), to JP Morgan Chase formerly Bear, Stearns & Co., Inc. (the “Purchaser”). ICB bought $464,000 in Common Securities (the “Common Securities”) from the Trust. The proceeds of the sale of Capital Securities and Common Securities were used by the Trust to purchase $15.5 million in principal amount of Junior Subordinated Debt Securities (the “Debentures”) from ICB pursuant to an Indenture (the “Indenture”) between ICB and Bank of America National Association, as trustee (the “Trustee”).

The Common Securities and Capital Securities will mature in 30 years, require quarterly distributions of interest and bear a floating variable rate equal to the prevailing three-month LIBOR rate plus 1.65% per annum. Interest on the Capital Securities and Common Securities is payable quarterly in arrears each December 15, March 15, June 15 and September 15. ICB may redeem the Capital Securities and the Common Securities, in whole or in part, without penalty, on or after September 15, 2011, or earlier upon the occurrence of certain events described below with the payment of a premium upon redemption.

ICB, as Guarantor, entered into a Guarantee Agreement with Bank of America National Association, as Guarantee Trustee, for the benefit of the holders of the Capital Securities. Pursuant to the Guarantee Agreement, ICB unconditionally agreed to pay to the holders of the Capital Securities all amounts becoming due and payable with respect to the Capital Securities, to the extent that the Trust has funds available for such payment at the time. ICB’s guarantee obligation under the Guarantee Agreement is a general unsecured obligation of ICB and is subordinate and junior in right of payment to all of ICB’s long term debt.

The Debentures bear interest at the same rate and on the same dates as interest is payable on the Capital Securities and the Common Securities. ICB has the option, as long as it is not in default under the Indenture, at any time and from time to time, to defer the payment of interest on the Debentures for up to twenty consecutive quarterly interest payment periods. During any such deferral period, or while an event of default exists under the Indenture, ICB may not declare or pay dividends or distributions on, redeem, purchase, or make a liquidation payment with respect to, any of its capital stock, or make payments of principal, interest or premium on, or repay or repurchase, any other debt securities that rank equal or junior to the Debentures, subject to certain limited exceptions.

The Debentures mature 30 years after their date of issuance, and can be redeemed in whole or in part by ICB, without penalty, at any time after September 15, 2011. ICB may also redeem the Debentures upon the occurrence of a “capital treatment event,” an “investment company event” or a “tax event” as defined in the Indenture. The payment of principal and interest on the Debentures is subordinate and subject to the right of payment of all “Senior Indebtedness” of ICB as described in the Indenture.

Old National, pursuant to its previously reported merger agreement with ICB, has agreed to assume the Debentures at the closing of the merger.

Long Term Debt

Effective February 2, 2009, ICB entered into a credit agreement with Cole Taylor Bank under which ICB has the authority to borrow, repay and reborrow, up to $5 million during a period ending September 13, 2012, none of which was used as of December 31, 2011 or 2010. ICB also has a sub-limit of $2 million available under the line for the issuance of letters of credit. Advances are to bear interest at a floating variable rate equal to the prevailing three-month LIBOR rate plus 3.50% per annum (4.1% on December 31, 2011); in no event shall the rate be less than 5.0%. Interest is payable quarterly and the repayment of advances is secured by a pledge of the Bank’s capital stock.

Other Borrowings

ICB has a $15.0 million overdraft line of credit with the Federal Home Loan Bank none of which was used as of December 31, 2011. The line of credit had a balance of $12.1 million as of December 31, 2010. The line of credit accrues interest at a variable rate (0.4% on December 31, 2011). ICB also had letters of credit for $3.6 million and $4.0 million, as of December 31, 2011 and 2010, respectively, none of which was used as of either year end.

10. INCOME TAXES

An analysis of the income tax provision (benefit) is as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Current:
Federal	$(1,456)	$2,202
State	(17)	121
Deferred
Federal	(135)	(337)
State	(887)	160

Income Tax Provision (Benefit)	$(2,495)	$2,146

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2011	Dec 2010
Income tax provision (benefit) at federal statutory rate	$(1,441)	$2,648
State tax, net of federal tax benefit (provision)	(597)	185
Tax exempt interest	(205)	(266)
Increase in cash surrender value of life insurance	(180)	(190)
Community development tax credit	(108)	(108)
Other, net	36	(123)

Income Tax Provision (Benefit)	$(2,495)	$2,146

ICB is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because ICB does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2011 and 2010 respectively. ICB has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

ICB’s deferred income tax assets and liabilities, included in prepaid expenses and other assets, are as follows: (dollars in thousands)

As Of	Dec 2011	Dec 2010
Deferred tax assets:
Bad debt reserves, net	$6,090	$5,830
Net unrealized loss on securities available for sale and other than temporary impairment losses on debt securities	0	464
Sale leaseback gain	549	600
Foreclosed assets	506	500
Net operating loss	547	0
Other	30	0
Deferred compensation and other benefits	2,438	2,214

Total deferred tax assets	10,160	9,608

Deferred tax liabilities:
Difference in basis of fixed assets	539	627
FHLB dividend	161	185
Unrealized gain on securities available for sale	860	0
Deferred fees	344	382
Other	0	46

Total deferred tax liabilities	1,904	1,240

Net Deferred Tax Asset	$8,256	$8,368

The Indiana net operating loss of approximately $9.5 million may be carried forward for 15 years, (expires 2026), following the loss year and applied in any year in which there is Indiana taxable income. No valuation allowance was deemed necessary for the deferred tax asset. ICB’s tax years still subject to examination by taxing authorities are years subsequent to 2007.

11.  REGULATORY MATTERS

ICB and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on ICB’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory guidance. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require ICB and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2011 and 2010, ICB and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2011, the most recent notifications from the Federal Reserve categorized ICB and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” ICB and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either entity’s category.

A summary of capital amounts and ratios as of December 31, 2011 and 2010:

(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$108,463	13.41%	$64,714	8.0%	$80,893	10.0%
Indiana Community Bancorp Consolidated	$110,254	13.61%	$64,788	8.0%	$80,985	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$98,291	12.15%	$32,357	4.0%	$48,536	6.0%
Indiana Community Bancorp Consolidated	$100,071	12.36%	$32,394	4.0%	$48,591	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$98,291	10.17%	$38,657	4.0%	$48,321	5.0%
Indiana Community Bancorp Consolidated	$100,071	10.35%	$38,687	4.0%	$48,359	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$110,788	12.93%	$68,568	8.0%	$85,711	10.0%
Indiana Community Bancorp Consolidated	$114,412	13.33%	$68,645	8.0%	$85,807	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$100,026	11.67%	$34,284	4.0%	$51,426	6.0%
Indiana Community Bancorp Consolidated	$103,638	12.08%	$34,323	4.0%	$51,484	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$100,026	9.27%	$43,169	4.0%	$53,961	5.0%
Indiana Community Bancorp Consolidated	$103,638	9.60%	$43,203	4.0%	$54,003	5.0%

Dividend Restrictions

The principal source of income and funds for ICB is dividends from the Bank. At the request of its regulators, the Bank’s Board of Directors has adopted regulations requiring the approval of the DFI and the Federal Reserve before any Bank declaration of dividends. The Bank did not request regulatory approval to pay any dividends to ICB for the years ended December 2011 and December 2010.

Additionally, eligible deposit account holders at the time of conversion, January 14, 1988, were granted priority in the event of a future liquidation of the Bank. Consequently, a special reserve account was established equal to the Bank’s $9.4 million equity at December 31, 1986. No dividends may be paid to shareholders or outstanding shares repurchased if such payments reduce the equity of the Bank below the amount required for the liquidation account.

On December 12, 2008, Indiana Community Bancorp issued 21,500 shares of ICB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 188,707 shares of ICB’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash. Pursuant to the Certificate of Designations for the Series A Preferred Stock, the ability of ICB to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that ICB fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock. Old National has agreed in its previously disclosed merger agreement with ICB to fund the redemption of the TARP preferred stock on or before the closing of the merger, subject to regulatory approval.

12.  EMPLOYEE BENEFIT PLANS

Multi-employer Pension Plan

Prior to April 1, 2008, ICB participated in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”), a noncontributory multi-employer pension plan covering all qualified employees. ICB chose to freeze its defined benefit pension plan effective April 1, 2008. The trustees of the Financial Institutions Retirement Fund administer the Pentegra Plan, employer identification number 13-5645888 and plan number 333. The Pentegra Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra Plan.

The Pentegra Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. There is no separate valuation of the Pentegra Plan benefits or segregation of the Pentegra Plan assets specifically for ICB, because the Pentegra Plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. The funded status of the Pentegra Plan, market value of plan assets divided by funding target, as of July 1, 2011 and 2010 was 84.4% and 86.7%, respectively.

ICB had expenses of $881,000 and $527,000 for the years ended December 2011 and 2010, respectively. ICB cash contributions to the Pentegra Plan for these same periods were $159,000 and $657,000, respectively. Total contributions made to the Pentegra Plans were $203.6 million and $133.9 million for the plan years ended June 30, 2010 and 2009, respectively. ICB’s contributions to the Pentegra Plan were not more than 5% of the total contributions to the plan.

Supplemental Retirement Plan

ICB has entered into supplemental retirement agreements for certain officers (the “Plan”). These agreements are unfunded. However, ICB has entered into life insurance contracts to offset the expense of these agreements. Benefits under these arrangements are generally paid over a 15 year period. ICB uses a December 31 measurement date for the plan. The following table sets forth the Plan’s funded status at December 31, 2011 and 2010, and the amount recognized in ICB’s consolidated statements of income for the years ended December 31, 2011 and 2010 as well as the projected benefit cost for 2012: (dollars in thousands)

	Dec 2011	Dec 2010
Economic assumptions:
Discount rate	4.8%	5.3%
Salary rate	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$214	$216
Service cost	112	103
Prior service cost	62	54

Net Periodic Benefit Cost	$388	$373

A reconciliation of the prior and ending balances of the Benefit Obligation for 2011 and 2010 is as follows: (dollars in thousands)

	Dec 2011	Dec 2010
Benefit obligation at beginning of year	$4,212	$4,057
Interest cost	214	216
Service cost	112	103
Actuarial loss	315	47
Benefits paid during year	(293)	(211)

Benefit Obligation at End of Year (unfunded status)	$4,560	$4,212

The liability recognized in the balance sheet at December 31, 2011 and 2010 was $4.6 million and $4.2 million, respectively.

Amounts recognized in accumulated other comprehensive income not yet recognized as a component of net periodic benefit cost consist of: (dollars in thousands)

Pension benefits	Dec 2011	Dec 2010
Net loss, net of tax of ($300) and ($174)	$458	$265
Prior service cost, net of tax of ($95) and ($116)	144	177

Total	$602	$442

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2011 and 2010: (dollars in thousands)

	Dec 2011	Dec 2010
Net loss, net of tax of $127 and $19	$193	$29
Amortization of prior service cost, net of tax of $21 and $21	(32)	(33)

Total recognized in other comprehensive income	$161	$(4)

Total recognized in net periodic benefit cost and other comprehensive income, net of tax of ($272) and ($145)	$415	$221

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $41,000 and $54,000, respectively. As of December 31, 2011 and 2010, the projected benefit obligation was $4.6 million and $4.2 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately eight years. ICB expects to make no contributions to the plan in 2012. The Bank anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows: 2012 - $246,000, 2013 - $272,000, 2014 - $272,000, 2015 - $273,000, 2016 - $292,000 and 2017 through 2021 - $2,150,000.

401(k) Plan

ICB has an employee thrift plan established for substantially all full-time employees. Effective January 1, 2008, ICB increased the maximum 401(k) match to 50% of an employee’s 401(k)

contribution, up to a maximum contribution of 3.0% of an individual’s total eligible salary. Previously the maximum contribution was 1.5% of an individual’s total eligible salary. ICB contributed $250,000 and $246,000 during the years ended December 31, 2011 and 2010, respectively, to this plan.

13.  STOCK-BASED COMPENSATION

ICB has equity incentive plans which provide for the grant of nonqualified and incentive stock options and the award of restricted stock for the benefit of officers, other key employees and directors. As of December 31, 2011, 265,625 shares of ICB’s common stock were reserved for future equity awards under those plans. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options. The options are nontransferable and are forfeited upon termination of employment, subject to certain exceptions. ICB issues new common shares to satisfy exercises of stock options.

The pre-tax compensation cost for the stock options charged against income was $4,000, $25,000 and $75,000 in the income statements for the years ended December 31, 2011, 2010, and 2009, respectively. The related income tax benefit recognized in the same years was $2,000, $7,000, and $28,000 respectively. No options were granted during the years ended December 31, 2011, 2010 and 2009.

The following is the stock option activity for the years ended December 31, 2011 and 2010 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Exercise Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2009	300,965

Forfeited	(20,543)

Outstanding December 31, 2010	280,422	$23.26

Forfeited	(46,474)	18.37

Outstanding December 31, 2011	233,948	$24.23	4.1	$0

Exercisable at December 31, 2011	233,948	$24.23	4.1	$0

Options outstanding at December 31, 2011 are all vested. As of December 31, 2011 and 2010, there was approximately zero and $4,000 of unrecognized compensation cost related to the unvested shares, respectively. No options were exercised in 2011 and 2010.

Restricted stock awards generally have transfer restrictions which lapse periodically over a three year period. Accordingly, the compensation expense related to the restricted stock will be amortized over the vesting period. The pre-tax compensation cost for the restricted stock charged against income was $501,000 and $146,000 in the income statements for the year ended December 31, 2011 and 2010, respectively. The related income tax benefit recognized in the same year was $198,000 and $40,000, respectively.

The following is the restricted stock activity for the year ended December 31, 2011 and 2010 and the nonvested restricted stock outstanding at the end of the respective periods.

Restricted Stock	Shares	Weighted Average Grant-Date Fair Value
Nonvested December 31, 2009	0

Granted	27,000

Nonvested December 31, 2010	27,000	$12.15

Granted	39,300	15.15
Vested	(13,800)	13.83
Forfeited	(2,000)	12.15

Nonvested December 31, 2011	50,500	$14.03

As of December 31, 2011, there was approximately $269,000 of unrecognized compensation cost related to the nonvested restricted stock. The December 31, 2011 cost is expected to be recognized over the remaining vesting period, which approximates 2 years.

14.  COMMITMENTS

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, ICB makes various commitments to extend credit that are not reflected in the accompanying consolidated balance sheets. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are cancelled upon expiration of the commitment term as outlined in each individual contract. The following table summarizes ICB’s significant commitments: (dollars in thousands)

	Dec 2011	Dec 2010
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	$76,279	$76,505
Residential mortgage loans	14,098	14,519
Revolving home equity lines of credit	38,453	38,944
Other	15,725	16,436
Standby letters of credit	5,123	5,100
Commitments to sell loans:
Residential mortgage loans	15,743	15,562

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

Management believes that none of these arrangements exposes the ICB to any greater risk of loss than already reflected on our balance sheet, so accordingly, no reserves have been established for these commitments.

ICB’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit is represented by the contract amount of those instruments. ICB uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet instruments.

Lease Obligations

ICB leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options. Rent expenses charged to operations were $674,000 and $513,000 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, future minimum annual rental payments under these leases are as follow: (dollars in thousands)

Year Ended December	Amount
2012	$535
2013	533
2014	535
2015	547
2016	559
Thereafter	3,091

Total Minimum Operating Lease Payments	$5,800

15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices; such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instrument pursuant to the valuation hierarchy.

Securities Available for Sale

When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Bond money market funds are included in Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions. Level 2 securities include collateralized mortgage obligations, mortgage backed securities, corporate debt, and agency and municipal bonds. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and consist of equity securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010. (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
December 31, 2011
Municipal bonds	$0	$46,313	$0	$46,313
Collateralized mortgage obligations issued by:
GSE agencies	0	27,766	0	27,766
Private label	0	49,399	0	49,399
Mortgage backed securities issued by agencies	0	55,817	0	55,817
Corporate debt	0	1,400	0	1,400
Equity securities	0	0	75	75

Securities Available for Sale	$0	$180,695	$75	$180,770

December 31, 2010
Municipal bonds	$0	$63,854	$0	$63,854
Asset backed securities	0	42	0	42
Collateralized mortgage obligations issued by:
GSE agencies	0	50,599	0	50,599
Private label	0	96,407	0	96,407
Mortgage backed securities issued by agencies	0	13,261	0	13,261
Corporate debt	0	1,459	0	1,459
Bond money market funds	768	0	0	768
Equity securities	0	0	75	75

Securities Available for Sale	$768	$225,622	$75	$226,465

The following table presents a reconciliation of the beginning and ending balances of recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the year ended December 31, 2011 and 2010. Activity in 2010 primarily relates to commercial paper which was classified as level 3. (dollars in thousands)

Total Fair Value Measurements	Available for Sale Debt Securities Year Ended December 31,
Level 3 Instruments Only	2011	2010
Beginning Balance	$75	$75
Purchases	0	88,978
Settlements	0	(88,978)

Ending Balance	$75	$75

There were no realized or unrealized gains or losses recognized in the accompanying consolidated statement of operations using significant unobservable (Level 3) inputs for the years ended December 31, 2011 and 2010.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a non recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010. (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
December 31, 2011
Impaired loans	$0	$0	$24,879	$24,879
Other real estate owned	0	0	295	295

December 31, 2010
Impaired loans	0	0	33,170	33,170
Other real estate owned	0	0	1,602	1,602

At December 31, 2011, collateral dependent impaired loans which had an evaluation adjustment during 2011 had an aggregate cost of $25.4 million and had been written down to a fair value of $24.9 million measured using Level 3 inputs within the fair value hierarchy. At December 31, 2010, collateral dependent impaired loans which had an evaluation adjustment during 2010 had an aggregate cost of $36.3 million and had been written down to a fair value of $33.2 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for impaired loans included current and prior appraisals and discounting factors.

At December 31, 2011, other real estate owned was reported at fair value less cost to sell of $295,000 measured using Level 3 inputs within the fair value hierarchy. At December 31, 2010, other real estate owned was reported at fair value less cost to sell of $1.6 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	Dec 2011		Dec 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$40,595	$40,595	$13,063	$13,063
Securities available for sale	180,770	180,770	226,465	226,465
Loans held for sale	6,464	6,617	7,666	7,827
Loans, net	692,102	699,191	732,795	761,838
Accrued interest receivable	3,085	3,085	3,785	3,785
Federal Home Loan Bank stock	6,563	6,563	7,507	7,507

Liabilities:
Deposits	863,343	868,322	853,343	861,739
FHLB advances	0	0	53,284	55,028
Junior subordinated debt	15,464	10,628	15,464	9,281
Short-term borrowings	0	0	12,088	12,088
Advance payments by borrowers for taxes and insurance	325	325	272	272
Accrued interest payable	61	61	84	84

ICB, using available market information and appropriate valuation methodologies, has determined the estimated fair values of all financial instruments not recognized in the accompanying consolidated balance sheets. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that ICB could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash, Interest-bearing Deposits, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, Accrued Interest Payable and Short-term Borrowings

The carrying amount as reported in the Consolidated Balance Sheets is a reasonable estimate of fair value.

Loans Held for Sale and Loans, net

The fair value is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities. The estimate of credit losses is equal to the allowance for loan losses. Loans held for sale are based on current market prices.

Federal Home Loan Bank Stock

The fair value is estimated to be the carrying value, which is par.

Deposits

The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated, by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

FHLB Advances

The fair value is estimated by discounting future cash flows using rates currently available to ICB for advances of similar maturities.

Junior Subordinated Debt and Long Term Debt

Rates currently available to ICB for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair value of Junior Subordinated Debt is based on quoted market prices for a similar liability when traded as an asset in an active market.

The fair value estimates presented herein are based on information available to management at December 31, 2011. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16.   PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of Indiana Community Bancorp are as follows: (dollars in thousands)

As of	Dec 2011	Dec 2010
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$1,449	$3,291
Investment in subsidiary	101,280	100,037
Other	996	954

Total Assets	$103,725	$104,282

Liabilities:
Junior subordinated debt	$15,464	$15,464
Payable to subsidiary	10	0
Other	117	169

Total liabilities	15,591	15,633

Shareholders’ equity	88,134	88,649

Total Liabilities and Shareholders’ Equity	$103,725	$104,282

Period Ended	Dec 2011	Dec 2010
Condensed Statements of Operations (Parent Company only)
Interest on securities	$9	$9
Non interest income	3	35

Total income	12	44

Interest on junior subordinated debt	308	312
Non interest expenses	604	544

Total expenses	912	856

Loss before taxes and change in undistributed earnings of subsidiary	(900)	(812)
Applicable income tax benefit	(354)	(321)

Loss before change in undistributed earnings of subsidiary	(546)	(491)
Increase/(decrease) in undistributed earnings of subsidiary	(1,198)	6,133

Net Income /(Loss)	$(1,744)	$5,642

Period Ended	Dec 2011	Dec 2010
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income/(loss)	$(1,744)	$5,642
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(42)	(1)
Decrease in other liabilities	(42)	(154)
(Increase)/decrease in undistributed earnings of subsidiary	1,198	(6,133)

Net cash used by operating activities	(630)	(646)

Investing Activities:
Investment in subsidiary	0	0
Proceeds from divestiture of inactive subsidiary	0	722

Net cash provided/(used) by investing activities	0	722

Financing Activities:
Payment of dividends on preferred stock	(1,075)	(1,075)
Payment of dividends on common stock	(137)	(135)
Preferred stock and warrants issued	0	0

Net cash provided/(used) by financing activities	(1,212)	(1,210)

Net increase/(decrease) in cash	(1,842)	(1,134)
Cash at beginning of period	3,291	4,425

Cash at End of Period	$1,449	$3,291

17. CAPITAL PURCHASE PROGRAM

On December 12, 2008, Indiana Community Bancorp entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”), pursuant to which ICB agreed to issue and sell (a) 21,500 shares of ICB’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (b) a warrant (the “Warrant”) to purchase 188,707 shares of ICB’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash.

The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by ICB, subject to certain limitations in the first three years after issuance of the Series A Preferred Stock. The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

In the Purchase Agreement, ICB agreed that, until such time as Treasury ceases to own any debt or equity securities of ICB acquired pursuant to the Purchase Agreement, ICB will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Series A Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

Pursuant to the Certificate of Designations for the Series A Preferred Stock, the ability of ICB to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that ICB fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

Old National has agreed in its previously disclosed merger agreement with ICB to fund the redemption of the TARP preferred stock on or before the closing of the merger, subject to regulatory approval.

18. SUBSEQUENT EVENT

ICB and Old National Bancorp (NYSE:ONB) executed a definitive agreement on January 25, 2012, pursuant to which Old National will acquire ICB through a merger. Under the terms of the merger agreement, which was approved by the boards of both companies, ICB shareholders will receive 1.90 shares of Old National Bancorp common stock for each share of ICB’s common stock held by them. Based upon a $12.00 per share Old National Bancorp common stock price (stock price based on 20 day average from December 21, 2011, to January 20, 2012) the transaction is valued at approximately $79.2 million. The transaction value will likely change before close due to fluctuations in the price of Old National common stock. As provided in the merger agreement, the exchange ratio is subject to certain adjustments (calculated prior to closing) under circumstances where the consolidated shareholders’ equity of ICB is below a specified amount, the loan delinquencies of ICB exceed a specified amount or the credit mark for certain loans of ICB falls outside a specified range.

The transaction is expected to close in the third quarter of 2012 and is subject to approval by federal and state regulatory authorities and ICB’s shareholders and the satisfaction of the closing conditions provided in the merger agreement. Old National intends, subject to regulatory approval, for the outstanding preferred stock issued by ICB in connection with its participation in the U. S. Treasury’s Capital Purchase Program under TARP to be redeemed prior to the closing of the transaction. The merger agreement also provides that Indiana Bank and Trust Company will be merged into Old National Bank simultaneous with the merger of the holding companies.

INDIANA COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2012	December 31, 2011

Assets:	(unaudited)
Cash and due from banks	$14,875	$20,683
Interest bearing demand deposits	857	278
Federal funds sold	36,644	19,634

Cash and cash equivalents	52,376	40,595

Securities available for sale at fair value (amortized cost $170,846 and $178,300)	173,678	180,770
Loans held for sale (fair value $10,676 and $6,617)	10,544	6,464
Portfolio loans:
Commercial and commercial mortgage loans	498,548	517,970
Residential mortgage loans	91,502	93,757
Second and home equity loans	82,457	86,059
Other consumer loans	9,057	9,533

Total portfolio loans	681,564	707,319
Unearned income	(218)	(233)
Allowance for loan losses	(18,137)	(14,984)

Portfolio loans, net	663,209	692,102
Premises and equipment	16,364	16,617
Accrued interest receivable	3,205	3,085
Other assets	49,422	44,974

TOTAL ASSETS	$968,798	$984,607

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$116,981	$103,864
Interest checking	196,283	222,314
Savings	58,139	52,181
Money market	227,289	222,229
Certificates of deposits	251,305	262,653

Retail deposits	849,997	863,241

Public fund certificates	107	102

Wholesale deposits	107	102

Total deposits	850,104	863,343

Junior subordinated debt	15,464	15,464
Other liabilities	17,751	17,666

Total liabilities	883,319	896,473

Commitments and Contingencies

Shareholders’ equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500 shares; Liquidation preference $1,000 per share	21,293	21,265
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,420,879 and 3,422,379 shares	21,796	21,735
Retained earnings, restricted	41,154	44,127
Accumulated other comprehensive income, net	1,236	1,007

Total shareholders’ equity	85,479	88,134

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$968,798	$984,607

See notes to condensed consolidated financial statements

INDIANA COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)	Three Months Ended March 31,
	2012	2011
Interest Income:
Short term investments	$5	$5
Securities	986	1,309
Commercial and commercial mortgage loans	6,790	7,625
Residential mortgage loans	1,003	1,057
Second and home equity loans	947	1,072
Other consumer loans	169	219

Total interest income	9,900	11,287

Interest Expense:
Checking and savings accounts	298	396
Money market accounts	245	353
Certificates of deposit	1,030	1,580

Total interest on retail deposits	1,573	2,329

Public funds	1	7

Total interest on wholesale deposits	1	7

Total interest on deposits	1,574	2,336

FHLB advances	2	260
Other borrowings	37	3
Junior subordinated debt	85	76

Total interest expense	1,698	2,675

Net interest income	8,202	8,612
Provision for loan losses	7,739	1,558

Net interest income after provision for loan losses	463	7,054

Non Interest Income:
Gain on sale of loans	599	396
Gain on securities	0	184
Service fees on deposit accounts	1,416	1,368
Loan servicing income, net of impairment	107	111
Net gain\(loss) on real estate owned	8	(387)
Trust and asset management fees	333	292
Increase in cash surrender value of life insurance	126	132
Miscellaneous	279	245

Total non interest income	2,868	2,341

Non Interest Expenses:
Compensation and employee benefits	4,025	4,027
Occupancy and equipment	966	1,022
Service bureau expense	542	485
FDIC premium	315	546
Marketing	143	221
Professional fees	186	196
Loan expenses	185	215
Real estate owned expenses	72	123
Communication expenses	123	128
Merger expenses	502	0
Miscellaneous	589	606

Total non interest expenses	7,648	7,569

Income (loss) before income taxes	(4,317)	1,826
Income tax provision (credit)	(1,675)	490

Net Income (Loss)	$(2,642)	$1,336

Basic earnings (loss) per common share	$(0.87)	$0.31
Diluted earnings (loss) per common share	$(0.87)	$0.31
Basic weighted average number of common shares	3,383,379	3,364,079
Dilutive weighted average number of common shares	3,383,379	3,367,105
Dividends per common share	$0.010	$0.010
See notes to condensed consolidated financial statements

INDIANA COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)	Three Months Ended March 31,
	2012	2011
Net Income (Loss)	$(2,642)	$1,336
Other Comprehensive Income (Loss) Unrealized appreciation (depreciation) on available-for-sale securities, net of tax expense of $133 and $410	229	668
Less: reclassification adjustment for realized gaines (losses) included in net income, net of taxes of $0 and $73	0	111

Total Other Comprehensive Income	229	557

Comprehensive Income (Loss)	$(2,413)	$1,893

See notes to consolidated financial statements

INDIANA COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(dollars in thousands except share data)

(unaudited)

	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2011	3,422,379	$21,265	$21,735	$44,127	$1,007	$88,134

Net loss				(2,642)		(2,642)
Change in unrealized gain on securities available for sale					229	229

Restricted stock compensation expense			61			61
Restricted stock forfeited	(1,500)
Amortization of discount on preferred stock		28		(28)		0
Common stock cash dividends				(34)		(34)
Preferred stock cash dividends				(269)		(269)

Balance at March 31, 2012	3,420,879	$21,293	$21,796	$41,154	$1,236	$85,479

	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2010	3,385,079	$21,156	$21,230	$47,192	$(929)	$88,649

Net income				1,336		1,336
Change in unrealized gain on securities available for sale					557	557
Common stock compensation expense			1			1
Restricted stock compensation expense			110			110
Restricted stock non vested shares issued	36,300
Restricted stock forfeited	(2,000)
Amortization of discount on preferred stock		27		(27)		0
Common stock cash dividends				(34)		(34)
Preferred stock cash dividends				(269)		(269)

Balance at March 31, 2011	3,419,379	$21,183	$21,341	$48,198	$(372)	$90,350

See notes to condensed consolidated financial statements

INDIANA COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands) (unaudited)	Three Months Ended March 31,
	2012	2011
Cash Flows From Operating Activities:
Net income (loss)	$(2,642)	$1,336
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of discounts, amortization and depreciation	1,042	1,497
Provision for loan losses	7,739	1,558
Stock based compensation expense	61	111
Benefit for deferred income taxes	(1,322)	(241)
Net gain from sale of loans	(599)	(396)
Gain on securities	0	(184)
Net (gain)/loss from real estate owned	(8)	387
Loan fees recognized, net	(15)	(52)
Proceeds from sale of loans held for sale	26,144	18,789
Origination of loans held for sale	(23,422)	(12,347)
(Increase) decrease in accrued interest and other assets	(685)	808
Increase (decrease) in other liabilities	1,125	(1,628)

Net Cash From Operating Activities	7,418	9,638

Cash Flows From / (Used In) Investing Activities:
Net principal received (disbursed) on loans	12,405	(210)
Proceeds from:
Maturities/repayments of securities available for sale	15,549	20,712
Sale of securities available for sale	816	15,179
Real estate owned and other assets	1,221	601
Purchases of:
Loans	(817)	(121)
Securities available for sale	(10,686)	(42,392)
Federal Home Loan Bank stock	(529)	0
Acquisition of property and equipment	(56)	(84)
Disposal of property and equipment	2	0

Net Cash From (Used In) Investing Activities	17,905	(6,315)

Cash Flows From / (Used In) Financing Activities:
Net increase/(decrease) in deposits	(13,239)	18,985
Proceeds from advances from FHLB	10,000	0
Repayment of advances from FHLB	(10,000)	0
Net repayments of overnight borrowings	0	(12,088)
Payment of dividends on preferred stock	(269)	(269)
Payment of dividends on common stock	(34)	(34)

Net Cash From (Used In) Financing Activities	(13,542)	6,594

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	11,781	9,917
Cash and cash equivalents, beginning of period	40,595	13,063

Cash and Cash Equivalents, End of Period	$52,376	$22,980

Supplemental Information:
Cash paid for interest	$1,695	$2,669
Cash paid for income taxes	$564	$0
Non cash items:
Assets acquired through foreclosure	$3,378	$1,523
Securities trades not settled	$0	$(194)
Transfer from loans receivable to loans held for sale	$6,218	$0

See notes to condensed consolidated financial statements

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Basis of Presentation

The consolidated financial statements include the accounts of Indiana Community Bancorp (the “Company”) and its wholly-owned subsidiary, Indiana Bank and Trust Company (the “Bank”) and the Bank’s wholly-owned subsidiaries. These condensed consolidated interim financial statements at March 31, 2012, and for the three month period ended March 31, 2012 and 2011, have not been audited by an independent registered public accounting firm, but reflect, in the opinion of the Company’s management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods, including elimination of all significant intercompany balances and transactions. The Company does not consolidate Home Federal Statutory Trust I (“Trust”), a wholly-owned subsidiary, that issues Trust preferred securities, as the Company is not the primary beneficiary of the Trust. The results of operations for the three month period ended March 31, 2012, are not necessarily indicative of the results which may be expected for the entire year. The condensed consolidated balance sheet of the Company as of December 31, 2011 has been derived from the audited consolidated balance sheet of the Company as of that date.

These statements should be read in conjunction with the consolidated financial statements and related notes, which are included in the Company’s Form 10-K for the year ended December 31, 2011.

2. Earnings Per Share

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share (“EPS”) computations:

	Three Months Ended March 31
	2012	2011
Basic EPS:
Weighted average common shares	3,383,379	3,364,079

Diluted EPS:
Weighted average common shares	3,383,379	3,364,079
Dilutive effect of restricted stock/stock options	0	3,026

Weighted average common and incremental shares	3,383,379	3,367,105

Anti-dilutive options	205,948	280,422

The following is a computation of earnings (loss) per common share. (dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011

Net income (loss)	$(2,642)	$1,336
Less preferred stock dividend	269	269
Less restricted stock dividend	0	1
Less amortization of preferred stock discount	28	26

Net income (loss) available to common shareholders	$(2,939)	$1,040

Basic Earnings (Loss) per Common Share	$(0.87)	$0.31
Diluted Earnings (Loss) per Common Share	$(0.87)	$0.31

Unearned restricted and nonvested shares have been excluded from the computation of average shares outstanding.

3. Segment Reporting

Management has concluded that the Company is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one reportable segment. Management considers parent company activity to represent an overhead function rather than an operating segment. The Company operates in one geographical area and does not have a single customer from which it derives 10 percent or more of its revenue.

4. Pension and Other Retirement Benefit Plans

Prior to April 1, 2008, the Company participated in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”), a noncontributory multi-employer pension plan covering all qualified employees. The Company chose to freeze its defined benefit pension plan effective April 1, 2008. The trustees of the Financial Institutions Retirement Fund administer the Pentegra Plan, employer identification number 13-5645888 and plan number 333. The Pentegra Plan operates as a multi-employer plan for accounting purposes and as a multiple-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra Plan.

The Company recorded pension expenses of $275,000 and $212,000 for the three months ended March 31, 2012 and 2011, respectively. Company cash contributions to the multi-employer pension plan for the three months ended March 31, 2012 were $842,000. No cash contributions were made to the multi-employer pension plan for the three months ended March 31, 2011.

The Company has entered into supplemental retirement agreements for certain officers. The net periodic pension cost, including the detail of its components for the three months ended March 31, 2012 and 2011, is estimated as follows: (dollars in thousands)

	Three Months Ended March 31,
Components of Net Periodic Benefit Cost	2012	2011

Service cost	$22	$28
Interest cost	53	54
Amortization of prior service cost	13	13
Amortization of actuarial losses	10	1

Net periodic benefit cost	$98	$96

The Company previously disclosed in its financial statements for the year ended December 31, 2011, that it expected to pay benefits of $246,000 in 2012. As of March 31, 2012, the Bank has paid $61,000 in benefits and presently anticipates paying an additional $185,000 in fiscal 2012, provided however that under the Company’s merger agreement with Old National Bancorp, these agreements are to be terminated and cashed out at the merger closing.

5. Repurchases of Company Common Stock

During the three months ended March 31, 2012 and 2011, the Company had no repurchases of Company common stock. On January 22, 2008, the Board of Directors approved a stock repurchase program to repurchase on the open market up to 5% of the Company’s outstanding shares of common stock or 168,498 such shares. Such purchases will be made in block or open market transactions, subject to market conditions. The program has no expiration date. As of March 31, 2012, there are 156,612 common shares remaining to be repurchased under this program.

6. Legal Proceedings

The Company and the Bank are involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these proceedings should not have a material effect on the Company’s consolidated financial position or results of operations.

7. Mortgage Banking Activities

The Bank is obligated to repurchase certain loans sold to and serviced by others if they become delinquent as defined by various agreements. At March 31, 2012 and December 31, 2011, these contingent obligations were approximately $24.2 million and $30.2 million, respectively. Management believes it is remote that, as of March 31, 2012 the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

8. Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices; such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities Available for Sale

When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions. Level 2 securities include collateralized mortgage obligations, mortgage backed securities, corporate debt and municipal bonds. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and consist of equity securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2012 and December 31, 2011. (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
March 31, 2012
Municipal bonds	$0	$45,607	$0	$45,607
Collateralized mortgage obligations issued by:
GSE agencies	0	24,666	0	24,666
Private label	0	42,496	0	42,496
Mortgage backed securities issued by agencies	0	59,380	0	59,380
Corporate debt	0	1,454	0	1,454
Equity securities	0	0	75	75

Securities available for sale	$0	$173,603	$75	$173,678

December 31, 2011
Municipal bonds	$0	$46,313	$0	$46,313
Collateralized mortgage obligations issued by:
GSE agencies	0	27,766	0	27,766
Private label	0	49,399	0	49,399
Mortgage backed securities issued by agencies	0	55,817	0	55,817
Corporate debt	0	1,400	0	1,400
Equity securities	0	0	75	75

Securities available for sale	$0	$180,695	$75	$180,770

The following table presents a reconciliation of the beginning and ending balances of recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the three months ended March 31, 2012 and 2011. (dollars in thousands)

Total Fair Value Measurements	Available for Sale Debt Securities
	Three Months Ended March 31,
Level 3 Instruments Only	2012	2011
Beginning Balance	$75	$75
Purchases	0	0
Settlements	0	0

Ending Balance	$75	$75

There were no realized and unrealized gains and losses recognized in the accompanying consolidated statement of operations using significant unobservable (Level 3) inputs for the three months ended March 31, 2012 and 2011.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a non recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2012 and December 31, 2011. (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
March 31, 2012
Impaired loans (collateral dependent)	0	0	16,838	16,838

December 31, 2011
Impaired loans (collateral dependent)	0	0	24,879	24,879
Other real estate owned	0	0	295	295

At March 31, 2012, collateral dependent impaired loans which had an evaluation adjustment during 2012 had an aggregate cost of $20.0 million and had been written down to a fair value of $16.8 million measured using Level 3 inputs within the fair value hierarchy. At December 31, 2011, collateral dependent impaired loans which had an evaluation adjustment during 2011 had an aggregate cost of $25.4 million and had been written down to a fair value of $24.9 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for impaired loans included current and prior appraisals and discounting factors.

The significant unobservable inputs (Level 3) used in the fair value measurement for collateral dependent impaired loans included in the table above relate primarily to customized discounting criteria applied to the customer’s collateral. The amount of the collateral discount depends upon the marketability of the underlying collateral and the age of the last independent evaluation. Less marketable collateral would receive a larger discount. As of March 31, 2012, collateral discounts ranged from zero to 31% for real estate collateral, 20% for accounts receivable and 50% for inventory and equipment.

At December 31, 2011, other real estate owned was reported at fair value less cost to sell of $295,000 measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	March 31, 2012					December 31, 2011
	Carrying Value	Fair Value	Level 1	Level 2	Level 3	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$52,376	$52,376	$52,376	$0	$0	$40,595	$40,595
Securities available for sale	173,678	173,678		173,603	75	180,770	180,770
Loans held for sale	10,544	10,676		10,676	0	6,464	6,617
Loans, net	663,209	670,855			670,855	692,102	699,191
Accrued interest receivable	3,205	3,205		3,205		3,085	3,085
Federal Home Loan Bank stock	7,092	7,092		7,092		6,563	6,563

Liabilities:
Deposits	850,104	854,519		854,519		863,343	863,322
Junior subordinated debt	15,464	11,615			11,615	15,464	10,628
Advance payments by borrowers for taxes and insurance	562	562		562		325	325
Accrued interest payable	63	63		63		61	61

Cash, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance and Accrued Interest Payable

The carrying amount as reported in the Condensed Consolidated Balance Sheets is a reasonable estimate of fair value.

Loans Held for Sale and Loans, net

The fair value of loans is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities. The estimate of credit losses is equal to the allowance for loan losses. Loans held for sale are based on current market prices.

Federal Home Loan Bank Stock

The fair value is estimated to be the carrying value, which is par.

Deposits

The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated, by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

Junior Subordinated Debt and Long Term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair value of Junior Subordinated Debt is based on quoted market prices for similar liabilities when traded as an asset in an active market.

The fair value estimates presented herein are based on information available to management at March 31, 2012. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

9. Securities

Securities are summarized as follows: (in thousands)

	March 31, 2012				December 31, 2011
	Amortized Cost	Gross Unrealized		Fair Value	Amortized Cost	Gross Unrealized		Fair Value
		Gains	(Losses)			Gains	(Losses)

Available for Sale:
Municipal bonds	$43,477	$2,174	$(44)	45,607	$44,094	$2,255	$(36)	$46,313
Collateralized mortgage obligations issued by:
GSE agencies	24,157	509	0	24,666	27,354	422	(10)	27,766
Private label	42,167	361	(32)	42,496	49,156	319	(76)	49,399
Mortgage backed securities issued by agencies	59,000	434	(54)	59,380	55,652	277	(112)	55,817
Corporate debt	1,970	0	(516)	1,454	1,969	0	(569)	1,400
Equity securities	75	0	0	75	75	0	0	75

Total Available for Sale	$170,846	$3,478	$(646)	$173,678	$178,300	$3,273	$(803)	$180,770

No securities were pledged at the Federal Reserve as of March 31, 2012 and December 31, 2011. Certain securities, with amortized cost of $14.3 million and fair value of $14.7 million at March 31, 2012 and amortized cost of $16.6 million and fair value of $16.9 million at December 31, 2011, were pledged as collateral for borrowing purposes at the Federal Home Loan Bank of Indianapolis.

The amortized cost and fair value of securities at March 31, 2012 by contractual maturity are summarized as follows: (dollars in thousands)

	Available for Sale
	Amortized Cost	Fair Value	Yield

Municipal bonds:
Due in one year or less	$1,645	$1,660	5.30%
Due after 1 year through 5 years	13,972	14,666	5.18%
Due after 5 years through 10 years	26,264	27,606	3.99%
Due after 10 years	1,596	1,675	4.16%
Collateralized mortgage obligations issued by:
GSE agencies	24,157	24,666	2.55%
Private label	42,167	42,496	3.79%
Mortgage backed securities issued by agencies	59,000	59,380	2.15%
Corporate debt:
Due after 10 years	1,970	1,454	1.29%
Equity securities	75	75	0%

Total	$170,846	$173,678	3.20%

Activities related to the sales of securities available for sale and other realized losses are summarized as follows: (dollars in thousands)

	Three months ended March 31,
	2012	2011
Proceeds from sales	$816	$15,179
Gross gains on securities	0	295
Gross losses on securities	0	111
Tax expense on realized security gains/losses	0	73

10. Impairment of Investments

Management reviews its investment portfolio for other than temporary impairment on a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer, and the timely receipt of contractual payments. Additional consideration is given to the fact that it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity,

In reviewing its available for sale securities at March 31, 2012, for other than temporary impairment, management considered the change in market value of the securities in the first three months of 2012, the expectation for the security’s future performance based on the receipt, or non receipt, of required cash flows and Moody’s and S&P ratings where available. Additionally, management considered that it is not more-likely-than-not that the Company would be required to sell a security before the recovery of its amortized cost basis. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if the market yields for such investments decline. Based on this criteria management concluded that no additional other than temporary impairment (“OTTI”) charge was required.

At March 31, 2012, the Company had two corporate debt securities with a face amount of $2.0 million and an unrealized loss of $516,000, which was an improvement of $53,000 over the December 31, 2011 unrealized loss. These two securities are rated A2 and BA1 by Moodys indicating these securities are considered of low to moderate credit risk. The issuers of the two securities are two well capitalized banks. Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturities beyond ten years.

Investments that have been in a continuous unrealized loss position as of March 31, 2012 and December 31, 2011 are summarized as follows: (dollars in thousands)

As of March 31, 2012	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Collateralized mortgage obligations issued by:
Private Label	$2,532	$(13)	$3,281	$(19)	$5,813	$(32)
Mortgage backed securities issued by agencies	16,911	(54)	0	0	16,911	(54)
Corporate debt	0	0	1,454	(516)	1,454	(516)
Municipal bonds	4,501	(44)	0	0	4,501	(44)

Total Temporarily Impaired Securities	$23,944	$(111)	$4,735	$(535)	$28,679	$(646)

As of December 31, 2011	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Collateralized mortgage obligations issued by:
GSE agencies	$1,637	$(10)	$0	$0	$1,637	$(10)
Private Label	6,079	(59)	3,911	(17)	9,990	(76)
Mortgage backed securities issued by agencies	27,956	(112)	0	0	27,956	(112)
Corporate debt	0	0	1,400	(569)	1,400	(569)
Municipal bonds	983	(32)	397	(4)	1,380	(36)

Total Temporarily Impaired Securities	$36,655	$(213)	$5,708	$(590)	$42,363	$(803)

11. Portfolio Loans and Allowance for Loan Losses

The Company originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are indexed to various indices. Adjustable residential mortgages are generally indexed to the one year Treasury constant maturity rate; adjustable consumer loans are generally indexed to the prime rate; adjustable commercial loans are generally indexed to either the prime rate or the one, three or five year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

Late in March 2012, the Company made the decision to pursue the sale of certain loans with balances totaling $9.0 million. The loans that were identified for sale were written down to fair value upon transfer to loans held for sale. A charge off of $2.7 million was recorded in connection with the transfer.

At March 31, 2012 and December 31, 2011, deposit overdrafts of $105,000 and $134,000, respectively, were included in portfolio loans.

The following tables present, by portfolio segment, the activity in the allowance for loan losses for the three months ended March 31, 2012 and 2011 and balance in the allowance for loan losses and the recorded investment in loans based on the Company’s loan portfolio and impairment method as of March 31, 2012, March 31, 2011 and December 31, 2011. (dollars in thousands)

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Three months ended March 31, 2012
Allowance for loan losses:
Balance at beginning of period	$13,691	$504	$556	$233	$14,984
Provision for loan losses	7,900	(20)	(82)	(59)	7,739
Loan charge-offs	(4,959)	0	(7)	(56)	(5,022)
Recoveries	365	0	12	59	436

Balance at End of Period	$16,997	$484	$479	$177	$18,137

Ending balance: individually evaluated for impairment	$3,244	$0	$0	$0	$3,244

Ending balance: collectively evaluated for impairment	$13,753	$484	$479	$177	$14,893

Loans:

Balance at End of Period	$498,548	$91,502	$82,457	$9,057	$681,564

Ending balance: individually evaluated for impairment	$48,117	$0	$0	$0	$48,117

Ending balance: collectively evaluated for impairment	$450,431	$91,502	$82,457	$9,057	$633,447

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Three months ended March 31, 2011
Allowance for loan losses:
Balance at beginning of period	$12,640	$799	$858	$309	$14,606
Provision for loan losses	1,596	(5)	(49)	16	1,558
Loan charge-offs	(1,549)	(40)	(39)	(81)	(1,709)
Recoveries	71	0	7	45	123

Balance at End of Period	$12,758	$754	$777	$289	$14,578

Ending balance: individually evaluated for impairment	$4,010	$0	$0	$0	$4,010

Ending balance: collectively evaluated for impairment	$8,748	$754	$777	$289	$10,568

Loans:

Balance at End of Period	$550,586	$92,413	$90,937	$10,933	$744,869

Ending balance: individually evaluated for impairment	$63,129	$0	$0	$0	$63,129

Ending balance: collectively evaluated for impairment	$487,457	$92,413	$90,937	$10,933	$681,740

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
As of December 31, 2011
Allowance for loan losses:

Balance at End of Period	$13,691	$504	$556	$233	$14,984

Ending balance: individually evaluated for impairment	$545	$0	$0	$0	$545

Ending balance: collectively evaluated for impairment	$13,146	$504	$556	$233	$14,439

Loans:

Balance at End of Period	$517,970	$93,757	$86,059	$9,533	$707,319

Ending balance: individually evaluated for impairment	$41,075	$0	$0	$0	$41,075

Ending balance: collectively evaluated for impairment	$476,895	$93,757	$86,059	$9,533	$666,244

The risk characteristics of each loan portfolio segment are as follows:

Commercial and Commercial Mortgage (including commercial construction loans)

Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial mortgage loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial mortgage loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s nonresidential and multi-family real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied real estate loans versus non-owner occupied loans.

Commercial mortgage construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential mortgage, Seconds, Home Equity and Consumer

With respect to residential loans that are secured by one-to-four family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance (“PMI”) if that ratio is exceeded. Second and home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes non-homogeneous loans, such as commercial and commercial mortgage loans, with an outstanding balance greater than $750,000 individually by classifying the loans as to credit risk. Loans less than $750,000 in homogeneous categories that are 90 days past due are classified into risk categories. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes non-homogeneous loans, such as commercial and commercial mortgage loans, with an outstanding balance greater than $750,000 individually by classifying the loans as to credit risk. Loans less than $750,000 in homogeneous categories that are 90 days past due are classified into risk categories. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special Mention	Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard	Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans along with homogeneous loans that have not exhibited any delinquency. As of March 31, 2012 and December 31, 2011, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: (dollars in thousands)

As of March 31, 2012	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$406,849	$34,221	$86,329	$82,156	$8,978	$618,533
Special mention	8,735	0	96	99	0	8,930
Substandard	47,756	5,285	779	202	79	54,101

Balance at End of Period	$463,340	$39,506	$87,204	$82,457	$9,057	$681,564

As of December 31, 2011	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$435,266	$32,825	$87,278	$85,751	$9,462	$650,582
Special mention	9,521	0	313	44	0	9,878
Substandard	37,856	7,951	717	264	71	46,859

Balance at End of Period	$482,643	$40,776	$88,308	$86,059	$9,533	$707,319

The following tables present the Company’s loan portfolio aging analysis as of March 31, 2012 and December 31, 2011: (dollars in thousands)

As of March 31, 2012	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30 to 59 days past due	$1,140	$0	$547	$318	$32	$2,037
60 to 89 days past due	165	0	0	64	9	238
Past due 90 days or more, still accuring	0	0	87	0	0	87
Nonaccrual	21,741	5,285	756	237	69	28,088

Total Past Due and Nonaccrual	23,046	5,285	1,390	619	110	30,450

Current	440,294	34,221	85,814	81,838	8,947	651,114

Total Loans	$463,340	$39,506	$87,204	$82,457	$9,057	$681,564

As of December 31, 2011	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30 to 59 days past due	$479	$0	$874	$526	$109	$1,988
60 to 89 days past due	0	0	0	44	1	45
Past due 90 days or more, still accuring	0	0	87	0	0	87
Nonaccrual	25,962	6,826	849	264	70	33,971

Total Past Due and Nonaccrual	26,441	6,826	1,810	834	180	36,091

Current	456,202	33,950	86,498	85,225	9,353	671,228

Total Loans	$482,643	$40,776	$88,308	$86,059	$9,533	$707,319

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and commercial mortgage loans (including construction loans) but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following is a summary by class of information pertaining to impaired loans as of March 31, 2012 and December 31, 2011: (dollars in thousands)

As of March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
Impaired Loans with No Related Allowance Recorded (1):
Commercial and commercial mortgage loans	$27,256	$39,182	$0
Construction loans	5,285	5,970	0

Total Impaired Loans with No Related Allowance Recorded	$32,541	$45,152	$0

Impaired Loans with an Allowance Recorded:
Commercial and commercial mortgage loans	$14,451	$14,451	$3,146
Construction loans	1,125	1,125	98

Total Impaired Loans with an Allowance Recorded	$15,576	$15,576	$3,244

Impaired Loans:
Commercial and commercial mortgage loans	$41,707	$53,633	$3,146
Construction loans	6,410	7,095	98

Total Impaired Loans	$48,117	$60,728	$3.244

1)    Residential mortgages of $127,000 and consumer loans of $141,000 all individually less than $130,000 are not individually reviewed and are excluded from the table as they were deemed not significant to the financial statements.

As of December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
Impaired Loans with No Related Allowance Recorded(1):
Commercial and commercial mortgage loans	$29,829	$41,381	$0
Construction loans	6,826	9,276	0

Total Impaired Loans with No Related Allowance Recorded	$36,655	$50,657	$0

Impaired Loans with an Allowance Recorded:
Commercial and commercial mortgage loans	$3,295	$3,295	$447
Construction loans	1,125	1,125	98

Total Impaired Loans with an Allowance Recorded	$4,420	$4,420	$545

Impaired Loans:
Commercial and commercial mortgage loans	$33,124	$44,676	$447
Construction loans	7,951	10,401	98

Total Impaired Loans	$41,075	$55,077	$545

1) Residential	mortgages of $128,000 and consumer loans of $145,000 all individually less than $130,000 are not individually reviewed and are excluded from the table as they were deemed not significant to the financial statements.

The following is a summary by class of information related to the average recorded investment and interest income recognized on impaired loans for the three months ended March 31, 2012 and 2011: (dollars in thousands)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Impaired Loans:
Commercial and commercial mortgage loans	$37,416	$112	$49,697	$561
Construction loans	7,180	14	9,092	55

Total Impaired Loans	$44,596	$126	$58,789	$616

Commercial and commercial mortgage loans cash basis interest included above		$87		$38

Troubled Debt Restructurings

In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In restructuring the loan, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. For all loan classes, any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay based on their current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. Also, additional collateral, a co-borrower, or a guarantor is often requested. If such efforts by the Company do not result in a satisfactory arrangement, foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

It is the Company’s practice to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until three months of satisfactory borrower performance at which time management would consider its return to accrual status. The balance of nonaccrual restructured loans, which is included in nonaccrual loans, was $1.9 million and $1.2 million at March 31, 2012 and December 31, 2011, respectively. If the restructured loan is on accrual status prior to being restructured, it is reviewed to determine if the restructured loan should remain on accrual status. The balance of accruing restructured loans was $3.1 million and $3.1 million at March 31, 2012 and December 31, 2011, respectively.

Loans that are considered TDRs are classified as performing, unless they are on nonaccrual status or greater than 90 days delinquent as of the end of the most recent quarter. All TDRs are considered impaired by the Company, unless it is determined that the borrower has met the three month satisfactory performance period under modified terms. On a quarterly basis, the Company individually reviews all TDR loans to determine if a loan meets this criterion.

Performing commercial TDR loans at March 31, 2012 consist of three commercial real estate loans totaling $2.6 million that are interest only and one commercial real estate loan totaling $199,000 that is amortizing. The Company does not generally forgive principal or interest on restructured loans. However, when a loan is restructured, income and principal are generally received on a delayed basis as compared to the original repayment schedule. The Company generally receives more interest than originally scheduled, as the loan remains outstanding for longer periods of time, sometimes with higher average balances than originally scheduled. The average yield on modified commercial loans was 4.6%, compared to 5.8% earned on the entire commercial loan portfolio in the first quarter of 2012.

Performing consumer TDR loans at March 31, 2012 consist of six retail loans including one residential and two second mortgages which comprise $248,000 of the total retail TDR balance of $269,000. The consumer TDR loans have been restructured at less than market terms and include rate modifications, extension of maturity, and forbearance. The average yield on modified residential mortgage and second mortgage loans was 5.8%, compared to 4.7% earned on the entire residential mortgage loan and second mortgage portfolios in the first quarter of 2012.

With regard to determination of the amount of the allowance for credit losses, all accruing restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed above.

There were no newly classified troubled debt restructurings for the three months ended March 31, 2012 and 2011. No troubled debt restructurings subsequently defaulted in the three months ended March 31, 2012 and 2011.

Commercial and consumer loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a TDR subsequently default, the Company evaluates the loan for possible further impairment. The allowance may be increased, adjustments may be made in the allocation of the allowance, or partial charge-offs may be taken to further write-down the carrying value of the loan. The Company defines default for the above disclosure as generally greater than ninety days past due. In certain circumstances the Company may consider default to have occurred prior to being ninety days past due, if the Company believes payments in the near term are uncertain.

Allowance for Loan Losses Methodology and Related Policies

A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including source of cash flows. All commercial and commercial real estate impaired loans, as well as impaired residential mortgages and consumer loans over $250,000, are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any and any subsequent changes are included in the allowance for loan losses.

Currently the Company’s loans individually evaluated for impairment are all in the commercial and commercial real estate segment. In general the Company acquires updated appraisals on an annual basis for commercial and commercial real estate impaired loans, exclusive of performing TDRs. Based on historical experience these appraisals are discounted ten percent to estimate the cost to sell the property. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, a 20% discount, based on historical experience is applied to the appraised value. The discount may be increased due to area economic factors, such as vacancy rates, lack of sales, and condition of property.

The Company promptly charges off commercial loans, or portion thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower; b) declining collateral values, and/or c) legal action, including bankruptcy that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

For all loan classes, when cash payments are received on impaired loans, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms. For impaired loans where the Company utilizes the present value of expected future cash flows to determine the level of impairment, the Company reports the entire change in present value as bad-debt expense. The Company does not record any increase in the present value of cash flows as interest income.

Consistent with regulatory guidance, charge-offs for all loan segments are taken when specific loans, or portions thereof, are considered uncollectible and of such little value that their continuance as assets is not warranted. The Company promptly charges these loans off in the period the uncollectible loss amount is reasonably determined. The Company charges off consumer related loans which include 1-4 family first mortgages, second and home equity loans and other consumer loans or portions thereof when the Company reasonably determines the amount of the loss. However, the charge offs generally are not made earlier than the applicable regulatory timeframes. Such regulatory timeframes provide for the charge down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge off of unsecured open end loans when the loan is 180 days past due and charge down to the net realizable value when other secured loans are 120 days past due. For all loan classes, the entire balance of the loan is considered delinquent if the minimum payment contractually required to be paid is not received by the contractual due date.

A reversal of accrued interest, which has not been collected, is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and are still accruing interest are loans where the Company is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency. If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received in excess of principal due. Loans are returned to accrual status when, in management’s judgment, the borrower’s ability to make periodic interest and principal payments returns to normal and future payments are reasonably assured.

For all loan segments, the allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectability and historical loss experience of loans. The allowance is based on ongoing assessments of the estimated incurred losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency. Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Specific reserves are assigned on impaired loans based on the measurement criteria noted above. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans’ quality. For all loans not listed individually on the Asset Watch List, and those loans included on the Asset Watch List but not deemed impaired, historical loss rates are the basis for developing expected charge-offs for each pool of loans. In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling three years is reached. This was done to accurately reflect the risk inherent in the portfolio. Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio. As of March 31, 2012, the time frame used to determine charge off percentages was April 1, 2009 through March 31, 2012.

In addition to the specific reserves and the allocations based on historical loss rates, qualitative/environmental factors are used to recognize estimated incurred losses inherit in the portfolio not reflected in the historical loss allocations utilized. The qualitative/environmental factors include considerations such as the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, examination results from bank regulatory agencies and the Company’s credit review function. The qualitative/environmental portion of the allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

12. Acquisition Update

In a press release dated January 25, 2012, Old National Bancorp announced its intent to acquire the Company in an all stock transaction. Under the terms of the merger agreement, which was approved by the boards of both companies, Company shareholders will receive 1.90 shares of Old National Bancorp common stock for each share of Company common stock held by them. As provided in the merger agreement, the exchange ratio is subject to certain adjustments (calculated prior to closing) under circumstances where the consolidated shareholders’ equity of the Company is below a specified amount, the loan delinquencies of Indiana Community Bancorp exceed a specified amount or the credit mark for certain “Special Loans” of the Company (as defined in the merger agreement) falls outside a specified range. Based upon current estimates, no adjustments to the 1.90 exchange ratio would be required as a result of the shareholders’ equity or delinquent loan levels. However, the credit mark for the Special Loans as determined under the merger agreement (and as adjusted for net charge-offs on those loans after December 31, 2011), was $36.792 million as of March 31, 2012. If the exchange ratio adjustment were measured as of March 31, 2012, this would have resulted in a reduction in the exchange ratio from 1.90 shares of Old National Bancorp common stock for each share of Indiana Community Bancorp common stock, to 1.8241 shares. It is important to note, however, that the exchange ratio may be adjusted up or down between March 31, 2012, and 10 days before the closing of the merger based on further changes in the credit mark for the Special Loans. The transaction is expected to close in the third quarter of 2012, subject to approval by federal and state regulatory authorities and the Company’s shareholders and the satisfaction of the closing conditions provided in the merger agreement. In connection with the Merger, executive officers covered by Supplemental Executive Retirement Agreements will receive payment for amounts previously earned. Additionally, outstanding employee options and restricted shares will be vested and converted to Old National Bancorp shares. As a result of the merger, two employees will have their change in control agreements assumed and paid by Old National Bank.

13. New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”),” which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The application of fair value measurements is not changed as a result of this amendment. Some of the amendments provide clarification of existing fair value measurement requirements while other amendments change a particular principal or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011. Management had determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-5, “Presentation of Comprehensive Income,” which improves comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement will present total net income and its components followed consecutively by a second statement that will present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011; however, certain provisions related to the presentation of reclassification adjustments have been deferred by ASU 2011-12 “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” as further discussed below. Management had determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income - Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU 2011-12 defers changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments to allow the FASB time to redeliberate whether to require presentation of such adjustments on the face of the financial statements to show the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. ASU 2011-12 allows entities to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU No. 2011-05. All other requirements in ASU No. 2011-05 are not affected by ASU No. 2011-12. ASU 2011-12 is effective for annual and interim periods beginning after December 15, 2011. Management had determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 24th day of January, 2012, by and between OLD NATIONAL BANCORP, an Indiana corporation (“ONB”), and INDIANA COMMUNITY BANCORP, an Indiana corporation (“ICB”).

W I T N E S S E T H:

WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Evansville, Vanderburgh County, Indiana; and

WHEREAS, ICB is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in Columbus, Bartholomew County, Indiana; and

WHEREAS, ONB and ICB seek to affiliate through a corporate reorganization whereby ICB will merge with and into ONB, and thereafter, Indiana Bank and Trust Company (“IBTC”), an Indiana chartered commercial bank, will be merged with and into Old National Bank, a national banking association and wholly-owned subsidiary of ONB; and

WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

WHEREAS, the members of the Board of Directors of ICB have each agreed to execute and deliver to ONB a voting agreement substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of ICB with and into ONB, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

1.01 The Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), ICB shall merge with and into and under the Articles of Incorporation of ONB (the “Merger”). ONB shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

(b) Name, Officers and Directors. The name of the Surviving Corporation shall be “Old National Bancorp.” Its principal office shall be located at One Main Street, Evansville, Vanderburgh County, Indiana. The officers of ONB serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of ONB at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

(c) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of ONB in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

(d) Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by ICB shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of ICB shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

(e) Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

1.02 Reservation of Right to Revise Structure. At ONB’s election, the Merger may alternatively be structured so that (a) ICB is merged with and into any other direct or indirect wholly-owned subsidiary of ONB or (b) any direct or indirect wholly-owned subsidiary of ONB is merged with and into ICB; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, no par value, of ICB (“ICB Common Stock”) or options to purchase ICB Common Stock, (y) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03 Tax Free Reorganization. ONB and ICB intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

1.04 Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither ONB nor ICB by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

1.05 Bank Merger. ICB and ONB agree to take all action necessary and appropriate, including entering into a plan of merger (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit 1.05, to cause IBTC to merge with and into Old National Bank (the “Bank Merger”) in accordance with the applicable laws and regulations effective simultaneous with the consummation of the Merger. At the effective time of the Bank Merger, the separate corporate existence of IBTC will terminate. Old National Bank will be the surviving bank and will continue its corporate existence under applicable law. The articles of association Old National Bank, as then in effect, will be the articles of association of the surviving bank, and the By-Laws of Old National Bank, as then in effect, will be the By-Laws of the surviving bank.

1.06 No Dissenters’ Rights. Shareholders of ICB are not entitled to any dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law, as amended, since ICB Common Stock is quoted and traded on Nasdaq. ICB shall take no action which would result in the loss of such listing prior to the Effective Time.

ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01 Consideration.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time, each share of ICB Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of ICB and (ii) shares held directly or indirectly by ONB, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article, one and ninety hundredths (1.90) shares of common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value, of ONB (“ONB Common Stock”) (the “Merger Consideration”).

(b) Stock Options and Restricted Stock. At the Effective Time, each outstanding option to purchase ICB common stock (an “ICB Stock Option”) without any action on the part of any holder thereof, shall be converted automatically into an option to purchase a number of shares of common stock of ONB (each, an “ONB Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of ICB common stock subject to such ICB Stock Option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such ICB Stock Option divided by (2) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each ONB Stock Option will become fully vested, and shall otherwise continue to be governed by the same terms and conditions as were applicable under the related ICB Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, ONB shall file an appropriate registration statement with respect to the shares of ONB Common Stock subject to ONB Stock Options and shall use its reasonable best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. Subject to any action required by ICB’s Stock Option Committee and any consent required by any holder of restricted stock, shares of restricted stock granted under the Indiana Community Bancorp 2010 Stock and Incentive Plan to persons after other than John K. Keach, Jr. that are subject to transfer restrictions immediately prior to the Closing shall have those restrictions lapse at Closing and such shares shall convert into the Merger Consideration as provided in this Article II. Shares of restricted stock held by John K. Keach, Jr. at the Closing shall be converted into the Merger Consideration as provided in this Article II, but such Merger Consideration shall continue to be held subject to the vesting and transferability restrictions set forth in the award agreements for such restricted stock and shall continue to be subject to the terms of the Indiana Community Bancorp 2010 Stock Option and Incentive Plan.

(c) ICB TARP Preferred Stock and ICB TARP Warrant.

(i) Immediately prior to or contemporaneously with the Effective Time of the Merger, ONB will fund the redemption by ICB, or the purchase by ONB, from the United States Department of the Treasury (“UST”) of each share of the ICB Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “ICB TARP Preferred Stock”) issued and outstanding on such date (such purchase, the “TARP Purchase”). ONB may, but shall not be required to, fund the purchase by ONB or ICB of the warrant issued on December 12, 2008 to the UST in connection with the issuance of the ICB TARP Preferred Stock (the “ICB TARP Warrant”). The method of funding the TARP Purchase shall be mutually agreed to by ONB and ICB subject to any formal or informal UST requirements.

(ii) In the event Section 7.01(o) is waived by ONB and each issued and outstanding share of the ICB TARP Preferred Stock is not purchased or redeemed prior to or contemporaneously with the Merger, then each share of the ICB TARP Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of ICB TARP Preferred Stock to be cancelled in accordance herewith) shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, subject to the other provisions of this Article II, one share of ONB preferred stock to be designated, prior to the Closing Date (as defined in Article IX of this Agreement), as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “ONB TARP Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the ICB TARP Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the ICB TARP Preferred Stock immediately prior to such conversion, taken as a whole.

(iii) If ONB does not purchase the ICB TARP Warrant prior to or contemporaneously with the Effective Time, then the ICB TARP Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a warrant to purchase ICB Common Stock and will be converted automatically into a warrant to purchase ONB Common Stock (the “ONB TARP Warrant”), with such adjustments to the number of ONB shares into which the warrant is convertible and the exercise price in accordance with the terms of the ICB TARP Warrant, and ONB will assume such warrant subject to its terms.

2.02 Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Section 2.05, shall become the “Exchange Ratio” for purposes of this Agreement):

(a) Shareholders’ Equity. If as of the end of the month prior to the Effective Time, the ICB Consolidated Shareholders’ Equity (as defined in Section 7.01(n) hereof) is less than $65.862 million, the Exchange Ratio shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of ICB Common Stock outstanding at the Effective Time, and further dividing that number by the Average ONB Closing Price.

As used in this Section 2.02(a), the following terms shall have the meanings indicated below:

“Adjusted Purchase Price” shall be equal to (x) the Purchase Price less (y) the difference between $65.862 million and the ICB Consolidated Shareholders’ Equity as of the end of the month prior to the Effective Time multiplied by 120%.

“Average ONB Closing Price” shall mean the average of the per share closing prices of a share of ONB Common Stock as quoted on the New York Stock Exchange (“NYSE”) during the ten (10) trading days preceding the fifth (5th) calendar day preceding the Effective Time.

“Purchase Price” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the Average ONB Closing Price multiplied by the total number of shares of ICB Common Stock outstanding as of the Effective Time.

(b) Delinquent Loans. If the aggregate amount of ICB Delinquent Loans (excluding in this calculation all Special Loans as defined in Section 2.02(c)) as of the tenth (10th) day prior to the Effective Time (the “Computation Date”) is greater than $34.5 million, the Exchange Ratio shall be decreased by the amount set forth on Exhibit 2.02(b). The adjustment to the Exchange Ratio under this Section 2.02(b) shall be made following any adjustments to the Exchange Ratio pursuant to Sections 2.02(a) and 2.05 hereof. “ICB Delinquent Loans”

shall mean the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all loans with principal or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are nonaccruing, (iv) restructured and impaired loans, (v) other real estate owned, (vi) net charge offs from the date of this Agreement through the Computation Date, and (vii) write-downs of other real estate owned from the date of this Agreement through the Computation Date.

(c) Special Loans. If the credit mark applied to the Special Loans (as defined below) using the reserves related to the Special Loans as of December 31, 2011, and excluding any charge-offs related to the Special Loans after December 31, 2011, as determined by ONB, in a manner consistent with the methodology and using the assumptions ONB used to determine such credit mark as of the date of this Agreement as shared with ICB, as of the Computation Date (the “Credit Mark”) is (i) less than $31.982 million or (ii) greater than $33.982 million, the Exchange Ratio shall be adjusted as set forth on Exhibit 2.02(c). The adjustment to the Exchange Ratio under this Section 2.02(c) shall be made following any adjustments to the Exchange Ratio pursuant to Sections 2.02(a), 2.02(b) and 2.05 hereof. “Special Loans” shall mean the loans that are set forth on the ONB Disclosure Schedule (as defined in Article IV of this Agreement).

(d) In no event shall the cumulative adjustment to the Exchange Ratio under Sections 2.02(b) and 2.02(c) exceed a decrease of 0.5604 and in such case the decrease to the Exchange Ratio shall be 0.5604 applied following any adjustments to the Exchange Ratio pursuant to Sections 2.02(a) and 2.05.

2.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of ONB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, ONB shall pay to each holder of ICB Common Stock who otherwise would be entitled to a fractional share of ONB Common Stock an amount in cash (without interest) determined by multiplying such fraction by the by the Average ONB Closing Price.

2.04 Exchange Procedures.

(a) At and after the Effective Time, each certificate representing shares of ICB Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b) At or prior to the Effective Time, ONB shall reserve a sufficient number of shares of ONB Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, ONB shall mail to each holder of ICB Common Stock a letter of transmittal providing instructions as to the transmittal to ONB of certificates representing shares of ICB Common Stock and the issuance of shares of ONB Common Stock in exchange therefor pursuant to the terms of this Agreement.

(c) ONB shall cause a certificate representing that number of whole shares of ONB Common Stock that each holder of ICB Common Stock has the right to receive pursuant to Section 2.01 and a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to ONB of certificates representing such shares of ICB Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to ONB if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to ONB. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

(d) No dividends or other distributions on ONB Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of ICB Common Stock converted in the Merger into the right to receive shares of such ONB Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ONB Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(e) The stock transfer books of ICB shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of ICB of any shares of ICB Common Stock. If, after the Effective Time, Old Certificates are presented to ONB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.

(f) ONB shall be entitled to rely upon ICB’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, ONB shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

(g) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by ONB, the posting by such Person of a bond or other indemnity satisfactory to ONB as indemnity against any claim that may be made against it with respect to such Old Certificate, ONB will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

(h) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of ICB Common Stock that are held as treasury stock of ICB or owned by ONB (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of ICB or other consideration shall be exchanged therefor.

(i) Notwithstanding the foregoing, no party hereto shall be liable to any former holder of ICB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.05 Anti-Dilution Adjustments. If ONB changes (or establishes a record date for changing) the number of shares of ONB Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding ONB Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of ICB at the Effective Time shall receive, in the aggregate, such number of shares of ONB Common Stock representing the same percentage of outstanding shares of ONB Common Stock as would have been represented by the number of shares of ONB Common Stock the shareholders of ICB would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section 2.05 solely as a result of ONB issuing additional shares of ONB Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the ONB Plans (as hereinafter defined).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF ICB

On or prior to the date hereof, ICB has delivered to ONB a schedule (the “ICB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

For the purpose of this Agreement, and in relation to ICB, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of ICB and its Subsidiaries (as such term is defined below) taken as a whole, or

(ii) would materially impair the ability of ICB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP (as defined in Article III of this Agreement) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of ONB, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) any losses relating to the Special Loans (including charge offs, write downs, or losses arising from the sale or refinancing of any Special Loan), (f) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of ICB and its Subsidiaries, and (g) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a change in the trading price of the shares of ICB Common Stock, by itself, be considered to constitute a Material Adverse Effect on ICB and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); and provided, further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against ICB or IBTC following the date of this Agreement.

For the purpose of this Agreement, and in relation to ICB and its Subsidiaries, “knowledge” means those facts that are known or should have been known after due inquiry by the directors and executive officers of ICB and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to ICB, its “Subsidiaries” shall mean any entity which is required to be consolidated with ICB for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

Accordingly, ICB hereby represents and warrants to ONB as follows, except as set forth in its Disclosure Schedule:

3.01 Organization and Authority.

(a) ICB is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. ICB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ICB has previously provided ONB with a complete list of its Subsidiaries. Except for its Subsidiaries, ICB owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b) IBTC is a bank chartered and existing under the laws of the State of Indiana, which is a member of the Federal Reserve System. IBTC has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the ICB Disclosure Schedule, IBTC owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c) Each of ICB’s Subsidiaries other than IBTC is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

3.02 Authorization.

(a) ICB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. As of the date hereof, ICB is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e). This Agreement and its execution and delivery by ICB have been duly authorized and approved by the Board of Directors of ICB and, assuming due execution and delivery by ONB, constitutes a valid and binding obligation of ICB, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of ICB or the charter documents of any of ICB’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which ICB or any of its Subsidiaries is a party or by which ICB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than ONB) or any other adverse interest, upon any right, property or asset of ICB or any of its Subsidiaries which would be material to ICB; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which ICB or any of its Subsidiaries is bound or with respect to which ICB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, and the consent of the UST to the redemption by ICB, or the purchase by ONB, of all of the issued and outstanding ICB TARP Preferred Stock from the UST, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by ICB.

3.03 Capitalization.

(a) The authorized capital stock of ICB as of the date hereof consists, and at the Effective Time will consist, of 15,000,000 shares of ICB Common Stock, of which 3,422,379 shares are issued and outstanding as of the date hereof, and 2,000,000 shares of preferred stock, of which 21,500 shares are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 per share (the “ICB TARP Preferred Stock”), all of which shares have been issued to the UST pursuant to the Capital Purchase Program. Additionally, options to purchase 44,573 shares of ICB Common Stock are outstanding under the Indiana Community Bancorp 1995 Stock Option Plan, options to purchase 4,161 shares of ICB Common Stock are outstanding under the Indiana Community Bancorp 1999 Stock Option Plan, options to purchase 185,214 shares of ICB Common Stock are outstanding under the Indiana Community Bancorp 2001 Stock Option Plan and 39,000 shares of restricted stock are outstanding under the 2010 Stock Option and Incentive Plan (each, an “ICB Stock Option Plan” and, collectively, the “ICB Stock Option Plans”), and a warrant to purchase 188,707 shares of ICB Common Stock at a price of $17.09 per share has been issued to the UST pursuant to the Capital Purchase Program (the “ICB TARP Warrant”). Such issued and outstanding shares of ICB Common Stock have been duly and validly authorized by all necessary corporate action of ICB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former ICB shareholder. Except as set forth in the ICB Disclosure Schedule, ICB has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of ICB Common Stock. Each share of ICB Common Stock is entitled to one vote per share. A description of the ICB Common Stock is contained in the Articles of Incorporation of ICB.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ICB are owned by ICB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c) Except for the options and restricted shares issued under the ICB Stock Option Plans and the ICB TARP Warrant, and except as set forth in the ICB Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of ICB Common Stock or any of ICB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of ICB or its Subsidiaries, by which ICB is or may become bound. ICB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of ICB Common Stock. To the knowledge of ICB, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of ICB or its Subsidiaries.

(d) Except as disclosed in its public filings with the Securities and Exchange Commission (“SEC”), ICB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 5% or more of the outstanding shares of ICB Common Stock.

3.04 Organizational Documents. The Articles of Incorporation and By-Laws of ICB and any similar governing documents for each of ICB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to ONB.

3.05 Compliance with Law.

(a) None of ICB or any of its Subsidiaries is currently in violation of, and since January 1, 2008, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect. ICB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to ONB at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), ICB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of ICB who have outstanding loans from ICB or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.

(c) All of the existing offices and branches of IBTC have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. IBTC has no approved but unopened offices or branches.

3.06 Accuracy of Statements Made and Materials Provided to ONB. No representation, warranty or other statement made, or any information provided, by ICB in this Agreement or, in the ICB Disclosure Schedule (and any update thereto) or provided by ICB to ONB and in the course of ONB’s due diligence investigation, and no written information which has been or shall be supplied by ICB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to ICB’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by ICB with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by ONB specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

3.07 Litigation and Pending Proceedings. Except as disclosed in its SEC Reports as of the date of this Agreement or set forth in the ICB Disclosure Schedule:

(a) Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on ICB, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against ICB or any of its Subsidiaries or, to the knowledge of ICB or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against ICB or any of its Subsidiaries. ICB does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against ICB or any of its Subsidiaries.

(b) Neither ICB nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of ICB, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of ICB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

3.08 Financial Statements and Reports.

(a) ICB has made available to ONB copies of the following financial statements and reports of ICB and its Subsidiaries, including the notes thereto (collectively, the “ICB Financial Statements”):

(i) Consolidated Balance Sheets and the related Consolidated Statements of Earnings and Consolidated Statements of Changes in Shareholders’ Equity of ICB as of and for the fiscal years ended December 31, 2010, 2009 and 2008, and as of and for the nine months ended September 30, 2011;

(ii) Consolidated Statements of Cash Flows of ICB for the fiscal years ended December 31, 2010, 2009 and 2008, and as of and for the nine months ended September 30, 2011; and

(iii) Call Reports (“Call Reports”) for IBTC as of the close of business on December 31, 2010, 2009 and 2008, and for the nine months ended September 30, 2011.

(b) The ICB Financial Statements present fairly in all material respects the consolidated financial position of ICB as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of ICB and its Subsidiaries. The ICB Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since September 30, 2011 on a consolidated basis ICB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

3.09 Material Contracts.

(a) Except for contracts reflected as exhibits to its reports and other documents required to be filed under the 1934 Act and the Securities Act of 1933 (the “1933 Act”) (collectively, the “SEC Reports”), including ICB’s Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, or as set forth in the ICB Disclosure Schedule, as of the date of this Agreement, neither ICB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by ICB or any of its Subsidiaries or the guarantee by ICB or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of ICB or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, ICB or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to ICB or any of its Subsidiaries, (iv) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in ICB’s SEC Reports filed prior to the date of this Agreement, (v) any lease of real or personal property providing for annual lease payments by or to ICB or its Subsidiaries in excess of $100,000 per annum other than financing leases entered into in the ordinary course of business in which ICB or any of its Subsidiaries is the lessor, or (vi) any contract that involves expenditures or receipts of ICB or any of its Subsidiaries in excess of $100,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence, whether or not in effect as of the date of this Agreement, shall be deemed “Material Contracts” hereunder. With respect to each of ICB’s Material Contracts (i) that is reflected as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports or (iii) that is disclosed in the ICB Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither ICB nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither ICB nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to ICB’s knowledge, in material default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, that are not filed as exhibits to SEC Reports are attached to the ICB Disclosure Schedule.

(b) Neither ICB nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for ICB’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10 Absence of Undisclosed Liabilities. Except as provided in the ICB Financial Statements or in the ICB Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of ICB’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of ICB or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $75,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of ICB or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

3.11 Title to Properties. Except as described in this Section 3.11 or the ICB Disclosure Schedule:

(a) ICB or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the ICB Financial Statements as of September 30, 2011; good and marketable title to all personal property reflected in the ICB Financial Statements as of September 30, 2011, other than personal property disposed of in the ordinary course of business since September 30, 2011; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which ICB or any of its Subsidiaries purports to own or which ICB or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since September 30, 2011. All of such properties and assets are owned by ICB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the ICB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the ICB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to ICB on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of ICB, leased by ICB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. To ICB’s knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by ICB or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b) With respect to all real property presently or formerly owned, leased or used by ICB or any of its Subsidiaries, ICB, its Subsidiaries and to ICB’s knowledge each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any

state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of ICB, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against ICB or any of its Subsidiaries with respect to the Environmental Laws, and to ICB’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of ICB or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To ICB’s knowledge, neither ICB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To ICB’s knowledge, neither ICB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

3.12 Loans and Investments.

(a) ICB has provided ONB with a list of each loan by IBTC that has been classified by regulatory examiners or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of October 31, 2011, and a list of Delinquent Loans as of December 31, 2011. The most recent loan watch list of IBTC and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by ICB to ONB.

(b) All loans reflected in the ICB Financial Statements as of September 30, 2011, and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 2011: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming IBTC as the secured party or mortgagee (unless by written agreement to the contrary).

(c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the ICB Financial Statements are, in the judgment of management of ICB, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d) Except as set forth in the ICB Disclosure Schedule, none of the investments reflected in the ICB Financial Statements as of and for the period ended September 30, 2011, and none of the investments made by any Subsidiary of ICB since September 30, 2011, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither ICB nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

(e) Except as set forth in the ICB Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither ICB nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

3.13 No Shareholder Rights Plan. ICB has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of ICB or which reasonably could be considered an anti-takeover mechanism.

3.14 Employee Benefit Plans.

(a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which ICB is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with ICB under Code Section 414(c), and all other entities which together with ICB are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which ICB or any ERISA Affiliate participates as a participating employer, or to which ICB or any ERISA Affiliate contributes or is or has been obligated to contribute, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of ICB or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2005 (individually, “ICB Plan” and collectively, “ICB Plans”), represents and warrants, except as set forth in the ICB Disclosure Schedule:

(i) All such ICB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

(ii) All ICB Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan has received a favorable determination letter from the Internal Revenue Service upon which ICB may rely regarding the tax qualified status under the Code.

(iii) All ICB Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2007, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(iv) All options to purchase shares of ICB Common Stock were granted with a per share exercise price that was not less than the “fair market value” of ICB Common Stock on the date of such grant, as determined in accordance with the terms of the applicable ICB Stock Option Plan (the “ICB Stock Options”). All ICB Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by ICB (directly or indirectly) with respect to ICB’s stock option granting practices or other equity compensation practices. The grant date of each ICB Stock Option is on or after the date on which such grant was authorized by the Board of Directors of ICB or the compensation committee thereof.

(v) No ICB Plan (or its related trust), other than the Indiana Community Bancorp Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), holds any stock or other securities of ICB.

(vi) Neither ICB, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a ICB Plan has engaged in any transaction that may subject ICB, any ERISA Affiliate or any ICB Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(vii) All obligations required to be performed by ICB or any ERISA Affiliate under any provision of any ICB Plan have been performed by it in all material respects and, to ICB’s knowledge, neither ICB nor any ERISA Affiliate is in default under or in violation of any provision of any ICB Plan.

(viii) All required reports and descriptions for the ICB Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA, the Code or other law with respect to all ICB Plans have been proper as to form and content and have been provided timely.

(ix) No event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any ICB Plan.

(x) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any ICB Plan.

(xi) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against ICB or any ERISA Affiliate in connection with any ICB Plan or the assets of any ICB Plan.

(xii) Any ICB Plan may be amended and terminated at any time without any Material Adverse Effect, subject to any restrictions in Section 409A of the Code, and these rights have always been maintained by ICB and its ERISA Affiliates.

(b) ICB has provided or made available to ONB true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

(i) Pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

(ii) All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

(iii) All executive and other incentive compensation plans, programs and agreements;

(iv) All group insurance, medical and prescription drug arrangements, policies or plans and all summary plan descriptions thereof;

(v) All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed or obligated to contribute to by ICB for its current or former directors, officers or employees;

(vi) All reports filed with the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation within the preceding three years by ICB or any ERISA Affiliate with respect to any ICB Plan;

(vii) All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and

(viii) Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.

(ix) All notices provided to employees and participants in connection with any ICB Plan.

(c) Except as set forth on the ICB Disclosure Schedule, no current or former director, officer or employee of ICB or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with ICB or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by ICB or an ERISA Affiliate.

(d) With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by ICB or any ERISA Affiliate, no director, officer, employee or agent of ICB or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on ICB or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by ICB or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

(e) Except as otherwise set forth in ICB’s SEC Reports as of the date of this Agreement or provided in the ICB Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon ICB or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

(f) Except as otherwise provided in the ICB Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by ICB or any ERISA Affiliate.

(g) Except as otherwise provided in the ICB Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

(h) Except as may be disclosed in the ICB Disclosure Schedule, ICB and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

(i) Except as may be disclosed in the ICB Disclosure Schedule, all of the ICB Plans have been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2008, ERISA Section 303 and Code Section 430 to the extent applicable, and no funding requirement has been waived, nor does ICB or any ERISA Affiliate has any liability or potential liability as a result of the underfunding of, or termination of any such plan by ICB or any ERISA Affiliate.

(j) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), ICB, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.

(k) Neither ICB nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way ICB Plans.

3.15 Obligations to Employees. All material obligations and liabilities of and all payments by ICB or any ERISA Affiliate and all ICB Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by ICB or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) ICB Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the ICB Financial Statements and the books, statements and records of ICB.

3.16 Taxes, Returns and Reports. Each of ICB and its Subsidiaries has since January 1, 2007 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). ICB has established, and shall establish in the Subsequent ICB Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the ICB Financial Statements adequate to cover all of ICB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither ICB nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent ICB Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of ICB or its Subsidiaries. Except as set forth in the ICB Disclosure Schedule, to the knowledge of ICB, neither ICB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority, and no federal, state or local tax returns of ICB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

3.17 Deposit Insurance. The deposits of IBTC are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and ICB or IBTC has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.18 Insurance. ICB has provided ONB with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by ICB or any of its Subsidiaries on the date hereof or with respect to which ICB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

3.19 Books and Records. The books and records of ICB are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of ICB on a consolidated basis set forth in the ICB Financial Statements.

3.20 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of ICB’s attorneys, accountants and investment bankers, all of which shall be paid by ICB at or prior to the Effective Time, and except as set forth in the ICB Disclosure Schedule, no agent, broker or other Person acting on behalf of ICB or under any authority of ICB is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

3.21 Interim Events. Except as otherwise permitted hereunder, since September 30, 2011, or as set forth in the Disclosure Schedule, neither ICB nor any of its Subsidiaries has:

(a) experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on ICB;

(b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or in the aggregate;

(c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(iii) hereof;

(d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of ICB or a Subsidiary;

(f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by IBTC of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

(k) Except as set forth in the ICB Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n) Conducted its business in any manner other than substantially as it was being conducted as of September 30, 2011.

3.22 ICB Securities and Exchange Commission Filings. ICB has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the filings, and no such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. ICB has made available to ONB copies of all comment letters received by ICB from the SEC since January 1, 2007, relating to the SEC Reports, together with all written responses of ICB thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by ICB, and to the knowledge of ICB, none of the SEC Reports is the subject of any ongoing review by the SEC.

3.23 Insider Transactions. Except as set forth in the ICB Disclosure Schedule, since December 31, 2007, no officer or director of ICB or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by ICB or any Subsidiary or in any liability, obligation or indebtedness of ICB or any Subsidiary, except for deposits of IBTC.

3.24 Indemnification Agreements.

(a) Other than as set forth in the ICB Disclosure Schedule, neither ICB nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of ICB or the charter documents of a Subsidiary.

(b) Since January 1, 2007, no claims have been made against or filed with ICB or any of its Subsidiaries nor have, to the knowledge of ICB, any claims been threatened against ICB or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of ICB or any of its Subsidiaries.

3.25 Shareholder Approval. The affirmative vote of the holders of a majority of the ICB Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.26 Intellectual Property.

(a) ICB and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by ICB or its Subsidiaries in their respective businesses as currently conducted. Neither ICB nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

(b) ICB and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2008. There is no claim asserted, or to the knowledge of ICB threatened, against ICB and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

(c) To the knowledge of ICB, no third party has infringed, misappropriated or otherwise violated ICB or its Subsidiaries’ Intellectual Property rights since January 1, 2007. There are no claims asserted or threatened by ICB or its Subsidiaries, nor has ICB or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

(d) ICB and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

(e) For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

3.27 Community Reinvestment Act. IBTC received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

3.28 Bank Secrecy Act. Neither ICB nor IBTC has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

3.29 Agreements with Regulatory Agencies. Except as set forth in the ICB Disclosure Schedule, neither ICB nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the ICB Disclosure Schedule (a “ICB Regulatory Agreement”), nor has ICB or any of its Subsidiaries been advised since January 1, 2008, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such ICB Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of ICB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to ICB or any of its Subsidiaries.

3.30 Internal Controls.

(a) None of ICB or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. ICB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) ICB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ICB including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of ICB by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to ICB’s outside auditors and the audit committee of ICB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ICB’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ICB’s internal controls over financial reporting. These disclosures were made in writing by management to ICB’s auditors and audit committee and a copy has previously been made available to

ONB. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since December 31, 2010, (i) through the date hereof, neither ICB nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ICB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ICB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ICB or any of its Subsidiaries, whether or not employed by ICB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by ICB or any of its officers, directors, employees or agents to the Board of Directors of ICB or any committee thereof or to any director or officer of ICB.

3.31 Fiduciary Accounts. ICB and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither ICB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to ICB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.32 Opinion of Financial Advisor. The Board of Directors of ICB, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), that the Exchange Ratio, as of the date of this Agreement, is fair to the shareholders of ICB from a financial point of view.

3.33 U.S. Treasury Capital Purchase Program. On December 12, 2008, ICB closed on the issuance of the ICB TARP Preferred Stock and the ICB TARP Warrant pursuant to the UST’s Capital Purchase Program. ICB and IBTC are in compliance with all statutory, regulatory and contractual requirements applicable to them in connection with their participation in the Capital Purchase Program.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ONB

On or prior to the date hereof, ONB has delivered to ICB a schedule (the “ONB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

For the purpose of this Agreement, and in relation to ONB and its Subsidiaries (as such term is defined below), a “Material Adverse Effect on ONB” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value or business of ONB and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of ONB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on ONB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of ONB and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of ONB Common Stock, by itself, be considered to constitute a Material Adverse Effect on ONB and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

For the purpose of this Agreement, and in relation to ONB, “knowledge” means those facts that are known or should have been known after due inquiry by the directors and executive officers of ONB and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to ONB, its “Subsidiaries” shall mean any entity which is required to be consolidated with ONB for financial reporting purposes pursuant to GAAP.

Accordingly, ONB represents and warrants to ICB as follows, except as set forth in the ONB Disclosure Schedule:

4.01 Organization and Authority.

(a) ONB is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. ONB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ONB has previously provided ICB with a complete list of its Subsidiaries. Except for its Subsidiaries, ONB owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(b) Old National Bank is a national bank chartered and existing under the laws of the United States. Old National Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to ICB, Old National Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c) Each of ONB’s Subsidiaries other than Old National Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.02 Authorization.

(a) ONB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. This Agreement and its execution and delivery by ONB have been duly authorized and approved by the Board of Directors of ONB and, assuming due execution and delivery by ICB, constitutes a valid and binding obligation of ONB, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of ONB or the charter documents of any of ONB’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which ONB or any of its Subsidiaries is a party or by which ONB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than ICB) or any other adverse interest, upon any right, property or asset of ONB or any of its Subsidiaries which would be material to ONB; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which ONB or any of its Subsidiaries is bound or with respect to which ONB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by ONB.

4.03 Capitalization.

(a) The authorized capital stock of ONB consists of (i) One Hundred Fifty Million (150,000,000) shares of ONB Common Stock, of which, as of January 31, 2011, approximately Ninety-Four Million Seven Hundred and Sixty Thousand (94,760,000) shares were issued and outstanding, and (ii) Two Million (2,000,000) shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of ONB Common Stock have been duly and validly authorized by all necessary corporate action of ONB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former ONB shareholder. Except as set forth in the ONB Disclosure Schedule, ONB has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of ONB Common Stock. Each share of ONB Common Stock is entitled to one vote per share. A description of the ONB Common Stock is contained in the Articles of Incorporation of ONB.

(b) Subject to 12 U.S.C. § 55, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ONB are owned by ONB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

(c) Except as set forth in the ONB Disclosure Schedule or as disclosed in its SEC Reports, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of ONB Common Stock or any of ONB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of ONB or its Subsidiaries, by which ONB is or may become bound. ONB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of ONB Common Stock. To the knowledge of ONB, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of ONB or its Subsidiaries.

(d) Except as disclosed in its SEC Reports, ONB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.

4.04 Organizational Documents. The Articles of Incorporation and By-Laws of ONB and the charter documents for each of ONB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to ICB.

4.05 Compliance with Law.

(a) None of ONB or any of its Subsidiaries is currently in violation of, and since January 1, 2008, none has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on ONB. ONB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on ONB.

(b) As of the date hereof, set forth on the ONB Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of ONB or its Subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, ONB or its Subsidiaries, and all documents relating thereto have been made available to ICB, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of ONB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to ONB or any of its Subsidiaries.

(c) Since the enactment of the Sarbanes-Oxley Act, ONB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d) All of the existing offices and branches of Old National Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on ONB. Old National Bank has no approved but unopened offices or branches.

4.06 Accuracy of Statements Made and Materials Provided to ICB. No representation, warranty or other statement made, or any information provided, by ONB in this Agreement or, in the ONB Disclosure Schedule (and any update thereto), or provided by ONB to ICB in the course of ICB’s due diligence investigation and no written information which has been or shall be supplied by ONB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to ICB’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by ONB with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by ICB specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

4.07 Litigation and Pending Proceedings. Except as set forth in the ONB Disclosure Schedule:

(a) Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on ONB, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against ONB or any of its Subsidiaries or, to the knowledge of ONB or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against ONB or any of its Subsidiaries. ONB does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against ONB or any of its Subsidiaries.

(b) Neither ONB nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of ONB, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of ONB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

4.08 Financial Statements and Reports.

(a) ONB has delivered to ICB copies of the following financial statements and reports of ONB and its Subsidiaries, including the notes thereto (collectively, the “ONB Financial Statements”):

(i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders’ Equity of ONB as of and for the fiscal years ended December 31, 2010, 2009 and 2008, and as of and for the nine months ended September 30, 2011;

(ii) Consolidated Statements of Cash Flows of ONB for the fiscal years ended December 31, 2010, 2009 and 2008, and as of and for the nine months ended September 30, 2011; and

(iii) Call Reports (“Call Reports”) for Old National Bank as of the close of business on December 31, 2010, 2009 and 2008, and as of and for the nine months ended September 30, 2011.

(b) The ONB Financial Statements present fairly the consolidated financial position of ONB as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of ONB and its Subsidiaries. The ONB Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.

(c) Since September 30, 2011 on a consolidated basis ONB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

4.09 Absence of Undisclosed Liabilities. Except as provided in the ONB Financial Statements or in the ONB Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of ONB’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of ONB or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $1,000,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of ONB or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

4.10 Title to Properties.

(a) Except as described in this Section 4.10 or the ONB Disclosure Schedule, ONB or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the ONB Financial Statements as of September 30, 2011; good and marketable title to all personal property reflected in the ONB Financial Statements as of September 30, 2011, other than personal property disposed of in the ordinary course of business since September 30, 2011; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which ONB or any of its Subsidiaries purports to own or which ONB or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since September 30, 2011. All of such properties and assets are owned by ONB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the ONB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the ONB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to ONB on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to ONB’s knowledge, leased by ONB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by ONB or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

(b) With respect to all real property presently or formerly owned, leased or used by ONB or any of its Subsidiaries, to ONB’s knowledge, ONB, its Subsidiaries and each of the prior owners, have conducted their respective business in compliance with the Environmental Laws. There are no pending or, to the knowledge of ONB, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against ONB or any of its Subsidiaries with respect to the Environmental Laws, and to ONB’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of ONB or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To ONB’s knowledge, neither ONB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To ONB’s knowledge, neither ONB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

4.11 Adequacy of Reserves. The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the ONB Financial Statements are, in the judgment of management of ONB, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.12 Employee Benefit Plans. With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by ONB or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “ONB Plans”), all such ONB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

4.13 Taxes, Returns and Reports. Except as set forth in the ONB Disclosure Schedule, each of ONB and its Subsidiaries has since January 1, 2007(a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). ONB has established, and shall establish in the Subsequent ONB Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the ONB Financial Statements adequate to cover all of ONB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither ONB nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent ONB Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of ONB or its Subsidiaries, except as set forth on the ONB Disclosure Schedule. Except as set forth on the ONB Disclosure Schedule, to the knowledge of ONB, neither ONB nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth on the ONB Disclosure Schedule, no federal, state or local tax returns of ONB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

4.14 Deposit Insurance. The deposits of Old National Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and ONB or Old National Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.15 Insurance. ONB has provided ICB with a list and, if requested, a true, accurate and complete copy thereof, of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by ONB or any of its Subsidiaries on the date hereof or with respect to which ONB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

4.16 Books and Records. The books and records of ONB are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of ONB on a consolidated basis set forth in the ONB Financial Statements.

4.17 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of ONB’s attorneys, accountants and investment bankers, all of which shall be paid by ONB at or prior to the Effective Time, and except as set forth in the ONB Disclosure Schedule, no agent, broker or other Person acting on behalf of ONB or under any authority of ONB is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

4.18 ONB Securities and Exchange Commission Filings. ONB has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. ONB has made available to ICB copies of all comment letters received by ONB from the SEC since January 1, 2007, relating to the SEC Reports, together with all written responses of ONB thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by ONB, and to the knowledge of ONB, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.19 Community Reinvestment Act. Old National Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

ARTICLE V.

COVENANTS OF ICB

ICB covenants and agrees with ONB and covenants and agrees to cause its Subsidiaries to act as follows (and ONB covenants and agrees with ICB as follows):

5.01 Shareholder Approval. ICB shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of ICB at the earliest possible reasonable date. Subject to Section 5.06 hereof, the Board of Directors of ICB shall recommend to ICB’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from ICB’s shareholders.

5.02 Other Approvals.

(a) ICB shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist ONB in procuring upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) ICB will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the ICB Disclosure Schedule and to which ICB and ONB agree are material.

(c) Any materials or information provided by ICB to ONB for use by ONB in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

5.03 Conduct of Business.

(a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, ICB will not, and will cause its Subsidiaries to not, without the prior written consent of ONB:

(i) make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

(ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;

(iii) distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) each of the Subsidiaries may pay cash dividends to ICB in the ordinary course of business for payment of reasonable and necessary business and operating expenses of ICB and to provide funds for ICB’s dividends to its shareholders in accordance with this Agreement, (B) ICB may pay to its shareholders its usual and customary cash dividend of no greater than $.01 per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, ICB shareholders will become entitled to receive dividends on their shares of ONB Common Stock received pursuant to this Agreement; and (C) ICB may pay its regular quarterly cash dividend on the ICB TARP Preferred Stock in accordance with the terms thereof, in each case in accordance with any applicable regulatory approvals or requirements;

(iv) redeem any of its outstanding shares of common stock;

(v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person or enter into any other similar transaction not in the ordinary course of business;

(vi) purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio and then only to the extent that such securities have a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services for corporate bonds;

(vii) which consent shall be deemed received unless ONB shall object thereto within five (5) business days after receipt of written notice from ICB to, (A) make, renew or otherwise modify any loan, loan commitment, letter of credit, interest rate swap or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of ICB or any Subsidiary and is, or in accordance with bank regulatory definitions should be, classified as “Substandard,” “Doubtful” or “Loss”; (B) make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to ICB or any Subsidiary in an aggregate amount in excess of $250,000 if the Loan is an existing credit on the books of ICB or any Subsidiary and is, or in accordance with bank regulatory definitions should be, classified as “Special Mention”; (C) make, renew or otherwise modify any Loan or Loans if immediately after making the Loan or Loans, such Person would be directly indebted to ICB or any Subsidiary in an aggregate amount in excess of $1,000,000; (D) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence that does not conform with secondary market underwriting standards; (E) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $417,000 (except for any such Loan or Loans secured by an owner-occupied 1-4 single-family residence which IBTC originates, underwrites in accordance with the secondary market standards and holds for sale into the secondary market, in which case such dollar threshold shall be $750,000); or (F) make, renew or otherwise modify any Loan which does not conform with IBTC’s Credit Policy Manual and exceeds 120 days to maturity;

(viii) make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of ICB or any Subsidiary to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by ICB or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank (“FHLB”) borrowings;

(ix) except as contemplated by this Agreement, promote to a new position or increase the rate of compensation, or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of ICB or any Subsidiary, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of ICB or any Subsidiary;

(x) except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of ICB or any Subsidiary; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

(xi) amend, modify or restate ICB’s or any of its Subsidiaries organizational documents from those in effect on the date of this Agreement and as delivered to ONB;

(xii) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of ICB or any of its subsidiaries, or enter into any agreement or commitment relative to the foregoing;

(xiii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

(xiv) issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of ICB or any of its Subsidiaries;

(xv) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the ICB Disclosure Schedule;

(xvi) pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the ICB Disclosure Schedule;

(xvii) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by ICB’s independent auditors or its regulatory authorities;

(xviii) change in any material respects its underwriting, operating, investment or risk management or other similar policies of ICB or any of its Subsidiaries except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

(xix) make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

(xx) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by ICB or any of its Subsidiaries which exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

(b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of ICB and its Subsidiaries shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) timely file all SEC Reports; (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on ICB; and (vii) at all times comply with all statutory, regulatory and contractual requirements applicable to them in connection with their participation in the Capital Purchase Program, and deliver immediately to ONB true and complete copies of all notices and other communications given or received by them with respect to the Capital Purchase Program or compliance or alleged noncompliance with its requirements, the ICB TARP Preferred Stock, the ICB TARP Warrant or any agreement relating to any of the foregoing.

5.04 Insurance. ICB and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by ICB or its Subsidiaries as of the date of this Agreement.

5.05 Accruals for Loan Loss Reserve and Expenses.

(a) Prior to the Effective Time, ICB shall and shall cause its Subsidiaries to make, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as ICB and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

(b) ICB recognizes that ONB may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), from and after the date hereof ICB shall consult and cooperate in good faith with ONB with respect to conforming the loan and accounting policies and practices of ICB to those policies and practices of ONB for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from ONB to ICB, based upon such consultation and subject to the conditions in Section 5.05(d).

(c) Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), ICB shall consult and cooperate in good faith with ONB with respect to determining, as reasonably specified in a written notice from ONB to ICB, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of ICB’s expenses of the Merger.

(d) Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), ICB shall consult and cooperate in good faith to (i) make such conforming entries to conform the loan and accounting policies and practices of ICB to the policies and practices of ONB as contemplated in Section 5.05(b) above and (ii) recognize ICB’s expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by ONB as contemplated in Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after ONB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to ICB that ONB will at the Effective Time deliver to ICB the certificate contemplated in Section 7.02(g).

(e) ICB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d).

5.06 Acquisition Proposals.

(a) ICB will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Sandler O’Neill) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, ICB shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which ICB or any of its Subsidiaries is a party (other than any involving ONB).

(b) Except as permitted in this Section 5.06, ICB shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Sandler O’Neill) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by ICB’s shareholders, if ICB receives a bona fide Acquisition Proposal that the ICB Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of ICB’s obligations under this Section 5.06, ICB may furnish, or cause to be furnished, non-public information with respect to ICB and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to ONB prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the ICB Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to ICB’s shareholders under applicable law and (B) prior to taking such action, ICB has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06 by any representative (including Sandler O’Neill) of ICB or its Subsidiaries shall be a breach of this Section 5.06 by ICB.

(c) Neither the ICB Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to ONB or propose to withdraw or modify in a manner adverse to ONB (or take any action inconsistent with) the recommendation by such ICB Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit ICB or IBTC to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of ICB’s shareholders to approve the Merger, the ICB Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the ICB Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of ICB under applicable Law, and provided, further, that the ICB Board of Directors may not effect such an Adverse Recommendation Change unless (A) the ICB Board shall have first provided prior written notice to ONB (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five business day period) and (ii) ONB does not make, within five business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the ICB Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the ICB Board’s fiduciary duties to the shareholders of ICB under applicable law. ICB agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, ICB and its officers, directors and representatives shall negotiate in good faith with ONB and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by ONB.

(d) In addition to the obligations of ICB set forth in paragraphs (a), (b) and (c) of this Section 5.06, ICB shall as promptly as possible, and in any event within two business days after ICB first obtains knowledge of the receipt thereof, advise ONB orally and in writing of (i) any Acquisition Proposal or any request for information that ICB reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry ICB reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to ICB any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, ICB (or its outside counsel) shall (A) advise and confer with ONB (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide ONB with true, correct and complete copies of any document or communication related thereto.

(e) Nothing contained in this Section 5.06 shall prohibit ICB from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the ICB Board of Directors, after consultation with its outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or ICB’s obligations under applicable law.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of ICB and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of ICB or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of ICB or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving ICB, IBTC or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of ICB, IBTC, or any of ICB’s other Subsidiaries or of any resulting parent company of ICB or IBTC; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to ONB of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the ICB Board determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the shareholders of ICB from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by ONB in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

5.07 Press Releases. Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither ICB nor ONB will issue any press or news releases or make any other public announcements or disclosures relating to the Merger without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

5.08 Material Changes to Disclosure Schedules. ICB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the ICB Disclosure

Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the ICB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of ICB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the ICB Disclosure Schedule unless ONB shall have first consented in writing with respect thereto.

5.09 Access; Information. ONB and ICB, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. ONB and ICB, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of ICB or ONB or either of their Subsidiaries. Upon request, ICB and ONB will furnish the other party or its representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by ONB or ICB which has been or is developed by the other party, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit ONB or ICB or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for ICB or ONB, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to ONB or ICB or its representatives or agents, as applicable. No investigation by ONB or ICB shall affect the representations and warranties made by ICB or ONB herein. Any confidential information or trade secrets received by ONB, ICB or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ONB or ICB, as applicable, or at ONB’s or ICB’s request, returned to ONB or ICB, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by ONB or ICB, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09 hereof). This Section 5.09 will not require the disclosure of any information to ONB or ICB which would be prohibited by law. The ability of ONB or ICB to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, ONB and ICB (and each employee, representative or agent of ONB and ICB) may disclose to any and all Persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to ONB or ICB relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and ONB and ICB shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

5.10 Financial Statements. As soon as reasonably available after the date of this Agreement, ICB will deliver to ONB any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of ICB prepared for its internal use, IBTC’s Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, “Subsequent ICB Financial Statements”). The Subsequent ICB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or yearend adjustments). The Subsequent ICB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, ONB will deliver to ICB any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of ONB (collectively, “Subsequent ONB Financial Statements”). The Subsequent ONB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or yearend adjustments). The Subsequent ONB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

5.11 Environmental.

(a) If requested by ONB, ICB will cooperate with an environmental consulting firm designated by ONB in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by ICB or any of its Subsidiaries as of the date of this Agreement, and any real property acquired or leased by ICB or any of its Subsidiaries after the date of this Agreement. ONB shall be responsible for the costs of the phase ones and, if any phase twos are determined to be advisable by the environmental consulting firm, ICB and ONB shall each be responsible for 50% of the costs of the phase twos.

(b) If the environmental consultant’s good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that ICB and its Subsidiaries would be required to expend under applicable Environmental Laws for clean-up, remediation and penalties relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to ICB or its Subsidiaries owned or leased real properties or any adjoining properties, is in excess of $1.5 million, then ONB shall have the right to terminate this Agreement pursuant to Section 8.01(c)(iv), which termination shall be ONB’s sole remedy in such event.

5.12 Governmental Reports and Shareholder Information. Promptly upon its becoming available, ICB shall furnish to ONB one (1) copy of each financial statement, report, notice, or proxy statement sent by ICB to any Governmental Authority or to ICB’s shareholders generally and of each SEC Report filed by ICB, and of any order issued by any Governmental Authority in any proceeding to which ICB is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

5.13 Adverse Actions. ICB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.14 Employee Benefits. Except as contemplated by Section 6.03(j) hereof, neither the terms of Section 6.03 hereof nor the provision of any employee benefits by ONB or any of its Subsidiaries to employees of ICB or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of ICB or any of its Subsidiaries; or (b) prohibit or restrict ONB or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

5.15 Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.

(a) All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by ICB shall continue as separate plans after the Effective Time, until such time as ONB determines, in its sole discretion, that it will terminate any or all of such plans.

(b) As of the Effective Time ICB shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to ONB and to provide ONB all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist ONB in the administration of such plans.

(c) From the date of this Agreement through the Effective Time IBC shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under ICB’s fully insured welfare benefit plans; and (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation.

(d) As of the date of any future termination of the ICB cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the ONB cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the ONB cafeteria plan, subject to subsequent changes as provided in the ONB plan. All benefit payments related to the transferred balances shall be made in accordance with the ONB cafeteria plan.

5.16 ICB 401(k) Plan. Prior to the Effective Time:

(a) ICB, by resolution of its directors, shall terminate the 401(k) Plan as of the day before the Effective Time. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date.

(b) ICB shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by ICB or its Subsidiaries. In addition, ICB shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to ICB as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan.

5.17 Defined Benefit Plan. As of the Effective Time, ICB shall transfer sponsorship of its participation in the Pentegra Defined Benefit Plan for Financial Institutions to ONB and ONB will assume such sponsorship.

5.18 Excess Benefit Plan. ICB and IBTC, as applicable, shall terminate the Home Federal Savings Bank Excess Benefit Plan Agreement between IBTC and John K. Keach, Jr. in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). The present value of the benefits payable to Mr. Keach under the Excess Benefit Plan will be distributed on the Closing Date.

5.19 Supplemental Executive Retirement Agreements. ICB and IBTC, as applicable, shall terminate each Supplemental Executive Retirement Agreement between ICB or IBTC and one of its employees in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B), and each Director Deferred Compensation Agreement or Director Compensation Agreement between ICB or IBTC and John K. Keach, Sr., Buryl S. Line, and Lewis Essex subject to any consents required to such terminations by the parties thereto. Accrued benefits under the agreements will be distributed on the Closing Date, subject to any consents thereto required from parties to those agreements; provided, however, that Mark T. Gorski shall receive the present value of the benefits payable to him at the effective date as provided in this agreement.

5.20 Director Deferred Fee Agreements. Prior to the Effective Time, ICB shall provide ONB with all financial, enrollment, investment, deferral election and other information related to each director fee deferral agreement (collectively, the “ICB Deferred Fee Agreements”) to assist ONB in the subsequent administration of the provisions of such agreements. From and after the Effective Time, no further deferrals shall be permitted under the ICB Deferred Fee Agreements. Immediately following the Effective Time, and subject to any consents required from the directors who are parties to such agreements, the Directors Deferred Compensation Plan sponsored by ONB (the “ONB Directors’ Plan”) will be amended to integrate the ICB Deferred Agreements consistent with the requirements of Section 409A of the Code and in a manner that preserves the grandfathered status of any deferred amounts that are not subject to Section 409A of the Code. The ICB Deferred Fee Agreements will become subject to all provisions of the ONB Directors’ Plan, with the exception that benefits attributable to the ICB Deferred Fee Agreements shall only be distributed in accordance with the distribution provisions in place under the ICB Deferred Fee Agreements prior to the Effective Time.

5.21 ICB Incentive Plans. Immediately on or prior to the Effective Time, ICB shall, subject to the occurrence of the Effective Time, terminate the Indianapolis Growth Market Plan and Senior Management Annual Incentive Compensation Plan, and the accrued benefits as of the Closing Date based on performance metrics achieved under those plans as of such date shall be paid in a lump sum on or prior to the Effective Time.

5.22 Prohibition Against Further Equity Grants. From and after the date of this Agreement, ICB shall not award any additional equity grants or awards of any kind under any of the ICB option plans or long-term incentive plans.

5.23 Dividend Reinvestment Plan. ICB shall terminate the Indiana Community Bancorp Automatic Dividend Reinvestment and Stock Purchase Plan effective no later than the Effective Time.

5.24 Short-Swing Trading Exception. ICB’s Board of Directors shall adopt such resolutions as are necessary to cause any shares of ICB Common Stock owned by executive officers and directors of ICB and canceled in the Merger to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.

5.25 Trust Preferred Securities. Upon the Effective Time, ONB shall assume the due and punctual performance and observance of the covenants and conditions to be performed by ICB under the Indenture dated September 15, 2006 (the “Indenture”) between ICB and Bank of America National Association, as Trustee, relating to Capital Securities due September 15, 2036 (the “Capital Securities”), and the due and punctual payments of the principal of and premium, if any, and interest on the Capital Securities, as required by Article XI of the Indenture. In connection therewith, ONB shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

5.26 Written Opinion of Financial Advisor. ICB shall receive within ten (10) days of this Agreement the written fairness opinion of Sandler O’Neill that the Exchange Ratio, as of the date of this Agreement, is fair to the shareholders of ICB from a financial point of view.

5.27 ICB TARP Preferred Stock. ICB shall use its reasonable best efforts to cause or facilitate the TARP Purchase in accordance with Section 2.01(c) hereof. In furtherance of the foregoing, ICB shall provide, and shall cause its Subsidiaries and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by ONB in connection with such repurchase, including by (i) furnishing all information concerning ICB and its Subsidiaries that ONB or any applicable Governmental Entity may request in connection with such repurchase or with respect to the effects of such purchase on ONB or its pro forma capitalization, (ii) assisting with the preparation of any analyses or presentations ONB deems necessary or advisable in its reasonable judgment in connection with such repurchase or the effects thereof and (iii) entering into any agreement with such holder (including any letter agreement among ICB, ONB and such holder) to effect the repurchase of such shares as ONB may reasonably request.

5.28 Stock Pledge Agreement. At or prior to the Effective Time, ICB shall terminate the Stock Pledge Agreement, dated February 2, 2009 (the “Pledge Agreement”), between ICB and Cole Taylor, such that any IBTC shares of stock shall be released from any liens or restrictions created under the Pledge Agreement.

ARTICLE VI.

COVENANTS OF ONB

ONB covenants and agrees with ICB as follows:

6.01 Other Approvals. ONB shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications require for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. ONB shall provide to ICB’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ONB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ONB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

6.02 SEC Registration.

(a) ONB shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of ONB Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ONB and ICB, prepared for use in connection with the meeting of shareholders of ICB referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. ONB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of ONB Common Stock.

(b) Any materials or information provided by ONB for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

(c) ONB will use reasonable best efforts to list for trading on NYSE (subject to official notice of issuance) prior to the Effective Time, the shares of ONB Common Stock to be issued in the Merger.

6.03 Employee Benefit Plans.

(a) ONB shall make available to the officers and employees of ICB or any Subsidiary who continue as employees of ICB or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits on substantially the same terms and conditions as ONB offers to similarly situated officers and employees. Continuing Employees will receive credit for prior service with ICB or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of ONB and its Subsidiaries. To the extent that ONB determines, in its sole discretion, that ICB’s employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in ONB’s employee benefit plans as soon as reasonably practicable after termination. In the event that ONB determines, in its sole discretion, to terminate the ICB health plan, retirees of ICB and any Subsidiary who are participating in the ICB health plan as of the date it is terminated (“Eligible Retirees”) will be eligible to participate in the ONB health plans in accordance with terms of the ONB health plans. Continuing Employees who become covered under the health or dental plans of ONB shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of ONB or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of ICB. Eligible Retirees who become covered under the health plan of ONB shall not be subject to any waiting periods or additional pre-existing condition limitations under the health plan of ONB or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health plan of ICB. To the extent that the initial period of coverage for Continuing Employees or any Eligible Retirees under age 65 under any such ONB employee benefit plans is not a full 12-month period of coverage, Continuing Employees and any Eligible Retirees under age 65 shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees and any Eligible Retirees under age 65 under the corresponding ICB plan during the balance of such 12-month period of coverage provided that ONB can obtain, in a manner satisfactory to ONB, as determined in its sole discretion, the necessary data.

(b) As of the Effective Time, subject to applicable law and the requirements of the Old National Bancorp Employee Stock Ownership and Savings Plan (“ONB KSOP”), ONB shall amend as necessary the ONB KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the ONB KSOP, and (ii) Continuing Employees participating in the ONB KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with ICB and its Subsidiaries or their predecessors prior to the Effective Time, as if such service were with ONB or its Subsidiaries.

(c) In accordance with Section 6.03(a) hereof, after the Effective Time, ONB shall continue to maintain all fully insured employee welfare benefit, and cafeteria, plans currently in effect at the Effective Time, until such time as ONB determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.

(d) All Continuing Employees shall be subject to ONB’s vacation policy as of the first day of the calendar year next following the Effective Time. For the calendar year during which the Effective Time occurs, Continuing Employees will continue to earn and use vacation in accordance with the terms of the ICB vacation policy in effect on the day prior to the Effective Time.

(e) After the Effective Time, mileage for Continuing Employees’ business-related travel shall be reimbursed according to ONB’s reimbursement policy for mileage, consistent with the applicable provisions of the Code.

(f) After the Effective Time, ICB’s sick time policy shall terminate and all Continuing Employees shall be subject to ONB’s sick time policy. Notwithstanding the foregoing, all accrued and unpaid sick time of employees of IBC and its subsidiaries at the Effective Time, up to but not beyond one hundred sixty (160) hours per Continuing Employee, shall be carried over to ONB’s sick time policy.

(g) After the Effective Time, ONB shall continue to maintain and administer, in accordance with the provisions thereof, the ICB Stock Option Plans until such time as all options granted or awarded thereunder as of the Effective Time have been exercised or lapse, whichever occurs first.

(h) Until the Effective Time, ICB or a Subsidiary of ICB, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. ONB or an ONB Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of ICB or a Subsidiary of ICB who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of ICB or a Subsidiary of ICB who incurs a qualifying event before the Effective Time.

(i) Severance. With the exception of the employees referenced in Sections 6.03(j), 6.03(k) and 6.03(l) of this Agreement, those employees of ICB or any Subsidiary as of the Effective Time whom ONB or its subsidiaries elect not to employ after the Effective Time or who are terminated within twelve months from the Effective Time due to Involuntary Termination (“Separated Employees”) shall be entitled to severance benefits equal to one week of pay for each year of service with ICB or its subsidiaries and ONB or its subsidiaries. For the purpose of this subsection Involuntary Termination means termination due to: (1) a reduction in force or other permanent lack of work, as determined by ONB; (2) a reorganization or consolidation of or within ONB or its subsidiaries that eliminates the employee’s position, or (3) the closing or divesture of an ONB facility or business location. Notwithstanding the foregoing, a Separated Employee will not be considered to have incurred an Involuntary Termination where he or she was offered both a reasonable comparable position and reasonably comparable pay, as determined by ONB, within ONB or any of its subsidiaries or any successor company with pay that was to be at least ninety percent (90%) of his or her compensation at the time of termination and where such comparable position was within a reasonable commuting distance of thirty-five (35) miles of the Separated Employee’s primary residence. Any severance payment under this subsection will be subject to and conditioned upon the Separated Employee’s execution of a severance agreement, in a form acceptable to ONB, that includes a full release of all federal and state law claims against ICB or any Subsidiary and against ONB or any of its subsidiaries arising out of the Separated Employee’s employment, including any claims based on discrimination. In addition, in order to receive any severance payments under this subsection, a Separated Employee must work until the termination date specified by ONB or any of its subsidiaries. A year of service will be determined based on each Separated Employees’ employment anniversary date. Credit will be given for partial years of service by rounding up a Separated Employee with a fractional year of service of six months of service or more to the next full year and rounding down any Separated Employee with a fractional year of service that is less than six months of service. For example, a Separated Employee with ten years and 7 months of service will be credited with eleven years of service for purposes of determining his or her severance pay. A Separated Employee with ten years and 4 months of service will be credited with ten years of service for purposes of determining his or her severance pay. Notwithstanding the foregoing, no Separated Employees will receive less than five weeks of severance pay regardless of his or her years of service. Effective as of the day following the day which is twelve months after the Effective Time, all ICB employees who become employees of ONB will be subject to the severance policies of ONB. Nothing in this Section shall be deemed to limit or modify ONB’s at-will employment policy.

(j) As of the Effective Time, ONB shall assume the change in control agreements between ICB or IBTC and the two employees listed in the ICB Disclosure Schedule as being party to such agreements, and will pay to them the benefits to which they are entitled under those agreements on the next business day following the Closing.

(k) ONB shall, on or before the Effective Time, offer a Severance Agreement with Mark T. Gorski substantially in the form of Exhibit 6.03(k) hereof. ONB has also made an offer of employment dated January 19, 2012, to Mark T. Gorski which has been accepted by Mr. Gorski.

(l) ONB shall, on or before the Effective Time, offer an Employment Agreement with John J. Keach, Jr. substantially in the form of Exhibit 6.03(l) hereof.

(m) ONB shall authorize the payment of and pay retention bonuses upon reaching certain milestones to selected employees of ICB identified by ONB and ICB, in amounts to be agreed to by ICB and ONB; provided, however, that the aggregate cost of the retention bonuses shall not exceed the amount set forth on the ONB Disclosure Schedule.

6.04 Adverse Actions. ONB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.05 D&O Insurance. ONB shall cause the individuals serving as officers and directors of ICB and IBTC immediately before the Effective Time to be covered for a period of one (1) year from the Effective Time by the directors’ and officers’ liability insurance policy maintained by ICB (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time; provided, further, that in no event shall ONB be required to expend pursuant to this Section 6.05 more than an amount per year equal to 200% of the annual premiums paid by ICB as of the Effective Time for such insurance; provided, however, that if the cost exceeds such limit, ONB shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

6.06 Short-Swing Trading Exemption. Prior to the Closing Date, the Board of Directors of ONB shall adopt such resolutions as necessary to cause any shares of ONB Common Stock to be received by executive officers and directors of ICB as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.

6.07 Material Changes to ONB Disclosure Schedules. ONB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the ONB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the ONB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of ONB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the ONB Disclosure Schedule unless ICB shall have first consented in writing with respect thereto.

6.08 Governmental Report and Shareholder Information. Promptly upon its becoming publicly available, ONB shall furnish to ICB one (1) copy of each financial statement, report, notice, or proxy statement sent by ONB to any Governmental Authority or to ONB’s shareholders generally and of each SEC Report filed by ONB with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which ONB is a party.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.01 ONB. The obligation of ONB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ONB:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of ICB contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of ICB, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of ICB, has had or would result in a Material Adverse Effect on ICB.

(b) Covenants. Each of the covenants and agreements of ICB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. ONB shall have received from ICB at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ONB, set forth in Section 10.02(b) hereof.

(d) Registration Statement Effective. ONB shall have registered its shares of ONB Common Stock to be issued to shareholders of ICB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of ONB reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on ICB or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that ONB would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f) Shareholder Approval. The shareholders of ICB shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

(g) Officers’ Certificate. ICB shall have delivered to ONB a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of ICB contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of ICB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) ICB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Tax Opinion. The Board of Directors of ONB shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to ONB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of ICB, except with respect to cash received by the shareholders of ICB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) 280G Opinion. ONB shall have received a letter of tax advice, in a form satisfactory to ONB and at its expense, from ICB’s outside, independent certified public accountants to the effect that any amounts that are paid by ICB before the Effective Time, or required under ICB’s Plans or this Agreement to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of ICB, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

(j) Material Proceedings. None of ONB, ICB, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

(k) Listing. The shares of ONB Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(l) Delinquent Loans. As of the Computation Date, ICB shall not hold ICB Delinquent Loans in an amount in excess of $49.5 million.

(m) Special Loans. As of the Computation Date, the Credit Mark shall not be greater than $43.982 million.

(n) ICB Consolidated Shareholders’ Equity. As of the end of the month prior to the Effective Time, the ICB Consolidated Shareholders’ Equity (as such term is defined below), shall not be less than $59.862 million. “ICB Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of ICB less (i) the ICB TARP Preferred Stock and (ii) the net accumulated other comprehensive income/(loss) as of the Computation Date, determined in accordance with GAAP, to which shall be added the following amounts (which amounts shall also be calculated in accordance with GAAP): (i) any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement, (ii) any accruals, reserves or charges taken by ICB at the request of ONB pursuant to Section 5.05 hereof; and (iii) any losses after December 31, 2011, relating to a Special Loan (including charge offs, write downs or losses arising from the sale or refinancing of such Special Loan) which do not exceed the loan charges determined by ONB with respect to such Special Loan, as reflected on the Special Loan list included in the ONB Disclosure Schedule.

(o) TARP. The TARP Purchase shall have occurred.

7.02 ICB. The obligation of ICB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ICB:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of ONB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of ONB shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of ONB, has had or would result in a Material Adverse Effect on ONB.

(b) Covenants. Each of the covenants and agreements of ONB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. ICB shall have received from ONB at the Closing the items and documents, in form and content reasonably satisfactory to ICB, listed in Section 10.02(a) hereof.

(d) Registration Statement Effective. ONB shall have registered its shares of ONB Common Stock to be issued to shareholders of ICB in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the ONB and no stop order shall have been issued or threatened.

(e) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(f) Shareholder Approvals. The shareholders of ICB shall have approved and adopted this Agreement as required by applicable law and such entity’s Articles of Incorporation.

(g) Officers’ Certificate. ONB shall have delivered to ICB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of ONB contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of ONB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) ONB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(h) Tax Opinion. The Board of Directors of ICB shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to ICB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of ICB, except with respect to cash received by the shareholders of ICB for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

(i) Listing. The shares of ONB Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(j) Material Proceedings. None of ONB, ICB, or any Subsidiary of ONB or ICB, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

8.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

(a) by the mutual written consent of ONB and ICB;

(b) by either of ICB or ONB by written notice to the other:

(i) if the Agreement and the Merger are not approved by the requisite vote of the shareholders of ICB at the meeting of shareholders of ICB contemplated in Section 5.01;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or

(iii) if the consummation of the Merger shall not have occurred on or before August 31, 2012 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

(c) by written notice from ONB to ICB, if:

(i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

(ii) ICB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by ICB within 20 business days after ICB’s receipt of written notice of such breach from ONB;

(iii) there has been a Material Adverse Effect on ICB on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

(iv) ONB elects to exercise its right to terminate pursuant to Section 5.11.

(d) by written notice from ICB to ONB if:

(i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

(ii) ONB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by ONB within 20 business days after ONB’s receipt of written notice of such breach from ICB; or

(iii) there has been a Material Adverse Effect on ONB on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement.

(e) by written notice of ONB to ICB:

(i) if the ICB Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

(ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

(iii) if the ICB Board shall approve any Acquisition Proposal or publicly recommend that the holders of ICB Common Stock accept or approve any Acquisition Proposal; or

(iv) if ICB shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.

(f) by written notice by ONB to ICB if a quorum could not be convened at the meeting of shareholders of ICB contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.

(g) by written notice by ICB to ONB if, and only if both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) The ONB Market Value on the Determination Date is less than $9.896; and

(ii) the number obtained by dividing the ONB Market Value by the Initial ONB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If ICB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to ONB. During the five business day period commencing with its receipt of such notice, ONB shall have the option to increase the Merger Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial ONB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the ONB Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial ONB Market Value by the ONB Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, ONB delivers written notice to ICB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies ICB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Sections 2.02(a), (b) and (c) of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.01(g).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).”

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.”

“Index” means the Nasdaq Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial ONB Market Value” means $12.37, adjusted as indicated in the last sentence of this Section 8.01(g).

“Initial Index Price” means the closing value of the Index on the date of this Agreement.

“ONB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of ONB Common Stock as reported on the NYSE for the ten (10) consecutive trading days immediately preceding such specified date.

If ONB or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).

8.02 Effect of Termination.

(a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of ONB or ICB and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) ICB shall pay to ONB an amount in cash equal to $3.25 million (the “Termination Fee”) if:

(i) this Agreement is terminated by ONB pursuant to Section 8.01(e); or

(ii) this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of ICB’s shareholders to approve the Agreement and the Merger by the requisite vote or by ONB pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve months after such termination ICB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or

(iii) this Agreement is terminated by either ICB or ONB pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, ICB or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

(c) Any fee due under Section 8.02(b) shall be paid by ICB by wire transfer of same day funds:

(i) in the case of Section 8.02(b)(i), concurrently with such termination; and

(ii) in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date ICB enters into such Acquisition Agreement or consummates such Acquisition Proposal.

(d) In the event that ICB owes the Termination Fee and/or fees and expenses to ONB pursuant Sections 8.02(b), then the payment of such amounts shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages. ICB acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ONB would not have entered into this Agreement. Accordingly, if ICB fails promptly to pay the amounts due pursuant to this Section 8.02, and, in order to obtain such payment, ONB commences a suit that results in a judgment against ICB for the amounts set forth in this Section 8.02, ICB shall pay to ONB its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time (the “Closing Date”) specified in the Articles of Merger of ONB and ICB as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X.

CLOSING

10.01 Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place at the Effective Time at a location to be reasonably determined by ONB.

10.02 Deliveries.

(a) At the Closing, ONB will deliver to ICB the following:

(i) the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

(iii) copies of the resolutions adopted by the Board of Directors of ONB certified by the Secretary of ONB relative to the approval of this Agreement and the Merger;

(iv) the tax opinion required by Section 7.01(h) hereof; and

(v) such other documents as ICB or its legal counsel may reasonably request.

(b) At the Closing, ICB will deliver to ONB the following:

(i) the officers’ certificate contemplated by Section 7.01(g) hereof;

(ii) copies of the resolutions adopted by the Board of Directors and shareholders of ICB certified by the Secretary of ICB relative to the approval of this Agreement and the Merger;

(iii) the opinion required by Section 7.01(i) hereof;

(iv) the tax opinion required by Section 7.02(h) hereof;

(v) a certification of the ICB Delinquent Loans by an officer of ICB;

(vi) a certification of the ICB Consolidated Shareholders Equity as of the end of the month prior to the Effective Time from ICB’s outside, independent certified public accountants; and

(vii) other documents as ONB or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

11.01 Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Section 11.08 hereof, other than the right of ICB, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

11.02 Waiver; Amendment.

(a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03 Notices. All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to ONB:	with a copy to (which will not constitute notice):

Old National Bancorp One Main Street Evansville, Indiana 47708 ATTN: Jeffrey L. Knight, Executive Vice President, Corporate Secretary and Chief Legal Counsel Fax: (812) 468-0399	Krieg DeVault LLP One Indiana Square Suite 2800 Indianapolis, Indiana 46204 ATTN: Michael J. Messaglia Fax: (317) 636-1507

If to ICB:	with a copy to (which will not constitute notice):

Indiana Community Bancorp 501 Washington Street Columbus, Indiana 47201 ATTN: John K. Keach, Jr., Chairman, CEO and President Fax: (812) 373-7865	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis IN 46204 ATTN: Claudia V. Swhier Fax: (317) 231-7433

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

11.04 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.06 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

11.07 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

11.08 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of ICB and its Subsidiaries as provided in its charters or by-laws and any existing indemnification agreements or arrangements of ICB described in the ICB Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

(b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of ICB (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of ICB or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(c) ONB shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

11.09 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated October 28, 2011, by and between ICB and ONB (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.10 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter ONB, ICB and all the respective directors, officers and employees of ONB and ICB will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement. The covenants contained in Section 11.08 shall survive the Effective Time.

11.11 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

11.12 Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Old National Bank, in Evansville, Indiana, is open for the transaction of business.

11.13 Disclosure Schedules. The mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party’s Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party’s Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.

[Signature Page Follows]

IN WITNESS WHEREOF, ONB and ICB have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

OLD NATIONAL BANCORP

By:	/s/ Robert G. Jones
Robert G. Jones, President and Chief Executive Officer

INDIANA COMMUNITY BANCORP

By:	/s/ John K. Keach, Jr.
John K. Keach, Jr., President and Chief Executive Officer

Annex B

January 25, 2012

Board of Directors

Indiana Community Bancorp

501 Washington Street

P.O. Box 408

Columbus, IN 47201

Gentlemen:

Indiana Community Bancorp (“ICB”) and Old National Bancorp (“ONB”) have entered into an agreement and plan of merger dated January 24, 2012 (the “Agreement”) pursuant to which ICB will merge with and into ONB (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of ICB common stock issued and outstanding immediately prior to the effective time of the Merger, except for certain shares as specified in the Agreement, will be exchanged for 1.90 shares of ONB common stock (the “Exchange Ratio”), subject to certain adjustments as described in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of ICB common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of ICB that we deemed relevant, including a draft of ICB’s earnings press release for the year ended December 31, 2011; (iii) certain publicly available financial statements and other historical financial information of ONB that we deemed relevant; (iv) internal financial projections for ICB for the years ending December 31, 2012 through December 31, 2015 as discussed with senior management of ICB; (v) publicly available mean earnings estimates for ONB for the years ending December 31, 2012 and December 31, 2013 as published by I/B/E/S; (vi) the pro forma financial impact of the Merger on ONB, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior managements of ICB and ONB; (vii) the publicly reported historical price and trading activity for ICB’s and ONB’s common stock, including a comparison of certain financial and stock market information for ICB and ONB with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of ICB the business, financial condition, results of operations and prospects of ICB and held similar discussions with senior management of ONB concerning the business, financial condition, results of operations and prospects of ONB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by ICB and ONB or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective managements of ICB and ONB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ICB and ONB or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of ICB, ONB or the combined entity after the Merger and we have we not reviewed any individual credit files relating to ICB or ONB. We have assumed, with your consent, that the respective allowances for loan losses for both ICB and ONB are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of ICB or ONB since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that ICB and ONB will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of ONB’s common stock will be when issued to ICB’s shareholders or the prices at which ICB’s or ONB’s securities may trade at any time.

We will receive a fee from ICB for providing this opinion and for acting as ICB’s financial advisor in connection with the Merger. ICB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to ICB and ONB and their affiliates. We may also actively trade the equity or debt securities of ICB and ONB or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the past, we have provided certain investment banking services to ONB and received customary fees for those services.

This letter is directed to the Board of Directors of ICB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of ICB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of ICB common stock and does not address the underlying business decision of ICB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for ICB or the effect of any other transaction in which ICB might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by ICB’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of ICB.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of ICB common stock from a financial point of view.

Very truly yours,

Annex C

SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

(Mark One)

X	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  For the fiscal year ended December 31, 2011

or

Transition report pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934

                     For the transition period from             to

Commission file number:                     0-18847

INDIANA COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Indiana	35-1807839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Washington Street, Columbus, Indiana	47201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (812) 376-3323

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Name of each exchange on which registered:
Common Stock, without par value	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.        YES  [    ]    NO [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.        YES  [    ]    NO [X]

Indicate by check mark whether the Registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.        YES  [X]    NO  [    ]

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit and post such files.        YES  [X]    NO  [    ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  [    ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [    ]     Accelerated filer [    ]     Non-accelerated filer [X]     Smaller reporting company [    ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

YES [    ]                     NO [X]

The aggregate market value of the issuer’s voting stock held by non-affiliates, as of June 30, 2011, was $53.5 million.

The number of shares of the registrant’s Common Stock, no par value, outstanding as of March 5, 2012 was 3,420,879 shares.

DOCUMENTS INCORPORATED BY REFERENCE

None

INDIANA COMMUNITY BANCORP

FORM 10-K

FORWARD LOOKING STATEMENTS

This Annual Report on Form 10-K (“Form 10-K”) contains statements, which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Form 10-K and include statements regarding the intent, belief, outlook, estimate or expectations of the Company (as defined below), its directors or its officers primarily with respect to future events and the future financial performance of the Company. Readers of this Form 10-K are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Form 10-K identifies important factors that could cause such differences. These factors include changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, the effects of economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, changes in the financial condition of the issuers of the Company’s investments and borrowers, changes in the economic condition of the Company’s market area, increases in compensation and employee expenses or unanticipated results in pending legal proceedings.

PART I

Item 1.	Business

General

Indiana Community Bancorp (the “Company” or “ICB”) is an Indiana corporation organized as a bank holding company authorized to engage in activities permissible for a bank holding company. The principal asset of the Company consists of 100% of the issued and outstanding capital stock of Indiana Bank and Trust Company (the “Bank”).

Indiana Bank and Trust Company began operations in Seymour, Indiana under the name New Building and Loan Association in 1908. The Bank received its federal charter and changed its name to Home Federal Savings and Loan Association in 1950. On November 9, 1983, Home Federal Savings and Loan Association became a federal savings bank and its name was changed to Home Federal Savings Bank. On January 14, 1988, Home Federal Savings Bank converted to stock form and on March 1, 1993, Home Federal Savings Bank reorganized by converting each outstanding share of its common stock into one share of common stock of the Company, thereby causing the Company to be the holding company of Home Federal Savings Bank. On December 31, 2001 the Bank, a member of the Federal Reserve System, completed a charter conversion to an Indiana commercial bank. On September 24, 2002, the Company announced a change in its fiscal year end from June 30 to December 31. On October 22, 2002, Home Federal Savings Bank changed its name to HomeFederal Bank.

On March 1, 2008, HomeFederal Bank changed its name to Indiana Bank and Trust Company. The Bank currently provides services through its main office at 501 Washington Street in Columbus, Indiana, eighteen full service branches located in south central Indiana and the STAR network of automated teller machines at fourteen locations in Seymour, Columbus, North Vernon, Osgood, Salem, Madison, Batesville, Greensburg, Greenwood and Indianapolis. As a result, the Bank serves primarily Bartholomew, Jackson, Jefferson, Jennings, Scott, Ripley, Decatur, Marion, Johnson and Washington Counties in Indiana. The Bank also participates in the nationwide electronic funds transfer networks known as Plus System, Inc. and Cirrus System.

The Company and Old National Bancorp (NYSE:ONB) executed a definitive agreement on January 25, 2012, pursuant to which Old National Bancorp (“ONB”) will acquire the Company through a merger. Under the terms of the merger agreement, which was approved by the boards of both companies, Indiana Community Bancorp shareholders will receive 1.90 shares of ONB common stock for each share of the Company’s common stock held by them. As provided in the merger agreement, the exchange ratio is subject to certain adjustments (calculated prior to closing) under circumstances where the consolidated shareholders’ equity of the Company is below a specified amount, the loan delinquencies of the Company exceed a specified amount or the credit mark for certain loans of the Company falls outside a specified range. The merger agreement and a description of these adjustments are set forth in the Company’s Form 8-K filed with the SEC on January 25, 2012, which is incorporated herein by reference.

The transaction is expected to close in the second quarter of 2012 and is subject to approval by federal and state regulatory authorities and the Company’s shareholders and the satisfaction of the closing conditions provided in the merger agreement. ONB intends, subject to regulatory approval, to fund the redemption of the outstanding preferred stock issued by the Company in connection with its participation in the U. S. Treasury’s Capital Purchase Program under TARP prior to the closing of the transaction. The merger agreement also provides that Indiana Bank and Trust Company will be merged in Old National Bank, ONB’s national bank subsidiary, simultaneously with the merger of the holding companies.

Online banking and telephone banking are also available to Bank customers. Online Banking services, including Online Bill Payment, are accessed through the Company’s website, www.myindianabank.com. In addition to online banking services, the Company also makes available, free of charge at the website, the Company’s annual report on Form 10-K, its proxy statement, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after such material is electronically filed with the SEC. The information on the Company’s website is not incorporated into this Form 10-K.

Management analyzes the operation of Indiana Community Bancorp assuming one operating segment, community banking services. The Bank directly, and through its subsidiaries indirectly, offers a wide range of consumer and commercial community banking services. These services include: (i) residential real estate loans; (ii) commercial and commercial real estate loans; (iii) checking accounts; (iv) regular and term savings accounts and savings certificates; (v) consumer loans; (vi) debit cards; (vii) credit cards; (viii) Individual Retirement Accounts and Keogh plans; (ix) trust services; and (x) commercial demand deposit accounts.

The Bank’s primary source of revenue is interest from lending activities. Its principal lending activity is the origination of commercial real estate loans secured by mortgages on the underlying property and commercial loans through the cultivation of profitable business relationships. These loans constituted 61.5% of the Bank’s loans at December 31, 2011. The Bank also originates one-to-four family residential loans, the majority of which are sold servicing released. At December 31, 2011 one-to-four family residential loans were 12.4% of the Bank’s lending portfolio. In addition, the Bank makes secured and unsecured consumer related loans including consumer auto, second mortgage, home equity, mobile home, and savings account loans. At December 31, 2011, approximately 13.5% of its loans were consumer-related loans. The Bank also makes construction loans, which constituted 5.8% of the Bank’s loans at December 31, 2011.

Loan Portfolio Data

The following two tables set forth the composition of the Bank’s loan portfolio by loan type and security type as of the dates indicated. The third table represents a reconciliation of gross loans receivable after consideration of unearned income and the allowance for loan losses.

	Dec 31, 2011		Dec 31, 2010		Dec 31, 2009		Dec 31, 2008		Dec 31, 2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
TYPE OF LOAN
First mortgage loans:					(Dollars in Thousands)
One-to-four family residential loans	$87,740	12.4%	$86,129	11.5%	$89,611	12.2%	$105,440	13.1%	$124,088	16.6%
Loans on property under construction	40,776	5.8%	53,801	7.2%	67,382	9.1%	96,672	12.1%	92,982	12.4%
Loans on unimproved acreage	48,364	6.8%	14,099	1.9%	1,965	0.3%	1,753	0.2%	2,342	0.3%
Second mortgage, home equity	86,059	12.2%	92,557	12.4%	97,071	13.1%	104,084	13.0%	103,560	13.8%
Commercial, commercial mortgage, and multi-family loans	434,847	61.5%	489,453	65.5%	466,539	63.2%	472,495	59.0%	399,694	53.3%
Consumer loans	1,944	0.3%	2,551	0.3%	3,490	0.5%	4,229	0.5%	4,011	0.5%
Auto loans	5,677	0.8%	7,384	1.0%	9,730	1.3%	14,223	1.8%	20,609	2.7%
Mobile home loans	204	0.0%	269	0.0%	423	0.1%	784	0.1%	1,258	0.2%
Savings accounts loans	1,708	0.2%	1,410	0.2%	1,669	0.2%	1,296	0.2%	1,467	0.2%

Gross loans receivable	$707,319	100.0%	$747,653	100.0%	$737,880	100.0%	$800,976	100.0%	$750,011	100.0%

Type of Security Residential:
One-to-four family	$179,248	25.4%	$184,735	24.7%	$193,857	26.2%	$223,471	27.9%	$245,015	32.7%
Multi-dwelling units	19,940	2.8%	22,726	3.1%	18,893	2.6%	19,954	2.5%	19,597	2.6%
Commercial and commercial real estate	450,234	63.7%	514,479	68.8%	507,853	68.8%	535,266	66.8%	455,712	60.8%
Mobile home	204	0.0%	269	0.0%	423	0.1%	784	0.1%	1,258	0.2%
Savings account	1,708	0.2%	1,410	0.2%	1,669	0.2%	1,296	0.2%	1,467	0.2%
Auto	5,677	0.8%	7,384	1.0%	9,730	1.3%	14,223	1.8%	20,609	2.7%
Other consumer	1,944	0.3%	2,551	0.3%	3,490	0.5%	4,229	0.5%	4,011	0.5%
Land on unimproved acreage	48,364	6.8%	14,099	1.9%	1,965	0.3%	1,753	0.2%	2,342	0.3%

Gross loans receivable	$707,319	100.0%	$747,653	100.0%	$737,880	100.0%	$800,976	100.0%	$750,011	100.0%

Loans Receivable-Net
Gross loans receivable	$707,319	102.2%	$747,653	102.0%	$737,880	101.8%	$800,976	101.1%	$750,011	101.0%
Deduct:
Unearned income	(233)	0.0%	(252)	0.0%	(99)	0.0%	(241)	0.0%	(165)	0.0%
Allowance for loan losses	(14,984)	(2.2%)	(14,606)	(2.0%)	(13,113)	(1.8%)	(8,589)	(1.1%)	(6,972)	(1.0%)

Net loans receivable	$692,102	100.0%	$732,795	100.0%	$724,668	100.0%	$792,146	100.0%	$742,874	100.0%

The following tables summarize the contractual maturities for the Bank’s loan portfolio (including participations) for the fiscal periods indicated and the interest rate sensitivity of loans due after one year:

	Balance				Maturities in Fiscal
	Outstanding				2015	2017	2022	2027
	At Dec 31,				to	to	to	and
	2011	2012	2013	2014	2016	2021	2026	thereafter
Real estate	$449,375	$77,983	$34,917	$46,994	$95,648	$102,183	$19,544	$72,106
Construction loans	40,776	24,575	8,967	0	330	2,221	0	4,683
Commercial loans	121,576	71,361	6,341	8,965	26,847	8,062	0	0
Consumer loans	95,592	2,932	2,729	3,761	8,526	8,206	20,802	48,636

Total	$707,319	$176,851	$52,954	$59,720	$131,351	$120,672	$40,346	$125,425

Interest Rate Sensitivity:

	Due After December 31, 2012
	Fixed	Variable Rate
	Rate	And Balloon
	(Dollars in Thousands)
Real estate	$143,433	$227,959
Construction loans	553	15,648
Commercial loans	28,929	21,286
Consumer loans	36,392	56,268

Total	$209,307	$321,161

Residential Mortgage Loans

The Bank is authorized to make one-to-four family residential loans without any limitation as to interest rate amount (within State usury laws) or number of interest rate adjustments. Pursuant to federal regulations, if the interest rate is adjustable, the interest rate must be correlated with changes in a readily verifiable index. The Bank also makes residential and commercial mortgage loans secured by mid-size multi-family dwelling units and apartment complexes. The residential mortgage loans included in the Bank’s portfolio are primarily conventional loans. As of December 31, 2011, $93.8 million, or 13.3%, of the Bank’s total loan portfolio consisted of residential first mortgage loans, $87.7 million, or 12.4%, of which were secured by one-to-four family homes.

Many of the residential mortgage loans currently offered by the Bank have adjustable rates. These loans generally have interest rates that adjust (up or down) annually, with maximum rates that vary depending upon when the loans are written and contractual floors and ceilings. The adjustment for the majority of these loans is currently based upon the weekly average of the one-year Treasury constant maturity rate.

The rates offered on the Bank’s adjustable-rate and fixed-rate residential mortgage loans are competitive with the rates offered by other financial institutions in its south central and central Indiana market area.

Although the Bank’s residential mortgage loans are written for amortization terms up to 30 years, due to prepayments and refinancing, its residential mortgage loans in the past have generally remained outstanding for a substantially shorter period of time than the maturity terms of the loan contracts. Any conventional residential mortgage loan which has a loan-to-value ratio in excess of 80% requires credit enhancement in the form of private mortgage insurance.

All of the residential mortgages the Bank currently originates include “due on sale” clauses, which give the Bank the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. The Bank utilizes the due on sale clause as a means of protecting the funds loaned by insuring payoff on sale of the property collateralizing the loan.

Under applicable banking policies, the Bank must establish loan-to-value ratios consistent with supervisory loan-to-value limits. The supervisory limits are 65% for raw land loans, 75% for land development loans, 80% for construction loans consisting of commercial, multi-family and other non-residential construction, and 85% for improved property. Multi-family construction includes condominiums and cooperatives. A loan-to-value limit has been established at 90% total loan-to-value for permanent mortgage or home equity loans on owner-occupied one-to-four family residential property. However, if for any reason a loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral. The Board of Directors of the Bank approved a set of loan-to-value ratios consistent with these supervisory limits.

It may be appropriate in individual cases to originate loans with loan-to-value ratios in excess of the FDIC limits based on the support provided by other credit factors. The aggregate amount of all loans in excess of these limits should not exceed 100% of total capital. Moreover, loans for all commercial, agricultural, multi-family or other non-one-to-four family residential properties in excess of the FDIC limits should not exceed 30% of total capital. As of December 31, 2011, the Bank was in compliance with the above limits.

Commercial and Commercial Mortgage Loans

At December 31, 2011, 56.0% of the Bank’s total loan portfolio consisted of mortgage loans secured by commercial real estate. Commercial construction and development loans were 5.0% of the total loan portfolio. These properties consisted primarily of condominiums, multi-family housing, office buildings, warehouses, motels, shopping centers, nursing homes, manufacturing plants, and churches located in central or south central Indiana. The commercial mortgage loans are generally adjustable-rate loans, written for terms not exceeding 10 years, and generally require an 80% loan-to-value ratio. Commitments for these loans in excess of $5.0 million must be approved in advance by the Bank’s Board of Directors. The largest such loan as of December 31, 2011 had a balance of $10.1 million. At that date, virtually all of the Bank’s commercial real estate loans consisted of loans secured by real estate located in Indiana.

Collateral for the Bank’s commercial loans includes accounts receivable, inventory, equipment, real estate, other fixed assets, and securities. Terms of these loans are normally for up to five years and have adjustable rates tied to the reported prime rate and treasury indexes. As of December 31, 2011, $121.6 million, or 17.2% of the Bank’s total loan portfolio, consisted of commercial loans.

Generally, commercial and commercial mortgage loans involve greater risk to the Bank than residential loans. However, commercial and commercial mortgage loans generally carry a higher yield and are made for a shorter term than residential loans. Commercial and commercial mortgage loans typically involve large loan balances to single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related project and thus may be subject to adverse conditions in the real estate market or in the general economy.

Construction Loans

The Bank offers conventional short-term construction loans. At December 31, 2011, 5.8% of the Bank’s total loan portfolio consisted of construction loans. Normally, a 95% or lower loan-to-value ratio is required from owner-occupants of residential property, an 80% loan-to-value ratio is required from persons building residential property for sale or investment purposes, and an 80% loan-to-value ratio is required for commercial property. Construction loans are also made to builders and developers for the construction of residential or commercial properties on a to-be-occupied or speculative basis. Construction normally must be completed in six to nine months for residential loans. The largest such loan on December 31, 2011 was $8.2 million.

Consumer Loans

Consumer-related loans, consisting of second mortgage and home equity loans, mobile home loans, automobile loans, loans secured by savings accounts and other consumer loans were $95.6 million on December 31, 2011 or approximately 13.5% of the Bank’s total loan portfolio.

Second mortgage loans are made for terms of 1 - 20 years, and are fixed-rate, fixed term or variable-rate line of credit loans. The Bank’s minimum for such loans is $5,000. The Bank will lend up to 90% of the appraised value based on the product and borrower qualifications of the property, less the existing mortgage amount(s). As of December 31, 2011, the Bank had $23.3 million of second mortgage loans, which equaled 3.3% of its total loan portfolio. The Bank markets home equity credit lines, which are adjustable-rate loans. As of December 31, 2011, the Bank had $62.7 million drawn on its home equity credit lines, or 8.9% of its total loan portfolio, with $38.5 million of additional credit available to its borrowers under existing home equity credit lines.

Automobile loans are generally made for terms of up to six years. The vehicles are required to be for personal or family use only. As of December 31, 2011, $5.7 million, or 0.8%, of the Bank’s total loan portfolio consisted of automobile loans.

As of December 31, 2011, $204,000 of the Bank’s total loan portfolio consisted of mobile home loans. The Bank discontinued the origination of mobile home loans during the year 2008.

Loans secured by savings account deposits may be made up to 95% of the pledged savings collateral at a rate 2% above the rate of the pledged savings account or a rate equal to the Bank’s highest seven-year certificate of deposit rate, whichever is higher. The loan rate will be adjusted as the rate for the pledged savings account changes. As of December 31, 2011, $1.7 million, or 0.2%, of the Bank’s total loan portfolio consisted of savings account loans.

Although consumer-related loans generally involve a higher level of risk than one-to-four family residential mortgage loans, their relatively higher yields, lower average balance, and shorter terms to maturity are helpful in the Bank’s asset/liability management.

Origination, Purchase and Sale of Loans

The Bank originates residential loans in conformity with standard underwriting criteria of the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Bank (“FHLB”), to assure maximum eligibility for possible resale in the secondary market. Although the Bank currently has authority to lend anywhere in the United States, it has confined its loan origination activities primarily to the central and south central Indiana area. The Bank’s loan originations are generated primarily from referrals from real estate brokers, builders, developers and existing customers, newspaper, radio and periodical advertising, the internet and walk-in customers. The Bank’s loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan.

The Bank studies the employment, credit history, and information on the historical and projected income and expenses of its individual mortgagors to assess their ability to repay its mortgage loans. Additionally, the Bank utilizes Freddie Mac’s Loan Prospector and Fannie Mae’s Desktop Underwriter as origination, processing, and underwriting tools. It uses independent appraisers to appraise the property securing its loans. It requires title insurance evidencing the Bank’s valid lien on its mortgaged real estate and a mortgage survey or survey coverage on all first mortgage loans and on other loans when appropriate. The Bank requires fire and extended coverage insurance in amounts at least equal to the value of the insurable improvements or the principal amount of the loan, whichever is lower. It may also require flood insurance to protect the property securing its interest. When private mortgage insurance is required, borrowers must make monthly payments to an escrow account from which the Bank makes disbursements for taxes and insurance. Otherwise, such escrow arrangements are optional.

The procedure for approval of loans on property under construction is the same as for residential mortgage loans, except that the appraisal obtained evaluates the building plans, construction specifications and estimates of construction costs, in conjunction with the land value. The Bank also evaluates the feasibility of the construction project and the experience and track record of the builder or developer.

Consumer loans are underwritten on the basis of the borrower’s credit history and an analysis of the borrower’s income and expenses, ability to repay the loan and the value of the collateral, if any.

In order to generate loan fee income and recycle funds for additional lending activities, the Bank seeks to sell loans in the secondary market. Loan sales can enable the Bank to recognize significant fee income and to reduce interest rate risk while meeting local market demand. The Bank sold $83.8 million of loans in the fiscal year ended December 31, 2011. The Bank’s current lending policy is to sell all conforming residential mortgage loans. Typically the Bank retains loans that are non salable, non owner occupied, or in construction in its portfolio. The Bank may sell participating interests in commercial real estate loans in order to share the risk with other lenders. Mortgage loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. Loans are sold with the servicing released on conforming loans, Veteran’s Administration (“VA”), Federal Housing Administration (“FHA”) and Indiana Housing Finance Authority (“IHFA”) loans.

Management believes that purchases of loans and loan participations may be desirable and evaluates potential purchases as opportunities arise. Such purchases can enable the Bank to take advantage of favorable lending markets in other parts of the state, diversify its portfolio and limit origination expenses. Any participation it acquires in commercial real estate loans requires a review of financial information on the borrower, a review of the appraisal on the property by a local designated appraiser, an inspection of the property by a senior loan officer, and a financial analysis of the loan. The seller generally performs servicing of loans purchased. At December 31, 2011, others serviced approximately 1.2%, or $8.6 million, of the Bank’s gross loan portfolio.

The following table shows loan activity for the Bank during the periods indicated (dollars in thousands):

	Dec 31, 2011	Dec 31, 2010	Dec 31, 2009
Gross loans receivable at beginning of period	$747,653	$737,880	$800,976

Loans Originated:
Mortgage loans and contracts:
Construction loans:
Residential	9,177	12,215	19,386
Commercial	8,184	15,566	11,897
Permanent loans:
Residential	35,310	32,825	39,617
Commercial	45,830	52,389	38,207
Refinancing	57,619	65,552	128,326
Other	4,046	7,280	924

Total mortgage loans and contracts	160,166	185,827	238,357
Commercial	204,118	153,663	84,649
Consumer	8,312	8,911	10,374

Total loans originated	372,596	348,401	333,380
Loans purchased:
Commercial	359	748	16,113

Total loans originated and purchased	372,955	349,149	349,493
Real estate loans sold	83,813	90,039	185,909
Loan repayments and other deductions	329,476	249,337	226,680

Total loans sold, loan repayments and other deductions	413,289	339,376	412,589
Net loan activity	(40,334)	9,773	(63,096)

Gross loans receivable at end of period	707,319	747,653	737,880
Unearned Income and Allowance for Loan Losses	(15,217)	(14,858)	(13,212)

Net loans receivable at end of period	$692,102	$732,795	$724,668

A commercial bank generally may not make any loan to a borrower or its related entities if the total of all such loans by the commercial bank exceeds 15% of its capital (plus up to an additional 10% of capital in the case of loans fully collateralized by readily marketable collateral). The maximum amount that the Bank could have loaned to one borrower and the borrower’s related entities at December 31, 2011 under the 15% of capital limitation was $16.3 million. At that date, the highest outstanding balance of loans by the Bank to one borrower and related entities was approximately $13.3 million, an amount within such loans-to-one borrower limitations.

Origination and Other Fees

The Bank realizes income from loan related fees for originating loans, collecting late charges and fees for other miscellaneous loan services. The Bank charges origination fees that range from 0% to 1.0% of the loan amount. The Bank also charges processing fees of $150 to $225, underwriting fees from $0 to $150 and a $200 fee for any loan closed by the Bank personnel. In addition, the Bank makes discount points available to customers for the purpose of obtaining a discounted interest rate. The points vary from loan to loan and are quoted on an individual basis. The Bank amortizes costs and fees associated with originating a loan over the life of the loan as an adjustment to the yield earned on the loan. Late charges are assessed fifteen days after payment is due.

Non-performing Assets

The Bank assesses late charges on real estate related loans if a payment is not received by the 15th day following its due date. Any borrower whose payment was not received by this time is mailed a past due notice. At the same time the notice is mailed, the delinquent account is downloaded to a PC- based collection system and assigned to a specific collector. Initial attempts at contact are made by branch personnel. The collector will attempt to make contact with the customer via a phone call to resolve any problem that might exist. If contact by phone is not possible, mail, in the form of preapproved form letters, will be used commencing on the 30th day following a specific due date. Between the 30th and 45th day following any due date, or at the time a second payment has become due, if no contact has been made with the customer, a personal visit will be conducted by a Collection Department employee or the Loan Liquidation Specialist to interview the customer and inspect the property to determine the borrower’s ability to repay the loan. Prompt follow up is a goal of the Collection Department with any and all delinquencies.

When an advanced stage of delinquency appears (generally around the 60th day of delinquency) and if repayment cannot be expected within a reasonable amount of time, the Bank will make a determination of how to proceed to protect the interests of both the customer and the Bank. It may be necessary for the borrower to attempt to sell the property at the Bank’s request. If a resolution cannot be arranged, the Bank will consider avenues necessary to obtain title to the property which includes foreclosure and/or accepting a deed-in-lieu of foreclosure, whichever may be most appropriate. However, the Bank attempts to avoid taking title to the property if at all possible.

The Bank has acquired certain real estate in lieu of foreclosure by acquiring title to the real estate and then reselling it. The Bank performs an updated title check of the property and, if needed, an appraisal on the property before accepting such deeds.

On December 31, 2011, the Bank held $5.7 million of real estate and other repossessed collateral acquired as a result of foreclosure, voluntary deed, or other means. Such assets are classified as “real estate owned” until sold. When property is so acquired, it is recorded at fair market value less estimated cost to sell at the date of acquisition, and any subsequent write down resulting from this is charged to losses on real estate owned. Interest accrual ceases on the date of acquisition. All costs incurred from the acquisition date in maintaining the property are expensed. Significant improvements made in the property that will have a documented positive effect in value may be capitalized.

Consumer loan borrowers who fail to make payments are contacted promptly by the Collection Department in an effort to cure any delinquency. A notice of delinquency is sent 10 days after any specific due date when no payment has been received. The delinquent account is downloaded to a PC-based collection system and assigned to a specific collector. Initial attempts at contact are made by branch personnel. The loan collector will then attempt to contact the borrower via a phone call after the 30th day of delinquency if satisfactory arrangements for resolution have not been previously agreed upon.

Continued follow-up in the form of phone calls, letters, and personal visits (when necessary) will be conducted to resolve delinquency. If a consumer loan delinquency continues and advances to the 60-90 days past due status, a determination will be made by the Bank on how to proceed. When a consumer loan reaches 90 days past due, the Bank determines the loan-to-value ratio by performing an inspection of the collateral (if any). The Bank may initiate action to obtain the collateral (if any), or collect the debt through available legal remedies. Collateral obtained as a result of loan default is retained by the Bank as an asset until sold or otherwise disposed.

The table below sets forth the amounts and categories of the Bank’s non-performing assets (non-accrual loans, loans past due 90 days or more, real estate owned and other repossessed assets) for the last five years. It is the policy of the Bank that all earned but uncollected interest on conventional loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible, for any portion that is due but uncollected for a period in excess of 90 days. The determination is based upon factors such as the loan amount outstanding as a percentage of the appraised value of the property and the delinquency record of the borrower.

	Dec 31, 2011	Dec 31, 2010	Dec 31, 2009	Dec 31, 2008	Dec 31, 2007
	(Dollars in Thousands)
Non-performing Assets:
Loans:
Non-accrual	$33,971	$20,278	$19,889	$22,534	$10,516
Past due 90 days or more and still accruing	87	92	1,410	518	64
Restructured loans	3,082	9,684	499	1,282	874

Total non-performing loans	37,140	30,054	21,798	24,334	11,454
Real estate owned, net (1)	5,734	4,379	12,603	3,335	286
Other repossessed assets, net	2	10	24	44	25

Total non-performing assets (2)	$42,876	$34,443	$34,425	$27,713	$11,765

Total non-performing assets to total assets	4.35%	3.30%	3.41%	2.86%	1.29%
Non-performing loans with uncollected interest	$33,971	$20,278	$20,388	$23,494	$10,986

(1)	Refers to real estate acquired by the Bank through foreclosure or voluntary deed foreclosure, net of reserve.

(2)	At December 31, 2011, 2.2% of the Bank’s non-performing assets consisted of residential mortgage loans, 0.6% consisted of home equities/second mortgages, 70.2% consisted of commercial real estate loans, 6.2% consisted of commercial loans, 0.2% consisted of consumer-related loans, 7.2% consisted of restructured loans, 0.5% consisted of residential real estate owned, and 12.9% consisted of commercial real estate owned.

The principal balance of loans on nonaccrual status totaled approximately $34.0 million at December 31, 2011 and $20.3 million at December 31, 2010. The Company would have recorded interest income of $2.5 million and $1.7 million for the years ended December 31, 2011 and 2010 if loans on non-accrual status had been current in accordance with their original terms. Actual interest collected and recognized was $284,000 and $319,000 for the years ended December 31, 2011 and 2010 respectively. The principal balance of loans 90 days past due and still accruing totaled $87,000 and $92,000 at December 31, 2011 and 2010, respectively. The Bank agreed to modify the terms of certain loans to customers who were experiencing financial difficulties. Loans modified in troubled debt restructurings (TDRs) included forgiveness of interest, reduced interest rates or extensions of the loan term. The principal balance at December 31, 2011 and December 31, 2010 on these troubled debt restructured loans was $3.1 million and $9.7 million, respectively. For more information on the Company’s impaired loans and TDRs see Note 3 to the Company’s consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

Securities

The Bank’s investment portfolio consists primarily of mortgage-backed securities, collateralized mortgage obligations, U.S. Treasury obligations, U.S. Government agency obligations, corporate debt and municipal bonds. At December 31, 2011, December 31, 2010 and December 31, 2009, the Bank had approximately $180.8 million, $226.5 million and $153.3 million in investments, respectively.

The Bank’s investment portfolio is managed by its officers in accordance with an investment policy approved by the Board of Directors. The Board reviews all transactions and activities in the investment portfolio on a quarterly basis. The Bank does not purchase corporate debt securities which are not rated in one of the top four investment grade categories by one of several generally recognized independent rating agencies. The Bank’s investment strategy has enabled it to (i) shorten the average term to maturity of its assets, (ii) improve the yield on its investments, (iii) meet federal liquidity requirements and (iv) maintain liquidity at a level that assures the availability of adequate funds.

Effective March 31, 2002, the Bank transferred the management of approximately $90 million in securities to its wholly-owned subsidiary, Home Investments, Inc. Home Investments, Inc., a Nevada corporation, holds, services, manages, and invests that portion of the Bank’s investment portfolio as may be transferred from time to time by the Bank to Home Investments, Inc. Home Investments, Inc’s investment policy mirrors that of the Bank. At December 31, 2011, of the $180.8 million in consolidated investments owned by the Bank, $154.1 million was held by Home Investments, Inc.

Source of Funds

General

Deposits have traditionally been the primary source of funds of the Bank for use in lending and investment activities. In addition to deposits, the Bank derives funds from loan amortization, prepayments, borrowings from the FHLB of Indianapolis and income on earning assets. While loan amortization and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, money market conditions and levels of competition. Borrowings may be used to compensate for reductions in deposits or deposit inflows at less than projected levels and may be used on a longer-term basis to support expanded activities. See “Source of Funds -- Borrowings.”

Deposits

Consumer and commercial deposits are attracted principally from within the Bank’s primary market area through the offering of a broad selection of deposit instruments including checking accounts, fixed-rate certificates of deposit, NOW accounts, individual retirement accounts, health savings accounts, savings accounts and commercial demand deposit accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. To attract funds, the Bank may pay higher rates on larger balances within the same maturity class.

Under regulations adopted by the FDIC, well-capitalized insured depository institutions (those with a ratio of total capital to risk-weighted assets of not less than 10%, with a ratio of core capital to risk-weighted assets of not less than 6%, with a ratio of core capital to total assets of not less than 5% and which have not been notified that they are in troubled condition) may accept brokered deposits without limitations. Undercapitalized institutions (those that fail to meet minimum regulatory capital requirements) are prohibited from accepting brokered deposits. Adequately capitalized institutions (those that are neither well-capitalized nor undercapitalized) are prohibited from accepting brokered deposits unless they first obtain a waiver from the FDIC. Under these standards, the Bank would be deemed a well-capitalized institution. At December 31, 2011, the Bank had no brokered deposits.

An undercapitalized institution may not solicit deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits (i) in such institution’s normal market areas or (ii) in the market area in which such deposits would otherwise be accepted.

The Bank on a periodic basis establishes interest rates to be paid, maturity terms, service fees and withdrawal penalties. Determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, federal regulations, and market area of solicitation.

The following table sets forth, by nominal interest rate categories, the composition of deposits of the Bank at the dates indicated:

	Dec 31, 2011	Dec 31, 2010	Dec 31, 2009
		(Dollars in Thousands)
Non-interest bearing and below 2.00%	$793,659	$692,974	$568,127
2.00% to 2.99%	44,677	100,734	120,538
3.00% to 3.99%	7,042	23,962	52,966
4.00% to 4.99%	17,563	33,686	96,021
5.00% to 5.99%	402	1,987	2,653

Total	$863,343	$853,343	$840,305

The following table sets forth the change in dollar amount of deposits in the various accounts offered by the Bank for the periods indicated:

DEPOSIT ACTIVITY
(Dollars in Thousands)
	Balance at Dec 31, 2011	% of Deposits	Increase (Decrease)	Balance at Dec 31, 2010	% of Deposits	Increase (Decrease)	Balance at Dec 31, 2009	% of Deposits	Increase (Decrease)
Withdrawable:
Non-interest bearing	$103,864	12.0%	$17,439	$86,425	10.1%	$5,487	$80,938	9.6%	$9,212
Statement savings	52,181	6.1%	6,417	45,764	5.4%	3,244	42,520	5.1%	1,658
Money market savings	222,229	25.7%	(2,153)	224,382	26.3%	17,293	207,089	24.6%	50,589
Checking	222,314	25.8%	44,701	177,613	20.8%	7,387	170,226	20.3%	59,282

Total Withdrawable	600,588	69.6%	66,404	534,184	62.6%	33,411	500,773	59.6%	120,741

Certificates:
Less than one year	23,173	2.7%	(19,957)	43,130	5.0%	(1,186)	44,316	5.3%	(103,777)
12 to 23 months	45,957	5.3%	(13,832)	59,789	7.0%	(32,743)	92,532	11.0%	67,612
24 to 35 months	115,171	13.3%	(7,725)	122,896	14.4%	(14,570)	137,466	16.3%	46,946
36 to 59 months	62,526	7.2%	(13,920)	76,446	9.0%	30,400	46,046	5.5%	11,274
60 to 120 months	15,928	1.9%	(970)	16,898	2.0%	(2,274)	19,172	2.3%	(13,130)

Total certificate accounts	262,755	30.4%	(56,404)	319,159	37.4%	(20,373)	339,532	40.4%	8,925

Total deposits	$863,343	100.0%	$10,000	$853,343	100.0%	$13,038	$840,305	100.0%	$129,666

The following table represents, by various interest rate categories, the amount of deposits maturing during each of the three years following December 31, 2011, and the percentage of such maturities to total deposits. Matured certificates which have not been renewed as of December 31, 2011 have been allocated based upon certain rollover assumptions.

DEPOSITS MATURITIES
(Dollars in Thousands)
	0.99% or less	1.00% to 1.99%	2.00% to 2.99%	3.00% to 3.99%	4.00% to 4.99%	Over 5.00%	Total	Percent of Total
Certificate accounts maturing in the year ending:
December 31, 2012	$62,864	$68,005	$6,204	$2,077	$16,869	$402	$156,421	59.5%
December 31, 2013	26,178	25,419	6,417	4,098	368	0	62,480	23.8%
December 31, 2014	1,748	3,757	28,585	432	302	0	34,824	13.3%
Thereafter	59	5,041	3,471	435	24	0	9,030	3.4%

Total	$90,849	$102,222	$44,677	$7,042	$17,563	$402	$262,755	100.0%

Included in the deposit totals in the above table are savings certificates of deposit with balances exceeding $100,000. The majority of these deposits are from regular customers of the Bank. The following table provides a maturity breakdown at December 31, 2011, of certificates of deposits with balances greater than $100,000, by various interest rate categories.

ACCOUNTS GREATER THAN $100,000
(Dollars in Thousands)
	0.99% or less	1.00% to 1.99%	2.00% to 2.99%	3.00% to 3.99%	4.00% to 4.99%	Total	Percent of Total
Certificate accounts maturing in the year ending:
December 31, 2012	$15,301	$23,157	$1,644	$765	$6,066	$46,933	58.7%
December 31, 2013	6,762	8,942	1,627	1,344	0	18,675	23.4%
December 31, 2014	419	571	10,031	190	100	11,311	14.1%
Thereafter	0	1,947	928	199	0	3,074	3.8%

Total	$22,482	$34,617	$14,230	$2,498	$6,166	$79,993	100.0%

Borrowings

The Bank relies upon advances (borrowings) from the FHLB of Indianapolis to supplement its supply of lendable funds, meet deposit withdrawal requirements and to extend the term of its liabilities. This facility has historically been the Bank’s major source of borrowings. Advances from the FHLB of Indianapolis are typically secured by the Bank’s stock in the FHLB of Indianapolis, a portion of the Bank’s investment securities and a portion of the Bank’s mortgage loans.

Each FHLB credit program has its own interest rate, which may be fixed or variable, and a range of maturities. Subject to the express limits in FIRREA, the FHLB of Indianapolis may prescribe the acceptable uses to which these advances may be put, as well as limitations on the size of the advances and repayment provisions. At December 31, 2011, the Bank had no advances outstanding from the FHLB of Indianapolis.

On September 15, 2006, the Company entered into several agreements providing for the private placement of $15,000,000 of Capital Securities due September 15, 2036 (the “Capital Securities”). The Capital Securities were issued by the Company’s Delaware trust subsidiary, Home Federal Statutory Trust I (the “Trust”), to JP Morgan Chase formerly Bear, Sterns & Co., Inc. (the “Purchaser”). The Company bought $464,000 in Common Securities (the “Common Securities”) from the Trust. The proceeds of the sale of Capital Securities and Common Securities were used by the Trust to purchase $15,464,000 in principal amount of Junior Subordinated Debt Securities (the “Debentures”) from the Company pursuant to an Indenture (the “Indenture”) between the Company and Bank of America National Association, as trustee (the “Trustee”).

The Common Securities and Capital Securities will mature in 30 years, will require quarterly distributions and will bear a floating variable rate equal to the prevailing three-month LIBOR rate plus 1.65% per annum. Interest on the Capital Securities and Common Securities is payable quarterly in arrears each December 15, March 15, June 15 and September 15. The Company may redeem the Capital Securities and the Common Securities, in whole or in part, without penalty upon the occurrence of certain events described below with the payment of a premium upon redemption.

ONB, purusant to its previously reported merger agreement with the Company, has agreed to assume the Debentures at the closing of the merger.

The Debentures bear interest at the same rate and on the same dates as interest is payable on the Capital Securities and the Common Securities. The Company has the option, as long as it is not in default under the Indenture, at any time and from time to time, to defer the payment of interest on the Debentures for up to twenty consecutive quarterly interest payment periods. During any such deferral period, or while an event of default exists under the Indenture, the Company may not declare or pay dividends or distributions on, redeem, purchase, or make a liquidation payment with respect to, any of its capital stock, or make payments of principal, interest or premium on, or repay or repurchase, any other debt securities that rank equal or junior to the Debentures, subject to certain limited exceptions.

The Debentures mature 30 years after their date of issuance, and can be redeemed in whole or in part by the Company, without penalty. The Company may also redeem the Debentures upon the occurrence of a “capital treatment event,” an “investment company event” or a “tax event” as defined in the Indenture. The payment of principal and interest on the Debentures is subordinate and subject to the right of payment of all “Senior Indebtedness” of the Company as described in the Indenture.

Effective February 2, 2009, the Company entered into a credit agreement with Cole Taylor Bank under which the Company has the authority to borrow, repay and reborrow, up to $5 million during a period ending September 13, 2012, none of which was used as of December 31, 2011 or 2010. The Company also has a sub-limit of $2 million available under the line for the issuance of letters of credit. Advances are to bear interest at a floating variable rate equal to the prevailing three-month LIBOR rate plus 3.50% per annum (4.1% on December 31, 2011); in no event shall the rate be less than 5.0%. Interest is payable quarterly and the repayment of advances is secured by a pledge of the Bank’s capital stock. Prior to the closing of the previously announced merger of the Company into ONB, the Company expects to terminate this credit agreement.

The Company has a $15.0 million overdraft line of credit with the Federal Home Loan Bank none of which was used as of December 31, 2011. The line of credit had a balance of $12.1 million as of December 31, 2010. The line of credit accrues interest at a variable rate (0.4% on December 31, 2011). The Company also had letters of credit for $3.6 million and $4.0 million, as of December 31, 2011 and 2010, respectively, none of which was used as of either year end.

The following table sets forth the maximum amount of each category of short-term borrowings (borrowings with remaining maturities of one year or less) outstanding at any month-end during the periods shown and the average aggregate balances of short-term borrowings for such periods.

	Year Ended	Year Ended	Year Ended
(Dollars in Thousands)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2009
FHLB overnight borrowings	$11,305	12,088	0
FHLB advances	$10,000	$12,000	$19,500
Average amount of total short-term borrowings outstanding	$6,690	$849	$19,652

No short-term FHLB advances were outstanding at December 31, 2011, December 31, 2010 and December 31, 2009.

Subsidiaries and Other Operations

The Bank organized a subsidiary under Nevada law, Home Investments, Inc., (“HII”). Effective March 31, 2002, the Bank transferred the management of approximately $90 million in securities to HII. Home Investments, Inc. holds, services, manages, and invests that portion of the Bank’s investment portfolio as may be transferred from time to time by the Bank to HII. Home Investments Inc.’s, investment policy mirrors that of the Bank. At December 31, 2011, of the $180.08 million in consolidated investments owned by the Bank, $154.1 million was held by Home Investments, Inc.

HomeFed Financial Corp, (“HFF”), a wholly-owned subsidiary of the Company was merged with the Company during 2010. At December 31, 2009, the Company’s aggregate investment in HFF consisted of $722,000 in a cash account.

Employees

As of December 31, 2011, the Company employed 200 persons on a full-time basis and 36 persons on a part-time or temporary basis. None of the Company’s employees are represented by a collective bargaining group. Management considers its employee relations to be excellent.

Competition

The Bank operates in south central Indiana and makes almost all of its loans to, and accepts almost all of its deposits from, residents of Bartholomew, Jackson, Jefferson, Jennings, Johnson, Scott, Ripley, Washington, Decatur and Marion counties in Indiana.

The Bank is subject to competition from various financial institutions, including state and national banks, state and federal thrift associations, credit unions and other companies or firms, including brokerage houses, that provide similar services in the areas of the Bank’s home and branch offices. Also, in Seymour, Columbus, North Vernon, Batesville, and the Greenwood area, the Bank must compete with banks and savings institutions in Indianapolis. To a lesser extent, the Bank competes with financial and other institutions in the market areas surrounding Cincinnati, Ohio and Louisville, Kentucky. The Bank also competes with money market funds that currently are not subject to reserve requirements, and with insurance companies with respect to its Individual Retirement and annuity accounts.

Under current law, bank holding companies may acquire thrifts. Thrifts may also acquire banks under federal law. Affiliations between banks and thrifts based in Indiana have increased the competition faced by the Bank and the Company. See “Branching and Acquisitions.”

The Gramm-Leach-Bliley Act allows insurers and other financial service companies to acquire banks; removes various restrictions that previously applied to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. These provisions in the Act may increase the level of competition the Bank faces from securities firms and insurance companies.

The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that are not readily predictable.

REGULATION

Both the Company and the Bank operate in highly regulated environments and are subject to supervision, examination and regulation by several governmental regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), and the Indiana Department of Financial Institutions (the “DFI”). The laws and regulations established by these agencies are generally intended to protect depositors, not shareholders. Changes in applicable laws, regulations, governmental policies, income tax laws and accounting principles may have a material effect on the Company’s business and prospects. The following summary is qualified by reference to the statutory and regulatory provisions discussed.

Indiana Community Bancorp

The Bank Holding Company Act. Because the Company owns all of the outstanding capital stock of the Bank, it is registered as a bank holding company under the federal Bank Holding Company Act of 1956 and is subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require.

Investments, Control, and Activities. With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before acquiring another bank holding company or acquiring more than 5% of the voting shares of a bank (unless it already owns or controls the majority of such shares).

Bank holding companies are prohibited, with certain limited exceptions, from engaging in activities other than those of banking or of managing or controlling banks. They are also prohibited from acquiring or retaining direct or indirect ownership or control of voting shares or assets of any company which is not a bank or bank holding company, other than subsidiary companies furnishing services to or performing services for their subsidiaries, and other subsidiaries engaged in activities which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be incidental to these operations. The Bank Holding Company Act does not place territorial restrictions on such nonbank activities.

The Gramm-Leach Bliley Act of 1999 allows a bank holding company to qualify as a “financial holding company” and, as a result, be permitted to engage in a broader range of activities that are “financial in nature” and in activities that are determined to be incidental or complementary to activities that are financial in nature. The Gramm-Leach-Bliley Act amends the Bank Holding Company Act of 1956 to include a list of activities that are financial in nature, and the list includes activities such as underwriting, dealing in and making a market in securities, insurance underwriting and agency activities and merchant banking. The Federal Reserve is authorized to determine other activities that are financial in nature or incidental or complementary to such activities. The Gramm-Leach-Bliley Act also authorizes banks to engage through financial subsidiaries in certain of the activities permitted for financial holding companies.

In order for a bank holding company to engage in the broader range of activities that are permitted by the Gramm-Leach-Bliley Act (1) all of its depository institutions must be well capitalized and well managed and (2) it must file a declaration with the Federal Reserve that it elects to be a “financial holding company.” In addition, to commence any new activity permitted by the Gramm-Leach-Bliley Act, each insured depository institution of the financial holding company must have received at least a “satisfactory” rating in its most recent examination under the Community Reinvestment Act. The Company is not currently a financial holding company.

Dividends. The Federal Reserve’s policy is that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The Federal Reserve issued a letter dated February 24, 2009, to bank holding companies providing that it expects bank holding companies to consult with it in advance of declaring dividends that could raise safety and soundness concerns (i.e., such as when the dividend is not supported by earnings or involves a material increase in the dividend rate) and in advance of repurchasing shares of common or preferred stock. Additionally, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Furthermore, at the request of the Federal Reserve, the Company’s Board of Directors has adopted resolutions requiring the approval of the Federal Reserve before the Company declares dividends. Requests for the approval of any such dividend must be filed with the Federal Reserve at least 30 days before the proposed dividend declaration date.

Source of Strength. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. For this purpose, “source of financial strength” means the Company’s ability to provide financial assistance to the Bank in the event of the Bank’s financial distress.

Indiana Bank and Trust Company

General Regulatory Supervision. The Bank as an Indiana commercial bank and a member of the Federal Reserve System is subject to examination by the DFI and the Federal Reserve. The DFI and the Federal Reserve regulate or monitor virtually all areas of the Bank’s operations. The Bank must undergo regular on-site examinations by the Federal Reserve and DFI and must submit periodic reports to the Federal Reserve and the DFI.

Lending Limits. Under Indiana law, the Bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. At December 31, 2011, the Bank did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits.

Deposit Insurance. Deposits in the Bank are insured by the Deposit Insurance Fund of the FDIC up to a maximum amount, which is generally $250,000 per depositor, subject to aggregation rules. The Bank is subject to deposit insurance assessments by the FDIC pursuant to its regulations establishing a risk-related deposit insurance assessment system, based upon the institution’s capital levels and risk profile. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk-weighted categories based on supervisory evaluations, regulatory capital levels, and certain other factors with less risky institutions paying lower assessments. An institution’s initial assessment rate depends upon the category to which it is assigned. There are also adjustments to a bank’s initial assessment rates based on levels of long-term unsecured debt, secured liabilities in excess of 25% of domestic deposits and, for certain institutions, brokered deposit levels. For 2010, initial assessments for depository institutions ranged from 12 to 45 basis points of assessable deposits, and the Bank paid assessments at the rate of 21 basis points for each $100 of insured deposits. For the first two quarters of 2011, the Bank paid assessments at the rate of 21 basis points for each $100 of insured deposits. For the second two quarters, the Bank paid assessments at the rate of 14 basis points for each $100 of insured deposits.

The Bank is also subject to assessment for the Financing Corporation (FICO) to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. These assessments will continue until the FICO bonds are repaid between 2017 and 2019. During 2011, the FICO assessment rate ranged between 0.68 and 1.02 basis points for each $100 of insured deposits per quarter. For the first quarter of 2012, the FICO assessment rate is 0.66 basis points. The Bank expensed deposit insurance assessments (including the FICO assessments) of $1.5 million during the year ended December 31, 2011. Future increases in deposit insurance premiums or changes in risk classification would increase the Bank’s deposit related costs.

On December 20, 2009, banks were required to pay the fourth quarter FDIC assessment and to prepay estimated insurance assessments for the years 2010 through 2012 on that date. The pre-payment did not affect the Bank’s earnings on that date. The Bank paid an aggregate of $5.5 million in premiums on December 30, 2009, $4.8 million of which constituted prepaid premiums.

Under the Dodd-Frank Act, the FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund at no less than 1.35%, and must achieve the 1.35% designated reserve ratio by September 30, 2020. The FDIC must offset the effect of the increase in the minimum designated reserve ratio from 1.15% to 1.35% on insured depository institutions of less than $10 billion, and may declare dividends to depository institutions when the reserve ratio at the end of a calendar quarter is at least 1.5%, although the FDIC has the authority to suspend or limit such permitted dividend declarations. In December, 2010, the FDIC adopted a final rule setting the designated reserve ratio for the deposit insurance fund at 2% of estimated insured deposits.

On October 19, 2010, the FDIC proposed a comprehensive long-range plan for deposit insurance fund management with the goals of maintaining a positive fund balance, even during periods of large fund losses, and maintaining steady, predictable assessment rates throughout economic and credit cycles. The FDIC determined not to increase assessments in 2011 by 3 basis points, as previously proposed, but to keep the current rate schedule in effect. In addition, the FDIC proposed adopting a lower assessment rate schedule when the designated reserve ratio reaches 1.15% so that the average rate over time should be about 8.5 basis points. In lieu of dividends, the FDIC proposed adopting lower rate schedules when the reserve ratio reaches 2% and 2.5%, so that the average rates will decline about 25 percent and 50 percent, respectively.

Under the Dodd-Frank Act, the assessment base for deposit insurance premiums is to be changed from adjusted domestic deposits to average consolidated total assets minus average tangible equity. Tangible equity for this purpose means Tier 1 capital. Since this is a larger base than adjusted domestic deposits, assessment rates were expected to be lowered for the Bank. In February, 2011, the FDIC approved a new rule effective April 1, 2011 (to be reflected in invoices for assessments due September 30, 2011), which will implement these changes. The proposed rule includes new rate schedules scaled to the increase in the assessment base, including schedules that will go into effect when the reserve ratio reaches 1.15%, 2% and 2.5%. The FDIC staff projected that the new rate schedules would be approximately revenue neutral.

The schedule would reduce the initial base assessment rate in each of the four risk-based pricing categories.

•	For small Risk Category I banks, the rates would range from 5-9 basis points.

•	The proposed rates for small institutions in Risk Categories II, III and IV would be 14, 23 and 35 basis points, respectively.

•	For large institutions and large, highly complex institutions, the proposed rate schedule ranges from 5 to 35 basis points.

There are also adjustments made to the initial assessment rates based on long-term unsecured debt, depository institution debt, and brokered deposits. The Bank’s assessment rate reflected in its invoices for the September and December 2011 quarters was 14 basis points for each $100 of insured deposits.

The FDIC also revised the assessment system for large depository institutions with over $10 billion in assets.

Due to the recent difficult economic conditions, the FDIC adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until June 30, 2010 (which was later extended to December 31, 2010) and, for a fee, certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and October 31, 2009 would be guaranteed by the FDIC through December 31, 2012. The Bank made the business decision to participate in the unlimited noninterest bearing transaction account coverage and the Bank and the Company elected to participate in the unsecured debt guarantee program, but do not expect to receive an FDIC guarantee for any debt under the program.

The Dodd-Frank Act extended unlimited insurance on non-interest bearing accounts for no additional charges through December 31, 2012. Under this program, traditional non-interest demand deposit (or checking) accounts that allow for an unlimited number of transfers and withdrawals at any time, whether held for a business, individual, or other type of depositor, are covered. Later, Congress added Lawyers’ Trust Accounts (IOLTA) to this unlimited insurance protection through December 31, 2012.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the bank. Management cannot predict what insurance assessment rates will be in the future.

The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged in or is engaging in unsafe or unsound practices, is in an unsafe and unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

Transactions with Affiliates and Insiders. The Bank is subject to limitations on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the acquisition of low quality assets. The Bank is also prohibited from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Extensions of credit by the Bank to its executive officers, directors, certain principal shareholders, and their related interests generally must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and not involve more than the normal risk of repayment or present other unfavorable features.

Dividends. Under Indiana law, the Bank is prohibited from paying dividends in an amount greater than its undivided profits, or if the payment of dividends would impair the Bank’s capital. Moreover, the Bank is required to obtain the approval of the DFI and the Federal Reserve for the payment of any dividend if the aggregate amount of all dividends paid by the Bank during any calendar year, including the proposed dividend, would exceed the sum of the Bank’s retained net income for the year to date combined with its retained net income for the previous two years. For this purpose, “retained net income” means the net income of a specified period, calculated under the consolidated report of income instructions, less the total amount of all dividends declared for the specified period. Furthermore, at the request of its regulators, the Bank’s Board of Directors has adopted resolutions requiring the approval of the DFI and the Federal Reserve before any Bank declaration of dividends. Request for the approval of any such dividend declaration must be filed with those regulators at least 30 days before the proposed dividend declaration date.

Federal law generally prohibits the Bank from paying a dividend to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, payment of dividends by a bank may be prevented by the applicable federal regulatory authority if such payment is determined, by reason of the financial condition of such bank, to be an unsafe and unsound banking practice.

Branching and Acquisitions. Branching by the Bank requires the approval of the Federal Reserve and the DFI. Under current law, Indiana chartered banks may establish branches throughout the state and in other states, subject to certain limitations. Congress authorized interstate branching, with certain limitations, beginning in 1997. Indiana law authorizes an Indiana bank to establish one or more branches in states other than Indiana through interstate merger transactions and to establish one or more interstate branches through de novo branching or the acquisition of a branch. The Dodd-Frank Act permits the establishment of de novo branches in states where such branches could be opened by a state bank chartered by that state. The consent of the state is no longer required.

Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories of 0%, 20%, 50%, or 100%, with higher levels of capital being required for the categories perceived as representing greater risk.

The capital guidelines divide a bank holding company’s or bank’s capital into two tiers. The first tier (“Tier I”) includes common equity, certain non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary (“Tier II”) capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks and bank holding companies are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. The federal banking regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

Also required by the regulations is the maintenance of a leverage ratio designed to supplement the risk-based capital guidelines. This ratio is computed by dividing Tier I capital, net of all intangibles, by the quarterly average of total assets. The minimum leverage ratio is 3% for the most highly rated institutions, and 1% to 2% higher for institutions not meeting those standards. Pursuant to the regulations, banks must maintain capital levels commensurate with the level of risk, including the volume and severity of problem loans, to which they are exposed.

The Dodd-Frank Act, signed into law on July 21, 2010, requires the Federal Reserve to set minimum capital levels for bank holding companies that are as stringent as those required for insured depository subsidiaries; provided, however, that bank holding companies with less than $500 million in assets are exempt from these capital requirements. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks related to securitized products and derivatives. The banking agencies implemented new capital requirements effective July 28, 2011. The Company is complying with those new requirements.

The following is a summary of the Company’s and the Bank’s regulatory capital and capital requirements at December 31, 2011.

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$108,463	13.41%	$64,714	8.0%	$80,893	10.0%
Indiana Community Bancorp Consolidated	$110,254	13.61%	$64,788	8.0%	$80,985	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$98,291	12.15%	$32,357	4.0%	$48,536	6.0%
Indiana Community Bancorp Consolidated	$100,071	12.36%	$32,394	4.0%	$48,591	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$98,291	10.17%	$38,657	4.0%	$48,321	5.0%
Indiana Community Bancorp Consolidated	$100,071	10.35%	$38,687	4.0%	$48,359	5.0%

Prompt Corrective Regulatory Action. Federal law provides the federal banking regulators with broad powers to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators’ powers depends on whether the institution in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators’ corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and, ultimately, appointing a receiver for the institution. At December 31, 2011, the Bank was categorized as “well capitalized,” meaning that the Bank’s total risk-based capital ratio exceeded 10%, the Bank’s Tier I risk-based capital ratio exceeded 6%, the Bank’s leverage ratio exceeded 5%, and the Bank was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

Other Regulations. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•

Electronic Funds Transfer Act, and Regulation E issued by the Federal Reserve to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

State Bank Activities. Under federal law, as implemented by regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and could continue to meet, its minimum regulatory capital requirements and the FDIC determines that the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC. It is not expected that these restrictions will have a material impact on the operations of the Bank.

Enforcement Powers. Federal regulatory agencies may assess civil and criminal penalties against depository institutions and certain “institution-affiliated parties,” including management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs. In addition, regulators may commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, regulators may issue cease-and-desist orders to, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the regulator to be appropriate.

Recent Legislative Developments. The global and U.S. economies have in past months significantly reduced business activity as a result of, among other factors, disruptions in the financial system during the past two years. Dramatic declines in the housing market during the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced funding to borrowers, including other financial institutions. The availability of credit, confidence in the financial sector, and level of volatility in the financial markets have been significantly adversely affected as a result. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) was signed into law. Pursuant to the EESA, the U.S. Department of Treasury (the “Treasury”) has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

In response to the financial crises affecting the banking system, on October 14, 2008, the Treasury announced it would offer to qualifying U.S. banking organizations the opportunity to sell preferred stock, along with warrants to purchase common stock, to the Treasury on what may be considered attractive terms under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “CPP”). The CPP allows financial institutions, like the Company, to issue non-voting preferred stock to the Treasury in an amount ranging between 1% and 3% of its total risk-weighted assets.

Although both the Company and the Bank met all applicable regulatory capital requirements and were well capitalized, the Company determined that obtaining additional capital pursuant to the CPP for contribution in whole or in part to the Bank was advisable. As a result, the Company decided to participate in the CPP Program and sold $21.5 million in its Fixed Rate Cumulative Preferred Stock, Series A to the Treasury on December 12, 2008.

The general terms of the preferred stock issued by the Company under the CPP are as follows:

•

Dividends at the rate of 5% per annum, payable quarterly in arrears, are required to be paid on the preferred stock for the first five years and dividends at the rate of 9% per annum are required thereafter until the stock is redeemed by the Company;

•

Without the prior consent of the Treasury, the Company will be prohibited from increasing its common stock dividends or repurchasing its common stock for the first three years while Treasury is an investor;

•

During the first three years the preferred stock is outstanding, the Company will be prohibited from repurchasing such preferred stock, except with the proceeds from a sale of Tier 1 qualifying common or other preferred stock of the Company in an offering that raises at least 25% of the initial offering price of the preferred stock sold to the Treasury ($5,375,000). After the first three years, the preferred stock can be redeemed at any time with any available cash;

•	Under the CPP, the Company also issued to the Treasury warrants entitling the Treasury to buy 188,707 shares of the Company’s common stock at an exercise price of $17.09 per share; and

•	The Company agreed to certain compensation restrictions for its senior executive officers and restrictions on the amount of executive compensation which is tax deductible.

ONB has agreed in its previously disclosed merger agreement with the Company to fund the redemption of the TARP preferred stock on or before the closing of the merger, subject to regulatory approval.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA amends, among other things, the TARP Program legislation by directing the U.S. Treasury Department to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the TARP Program. These limitations are to include:

•

A prohibition on paying or accruing bonus, incentive or retention compensation for our President and Chief Executive Officer, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements;

•

A prohibition on making any payments to the executive officers of the Company and the next five most highly compensated employees for departure from the Company other than compensation earned for services rendered or accrued benefits;

•

Subjecting bonus, incentive and retention payments made to the executive officers of the Company and the next 20 most highly compensated employees to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

•	A prohibition on any compensation plan that would encourage manipulation of reported earnings;

•

Establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•

Submitting a “say-on-pay” proposal to a non-biding vote of shareholders at future annual meetings, whereby shareholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; and

•

A review by the U.S. Department of Treasury of any bonus, retention awards or other compensation paid to the executive officers of the Company and the next 20 most highly compensated employees prior to February 17, 2009 to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.

On June 10, 2009, Treasury issued an interim final rule implementing and providing guidance on the executive compensation and corporate governance provisions of EESA, as amended by ARRA. The regulations were published in the Federal Register on June 15, 2009, and set forth the following requirements:

•	Evaluation of employee compensation plans and potential to encourage excessive risk or manipulation of earnings.

•

Compensation committee discussion, evaluation and review of senior executive officer compensation plans and other employee compensation plans to ensure that they do not encourage unnecessary and excessive risk.

•	Compensation committee discussion, evaluation and review of employee compensation plans to ensure that they do not encourage manipulation of reported earnings.

•	Compensation committee certification and disclosure requirements regarding evaluation of employee compensation plans.

•	“Clawback” of bonuses based on materially inaccurate financial statements or performance metrics.

•	Prohibition on golden parachute payments.

•	Limitation on bonus payments, retention awards and incentive compensation.

•	Disclosure regarding perquisites and compensation consultants; prohibition on gross-ups.

•	Luxury or excessive expenditures policy.

•	Shareholder advisory resolution on executive compensation.

•	Annual compliance certification by principal executive officer and principal financial officer.

•	Establishment of the Office of the Special Master for TARP Executive Compensation with authority to review certain payments and compensation structures.

On October 22, 2009, the Federal Reserve issued proposed supervisory guidance designed to ensure that incentive compensation practices of banking organizations are consistent with safety and soundness. Uncertainty exists regarding the interpretation and application of this guidance, and the impact of the guidance on recruitment, retention and motivation of key officers and employees.

ARRA was followed by numerous actions by the Federal Reserve, Congress, Treasury, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; coordinated international efforts to address illiquidity and other weaknesses in the banking sector; and legislation that would require creditors that transfer loans and securitizations of loans to maintain a material portion (generally at least 10%) of the credit risk of the loans transferred or securitized.

In addition, on July 21, 2010, President Obama signed into law the Dodd-Frank Act, which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks, thrifts, and small bank and thrift holding companies, such as the Bancorp, will be regulated in the future. Among other things, these provisions abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies. The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards, and pre-payments. The Dodd-Frank Act contains numerous other provisions affecting financial institutions of all types, many of which may have an impact on the operating environment of the Bancorp in substantial and unpredictable ways. Consequently, the Dodd-Frank Act is likely to affect our cost of doing business, it may limit or expand our permissible activities, and it may affect the competitive balance within our industry and market areas. The nature and extent of future legislative and regulatory changes affecting financial institutions, including as a result of the Dodd-Frank Act, is very unpredictable at this time. The Bancorp’s management is actively reviewing the provisions of the Dodd-Frank Act and assessing its probable impact on the business, financial condition, and results of operations of the Bancorp. However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and the Bancorp in particular, is uncertain at this time.

Effect of Governmental Monetary Policies. The Bank’s earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Federal Home Loan Bank System

The Bank is a member of the FHLB of Indianapolis, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. The FHLB is funded primarily from funds deposited by banks and savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board (“FHFB”), an independent agency, controls the FHLB System, including the FHLB of Indianapolis.

As a member of the FHLB, the Bank is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At December 31, 2011, the Bank’s investment in stock of the FHLB of Indianapolis was $6.6 million. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member’s capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. For the year ended December 31, 2011, dividends paid by the FHLB of Indianapolis to the Bank totaled approximately $183,000, for an annualized rate of 2.6%. See Item 1A, Risk Factors,” “Financial Problems at the Federal Home Loan Bank of Indianapolis May Adversely Affect Our Ability to Borrow Monies in the Future and Our Income.”

Limitations on Rates Paid for Deposits

Regulations promulgated by the FDIC place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution’s normal market area. Under these regulations, “well-capitalized” depository institutions may accept, renew or roll such deposits over without restriction, “adequately capitalized” depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and “undercapitalized” depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of “well-capitalized,” “adequately-capitalized” and “undercapitalized” will be the same as the definition adopted by the agencies to implement the corrective action provisions of federal law. Management does not believe that these regulations will have a materially adverse effect on the Bank’s current operations.

Federal Reserve System

Under regulations of the Federal Reserve, the Bank is required to maintain reserves against its transaction accounts (primarily checking accounts) and non-personal money market deposit accounts. The effect of these reserve requirements is to increase the Bank’s cost of funds. The Bank is in compliance with its reserve requirements.

Federal Securities Law

The shares of Common Stock of the Company are registered with the Securities and Exchange Commission, (the “SEC”) under the Securities Exchange Act of 1934 (the “1934 Act”). The Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder. If the Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

Shares of Common Stock held by persons who are affiliates of the Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the Securities Act of 1933 (the “1933 Act”). If the Company meets the current public information requirements under Rule 144, each affiliate of the Company who complies with the other conditions of Rule 144 (including a six-month holding period for restricted securities and conditions that require the affiliate’s sale to be aggregated with those of certain other persons) will be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Community Reinvestment Act Matters

Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 (“CRA”) be disclosed. The disclosure includes both a four-unit descriptive rating -- using terms such as satisfactory and unsatisfactory -- and a written evaluation of each institution’s performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member’s performance under the CRA and its record of lending to first-time homebuyers. The FHLBs have established an “Affordable Housing Program” to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The Bank is participating in this program. The examiners have determined that the Bank has a satisfactory record of meeting community credit needs.

Consumer Financial Protection Bureau.

The Dodd-Frank Act creates a new, independent federal agency called the Consumer Financial Protection Bureau (“CFPB”), which is granted broad rulemaking, supervisory and enforcement powers under various federal consumer financial protection laws, including the Equal Credit Opportunity Act, Truth in Lending Act, Real Estate Settlement Procedures Act, Fair Credit Reporting Act, Fair Debt Collection Act, the Consumer Financial Privacy provisions of the Gramm-Leach-Bliley Act and certain other statutes. The CFPB will have examination and primary enforcement authority with respect to depository institutions with $10 billion or more in assets. Smaller institutions will be subject to rules promulgated by the CFPB but will continue to be examined and supervised by federal banking regulators for consumer compliance purposes. The CFPB will have authority to prevent unfair, deceptive or abusive practices in connection with the offering of consumer financial products. The Dodd-Frank Act authorizes the CFPB to establish certain minimum standards for the origination of residential mortgages including a determination of the borrower’s ability to repay. In addition, the Dodd-Frank Act will allow borrowers to raise certain defenses to foreclosure if they receive any loan other than a “qualified mortgage” as defined by the CFPB. The Dodd-Frank Act permits states to adopt consumer protection laws and standards that are more stringent than those adopted at the federal level and, in certain circumstances, permits state attorneys general to enforce compliance with both the state and federal laws and regulations. Federal preemption of state consumer protection law requirements, traditionally an attribute of the federal savings association or national bank charter, has also been modified by the Dodd-Frank Act and now requires a case-by-case determination of preemption by the OCC and eliminates preemption for subsidiaries of such a bank.

Mortgage Reform and Anti-Predatory Lending

Title XIV of the Dodd-Frank Act, the Mortgage Reform and Anti-Predatory Lending Act, includes a series of amendments to the Truth In Lending Act with respect to mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and pre-payments. With respect to mortgage loan originator compensation, except in limited circumstances, an originator is prohibited from receiving compensation that varies based on the terms of the loan (other than the principal amount). The amendments to the Truth In Lending Act also prohibit a creditor from making a residential mortgage loan unless it determines, based on verified and documented information of the consumer’s financial resources, that the consumer has a reasonable ability to repay the loan. The amendments also prohibit certain pre-payment penalties and require creditors offering a consumer a mortgage loan with a pre-payment penalty to offer the consumer the option of a mortgage loan without such a penalty. In addition, the Dodd-Frank Act expands the definition of a “high-cost mortgage” under the Truth In Lending Act, and imposes new requirements on high-cost mortgages and new disclosure, reporting and notice requirements for residential mortgage loans, as well as new requirements with respect to escrows and appraisal practices.

Interchange Fees for Debit Cards

Under the Dodd-Frank Act, interchange fees for debit card transactions must be reasonable and proportional to the issuer’s incremental cost incurred with respect to the transaction plus certain fraud related costs. Although institutions with total assets of less than $10 billion are exempt from this requirement, competitive pressures are likely to require smaller depository institutions to reduce fees with respect to these debit card transactions.

Taxation

Federal Taxation

The Company and its subsidiaries file a consolidated federal income tax return. The consolidated federal income tax return has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income. Income of the Company generally would not be taken into account in determining the bad debt deduction allowed to the Bank, regardless of whether a consolidated tax return is filed. However, certain “functionally related” losses of the Company would be required to be taken into account in determining the permitted bad debt deduction which, depending upon the particular circumstances, could reduce the bad debt deduction.

The Bank is required to compute its allowable deduction using the experience method. Reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. The Bank began recapturing approximately $2.3 million over a six-year period beginning in fiscal 1989, and has now included all of those reserves in its income. In addition, the pre-1988 reserve, in which no deferred taxes have been recorded, will not have to be recaptured into income unless (i) the Bank no longer qualifies as a bank under the Code, or (ii) excess dividends are paid out by the Bank.

Depending on the composition of its items of income and expense, a bank may be subject to the alternative minimum tax. A bank must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income (“AMTI”), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid that is attributable to most preferences (although not to post-August 7, 1986 tax-exempt interest) can be credited against regular tax due in later years.

State Taxation

The Bank is subject to Indiana’s Financial Institutions Tax (“FIT”), which is imposed at a flat rate of 8.5% on “adjusted gross income.” “Adjusted gross income,” for purposes of FIT, begins with taxable income as defined by Section 63 of the Internal Revenue Code, and thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

Item 1A. Risk Factors

In analyzing whether to make or continue an investment in the Company, investors should consider, among other factors, the following:

The Current Economic Environment Poses Challenges For Us and Could Adversely Affect Our Financial Condition and Results of Operations. We are operating in a challenging and uncertain economic environment, including generally uncertain national conditions and local conditions in our markets. While overall economic activity appears to have stabilized to pre-recession levels, the growth rate is slow and national and regional unemployment rates remain at elevated levels not experienced in several decades. The risks associated with our business remain acute in periods of slow economic growth and high unemployment. Moreover, financial institutions continue to be affected by sharp declines in the real estate market and constrained financial markets. We retain direct exposure to the residential and commercial real estate markets, and we are affected by these events.

Our loan portfolio includes commercial real estate loans, residential mortgage loans, and construction and land development loans. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on our borrowers or their customers, which could adversely affect our financial condition and results of operations. In addition, the current recession or further deterioration in local economic conditions in our markets could drive losses beyond that which is provided for in our allowance for loan losses and result in the following other consequences: increases in loan delinquencies, problem assets and foreclosures may increase; demand for our products and services may decline; deposits may decrease, which would adversely impact our liquidity position; and collateral for our loans, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

The Soundness of Other Financial Institutions Could Adversely Affect Us. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of default by our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. There is no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

Impact of Recent and Future Legislation. Congress and the Treasury Department have recently adopted legislation and taken actions to address the disruptions in the financial system and declines in the housing market. It has also recently adopted the Dodd-Frank Act that provides a complex plan for financial regulatory reform that could materially affect the financial industry. See “Regulation -- Recent Legislative Developments.” It is not clear at this time what impact the Emergency Economic Stabilization Act (“EESA”), TARP, ARRA, other liquidity and funding initiatives of the Treasury and other bank regulatory agencies that have been previously announced, the Dodd-Frank Act, and any additional programs that may be initiated in the future, will have on the financial markets and the financial services industry. The actual impact that measures undertaken to alleviate the credit crisis will have generally on the financial markets is unknown. The failure of such measures to help provide long-term stability to the financial markets could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock. Finally, there can be no assurance regarding the specific impact that such measures may have on us—or whether (or to what extent) we will be able to benefit from such programs.

In addition to the legislation mentioned above, federal and state governments could pass additional legislation responsive to current credit conditions. As an example, the Bank could experience higher credit losses because of federal or state legislation or regulatory action that reduces the amount the Bank’s borrowers are otherwise contractually required to pay under existing loan contracts. Also, the Bank could experience higher credit losses because of federal or state legislation or regulatory action that limits its ability to foreclose on property or other collateral or makes foreclosure less economically feasible.

Difficult Market Conditions Have Adversely Affected Our Industry. We are particularly exposed to downturns in the U.S. housing market. Declines in the housing market over the past four years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage loans and securities and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities, major commercial and investment banks, and regional financial institutions such as our Company. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies and lack of consumer confidence. The resulting economic pressure on consumers has adversely affected our business, financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry. In particular, we may face the following risks in connection with these events:

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•

Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite our customers become less predictive of future behaviors.

•

The process we use to estimate losses inherent in our credit exposure requires difficult, subjective and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of our borrowers to repay their loans, which may no longer be capable of accurate estimation which may, in turn, impact the reliability of the process.

•

Our ability to borrow from other financial institutions on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations.

•	Competition in our industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

•

We may be required to pay significantly higher deposit insurance premiums because market developments have significantly depleted the insurance fund of the Federal Deposit Insurance Corporation and reduced the ratio of reserves to insured deposits.

Current Levels of Market Volatility Are Unprecedented. The capital and credit markets have been experiencing volatility and disruption for several years. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. Although there has been some improvement in the stock market in recent months, there is no guarantee that such improvement will continue or be maintained. If current levels of market disruption and volatility continue or worsen, our ability to access capital may be adversely affected which, in turn, could adversely affect our business, financial condition and results of operations.

Financial Problems at the Federal Home Loan Bank of Indianapolis May Adversely Affect Our Ability to Borrow Monies in the Future and Our Income. At December 31, 2011, the Bank owned $6.6 million of stock of the Federal Home Loan Bank of Indianapolis (“FHLBI”) and had no outstanding borrowings from the FHLBI. The

FHLBI stock entitles us to dividends from the FHLBI. The Company recognized dividend income of approximately $183,000 from the FHLBI in 2011. Due to various financial difficulties in the financial institution industry in 2008, including the write-down of various mortgage-backed securities held by the FHLBI (which lowered its regulatory capital levels), the FHLBI temporarily suspended dividends during the 1st quarter of 2009. When the dividends were finally paid, they were reduced by 75 basis points from the dividend rate paid for the previous quarter. Moreover, for the first nine months of 2010, the net income of the FHLBI declined from that for the same period in 2009, although it increased for the first nine months in 2011. Additional financial difficulties at the FHLBI could further reduce or eliminate the dividends we receive from the FHLBI.

At December 31, 2011, the Bank’s total borrowing capacity from the FHLBI was $136.1 million. Generally, the loan terms from the FHLBI are better than the terms the Bank can receive from other sources making it cheaper to borrow money from the FHLBI. Additional financial difficulties at the FHLBI could reduce or eliminate our additional borrowing capacity with the FHLBI which could force us to borrow money from other sources. Such other monies may not be available when we need them or, more likely, will be available at higher interest rates and on less advantageous terms, which will impact our net income and could impact our ability to grow.

Additional Increases in Insurance Premiums. The Federal Deposit Insurance Corporation (“FDIC”) insures the Bank’s deposits up to certain limits. The FDIC charges us premiums to maintain the Deposit Insurance Fund. The Bank elected to participate in the FDIC’s Temporary Liquidity Guarantee Program, which resulted in an increase in its insurance premiums. The FDIC takes control of failed banks and ensures payment of deposits up to insured limits using the resources of the Deposit Insurance Fund. The FDIC has designated the Deposit Insurance Fund long-term target reserve ratio at 2.0 percent of insured deposits (which will be adjusted once the base upon which premiums are charged is adjusted pursuant to the Dodd-Frank Act). Due to recent bank failures, the FDIC insurance fund reserve ratio has fallen below 1.35 percent, the statutory minimum. At September 30, 2011, the ratio was .12%. The FDIC has until September 30, 2020, to reach the statutory minimum reserve ratio of 1.35%.

The FDIC expects additional insured institution failures in the next few years, which may adversely affect the reserve ratio. The FDIC has recently made changes to the deposit insurance assessment system requiring riskier institutions to pay a larger share of premiums. See “Indiana Bank and Trust Company -- Deposit Insurance.” Our FDIC insurance premiums (including FICO assessments) were $1.5 million in 2011 compared to $2.1 million in 2010.

Due to the anticipated continued failures of unaffiliated FDIC-insured depository institutions and the increased premiums noted above, we anticipate that our FDIC deposit insurance premiums could increase significantly in the future which would adversely impact our future earnings.

Future Reduction in Liquidity in the Banking System. The Federal Reserve Bank has been providing vast amounts of liquidity in to the banking system to compensate for weaknesses in short-term borrowing markets and other capital markets. A reduction in the Federal Reserve’s activities or capacity could reduce liquidity in the markets, thereby increasing funding costs to the Bank or reducing the availability of funds to the Bank to finance its existing operations.

Our Participation in the TARP Capital Purchase Program May Adversely Affect the Value of Our Common Stock and the Rights of Our Common Stockholders. The terms of the preferred stock the Company issued under the TARP CPP could reduce investment returns to the Company’s common stockholders by restricting dividends, diluting existing shareholders’ ownership interests, and restricting capital management practices. Without the prior consent of the Treasury, the Company will be prohibited from increasing its common stock dividends or repurchasing shares of its common stock for the first three years while the Treasury holds the preferred stock.

Also, the preferred stock requires quarterly dividends to be paid at the rate of 5% per annum for the first five years and 9% per annum thereafter until the stock is redeemed by the Company. The payments of these dividends will decrease the excess cash the Company otherwise has available to pay dividends on its common stock and to use for general corporate purposes, including working capital. There is no guarantee that the Company will have or be able to raise or earn sufficient capital to repurchase the preferred stock before the end of the first five years of its issuance.

Finally, the Company will be prohibited from continuing to pay dividends on its common stock unless it has fully paid all required dividends on the preferred stock issued to the Treasury. Although the Company fully expects to be able to pay all required dividends on the preferred stock (and to continue to pay dividends on its common stock at current levels), there is no guarantee that it will be able to do so in the future.

Concentrations of Real Estate Loans Could Subject the Company to Increased Risks in the Event of a Real Estate Recession or Natural Disaster. A significant portion of the Company’s loan portfolio is secured by real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A further weakening of the real estate market in our primary market area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Historically, Indiana has experienced, on occasion, significant natural disasters, including tornadoes and floods. The availability of insurance for losses for such catastrophes is limited. Our operations could also be interrupted by such natural disasters. Acts of nature, including tornadoes and floods, which may cause uninsured damage and other loss of value to real estate that secures our loans or interruption in our business operations, may also negatively impact our operating results or financial condition.

Federal and State Government Regulations Could Adversely Affect Us. The banking industry is heavily regulated. These regulations are intended to protect depositors, not shareholders. As discussed in this Form 10-K, the Company and its subsidiaries are subject to regulation and supervision by the FDIC, the Board of Governors of the Federal Reserve System, the Indiana Department of Financial Institutions, and the SEC. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies, although the Dodd-Frank Act has increased the regulation of some of these entities. In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past, and are expected to continue to do so in the future. Among the instruments of monetary policy used by the Federal Reserve Board to implement its objectives are changes in the discount rate charged on bank borrowings and changes in the reserve requirements on bank deposits. It is not possible to predict what changes, if any, will be made to the monetary policies of the Federal Reserve Board or to existing federal and state legislation or the effect that such changes may have on the future business and earnings prospects of the Company.

Credit Risk Could Adversely Affect Our Operating Results or Financial Condition. One of the greatest risks facing lenders is credit risk -- that is, the risk of losing principal and interest due to a borrower’s failure to perform according to the terms of a loan agreement. During the past few years, the banking industry has experienced increasing trends in problem assets and credit losses which resulted from weakening national economic trends and a decline in housing values. The Company’s home equity and home equity line of credit portfolios have experienced some increase in delinquency and foreclosures have occurred, driven primarily by mortgage foreclosures on loans serviced by non-company owned first mortgages. The potential for foreclosures instituted by outside servicers represents additional potential credit risk. While management attempts to provide an allowance for loan losses at a level adequate to cover probable incurred losses based on loan portfolio growth, past loss experience, general economic conditions, information about specific borrower situations, and other factors, future adjustments to reserves may become necessary, and net income could be significantly affected, if circumstances differ substantially from assumptions used with respect to such factors.

Exposure to Local Economic Conditions Could Have an Adverse Impact on the Company. The Company’s primary market area for deposits and loans encompasses counties in central and southern Indiana, where all of its offices are located. Most of the Company’s business activities are within this area. The Company has experienced growth of the commercial and commercial real estate portfolios, primarily in the Indianapolis market. This area of the Company’s market has experienced more difficulties in the residential and development areas than the rest of our market area. These concentrations expose the Company to risks resulting from changes in the local economies. An economic slowdown in these areas could have the following consequences, any of which could hurt our business:

•	Loan delinquencies may increase;

•	Problem assets and foreclosures may increase;

•	Demand for the products and services of the Bank may decline; and

•

Collateral for loans made by the Bank, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans of the Bank.

Interest Rate Risk Could Adversely Affect Our Operations. The Company’s earnings depend to a great extent upon the level of net interest income, which is the difference between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. Interest rate risk is the risk that the earnings and capital will be adversely affected by changes in interest rates. While the Company attempts to adjust its asset/liability mix in order to limit the magnitude of interest rate risk, interest rate risk management is not an exact science. Rather, it involves estimates as to how changes in the general level of interest rates will impact the yields earned on assets and the rates paid on liabilities. Moreover, rate changes can vary depending upon the level of rates and competitive factors. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on net interest margins and results of operations of the Company. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as U.S. Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions.

Competition Could Make it Harder for the Company to Achieve its Financial Goals. The Company faces strong competition from other banks, savings institutions and other financial institutions that have branch offices or otherwise operate in the Company’s market area, as well as many other companies now offering a range of financial services. Many of these competitors have substantially greater financial resources and larger branch systems than the Company. In addition, many of the Bank’s competitors have higher legal lending limits than does the Bank. Particularly intense competition exists for sources of funds including savings and retail time deposits and for loans, deposits and other services that the Bank offers. As a result of the repeal of the Glass Steagall Act, which separated the commercial and investment banking industries, all banking organizations face increasing competition.

Item 1B. Unresolved Staff Comments

Not Applicable

Item 2.  Properties.

At December 31, 2011, the Bank conducted its business from its main office at 501 Washington Street, Columbus, Indiana and 18 other full-service branches and a commercial loan office in Indianapolis. The Bank owns a building that it uses for certain administrative operations located at 3801 Tupelo Drive, Columbus, Indiana. Information concerning these properties, as of December 31, 2011, is presented in the following table:

Description and Address	Owned or Leased	Net Book Value of Property, Furniture and Fixtures	Approximate Square Footage	Lease Expiration
Principal Office
501 Washington Street	Owned	$3,214,067	21,600	N/A

Administrative Operations Office:
3801 Tupelo Drive, Columbus	Owned	$2,623,685	16,920	N/A

Branch Offices:
Columbus Branches:
1020 Washington Street	Owned	$346,714	800	N/A
3805 25th Street	Leased	$103,814	5,800	09/2022
2751 Brentwood Drive	Leased	$111,849	3,200	09/2022
4330 West Jonathon Moore Pike	Owned	$459,974	2,600	N/A
1901 Taylor Road	Leased	$4,171	400	03/2012

Hope Branch
8475 North State Road 9, Suite 4	Leased	$68,697	1,500	03/2012

Austin Branch
2879 North US Hwy 31	Owned	$417,339	2,129	N/A

Brownstown Branch
101 North Main Street	Leased	$14,338	2,400	Year to Year

North Vernon Branch
1420 North State Street	Owned	$2,223,238	1,900	N/A

Osgood Branch
820 South Buckeye Street	Owned	$78,133	1,280	N/A

Salem Branch
1208 South Jackson	Owned	$478,951	1,860	N/A

Seymour Branches:
222 W. Second Street	Leased	$159,459	9,200	09/2022
1117 East Tipton Street	Leased	$75,680	6,800	09/2022

Batesville Branch
114 State Rd 46 East	Owned	$424,709	2,175	N/A

Madison Branch
201 Clifty Drive	Owned	$345,519	2,550	N/A

Greensburg Branch
1801 Greensburg Crossing	Owned	$570,933	1,907	N/A

Indianapolis Branches:
8740 South Emerson Avenue	Owned	$1,752,287	5,000	N/A
1510 West Southport Road	Owned	$1,658,502	3,100	N/A

Indianapolis Commercial Loan Office
201 South Capitol Ave, Suite 700	Leased	$314,121	12,163	04/2021

Property Purchased for New Branch
SR 135 and Main Street, Greenwood	Owned	$1,160,562	N/A	N/A

Item 3. Legal Proceedings.

The Company and the Bank are involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of business. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these proceedings should not have a material effect on the Company’s consolidated financial position or results of operations.

Item 3.5. Executive Officers of Indiana Community Bancorp.

Presented below is certain information regarding the executive officers of ICB who are not also directors.

Position with ICB
Mark T. Gorski	Executive Vice President, Treasurer, and Chief Financial Officer and Secretary

Mark T. Gorski (age 47) has been employed by the Bank as Executive Vice President, Treasurer and Chief Financial Officer since July 1, 2005. From January 2001 to June 2002 he served as the Chief Financial Officer of Fifth Third Bank, Indianapolis. From June 2002 to June 2003 he served as Internal Reporting and Budgeting Manager of Fifth Third Bank, Cincinnati. From June 2003 to June 2005, he served as Director of Private Client Services of Fifth Third Bank, Indianapolis.

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities.

The Company’s common stock (“Common Stock”) is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), National Global Market, under the symbol “INCB.” The following table presents certain information concerning stock prices and dividends paid by the Company for the indicated periods:

Fiscal Year Ended December 31, 2011	Mar 31	Jun 30	Sep 30	Dec 31
Cash dividends per share	$0.01	$0.01	$0.01	$0.01
Stock sales price range: High	$17.25	$17.31	$17.50	$15.44
Low	$14.75	$15.34	$13.84	$13.88

Fiscal Year Ended December 31, 2010	Mar 31	Jun 30	Sep 30	Dec 31
Cash dividends per share	$0.01	$0.01	$0.01	$0.01
Stock sales price range: High	$9.80	$12.75	$13.70	$17.25
Low	$7.50	$9.10	$11.89	$12.50

As of December 31, 2011, there were 321 shareholders of record of the Company’s Common Stock.

It is currently the policy of ICB’s Board of Directors to continue to pay quarterly dividends, but any future dividends are subject to the Board’s discretion based on its consideration of ICB’s operating results, financial condition, capital, income tax considerations, regulatory restrictions and other factors. During 2010 and 2011, the Company paid quarterly dividends of $.01 per share.

Since ICB has no independent operations or other subsidiaries to generate income, its ability to accumulate earnings for the payment of cash dividends to its shareholders is directly dependent upon the ability of the Bank to pay dividends to the Company. For a discussion of the regulatory limitations on the Bank’s ability to pay dividends see Item 1, “Business-Regulation – Indiana Bank and Trust Company - Dividends”, and on the Company’s ability to pay dividends, see Item 1, “Business-Regulation – Indiana Community Bancorp - Dividends”.

Income of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes is not available for payment of cash dividends or other distributions to ICB without the payment of federal income taxes by the Bank on the amount of such income deemed removed from the reserves at the then-current income tax rate. At December 31, 2011, none of the Bank’s retained income represented bad debt deductions for which no federal income tax provision had been made. See “Taxation--Federal Taxation” in Item 1 hereof.

The following table provides information on the Company’s repurchases of shares of its common stock during the quarter ended December 31, 2011.

	(a)	(b)	(c)	(d)
Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs (1)	Maximum number of shares that may yet be purchased under the plans or programs (1)
October 2011	0	$00.00	0	156,612
November 2011	0	$00.00	0	156,612
December 2011	0	$00.00	0	156,612

Fourth Quarter	0	$00.00	0	156,612

(1) On January 22, 2008, the Company announced a stock repurchase program to repurchase on the open market up to 5% of the Company’s outstanding shares of common stock or 168,498 such shares. Such purchases will be made in block or open market transactions, subject to market conditions. The program has no expiration date.

The disclosures regarding equity compensation plans required by Reg. § 229.201(d) are set forth in Item 12 hereof.

Item 6. Selected Financial Data.

Not applicable.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following financial information presents an analysis of the asset and liability structure of Indiana Community Bancorp and a discussion of the results of operations for each of the periods presented herein as well as a discussion of Indiana Community Bancorp’s sources of liquidity and capital resources.

GENERAL

The Company’s earnings in recent years reflect the fundamental changes that have occurred in the regulatory, economic and competitive environment in which commercial banks operate. The Company’s earnings are primarily dependent upon its net interest income. Interest income is a function of the average balances of loans and investments outstanding during a given period and the average yields earned on such loans and investments. Interest expense is a function of the average amount of deposits and borrowings outstanding during the same period and the average rates paid on such deposits and borrowings. Net interest income is the difference between interest income and interest expense.

The Company is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits and borrowings with short- and medium-term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. While having liabilities that mature or reprice more frequently on average than assets would typically be beneficial in times of declining interest rates, in the current low rate environment, interest-bearing liabilities are near their minimum rate. In this environment, declining interest rates could result in compression of the Company’s margin. The Company’s net income is also affected by such factors as fee income and gains or losses on sale of loans.

OVERVIEW

Based on the challenging environment that existed within the banking sector for 2011, credit risk management and capital management were the key focal points. Total assets were $984.6 million as of December 31, 2011, a decrease of $58.7 million from December 31, 2010. During the third quarter, the Bank prepaid the remaining Federal Home Loan Bank advances which totaled $55 million including the prepayment penalty. The majority of the funding for the prepayment of advances came from the sale of securities. The Bank was able to capitalize on a temporary change in the market to sell securities at a substantial gain. The gain on sale of securities for the year was $2.4 million which more than offset the prepayment penalty of $1.4 million. This balance sheet restructuring eliminated the remaining wholesale funding from the balance sheet. With the improved liquidity of the Bank resulting from deposit growth coupled with decreases in loans, management determined that it was prudent to decrease the size of the Company which served to strengthen the capital ratios. Total loans decreased $40.3 million for the year. Commercial and commercial mortgage loans decreased $32.7 million for the year. Commercial lending activity remained slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality commercial installment relationships. Residential mortgage loans and consumer loans decreased $7.6 million for the year. While residential mortgage volume was relatively strong during the second half of the year, the Bank continued to sell the majority of originations in the secondary market. Demand for home equity and second mortgage loans remained soft within the Bank’s market footprint. Total retail deposits increased $15.2 million for the year. The Bank continued its successful growth of transaction deposits as total checking, savings and money market balances increased $66.4 million. Certificates of deposit decreased $51.2 million for the year as the continued low interest rate environment has resulted in rates on certificates of deposit that are not attractive to consumers.

The provision for loan losses and net charge offs totaled $19.5 million and $19.1 million, respectively, for the year – both totals were substantially above 2010 levels. Beginning midyear, the Bank began to see movement in the commercial real estate market which provided an opportunity for management to pursue an aggressive divestiture strategy related to problem assets. These market conditions and management’s negotiations of the sale of problem assets with end users produced clarity in the value of assets underlying certain problem loans. Management charged down many problem assets primarily in the third quarter to align valuations with its strategy to divest of problem loans in the near term. The allowance for loan losses increased $378,000 for the year to $15.0 million. The ratio of the allowance for loan losses to total loans was 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010.

Non interest income, excluding net gains on sale of securities and other than temporary impairment losses from each period, decreased $380,000 for the year. Service fees on deposits decreased $333,000, or 5.2%, for the year due primarily to a decrease in overdraft fees. Miscellaneous income included a net loss on the writedown of other real estate of $495,000. While not a core activity, the Bank has taken advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio and to provide funds to prepay Federal Home Loan Bank advances. Gain on sale of securities net of other than temporary impairment totaled $2.3 million for the year. Non interest expense, excluding the Federal Home Loan Bank advance prepayment fee of $1.4 million, increased $860,000 for the year. Compensation and employee benefits increased $995,000, or 6.8%, for the year due primarily to costs associated with additional personnel added to the commercial and investment advisory departments during the second half of 2010, increased medical and pension costs and increased costs related to restricted stock grants. FDIC insurance expense decreased $536,000 for the year due to a change in the method used to calculate the Company’s quarterly contribution. Marketing expense increased $207,000 for the year as the Company increased the marketing budget to support growth opportunities for core deposits within its market footprint.

ASSET/LIABILITY MANAGEMENT

The Company follows a program designed to decrease its vulnerability to material and prolonged increases in interest rates. This strategy includes 1) selling certain longer term, fixed rate loans from its portfolio; 2) increasing the origination of adjustable rate loans; 3) improving its interest rate gap by shortening the maturities of its interest-earning assets; and 4) increasing its non interest income.

A significant part of the Company’s program of asset and liability management has been the increased emphasis on the origination of adjustable rate and/or short-term loans, which include adjustable rate residential construction loans, commercial loans, and consumer-related loans. The Company continues to originate fixed rate residential mortgage loans. However, management’s strategy is to sell substantially all residential mortgage loans that the Company originates. The Company sells the servicing on mortgage loans sold, thereby increasing non interest income. The proceeds of these loan sales are used to reinvest in other interest-earning assets or to repay wholesale borrowings.

The Company continues to assess methods to stabilize interest costs and match the maturities of liabilities to assets. During 2011, transaction deposits increased at a greater rate than certificates of deposit resulting in a shorter duration of repricing for retail deposits. This shift in retail deposits resulted from customer preference for more liquid accounts due to historically low interest rates. In addition, the Company implemented a strategy geared toward expanding relationships with customers that only maintain certificates of deposit with the Company or allowing these customers to pursue higher rates elsewhere. Retail deposit specials are competitively priced to attract deposits in the Company’s market area. However, when retail deposit funds become unavailable due to competition, the Company employs FHLB advances to maintain the necessary liquidity to fund lending operations.

The Company applies early withdrawal penalties to protect the maturity and cost structure of its deposits and utilizes longer term, fixed rate borrowings when the cost and availability permit the proceeds of such borrowings to be invested profitably.

INTEREST RATE SPREAD

The following table sets forth information concerning the Company’s interest-earning assets, interest-bearing liabilities, net interest income, interest rate spreads and net yield on average interest-earning assets during the periods indicated (including amortization of net deferred fees which are considered adjustments of yields). Average balance calculations were based on daily balances. (dollars in thousands)

	Year Ended Dec 2011			Year Ended Dec 2010			Year Ended Dec 2009
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets:
Interest-earning assets:
Residential mortgage loans	$97,022	$4,148	4.28%	$98,450	$4,625	4.70%	$115,140	$6,192	5.38%
Commercial & commercial mortgage loans	511,183	28,559	5.59%	525,235	30,154	5.74%	530,359	30,192	5.69%
Second and home equity loans	89,386	4,130	4.62%	94,611	4,581	4.84%	98,608	4,992	5.06%
Other consumer loans	10,505	819	7.80%	13,143	1,079	8.21%	17,815	1,452	8.15%
Securities	214,855	4,964	2.31%	216,839	5,366	2.47%	137,576	4,164	3.03%
Short-term investments	9,533	29	0.30%	19,600	59	0.30%	41,971	99	0.24%

Total interest-earning assets (1)	932,484	$42,649	4.57%	967,878	$45,864	4.74%	941,469	$47,091	5.00%

Allowance for loan losses	(14,655)			(14,689)			(10,090)
Cash and due from banks	13,199			12,525			12,913
Bank premises and equipment	16,532			15,980			15,011
Other assets	70,460			67,175			62,190

Total assets	$1,018,020			$1,048,869			$1,021,493

Liabilities
Interest-bearing liabilities:
Deposits:
Transaction accounts	$564,761	$2,761	0.49%	$547,286	$3,594	0.66%	$445,580	$3,914	0.88%
Certificate accounts	294,071	5,488	1.87%	332,720	8,635	2.60%	339,152	10,949	3.23%
FHLB advances	35,115	692	1.97%	53,499	1,089	2.04%	112,290	4,278	3.81%
Other borrowings	17,285	317	1.83%	15,609	312	2.00%	15,464	412	2.66%

Total interest-bearing liabilities	911,232	$9,258	1.02%	949,114	$13,630	1.44%	912,486	$19,553	2.14%

Other liabilities	16,771			12,225			18,799

Total liabilities	928,003			961,339			931,285
Total shareholders’ equity	90,017			87,530			90,208

Total Liabilities and Shareholders’ Equity	$1,018,020			$1,048,869			$1,021,493

Net Interest Income		$33,391			$32,234			$27,538

Net Interest Rate Spread			3.56%			3.30%			2.86%

Net Earning Assets	$21,252			$18,764			$28,983

Net Interest Margin (2)			3.58%			3.33%			2.93%

Average Interest-earning
Assets to Average Interest-bearing Liabilities	102.33%			101.98%			103.18%

(1)	Average balances are net of non-performing loans.
(2)	Net interest income divided by the average balance of interest-earning assets.

RATE/VOLUME ANALYSIS

The following table sets forth the changes in the Company’s interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes not solely attributable to volume or rate changes have been allocated in proportion to the changes due to volume or rate. (dollars in thousands)

	Year Ended Dec 2011 vs. Dec 2010			Year Ended Dec 2010 vs. Dec 2009
	Increase/(Decrease)			Increase/(Decrease)
	Due to Rate	Due to Volume	Total Change	Due to Rate	Due to Volume	Total Change
Interest Income on Interest-Earning Assets:
Residential mortgage loans	$(411)	$(66)	$(477)	$(730)	$(837)	$(1,567)
Commercial & commercial mortgage loans	(799)	(796)	(1,595)	270	(308)	(38)
Second and home equity loans	(205)	(246)	(451)	(213)	(198)	(411)
Other consumer loans	(52)	(208)	(260)	11	(384)	(373)
Securities	(353)	(49)	(402)	(556)	1,758	1,202
Short-term investments	1	(31)	(30)	42	(82)	(40)

Total	(1,819)	(1,396)	(3,215)	(1,176)	(51)	(1,227)

Interest Expense on Interest-Bearing Liabilities:
Deposits:
Transaction accounts	(952)	119	(833)	(3,328)	3,008	(320)
Certificate accounts	(2,226)	(921)	(3,147)	(2,110)	(204)	(2,314)
FHLB advances	(34)	(363)	(397)	(1,501)	(1,688)	(3,189)
Other borrowings	(16)	21	5	(104)	4	(100)

Total	(3,228)	(1,144)	(4,372)	(7,043)	1,120	(5,923)

Net Change in Net Interest Income	$1,409	$(252)	$1,157	$5,867	$(1,171)	$4,696

RESULTS OF OPERATIONS

Comparison of Year Ended December 31, 2011 and Year Ended December 31, 2010

General

The Company reported a net loss of $1.7 million for the year ended December 31, 2011. This compared to net income of $5.6 million for the year ended December 31, 2010, representing a decrease of $7.4 million.

Net Interest Income

Net interest income increased $1.2 million, or 3.6%, for the year ended December 31, 2011, compared to the year ended December 31, 2010. The net interest margin increased 25 basis points from 3.33% for the year ended December 31, 2010 to 3.58% for the year ended December 31, 2011. The increase in the net interest margin was due to the rates paid on interest bearing liabilities declining more rapidly, by 42 basis points, than the rates earned on interest bearing assets, which declined 17 basis points, for the two comparative twelve month periods. Interest income decreased $3.2 million, or 7.0%, due primarily to declining rates and balances on the loan portfolio, as well as the impact of loans on non-accrual status. The Company would have recorded interest income of $2.5 million and $1.7 million for the years ended December 31, 2011 and 2010, respectively, if loans on non-accrual status had been current in accordance with their original terms. The largest contributor to the decrease in the interest bearing liability rate was a 73 basis point decrease in rates paid for certificates of deposit for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The average balance on retail certificates of deposit decreased $39.8 million to $291.8 million at December 31, 2011, compared to the prior year’s average balance of $331.8 million. In the current low rate environment customers often prefer a liquid deposit account, moving from certificates of deposit into transaction accounts. In addition, the Company implemented a strategy of expanding relationships with single service certificate of deposit customers. These customers sometimes choose to pursue higher rates elsewhere. Finally, in the third quarter of 2011, the Company funded the pay off of $55.0 million of FHLB advances through the sale of securities, reducing higher costing wholesale funding.

Provision for Loan Losses

The provision for loan losses totaled $19.5 million for 2011 compared to $7.2 million for 2010. The increase in the provision for loan losses was driven by deterioration in credit quality along with a decrease in the value of the collateral securing problem loans. Net charge offs totaled $19.1 million for 2011. Charge offs for the year were primarily related to nine commercial customers with total balances prior to charge off of $35.0 million and which accounted for $14.2 million of the charge offs for the year. Among those nine relationships, the Company experienced deterioration related to four large investment real estate customers during the year. These four customers accounted for $26.4 million of the loan balances and $11.7 million of the charge offs for the year. In addition, the Company charged off previously recognized specific reserves totaling $2.5 million related to five commercial customers with balances totaling $8.6 million. The loans to these nine customers were in the Indianapolis market. Total nonperforming loans increased $7.1 million to $37.1 million at December 31, 2011 compared to $30.0 million at December 31, 2010. The provision for loan losses covered net charge offs for the year and increased the allowance for loan losses by $378,000 to $15.0 million at December 31, 2011. The increase in the allowance for loan losses combined with the decrease in loan balances resulted in an increase in the ratio of the allowance for loan losses to total loans of 17 basis points to 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010. See the section captioned “Allowance for Loan Losses” elsewhere in this discussion for further analysis of the provision for loan losses.

Non Interest Income

Non interest income increased $1.4 million, or 11.7%, for the year. This increase was primarily due to the increase in gain on the sale of securities of $1.6 million. The gain on sale of securities resulted from the repositioning transaction the Company completed in the third quarter of 2011. The repositioning strategy involved selling $71.0 million of securities and prepaying $55 million of advances. The securities sales resulted in the recognition of $2.1 million in gain on sale of securities. Without the gain on securities available for sale, non interest income would have decreased $269,000, or 2.3%, which is the result of net changes in several non interest income categories. Service fees on deposits decreased $333,000, or 5.2%, driven by a net reduction in overdraft privilege fees of $423,000, or 11.9%. In the third quarter of 2010, regulatory changes required customers to opt-in to the overdraft privilege protection program. Another factor decreasing non interest income is the $207,000 increase in loss on sale of real estate owned. Negotiations in the first quarter of 2011, with a qualified borrower, resulted in a letter of intent to purchase a bank owned property that resulted in a $482,000 write down on REO. Gain on sale of loans decreased $132,000 year over year. The decrease in gain on sale of loans reflects the $8.9 million decrease in loan originations for sale. While residential mortgage rates remain at historically low levels, the past two years have seen multiple refinancing periods when customers who were qualified to refinance their homes did so. This past refinancing activity has reduced the potential number of customers interested in refinancing their homes. Categories which produced increases in non interest income include other than temporary impairment losses of $111,000, increases in trust and asset management fees of $105,000 and miscellaneous increases of $199,000. The Company sold all of its remaining redemption in kind securities received from the Shay fund in 2011. These securities historically have been the source of the Company’s other than temporary impairment charges. Trust and asset management fees increased due to the increases in the trust department’s client base. Miscellaneous fees increased due to increases in dividends received on FHLB stock of $27,000, increases in other fees and credit card fees of $55,000 and a loss on sale of other assets that occurred in 2010 of $63,000.

Non Interest Expenses

Non interest expenses totaled $31.1 million for the year ended December 31, 2011, an increase of $2.2 million, or 7.7%, compared to the year ended December 31, 2010. Included in the increase in non interest expenses was a prepayment penalty of $1.4 million due to the repayment of $55 million in FHLB advances related to the previously mentioned repositioning strategy. Compensation and employee benefits increased $995,000, or 6.8%, year over year. This increase is the result of several factors including: 1) a $240,000 net increase in restricted stock expense and directors compensation as directors and key management personnel compensation was restructured to include equity incentive plans; 2) in 2010 the restructure resulted in a $327,000 credit for previously accrued expenses under a long term incentive plan which was terminated; 3) a $353,000 increase related to funding requirements for the Company’s frozen pension plan; 4) early retirement plan expenses of $159,000; 5) a $142,000 increase related to the employee health insurance plan; and 6) increases in personnel in the retail banking, commercial and investment advisory services areas. Other expenses which increased were marketing and loan expenses of $207,000, or 25.6%, and $267,000, or 27.4%, respectively. The marketing budget was increased to attract core deposits in the Company’s market. The increase in loan expenses is the result of attorney fees, property taxes and insurance premiums associated with challenged loans. Offsetting this increase to non interest expenses was a $536,000, or 25.9%, decrease in FDIC premiums due to the change to the assessment base from deposit based to asset based.

Income Taxes

The Company had an income tax credit of $2.5 million for the year ended December 31, 2011, a decrease of $4.6 million compared to the year ended December 31, 2010. This decrease mirrors the decrease in pre-tax income of $12.0 million. The Company currently has a deferred tax asset of $8.3 million. The pretax loss experienced in 2011 was primarily due to unusually high net charge offs of $19.1 million, which led to a $19.5 million provision charge for the year. In 2011, management determined that based on current market conditions, the best course of action was to aggressively pursue divestiture of the underlying assets. In the third quarter the Company charged the carrying value of the loans down to levels consistent with recently negotiated letters of intent or purchase agreements which resulted in net charge offs of $13.3 million. The Company does not anticipate another such charge, although there can be no guarantee of this. Based on proforma core earnings of the Company in combination with anticipated charge offs, management anticipates generating sufficient pretax income over the next three years which would result in the realization of the deferred tax asset. Therefore, no valuation allowance was established for the deferred tax asset. On January 25, 2012, the Company entered into a merger agreement with Old National Bank headquartered in Evansville. This agreement must be approved by a shareholder vote at the Company’s annual meeting and by bank regulators. As with the Company’s anticipated earnings, based on estimated proforma core earnings of the merged companies in combination with anticipated charge offs, management anticipates generating sufficient pretax income over the next three years which would result in the realization of the deferred tax asset. Therefore, no valuation allowance was established for the deferred tax asset.

FINANCIAL CONDITION

Total assets as of December 31, 2011, were $984.6 million, a decrease of $58.7 million, or 5.6%, from December 31, 2010 total assets of $1.04 billion. As mentioned previously, the Company completed a repositioning strategy prepaying $55.0 million in FHLB advances with funds from security sales. The decision to execute the balance sheet repositioning strategies was triggered by the extreme movements in the market over the last several months and most notably during the early part of August. As a result of the market volatility, the Company had a large unrealized gain in the securities portfolio. As growth and preservation of capital is a key strategy for the Company, it was determined that realizing a portion of the security gains and converting these amounts to permanent capital was prudent. In conjunction with the securities transactions, the Company reviewed its remaining wholesale funding. The currently structured variable rate Federal Home Loan Bank advances had a total cost of approximately 2.05%, which in many cases was equal to or higher than the reinvestment rate on many of the security classes utilized by the Company. Portfolio loans decreased $39.6 million from December 31, 2011. Commercial and commercial real estate loans have decreased $32.7 million in 2011. Net commercial and commercial mortgage loan charge offs of $18.4 million, driven partially by the problem asset divestiture strategy, accounted for 56.3% of the decreased balance in this loan segment.

Additionally commercial lending activity has been slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality commercial relationships. Seconds and home equity loan balances have declined $6.5 million partially due to customers taking advantage of the low rates and refinancing these loans into first mortgages. The Company currently sells the vast majority of residential first mortgages it originates in the secondary market. Certificates of deposit decreased $51.2 million in 2011 as the Company does not negotiate rates for single service certificate of deposit customers. Public fund interest checking increased $12.3 million in 2011, primarily due to the receipt of tax payments in the fourth quarter. These volatile funds typically are withdrawn the quarter after they’re received. Retail interest checking increased $32.4 million resulting in a total increase in interest checking of $44.7 million. Demand deposits and savings have increased $17.4 million and $6.4 million,, respectively. This increase in transaction account balances is a reflection of the Company’s current marketing and sales activities focus on transaction accounts aimed at attracting new customers and expanding relationships with existing customers.

Shareholders’ equity decreased $515,000 during 2011. Retained earnings decreased $1.7 million from net loss, $1.2 million for dividend payments on common and preferred stock, and $109,000 for the amortization of the discount on preferred stock. Common stock increased $505,000 from recognition of compensation expense associated with restricted stock issued and the vesting of stock options. Additionally, the Company had other comprehensive income from unrealized gains in its securities available for sale portfolio, net of tax, of $2.1 million for the twelve months ended December 31, 2011.

ASSET QUALITY

In accordance with the Company’s classification of assets policy, management evaluates the loan and investment portfolio each month to identify assets that may contain probable losses. In addition, management evaluates the adequacy of its allowance for loan losses.

SECURITIES

Management reviews its investment portfolio for other than temporary impairment on a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer, and the timely receipt of contractual payments. Additional consideration is given to the fact that it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity.

The Company had two corporate securities with a face amount of $2.0 million which had an unrealized loss of $569,000 as of December 31, 2011, which is a $100,000 decrease compared to the prior quarter value. These two securities are backed by Bank of America, the purchaser of Nations Bank, and Chase. Management expects the outcome of these two investments to be an all or none scenario, whereby if either Bank of America or Chase becomes insolvent, the Bank would not be repaid, or conversely, if these two national banks remain going concerns the Bank would be repaid. Currently the Bank of America and Chase investments are rated BA1 and A2, respectively, by Moody’s rating system. Both of the issuers of these bonds are considered well capitalized banks under the current regulatory definition. Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturity beyond ten years. The Company does not intend to sell these investments and it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. Based on these criteria, management determined the two corporate securities did not have any other than temporary impairment.

In reviewing the remaining available for sale securities at December 31, 2011, for other than temporary impairment, management considered the change in market value of the securities in the fourth quarter of 2011, the expectation for the security’s future performance based on the receipt, or non receipt, of required cash flows, Moody’s and S&P ratings where available, and if it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity. The receipt or non-receipt of all required payments is the primary criterion management uses to determine if a security is other than temporarily impaired. When payment due is not received, management views the payment default as a credit default and writes off the entire balance of the security.

All contractual payments on all investments were received as required in the current quarter. Based on this criterion, management concluded that no securities were other than temporarily impaired.

NON-PERFORMING ASSETS

The following table sets forth information concerning non-performing assets of the Company. Real estate owned includes property acquired in settlement of foreclosed loans that is carried at net realizable value. (dollars in thousands)

As of	Dec 2011	Dec 2010	Dec 2009	Dec 2008	Dec 2007
Non-accruing loans:
Residential mortgage loans	$849	$1,412	$3,093	$2,349	$2,284
Commercial and commercial mortgage loans	32,788	18,082	15,892	19,352	7,622
Second and home equity loans	264	678	798	696	466
Other consumer loans	70	106	106	137	144

Total	33,971	20,278	19,889	22,534	10,516

90 days past due and still accruing loans:
Residential mortgage loans	87	92	131	481	64
Commercial and commercial mortgage loans	0	0	1,279	37	0

Total	87	92	1,410	518	64

Troubled debt restructured	3,082	9,684	499	1,282	874

Total non-performing loans	37,140	30,054	21,798	24,334	11,454
Real estate owned	5,736	4,389	12,627	3,379	311

Total Non-Performing Assets	$42,876	$34,443	$34,425	$27,713	$11,765

Non-performing assets to total assets	4.35%	3.30%	3.41%	2.86%	1.29%

Non-performing loans to total loans	5.25%	4.02%	2.95%	3.03%	1.51%

Allowance for loan losses to non-performing loans	40.34%	48.60%	60.16%	35.30%	60.87%

The Company promptly charges off commercial loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower, b) declining collateral values, and/or c) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral. Partial charge offs on non performing loans for the periods ended December 31, 2011 and December 31, 2010 were $15.6 million and $6.7 million, respectively. By recording partial charge offs on nonperforming loans, the Company has the remaining loan recorded at the estimated net realizable value, and accordingly, does not have any valuation allowance connected with these loans. This impact of partial charge offs results in a lower coverage ratio of the allowance for loan losses to nonperforming loans.

The Company’s non performing loans at December 31, 2011 and December 31, 2010 consisted of the following:

	Period Ended December 31, 2011		Period Ended December 31, 2010
Non Performing Loans	Amount	Percentage of total nonperforming loans	Amount	Percentage of total nonperforming loans
Non performing loans with partial charge offs	$20,977	56.5%	$9,089	30.2%

Non performing loans without partial charge offs	$16,163	43.5%	$20,965	69.8%

Total Non Performing Loans	$37,140	100.0%	$30,054	100.0%

The result of recording partial charge offs on non performing loans had the following impact on certain credit quality statistics at December 31, 2011 and December 31, 2010:

	Period Ended December 31, 2011		Period Ended December 31, 2010
Credit Quality Statistics	Non performing loans with partial charge offs	Non performing loans without partial charge offs	Non performing loans with partial charge offs	Non performing loans without partial charge offs
Non performing loans to total loans	5.25%	7.39%	4.02%	4.87%

Allowance for loan losses to total loans	2.12%	2.07%	1.95%	1.94%

Allowance for loan losses to nonperforming loans	40.34%	28.39%	48.60%	39.75%

Total nonperforming assets increased $8.4 million to $42.9 million at December 31, 2011 compared to $34.4 million at December 31, 2010. Total nonperforming loans increased $7.1 million to $37.1 million at December 31, 2011 compared to $30.0 million at December 31, 2010. As a result of the increase in nonperforming loans, the coverage ratio of the allowance for loan losses to nonperforming loans decreased to 40.3% at December 31, 2011 compared to 48.6% at December 31, 2010. Nonaccrual commercial and commercial mortgage loans at December 31, 2011 included fifteen relationships which totaled $28.9 million, or 84.9%, of total nonaccrual loans. These fifteen relationships consisted of the following: ten relationships totaling $22.5 million relate to residential or commercial land development, three relationships totaling $3.7 million relate to apartments or condominiums, and two relationships totaling $2.6 million relate to retail strip centers. At December 31, 2011, a specific reserve of $447,000 was included in the allowance for loan losses related to these fifteen relationships. Troubled debt restructurings (TDRs) at December 31, 2011 included two commercial loans which totaled $2.3 million, or 74.0%, of total TDRs. Both of these loans represent the smaller portion or “B” note of larger relationships. In both relationships, the larger or “A” note requires both principal and interest payments while the “B” note receives interest only payments. Other real estate owned at December 31, 2011 included three properties with totaled $4.4 million, or 76.9%, of total other real estate owned. These three properties consisted of the following: two properties totaling $3.2 million relate to residential land development and one property totaling $1.2 million relates to commercial land development.

When considering the restructuring of a loan, when the borrower is having financial difficulty, the Company performs a complete analysis and underwrites the loan as it would any new origination. The analysis and underwriting considers the most recent debt service coverage analysis, pro forma financial projections prepared by the borrower, evaluation of cash flow and liquidity available from other sources tied to the credit and updated collateral valuations. Upon completion of the detailed analysis and underwriting of the credit, the Company determines whether there is a loan structure that can be supported by the current and projected operations of the borrower. The Company also considers whether the changes necessary to accomplish the pro forma financial projections appear reasonable and achievable. This determination is based on discussions with the borrower to review the plan and to understand the financial projections. Additionally, the Company considers and reviews those portions of the plan that may already have been implemented. The Company will modify the original terms of the loan agreement only when there is evidence that the plan and financial projections are achievable and that these improvements will allow for repayment of the debt in the future. Such loans are then accounted for as TDRs. The key factor the Company considers when determining whether a loan is classified as an accruing TDR or should be included as a nonaccrual loan is whether the loan is expected to be able to perform according to the restructured terms. The primary factor for determining if a loan will perform under the restructured terms is an analysis of the borrower’s current cash flow projections and current financial position to verify the borrower can generate adequate cash flow to support the restructured debt service requirements. The Company sometimes restructures non accrual loans to improve its collateral position. A non accrual loan that is restructured would continue to be classified as non accrual until such time that there is no longer any doubt as to the collection of all principal and interest owed under the contractual terms of the restructured agreement. The Company generally requires all non-accrual loans to perform under the terms of the restructured agreement for a period of not less than six months before returning to accrual status. All loans the Company classifies as TDR are performing according to their restructured terms. TDR loans are analyzed for non accrual status using the same criteria as other loans in the Company’s portfolio. No loans modified and classified as TDR loans have had any charge offs. Prior to being classified as TDR loans an immaterial amount was charged off. There is currently no specific allowance allocated to TDR loans. For additional information regarding TDR loans see Note 3 to the consolidated financial statements.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses increased $378,000 to $15.0 million at December 31, 2011 compared to $14.6 million at December 31, 2010. The ratio of the allowance for loan losses to total loans increased to 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010. The allowance for loan losses consists of three components: the amount of reserve based on historic loss rates, specific reserves assigned to individual loans and the qualitative environmental allocation. See further discussion under Critical Accounting Policies as well as Note 1 to the consolidated financial statements for more detail regarding the three components of the allowance for loan losses.

In determining the appropriate balance in the allowance for loan losses, management considered such factors as trends in the loan portfolio, historical loss trends, levels of nonperforming assets and the impact of the local and national economy. During 2011, the commercial loan portfolio continued to show the strain of the prolonged economic downturn. Beginning in mid 2011, management began to see more activity and interest regarding residential and commercial land development. Management sought to take advantage of the increased interest level by working with customers to aggressively pursue strategies to sell land holdings. As a result of several negotiations directly with the end users, management was able to determine that there were capable buyers for land holdings, but that the sale prices were well below prior estimates. In spite of the valuations, management believed it was in the best interest of the Company to pursue an aggressive divestiture strategy rather than a strategy of holding assets for an extended period in hopes that values would rebound. To support the strategy to divest of problem assets in the short term, management recorded significant charge offs primarily in the third quarter of 2011 to align carrying values with divestiture strategies. While nonperforming assets increased during 2011, balances decreased during the fourth quarter as management began implementation of its divestiture strategy. As a result of the provision for loan losses exceeding net charge offs for the year along with the decrease in the loan portfolio, the ratio of the allowance for loan losses to total loans increased 17 basis points to 2.12% at the end of 2011. Management determined that an increase in the allowance for loan losses was appropriate in light of the continued uncertainty and sluggish national economy along with similar circumstances in the Company’s Indianapolis market.

The following table sets forth an analysis of the allowance for loan losses. (dollars in thousands)

As Of	Dec 2011	Dec 2010	Dec 2009	Dec 2008	Dec 2007
Balance at beginning of period	$14,606	$13,113	$8,589	$6,972	$6,598
Provision for loan losses	19,509	7,179	16,218	4,292	1,361
Loan charge-offs:
Residential mortgage loans	(162)	(697)	(473)	(499)	(136)
Commercial and commercial mortgage loans	(18,834)	(4,447)	(10,124)	(1,561)	(698)
Second and home equity loans	(411)	(502)	(874)	(339)	(24)
Other consumer loans	(345)	(439)	(568)	(642)	(608)

Total charge-offs	(19,752)	(6,085)	(12,039)	(3,041)	(1,466)

Recoveries:
Residential mortgage loans	14	126	31	34	14
Commercial and commercial mortgage loans	394	81	121	58	178
Second and home equity loans	39	34	15	45	22
Other consumer loans	174	158	178	229	265

Total recoveries	621	399	345	366	479

Net charge-offs	(19,131)	(5,686)	(11,694)	(2,675)	(987)

Balance at End of Period	$14,984	$14,606	$13,113	$8,589	$6,972

Net charge-offs to average loans	2.70%	0.78%	1.52%	0.35%	0.14%

Allowance for loan losses to total loans	2.12%	1.95%	1.78%	1.07%	0.92%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The following table indicates the portion of the allowance for loan loss management has allocated to each loan type: (dollars in thousands)

As Of	Dec 2011	Dec 2010	Dec 2009	Dec 2008	Dec 2007
Residential mortgage loans	$504	$799	$910	$741	$1,153
Commercial and commercial mortgage loans	13,691	12,640	10,564	6,493	4,374
Second and home equity loans	556	858	1,152	821	762
Other consumer loans	233	309	487	534	683

Total Allowance for Loan Losses	$14,984	$14,606	$13,113	$8,589	$6,972

Management reassigned all of the qualitative/environmental allowance to the commercial and commercial mortgage loan category based on a review of the past two years and current year to date net charge off history. This review indicated that the allowance based on historical loss rates for the residential mortgage loans, second and home equity loans and other consumer loans categories should be adequate. Net charge offs for residential mortgages, second and home equity loans and other consumer loans are $148,000, $372,000 and $171,000, respectively, for the year ended December 31, 2011. Net charge offs for commercial and commercial real estate loans are $18.4 million for the same period.

The increase in non performing assets did not result in a corresponding increase in the allowance for loan losses as appropriate charge offs were taken on new non performing credits as described above.

LIQUIDITY AND CAPITAL RESOURCES

The Company maintains its liquid assets at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. Cash for these purposes is generated through the sale or maturity of securities and loan prepayments and repayments, and may be generated through increases in deposits or borrowings. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general money market conditions.

Borrowings may be used to compensate for reductions in other sources of funds such as deposits. As a member of the FHLB System, the Company may borrow from the FHLB of Indianapolis. At December 31, 2011, the Company had no advances outstanding from the FHLB of Indianapolis. As of that date, the Company had commitments of approximately $122.2 million to fund lines of credit and undisbursed portions of loans in process, loan originations of approximately $22.3 million, letters of credit of $5.1 million, and commitments to sell loans of $15.7 million. In the opinion of management, the Company has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.

On December 12, 2008, Indiana Community Bancorp strengthened its capital position by issuing 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash. The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by the Company, subject to certain limitations in the first three years after issuance of the Series A Preferred Stock. The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock. The U.S. Department of the Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

Upon issuance of the Series A Preferred Stock on December 12, 2008, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions, including a restriction against increasing dividends from the last quarterly cash dividend per share ($0.12) declared on the Common Stock prior to October 14, 2008 without the consent of the Treasury. The redemption, purchase or other acquisition of trust preferred securities of the Company or its affiliates also will be restricted. These restrictions will terminate on the earlier of (a) the third anniversary of the date of issuance of the Series A Preferred Stock and (b) the date on which the Series A Preferred Stock has been redeemed in whole or Treasury has transferred all of the Series A Preferred Stock to third parties. In addition, pursuant to the Certificate of Designations, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

ONB has agreed in its previously disclosed merger agreement with the Company to fund the redemption of the TARP preferred stock on or after the closing of the merger, subject to regulatory approval.

CONTRACTUAL COMMITMENTS

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to various activities that contain credit and market risk that are not reflected in the financial statements. Such activities include commitments to extend credit, selling loans, borrowing funds, and standby letters of credit. Commitments to borrow or extend credit, including loan commitments and standby letters of credit, do not necessarily represent future cash requirements in that these commitments often expire without being drawn upon. The Company originated $80.6 million of loans for sale in the secondary market in 2011. In the event of an early payment default, the Company could be required to indemnify the investor or repurchase the sold loan. Indemnifying the investor involves paying a $1,500 fee and certain associated costs, which are typically less than $10,000. Due to the remote possibility of early payment default on loans the Company sells and the immaterial nature of the costs involved, the Company does not reserve for loans sold in the secondary market. Management believes that none of these commitment arrangements expose the Company to any greater risk of loss than already reflected on our balance sheet. Accordingly, no reserves have been established for these commitments. Commitments are summarized as follows: (dollars in thousands)

	Less Than 1 year	1-3 years	4-5 years	Greater Than 5 years	Total
Contractually obligated payments due by period:
Certificates of deposit	$156,421	$97,304	$6,518	$2,512	$262,755
Long term compensation obligations	246	544	565	2,150	3,505
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	76,279	0	0	0	76,279
Residential mortgage loans	14,098	0	0	0	14,098
Revolving home equity lines of credit	38,453	0	0	0	38,453
Other	15,725	0	0	0	15,725
Standby letters of credit	5,123	0	0	0	5,123
Commitments to sell loans:
Residential mortgage loans	15,743	0	0	0	15,743

Total	$322,088	$97,848	$7,083	$4,662	$431,681

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

Lease Obligations

The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options. Rent expense charges to operations were $674,000, $513,000, and $470,000 for the years ended December 31, 2011, 2010 and 2009, respectively. As of December 31, 2011, future minimum annual rental payments under these leases are as follows: (dollars in thousands)

Year Ended December	Amount
2012	$535
2013	533
2014	535
2015	547
2016	559
Thereafter	3,091

Total Minimum Operating Lease Payments	$5,800

OFF-BALANCE SHEET ARRANGEMENTS

The term “off-balance sheet arrangement” generally means any transaction, agreement, or other contractual arrangement to which an entity unconsolidated with the Company is a party under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets. The Company does not have any off-balance sheet arrangements with unconsolidated entities that have or are reasonably likely to have a current or future effect on the Company’s financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors, except as related to the guarantee of Capital Securities issued by the Company’s unconsolidated Delaware Trust subsidiary, Home Federal Statutory Trust I, as disclosed in Note 9 to the consolidated financial statements.

DERIVATIVE FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board (FASB) Accounting Standards Codification™ (Codification), the source of generally accepted accounting principles (GAAP), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, requires all derivatives, whether designated as a hedge, or not, to be recorded on the balance sheet at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company has interest rate lock commitments for the origination of loans held for sale which are not material to the Company’s consolidated financial statements. See Note 1 to the consolidated financial statements for further discussion of derivative financial instruments.

IMPACT OF INFLATION

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary assets and liabilities of commercial banks such as the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In the current interest rate environment, liquidity, maturity structure and quality of the Company’s assets and liabilities are critical to the maintenance of acceptable performance levels.

NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“TDR”),” which provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and are to be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-4, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”),” which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The application of fair value measurements is not changed as a result of this amendment. Some of the amendments provide clarification of existing fair value measurement requirements while other amendments change a particular principal or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. Management is currently in the process of determining what effect the provisions of this update will have on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-5, “Presentation of Comprehensive Income,” which improves comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement will present total net income and its components followed consecutively by a second statement that will present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The FASB decided on October 21, 2011 that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. Management is currently in the process of determining what effect the provisions of this update will have on the Company’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-9, “Compensation – Retirement Benefits-Multiemployer Plans: Disclosures about an Employer’s Participation in a Multiemployer Plan,” which improves employer disclosures for multiple-employer pension plans. Previously, disclosures were limited primarily to the historical contributions made to the plans. In developing the new guidance, the FASB’s goal was to help users of financial statements assess the potential future cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The amendments in this ASU are effective for fiscal years ending after December 15, 2011, with early adoption permitted. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

CRITICAL ACCOUNTING POLICIES

The notes to the consolidated financial statements contain a summary of the Company’s significant accounting policies. Certain of these policies are critical to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include a determination of the allowance for loan losses and the valuation of securities.

Allowance for Loan Losses Methodology and Related Policies

A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including source of cash flows. All commercial and commercial real estate impaired loans, as well as impaired residential mortgages and consumer loans over $250,000, are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Currently the Company’s loans individually evaluated for impairment are all in the commercial and commercial real estate segment. In general the Company acquires updated appraisals on an annual basis for commercial and commercial real estate impaired loans, exclusive of performing TDRs. Based on historical experience these appraisals are discounted ten percent to estimate the cost to sell the property. If the most recent appraisal is over a year old, and a new appraisal is not performed due to lack of comparable values or other reasons, a 20% discount based on historical experience is applied to the appraised value. The discount may be increased due to area economic factors, such as vacancy rates, lack of sales, and condition of property.

The Company promptly charges off commercial loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower, b) declining collateral values, and/or c) legal action, including bankruptcy that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

For all loan classes, when cash payments are received on impaired loans, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms. For impaired loans where the Company utilizes the present value of expected future cash flows to determine the level of impairment, the Company reports the entire change in present value as bad-debt expense. The Company does not record any increase in the present value of cash flows as interest income.

Consistent with regulatory guidance, charge-offs for all loan segments are taken when specific loans, or portions thereof, are considered uncollectible and of such little value that their continuance as assets is not warranted. The Company promptly charges these loans off in the period the uncollectible loss amount is reasonably determined. The Company charges off consumer related loans which include 1-4 family first mortgages, second and home equity loans and other consumer loans or portions thereof when the Company reasonably determines the amount of the loss. However, the charge offs generally are not made earlier than the applicable regulatory timeframes. Such regulatory timeframes provide for the charge down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge off of unsecured open end loans when the loan is 180 days past due and charge down to the net realizable value when other secured loans are 120 days past due. For all loan classes, the entire balance of the loan is considered delinquent if the minimum payment contractually required to be paid is not received by the contractual due date.

A reversal of accrued interest, which has not been collected, is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and are still accruing interest are loans where the Company is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency. If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received in excess of principal due. Loans are returned to accrual status when, in management’s judgment, the borrower’s ability to make periodic interest and principal payments returns to normal and future payments are reasonably assured.

For all loan segments, the allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectability and historical loss experience of loans. The allowance is based on ongoing assessments of the estimated incurred losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency. Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Specific reserves are assigned on impaired loans based on the measurement criteria noted above. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans’ quality. For all loans not listed individually on the Asset Watch List, and those loans included on the Asset Watch List but not deemed impaired, historical loss rates are the basis for developing expected charge-offs for each pool of loans. In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling three years is reached. This was done to accurately reflect the risk inherent in the portfolio. Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio. As of December 31, 2011, the time frame used to determine charge off percentages was January 1, 2009 through December 31, 2011.

In addition to the specific reserves and the allocations based on historical loss rates, qualitative/environmental factors are used to recognize estimated incurred losses inherit in the portfolio not reflected in the historical loss allocations utilized. The qualitative/environmental factors include considerations such as the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, examination results from bank regulatory agencies and the Company’s credit review function. The qualitative/environmental portion of the allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

Valuation of Securities

Currently all securities are classified as available-for-sale on the date of purchase. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and because the Company does not intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Shareholders

Indiana Community Bancorp

Columbus, Indiana

We have audited the accompanying consolidated balance sheets of Indiana Community Bancorp as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indiana Community Bancorp as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BKD, LLP

Indianapolis, Indiana

March 15, 2012

CONSOLIDATED BALANCE SHEETS

(dollars in thousands except share data)

	December 31, 2011	December 31, 2010
Assets:
Cash and due from banks	$20,683	$12,927
Interest bearing demand deposits	278	136
Federal funds sold	19,634	0

Cash and cash equivalents	40,595	13,063

Securities available for sale at fair value (amortized cost $178,300 and $227,331)	180,770	226,465
Loans held for sale (fair value $6,617 and $7,827)	6,464	7,666
Portfolio loans:
Commercial and commercial mortgage loans	517,970	550,686
Residential mortgage loans	93,757	92,796
Second and home equity loans	86,059	92,557
Other consumer loans	9,533	11,614

Total portfolio loans	707,319	747,653
Unearned income	(233)	(252)
Allowance for loan losses	(14,984)	(14,606)

Portfolio loans, net	692,102	732,795
Premises and equipment	16,617	16,228
Accrued interest receivable	3,085	3,785
Other assets	44,974	43,316

Total Assets	$984,607	$1,043,318

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$103,864	$86,425
Interest checking	222,314	177,613
Savings	52,181	45,764
Money market	222,229	224,382
Certificates of deposit	262,653	313,854

Retail deposits	863,241	848,038

Public fund certificates	102	5,305

Wholesale deposits	102	5,305

Total deposits	863,343	853,343

FHLB advances	0	53,284
Short term borrowings	0	12,088
Junior subordinated debt	15,464	15,464
Other liabilities	17,666	20,490

Total liabilities	896,473	954,669

Commitments and Contingencies

Shareholders’ equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500 shares; Liquidation preference $1,000 per share	21,265	21,156
No par common stock; Authorized: 15,000,000 shares Issued and outstanding: 3,422,379 and 3,385,079 shares	21,735	21,230
Retained earnings, restricted	44,127	47,192
Accumulated other comprehensive income/(loss), net	1,007	(929)

Total shareholders’ equity	88,134	88,649

Total Liabilities and Shareholders’ Equity	$984,607	$1,043,318

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share data)
	Year Ended Dec 2011	Year Ended Dec 2010
Interest Income:
Short term investments	$29	$59
Securities	4,964	5,366
Commercial and commercial mortgage loans	28,559	30,154
Residential mortgage loans	4,148	4,625
Second and home equity loans	4,130	4,581
Other consumer loans	819	1,079

Total interest income	42,649	45,864

Interest Expense:
Checking and savings accounts	1,434	1,908
Money market accounts	1,327	1,686
Certificates of deposit	5,476	8,625

Total interest on retail deposits	8,237	12,219

Public funds	12	10

Total interest on wholesale deposits	12	10

Total interest on deposits	8,249	12,229

FHLB advances	692	1,089
Other borrowings	9	1
Junior subordinated debt	308	311

Total interest expense	9,258	13,630

Net interest income	33,391	32,234
Provision for loan losses	19,509	7,179

Net interest income after provision for loan losses	13,882	25,055

Non Interest Income:
Gain on sale of loans	1,975	2,107
Gain on sale of securities available for sale	2,396	768
Other than temporary impairment losses	(104)	(215)
Service fees on deposit accounts	6,056	6,389
Loan servicing income, net of impairment	492	473
Net loss on real estate owned	(495)	(288)
Trust and asset management fees	1,202	1,097
Increase in cash surrender value of life insurance	529	560
Miscellaneous	939	740

Total non interest income	12,990	11,631

Non Interest Expenses:
Compensation and employee benefits	15,733	14,738
Occupancy and equipment	3,897	3,918
Service bureau expense	2,006	1,954
FDIC insurance expense	1,535	2,071
Marketing	1,011	804
Professional fees	771	726
Loan expenses	1,243	976
REO expenses	631	628
Communication expenses	559	620
FHLB advances prepayment fee	1,353	0
Miscellaneous	2,372	2,463

Total non interest expenses	31,111	28,898

Income (loss) before income taxes	(4,239)	7,788
Income tax provision (benefit)	(2,495)	2,146

Net Income (Loss)	$(1,744)	$5,642

Basic Earnings (Loss) per Common Share	$(0.87)	$1.32
Diluted Earnings (Loss) per Common Share	$(0.87)	$1.32
Basic weighted average number of shares	3,364,934	3,358,079
Dilutive weighted average number of shares	3,364,934	3,358,728
Dividends per share	$0.040	$0.040

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars in thousands except share data)
	Common Shares Outstanding	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2009	3,358,079	$21,054	$21,060	$42,862	$(52)	$84,924
Comprehensive income:
Net income				5,642		5,642
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $334 and tax effect of $587					(881)	(881)
Change in supplemental retirement plan obligations, net of tax of $3					4	4

Total comprehensive income						4,765

Restricted stock non vested shares issued	27,000
Amortization of discount on preferred stock		102		(102)		0
Preferred stock cash dividends				(1,075)		(1,075)
Restricted stock compensation expense			146			146
Common stock compensation expense			24			24
Common stock cash dividends ($.040 per share)				(135)		(135)

Balance at December 31, 2010	3,385,079	21,156	21,230	47,192	(929)	88,649

Comprehensive income:
Net loss				(1,744)		(1,744)
Change in unrealized gain on securities available for sale, net of reclassification adjustment for realized gains of $1,447 and tax effect of $1,239					2,097	2,097
Change in supplemental retirement plan obligations, net of tax of $105					(161)	(161)

Total comprehensive income						192

Restricted stock non vested shares issued	39,300
Restricted stock forfeited	(2,000)
Amortization of discount on preferred stock		109		(109)		0
Preferred stock cash dividends				(1,075)		(1,075)
Restricted stock compensation expense			501			501
Common stock compensation expense			4			4
Common stock cash dividends ($.040 per share)				(137)		(137)

Balance at December 31, 2011	3,422,379	$21,265	$21,735	$44,127	$1,007	$88,134

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
	Year Ended Dec 2011	Year Ended Dec 2010
Cash Flows From / (Used In) Operating Activities:
Net income (loss)	$(1,744)	$5,642
Adjustments to reconcile net income to net cash from operating activities:
Accretion of discounts, amortization and depreciation	6,645	5,041
Provision for loan losses	19,509	7,179
Stock based compensation expense	505	170
Benefit for deferred income taxes	(1,022)	(177)
Net gain from sale of loans	(1,975)	(2,107)
Gain on securities	(2,396)	(768)
Other than temporary impairment losses	104	215
Net loss from real estate owned	495	288
Loan fees deferred/(recognized), net	(37)	169
Proceeds from sale of loans held for sale	83,813	90,039
Origination of loans held for sale	(80,636)	(89,523)
(Increase)/decrease in accrued interest and other assets	(771)	3,258
Increase/(decrease) in other liabilities	(121)	1,956

Net Cash From Operating Activities	22,369	21,382

Cash Flows From / (Used In) Investing Activities:
Net principal received/(disbursed) on loans	12,797	(16,894)
Net change in interest bearing time deposits	0	410
Proceeds from:
Maturities/repayments of securities held to maturity	0	415
Maturities/repayments of securities available for sale	68,500	122,432
Sale of securities available for sale	125,283	159,626
Real estate owned and other assets	6,941	10,117
Sale of Federal Home Loan Bank stock	944	822
Purchases of:
Loans	(359)	(748)
Securities held to maturity	0	(50)
Securities available for sale	(148,957)	(355,481)
Acquisition of premises and equipment	(1,686)	(2,745)
Disposal of premises and equipment	0	256

Net Cash From / (Used In) Investing Activities	63,463	(81,840)

Cash Flows From / (Used In) Financing Activities:
Net increase in deposits	10,000	13,038
Proceeds from advances from FHLB	0	83,012
Repayment of advances from FHLB	(55,000)	(83,012)
Prepayment penalty on modification of FHLB advances	0	(2,456)
Net proceeds from/(net repayment of) overnight borrowings	(12,088)	12,088
Payment of dividends on preferred stock	(1,075)	(1,075)
Payment of dividends on common stock	(137)	(135)

Net Cash From /(Used In) Financing Activities	(58,300)	21,460

Net increase/(decrease) in cash and cash equivalents	27,532	(38,998)
Cash and cash equivalents, beginning of period	13,063	52,061

Cash and Cash Equivalents, End of Period	$40,595	$13,063

Supplemental Information:
Cash paid for interest	$9,281	$13,723
Cash paid for income taxes, net of refunds	$1,075	$618
Non Cash Items:
Assets acquired through foreclosure	$8,783	$2,167
Transfer to securities available for sale from held to maturity	$0	$3,273
Securities trades not settled	$1,040	$3,904

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended December 31, 2011 and 2010

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Indiana Community Bancorp and subsidiaries (the “Company”) conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. A summary of the more significant accounting policies follows:

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Indiana Bank and Trust Company (the “Bank”) and its wholly-owned subsidiaries. HomeFed Financial Corp a wholly-owned subsidiary of the Company was merged with the Company during 2010. All intercompany balances and transactions have been eliminated.

Description of Business

The Company is a bank holding company. The Bank provides financial services to south-central Indiana through its main office in Columbus and 18 other full service banking offices and a commercial loan office in Indianapolis. The Bank also owns Home Investments, Inc., a Nevada corporation that holds, services, manages, and invests a portion of the Bank’s investment portfolio.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the valuation of securities and real estate owned.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2011 was $1.2 million.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At December 31, 2011, the Company’s cash and cash equivalent accounts exceeded federally insured limits by approximately $19.9 million. Included in that amount are the Company’s accounts with the Federal Reserve Bank and the Federal Home Loan Bank in the amount of $253,000 and federal funds sold of $19.6 million that are not federally insured.

Securities

Securities are required to be classified as held to maturity, available for sale or trading. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in shareholders’ equity, net of tax, or income, respectively. Premiums and discounts are amortized over the contractual lives of the related securities using the effective yield method and are included in interest income, with the exception of mortgage backed securities and collateralized mortgage obligations, which are amortized over an estimated average life. Gain or loss on sale of securities is based on the specific identification method.

Valuation of Securities

Currently all securities are classified as available-for-sale on the date of purchase. Available-for-sale securities are reported at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of related deferred income taxes, on the consolidated balance sheets. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within non interest income in the consolidated statements of operations. The cost of securities sold is based on the specific identification method. Available-for-sale securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the present value of expected future cash flows, and the creditworthiness of the issuer. Based on the results of these considerations and because the Company does not intend to sell investments and it is not more-likely-than-not that the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider these investments to be other than temporarily impaired. When a decline in value is considered to be other-than-temporary, the cost basis of the security will be reduced and the credit portion of the loss is recorded within non interest income in the consolidated statements of operations.

Loans Held for Sale

Loans held for sale consist of mortgage loans conforming to established guidelines and held for sale to the secondary market. Mortgage loans held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Gains and losses on the sale of these mortgage loans are included in non interest income.

Loans

Loans are reported at the principal balance outstanding net of deferred loan fees and direct loan costs. Interest on real estate, commercial and installment loans is accrued over the term of the loans on a level yield basis. The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as they come due. The recognition of interest income is discontinued on certain other loans when, in management’s judgment, the interest will not be collectible in the normal course of business.

Loan Origination Fees

Nonrefundable origination fees, net of certain direct origination costs, are deferred and recognized as a yield adjustment over the contractual life of the underlying loan. Any unamortized fees on loans sold are credited to gain on sale of loans at the time of sale.

Allowance for Loan Losses Methodology and Related Policies

A loan is considered impaired when it is probable the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Factors considered by management in determining impairment include the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including source of cash flows. All commercial and commercial real estate impaired loans, as well as impaired residential mortgages and consumer loans over $250,000, are measured based on the loan’s discounted cash flow or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Currently the Company’s loans individually evaluated for impairment are all in the commercial and commercial real estate segment. In general the Company acquires updated appraisals on an annual basis for commercial and commercial real estate impaired loans, exclusive of performing troubled debt restructurings (TDRs). Based on historical experience these appraisals are discounted ten percent to estimate the cost to sell the property. If the most recent appraisal is over a year old, and a new appraisal is not performed due to lack of comparable values or other reasons, a 20% discount based on historical experience is applied to the appraised value. The discount may be increased due to area economic factors, such as vacancy rates, lack of sales, and condition of property.

The Company promptly charges off commercial loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to: a) the deteriorating financial condition of the borrower, b) declining collateral values, and/or c) legal action, including bankruptcy that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

For all loan classes, when cash payments are received on impaired loans, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms. For impaired loans where the Company utilizes the present value of expected future cash flows to determine the level of impairment, the Company reports the entire change in present value as bad-debt expense. The Company does not record any increase in the present value of cash flows as interest income.

Consistent with regulatory guidance, charge-offs for all loan segments are taken when specific loans, or portions thereof, are considered uncollectible and of such little value that their continuance as assets is not warranted. The Company promptly charges these loans off in the period the uncollectible loss amount is reasonably determined. The Company charges off consumer related loans which include 1-4 family first mortgages, second and home equity loans and other consumer loans or portions thereof when the Company reasonably determines the amount of the loss. However, the charge offs generally are not made earlier than the applicable regulatory timeframes. Such regulatory timeframes provide for the charge down of 1-4 family first and junior lien mortgages to the net realizable value less costs to sell when the loan is 180 days past due, charge off of unsecured open end loans when the loan is 180 days past due and charge down to the net realizable value when other secured loans are 120 days past due. For all loan classes, the entire balance of the loan is considered delinquent if the minimum payment contractually required to be paid is not received by the contractual due date.

A reversal of accrued interest, which has not been collected, is generally provided on loans which are more than 90 days past due. The only loans which are 90 days past due and are still accruing interest are loans where the Company is guaranteed reimbursement of interest by either a mortgage insurance contract or by a government agency. If neither of these criteria is met, a charge to interest income equal to all interest previously accrued and unpaid is made, and income is subsequently recognized only to the extent that cash payments are received in excess of principal due. Loans are returned to accrual status when, in management’s judgment, the borrower’s ability to make periodic interest and principal payments returns to normal and future payments are reasonably assured.

For all loan segments, the allowance for loan losses is established through a provision for loan losses. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is maintained at a level management considers to be adequate to absorb estimated incurred loan losses inherent in the portfolio, based on evaluations of the collectability and historical loss experience of loans. The allowance is based on ongoing assessments of the estimated incurred losses inherent in the loan portfolio. The Company’s methodology for assessing the appropriate allowance level consists of several key elements, as described below.

All delinquent loans that are 90 days past due are included on the Asset Watch List. The Asset Watch List is reviewed quarterly by the Asset Watch Committee for any classification beyond the regulatory rating based on a loan’s delinquency. Commercial and commercial real estate loans are individually risk rated pursuant to the loan policy. Specific reserves are assigned on impaired loans based on the measurement criteria noted above. Homogeneous loans such as consumer and residential mortgage loans are not individually risk rated by management. They are pooled based on historical portfolio data that management believes will provide a reasonable basis for the loans’ quality. For all loans not listed individually on the Asset Watch List, and those loans included on the Asset Watch List but not deemed impaired, historical loss rates are the basis for developing expected charge-offs for each pool of loans. In December 2010, management determined to increase the timeframe of the historical loss rates from the last two years by one quarter, each quarter, until a rolling three years is reached. This was done to accurately reflect the risk inherent in the portfolio. Management continually monitors portfolio conditions to determine if the appropriate charge off percentages in the allowance calculation reflect the expected losses in the portfolio. As of December 31, 2011, the time frame used to determine charge off percentages was January 1, 2009 through December 31, 2011.

In addition to the specific reserves and the allocations based on historical loss rates, qualitative/environmental factors are used to recognize estimated incurred losses inherit in the portfolio not reflected in the historical loss allocations utilized. The qualitative/environmental factors include considerations such as the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, examination results from bank regulatory agencies and the Company’s credit review function. The qualitative/environmental portion of the allowance is assigned to the various loan categories based on management’s perception of estimated incurred risk in the different loan categories and the principal balance of the loan categories.

Real Estate Owned

Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any resulting write-downs are charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to an income statement account, which is included in non interest income on the consolidated statements of income. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the properties are charged to expense.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives that range from three to forty years. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability, the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is compared to the carrying amount of the asset. If the cash flows are less than the carrying amount, the asset cost is adjusted to fair value and an impairment loss is recognized on the difference between the net book value and the fair value of the long-lived asset. Maintenance, repairs and minor improvements are charged to non interest expenses as incurred.

Derivative Financial Instruments

The Company records all derivatives, whether designated as a hedge, or not, on the consolidated balance sheets at fair value. The Company designates its fixed rate and variable rate interest rate swaps as fair value and cash flow hedge instruments, respectively. If the derivative is designated as a fair value hedge, the changes in fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the changes in fair value of the derivative are recorded in Accumulated Other Comprehensive Income (“AOCI”), net of income taxes.

The Company evaluates interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale, as well as commitments to sell such loan commitments to investors, as free-standing derivative instruments. As of December 31, 2011 and December 31, 2010 the total of these commitments was immaterial to the financial statements.

Income Taxes

The Company and its wholly-owned subsidiaries file consolidated income tax returns. Deferred income tax assets and liabilities are determined using the balance sheet method and are reported in other assets in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rates and laws. Deferred tax assets are recognized to the extent they exist and are reduced by a valuation allowance based on management’s judgment that their realization is more-likely-than-not to occur.

Reclassification

Reclassification of certain amounts in the 2010 consolidated financial statements have been made to conform to the 2011 presentation.

Earnings (Loss) per Common Share

Earnings (loss) per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted average common shares for the basic and diluted earnings (loss) per share computations:

	Year Ended Dec 2011	Year Ended Dec 2010
Basic Earnings per Common Share:
Weighted average common shares	3,364,934	3,358,079

Diluted Earnings per Common Share:
Weighted average common shares	3,364,934	3,358,079
Dilutive effect of stock options/restricted stock	0	649

Weighted average common and incremental shares	3,364,934	3,358,728

Unearned restricted shares have been excluded from the computation of average shares outstanding.

Anti-dilutive options are summarized as follows:

As Of	Dec 2011	Dec 2010
Anti-dilutive options	233,948	280,422

The following is a computation of earnings (loss) per common share. (dollars in thousands, except per share amounts)

	Year Ended Dec 2011	Year Ended Dec 2010
Net income (loss)	$(1,744)	$5,642
Less preferred stock dividend earned	1,075	1,090
Less restricted stock dividend	3	1
Less amortization of preferred stock discount	109	102

Net income (loss) available to common shareholders	$(2,931)	$4,449

Basic Earnings (Loss) per Common Share	$(0.87)	$1.32
Diluted Earnings (Loss) per Common Share	$(0.87)	$1.32

Accumulated Other Comprehensive Income

The following is a summary of the Company’s accumulated other comprehensive income: (dollars in thousands)

	Accumulated Balance
	Year Ended Dec 2011	Year Ended Dec 2010
Unrealized holding gains (losses) from securities available for sale	$2,470	$(866)
Supplemental retirement program obligation	(997)	(731)

Net unrealized gains (losses)	1,473	(1,597)
Tax effect	(466)	668

Accumulated Other Comprehensive Gain (Loss), Net of Tax	$1,007	$(929)

Segments

In accordance with accounting guidance, management has concluded that the Company is comprised of a single operating segment, community banking activities, and has disclosed all required information relating to its one operating segment. Management considers parent company activity to represent an overhead function rather than an operating segment. The Company operates in one geographical area and does not have a single external customer from which it derives 10 percent or more of its revenue.

Stock Based Compensation

At December 31, 2011, the Company had share based employee compensation plans, which are described more fully in Note 13. The Company accounts for these plans under the recognition and measurements principles of GAAP.

Current Economic Conditions

In the rapidly changing economic environment the banking industry faces extraordinary challenges which has occasionally resulted in volatile downward movements in the fair values of investments and other assets, lack of liquidity, and deteriorating credit quality including severe fluctuations in the value of real estate and other loan collateral. The financial statements have been prepared using values and information currently available to the Company. In the current economy, the valuation of assets and liabilities is susceptible to sudden change that could result in material future adjustments in the fair value of assets, the allowance for loan losses, and capital that could be detrimental to the Company’s ability to maintain a well capitalized status and adequate liquidity. Furthermore, the Company’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective actions.

The Company has 52.6% of its assets in commercial and commercial real estate loans. The following table segregates the commercial and commercial real estate portfolio by property type, where the total of the property type exceeds 1% of bank assets as of December 31, 2011. (dollars in thousands)

Property Description	BALANCE ($)	PERCENTAGE OF BANK ASSETS
Accounts Receivable, Inventory, and Equipment	68,556	6.97%
Shopping Center	50,839	5.17%
Office Building	45,745	4.65%
Manufacturing Business/Industrial	40,510	4.12%
Land Only	40,412	4.11%
Medical Building	32,483	3.30%
Retail Business Store	29,232	2.97%
Warehouse	29,142	2.96%
Motel	24,106	2.45%
Apartment Building	22,632	2.30%
Athletic/Recreational/School	13,974	1.42%
Restaurant	12,140	1.23%
Other	11,525	1.17%
Developed Land	10,196	1.04%

NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, “A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (“TDR”),” which provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. The amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and are to be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-4, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”),” which results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The application of fair value measurements is not changed as a result of this amendment. Some of the amendments provide clarification of existing fair value measurement requirements while other amendments change a particular principal or requirement for measuring fair value or disclosing information about fair value measurements. The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. Management is currently in the process of determining what effect the provisions of this update will have on the Company’s financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-5, “Presentation of Comprehensive Income,” which improves comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement will present total net income and its components followed consecutively by a second statement that will present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted, because compliance with the amendments is already permitted. The FASB decided on October 21, 2011 that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. Management is currently in the process of determining what effect the provisions of this update will have on the Company’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-9, “Compensation – Retirement Benefits-Multiemployer Plans: Disclosures about an Employer’s Participation in a Multiemployer Plan,” which improves employer disclosures for multiple-employer pension plans. Previously, disclosures were limited primarily to the historical contributions made to the plans. In developing the new guidance, the FASB’s goal was to help users of financial statements assess the potential future cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside of the financial statements. The amendments in this ASU are effective for fiscal years ending after December 15, 2011, with early adoption permitted. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

2. SECURITIES

Securities are summarized as follows: (dollars in thousands)

	Dec 2011				Dec 2010
	Amortized	Gross Unrealized		Fair	Amortized	Gross Unrealized		Fair
	Cost	Gains	(Losses)	Value	Cost	Gains	(Losses)	Value

Available for Sale:
Municipal bonds	$44,094	$2,255	$(36)	$46,313	$62,925	$1,509	$(580)	$63,854
Asset backed securities	0	0	0	0	100	0	(58)	42
Collateralized mortgage obligations issued by:
GSE agencies	27,354	422	(10)	27,766	50,714	364	(479)	50,599
Private label	49,156	319	(76)	49,399	97,396	138	(1,127)	96,407
Mortgage backed securities issued by agencies	55,652	277	(112)	55,817	13,386	107	(232)	13,261
Corporate debt	1,969	0	(569)	1,400	1,967	0	(508)	1,459
Bond money market funds	0	0	0	0	768	0	0	768
Equity securities	75	0	0	75	75	0	0	75
Total Available for Sale	$178,300	$3,273	$(803)	$180,770	$227,331	$2,118	$(2,984)	$226,465

Certain securities, with amortized cost of $379,000 and fair value of $408,000 at December 31, 2010 were pledged as collateral for the Bank’s treasury, tax and loan account at the Federal Reserve and for certain trust, IRA and KEOGH accounts. No securities were pledged at the Federal Reserve as of December 31, 2011. Certain securities, with amortized cost of $16.6 million and fair value of $16.9 million at December 31, 2011, and amortized cost of $1.3 million and fair value of $1.4 million at December 31, 2010 were pledged as collateral for borrowing purposes at the Federal Home Loan Bank of Indianapolis.

During the second quarter of 2010, securities classified as held to maturity with an amortized cost of $345,000 were transferred to available-for-sale securities and subsequently sold. The proceeds received on these sales totaled $349,000, and gains of $4,000 were realized on these sales. Management decided to transfer and sell these securities, as they believed that the investment strategy originally employed regarding these securities had changed. In conjunction with the transfer and sale of these securities, the Company transferred the remaining held-to-maturity securities with an amortized cost of $2.9 million and a fair value of $2.7 million to available-for-sale securities.

The amortized cost and fair value of securities at December 31, 2011 by contractual maturity are summarized as follows: (dollars in thousands)

	Available for Sale
	Amortized Cost	Fair Value	Yield

Municipal bonds:
Due in one year or less	$2,220	$2,244	5.66%
Due after 1 year through 5 years	12,750	13,385	5.28%
Due after 5 years through 10 years	26,605	28,066	3.97%
Due after 10 years	2,519	2,618	4.18%
Collateralized mortgage obligations issued by:
GSE agencies	27,354	27,766	2.44%
Private label	49,156	49,399	3.72%
Mortgage backed securities issued by agencies	55,652	55,817	2.15%
Corporate debt:
Due after 10 years	1,969	1,400	1.14%
Equity securities	75	75	0%

Total	$178,300	$180,770	3.20%

Activities related to the sales of securities available for sale and other realized losses are summarized as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Proceeds from sales	$125,283	$159,626
Gross gains on sales	2,957	774
Gross losses on sales	561	6
Other than temporary impairment losses	104	215
Tax expense on realized security gains	949	219

During 2011 and 2010 other than temporary impairment was recorded on certain available for sale securities. The entire unrealized loss on these securities was considered to be related to credit risk and the cost basis of these investments was reduced to zero based on the Company’s analysis of expected cash flows. Therefore, no amounts were recognized in other comprehensive income.

Taxable interest income and non-taxable interest income earned on the investment portfolio are summarized as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Taxable interest income	$4,383	$4,634
Non-taxable interest income	581	732

Total Interest Income	$4,964	$5,366

Management reviews its investment portfolio for other than temporary impairment on a quarterly basis. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer, and the timely receipt of contractual payments. Additional consideration is given to the fact that it is not more-likely-than-not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity. Investments that have been in a continuous unrealized loss position as of December 31, 2011 and 2010 are summarized as follows: (dollars in thousands)

As of December 31, 2011	Less than Twelve Months				Twelve Months Or Longer				Total
Description of Securities	Fair Value		Unrealized Losses		Fair Value		Unrealized Losses		Fair Value		Unrealized Losses
Collateralized mortgage obligations issued by:	$		$		$		$		$		$
GSE agencies		1,637		(10)		0		0		1,637		(10)
Private Label		6,079		(59)		3,911		(17)		9,990		(76)
Mortgage backed securities issued by agencies		27,956		(112)		0		0		27,956		(112)
Corporate debt		0		0		1,400		(569)		1,400		(569)
Municipal bonds		983		(32)		397		(4)		1,380		(36)

Total Temporarily Impaired Securities		$36,655		$(213)		$5,708		$(590)		$42,363		$(803)

In reviewing its available for sale securities at December 31, 2011, for other than temporary impairment, management considered the change in market value of the securities during 2011, the expectation for the security’s future performance based on the receipt, or non receipt, of required cash flows and Moody’s and S&P ratings where available. Additionally, management considered that it is not more-likely-than-not that the Company would be required to sell a security before the recovery of its amortized cost basis. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased. The fair value is expected to recover as the securities approach their maturity date or repricing date or if the market yields for such investments decline. Based on these criteria, management concluded that no additional OTTI charge was required

At December 31, 2011, the Company had two corporate debt securities in the available for sale portfolio with a face amount of $2.0 million and an unrealized loss of $569,000. These two securities are rated A2 and BA1 by Moodys indicating these securities are considered of low to moderate credit risk. The issuers of the two securities are two well capitalized banks. Management believes that the decline in market value is due primarily to the interest rate and maturity as these securities carry an interest rate of LIBOR plus 55 basis points with maturities beyond ten years.

As of December 31, 2010	Less than Twelve Months		Twelve Months Or Longer		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed securities	$15	$(3)	$27	$(55)	$42	$(58)
Collateralized mortgage obligations issued by:
GSE agencies	20,969	(479)	0	0	20,969	(479)
Private Label	69,290	(967)	468	(160)	69,758	(1,127)
Mortgage backed securities issued by agencies	9,914	(232)	0	0	9,914	(232)
Corporate debt	0	0	1,459	(508)	1,459	(508)
Municipal bonds	12,841	(543)	855	(37)	13,696	(580)

Total Temporarily Impaired Securities	$113,029	$(2,224)	$2,809	$(760)	$115,838	$(2,984)

3. PORTFOLIO LOANS AND ALLOWANCE FOR LOAN LOSSES

The Company originates both adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are indexed to various indices. Adjustable residential mortgages are generally indexed to the one year Treasury constant maturity rate; adjustable consumer loans are generally indexed to the prime rate; adjustable commercial loans are generally indexed to either the prime rate or the one, three or five year Treasury constant maturity rate. Future market factors may affect the correlation of the interest rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans.

The Company originates and purchases commercial and commercial mortgage loans, which totaled $518.0 million and $550.7 million at December 31, 2011 and 2010, respectively. These loans are considered by management to be of somewhat greater risk of collectability due to the dependency on income production or future development of the real estate. Collateral for commercial and commercial mortgage loans includes manufacturing equipment, real estate, inventory, accounts receivable, and securities. Terms of these loans are normally for up to ten years and have adjustable rates tied to the reported prime rate and Treasury indices. Generally, commercial and commercial mortgage loans are considered to involve a higher degree of risk than residential real estate loans. However, commercial and commercial mortgage loans generally carry a higher yield and are made for a shorter term than residential real estate loans.

Certain residential mortgage products have contractual features that may increase credit exposure to the Company in the event of a decline in housing prices. These types of mortgage products offered by the Company include high loan-to-value (“LTV”) ratios and multiple loans on the same collateral that when combined result in a high LTV. Typically a residential mortgage loan is combined with a home equity loan for a LTV at origination of over 90% and less than or equal to 100%. The balance including unused lines of these loans over 90% LTV at December 31, 2011 was $6.9 million.

Under the capital standards provisions of FIRREA, the loans-to-one-borrower limitation is generally 15% of unimpaired capital and surplus, which, for the Bank, was approximately $16.3 million and $16.6 million at December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Bank was in compliance with this limitation.

The Company follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. Loans to directors, director nominees, executive officers, and their associates (including immediate family members) totaled $3.2 million, or 3.7% of equity capital, and $4.6 million, or 5.2% of equity capital, as of December 31, 2011 and 2010, respectively. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company, and did not involve more than normal risk of collectability or present other unfavorable features. For the years ended December 31, 2011 and 2010, loans of $1.9 million and $3.7 million were disbursed to officers and directors and repayments of $3.3 million and $3.4 million were received from officers and directors, respectively.

At December 31, 2011 and December 31, 2010, deposit overdrafts of $134,000 and $145,000, respectively, were included in portfolio loans.

The following tables present, by portfolio segment, the activity in the allowance for loan losses for the twelve months ended December 31, 2011 and 2010 and balance in the allowance for loan losses and the recorded investment in loans based on the Company’s loan portfolio and impairment method as of December 31, 2011 and 2010. (dollars in thousands)

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Twelve months ended December 31, 2011 Allowance for loan losses:
Balance at beginning of period	$12,640	$799	$858	$309	$14,606
Provision for loan losses	19,491	(147)	70	95	19,509
Loan charge-offs	(18,834)	(162)	(411)	(345)	(19,752)
Recoveries	394	14	39	174	621

Balance at End of Period	$13,691	$504	$556	$233	$14,984

Ending balance: individually evaluated for impairment	$545	$0	$0	$0	$545

Ending balance: collectively evaluated for impairment	$13,146	$504	$556	$233	$14,439

Loans:
Balance at End of Period	$517,970	$93,757	$86,059	$9,533	$707,319

Ending balance: individually evaluated for impairment	$41,075	$0	$0	$0	$41,075

Ending balance: collectively evaluated for impairment	$476,895	$93,757	$86,059	$9,533	$666,244

	Commercial and commercial mortgage loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Twelve months ended December 31, 2010 Allowance for loan losses:
Balance at beginning of period	$10,564	$910	$1,152	$487	$13,113
Provision for loan losses	6,442	460	174	103	7,179
Loan charge-offs	(4,447)	(697)	(502)	(439)	(6,085)
Recoveries	81	126	34	158	399

Balance at End of Period	$12,640	$799	$858	$309	$14,606

Ending balance: individually evaluated for impairment	$3,455	$0	$0	$0	$3,455

Ending balance: collectively evaluated for impairment	$9,185	$799	$858	$309	$11,151

Loans:
Balance at End of Period	$550,686	$92,796	$92,557	$11,614	$747,653

Ending balance: individually evaluated for impairment	$54,450	$0	$0	$0	$54,450

Ending balance: collectively evaluated for impairment	$496,236	$92,796	$92,557	$11,614	$693,203

The risk characteristics of each loan portfolio segment are as follows:

Commercial and Commercial Mortgage (including commercial construction loans)

Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial mortgage loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial mortgage loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s nonresidential and multi-family real estate portfolio are diverse in terms of type and geographic location. Management monitors and evaluates these loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied real estate loans versus non-owner occupied loans.

Commercial mortgage construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential Mortgage, Seconds, Home Equity and Consumer

With respect to residential loans that are secured by one-to-four family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance (“PMI”) if that ratio is exceeded. Second and home equity loans are typically secured by a subordinate interest in one-to-four family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes non-homogeneous loans, such as commercial and commercial mortgage loans, with an outstanding balance greater than $750,000 individually by classifying the loans as to credit risk. Loans less than $750,000 in homogeneous categories that are 90 days past due are classified into risk categories. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special Mention	Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard	Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans along with homogeneous loans that were not 60 day or more delinquent. As of December 31, 2011 and December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows: (dollars in thousands)

As of December 31, 2011	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$435,266	$32,825	$87,278	$85,751	$9,462	$650,582
Special mention	9,521	0	313	44	0	9,878
Substandard	37,856	7,951	717	264	71	46,859

Balance at End of Period	$482,643	$40,776	$88,308	$86,059	$9,533	$707,319

As of December 31, 2010	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Rating:
Pass	$435,503	$42,921	$85,045	$91,790	$11,342	$666,601
Special mention	15,682	2,134	372	78	0	18,266
Substandard	51,750	8,745	1,330	689	272	62,786

Balance at End of Period	$502,935	$53,800	$86,747	$92,557	$11,614	$747,653

The following tables present the Company’s loan portfolio aging analysis as of December 31, 2011 and December 31, 2010: (dollars in thousands)

As of December 31, 2011	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30 to 59 days past due	$479	$0	$874	$526	$109	$1,988
60 to 89 days past due	0	0	0	44	1	45
Past due 90 days or more	0	0	87	0	0	87
Nonaccrual	25,962	6,826	849	264	70	33,971

Total Past Due	26,441	6,826	1,810	834	180	36,091

Current	456,202	33,950	86,498	85,225	9,353	671,228

Total Loans	$482,643	$40,776	$88,308	$86,059	$9,533	$707,319

As of December 31, 2010	Commercial and commercial mortgage loans	Construction loans	Residential mortgage loans	Second and home equity loans	Other consumer loans	Total
Loans:
30 to 59 days past due	$2,770	$0	$1,447	$687	$68	$4,972
60 to 89 days past due	0	0	0	78	21	99
Past due 90 days or more	0	0	92	0	0	92
Nonaccrual	12,893	5,189	1,412	678	106	20,278

Total Past Due	15,663	5,189	2,951	1,443	195	25,441

Current	487,272	48,611	83,796	91,114	11,419	722,212

Total Loans	$502,935	$53,800	$86,747	$92,557	$11,614	$747,653

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial and commercial mortgage loans (including construction loans) but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following is a summary by class of information pertaining to impaired loans as of December 31, 2011 and December 31, 2010: (dollars in thousands)

As of December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
Impaired Loans with No Related Allowance Recorded (1):
Commercial and commercial mortgage loans	$29,829	$41,381	$0
Construction loans	6,826	9,276	0

Total Impaired Loans with No Related Allowance Recorded	$36,655	$50,657	$0

Impaired Loans with an Allowance Recorded:
Commercial and commercial mortgage loans	$3,295	$3,295	$447
Construction loans	1,125	1,125	98

Total Impaired Loans with an Allowance Recorded	$4,420	$4,420	$545

Impaired Loans:
Commercial and commercial mortgage loans	$33,124	$44,676	$447
Construction loans	7,951	10,401	98

Total Impaired Loans	$41,075	$55,077	$545

1)     Residential mortgages of $128,000 and consumer loans of $145,000 all individually less than $130,000 are not individually reviewed and are excluded from the table as they were deemed not significant to the financial statements.

As of December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance for Loan Losses
Impaired Loans with No Related Allowance Recorded:
Commercial and commercial mortgage loans	$18,141	$18,478	$0
Construction loans	3,984	5,810	0

Total Impaired Loans with No Related Allowance Recorded	$22,125	$24,288	$0

Impaired Loans with an Allowance Recorded:
Commercial and commercial mortgage loans	$27,593	$30,435	$2,325
Construction loans	4,732	4,732	1,130

Total Impaired Loans with an Allowance Recorded	$32,325	$35,167	$3,455

Impaired Loans:
Commercial and commercial mortgage loans	$45,734	$48,913	$2,325
Construction loans	8,716	10,542	1,130

Total Impaired Loans	$54,450	$59,455	$3,455

The following is a summary by class of information related to the average recorded investment and interest income recognized on impaired loans for the twelve months ended December 31, 2011 and 2010: (dollars in thousands)

	Twelve Months Ended December 31, 2011		Twelve Months Ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Impaired Loans:
Commercial and commercial mortgage loans	$43,522	$1,589	$34,708	$1,354
Construction loans	8,089	186	11,507	273

Total Impaired Loans	$51,611	$1,775	$46,215	$1,627

Commercial and commercial mortgage loans cash basis interest included above		$123		$67
Construction loans cash basis interest included above		$0		$10

Troubled Debt Restructurings

In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In restructuring the loan, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. For all loan classes, any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay based on their current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. Also, additional collateral, a co-borrower, or a guarantor is often requested. If such efforts by the Company do not result in a satisfactory arrangement, foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

As a result of adopting the amendments in Accounting Standards Update No. 2011-02 (the ASU), the Company reassessed all restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings. The Company did not identify as troubled debt restructurings any additional receivables for which the allowance for credit losses had previously been measured under a general allowance for credit losses methodology as a result of this assessment.

It is the Company’s practice to have any restructured loans which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. The balance of nonaccrual restructured loans, which is included in nonaccrual loans, was $1.2 million at December 31, 2011. If the restructured loan is on accrual status prior to being restructured, it is reviewed to determine if the restructured loan should remain on accrual status. The balance of accruing restructured loans was $3.1 million at December 31, 2011.

Loans that are considered TDRs are classified as performing, unless they are on nonaccrual status or greater than 90 days delinquent as of the end of the most recent quarter. All TDRs are considered impaired by the Company, unless it is determined that the borrower has met the six month satisfactory performance period under modified terms. On a quarterly basis, the Company individually reviews all TDR loans to determine if a loan meets this criterion.

Performing commercial TDR loans at December 31, 2011 consisted of three commercial real estate loans totaling $2.6 million that are interest only and one commercial real estate loan totaling $200,000 that is amortizing. The Company does not generally forgive principal or interest on restructured loans. However, when a loan is restructured, income and principal are generally received on a delayed basis as compared to the original repayment schedule. The Company generally receives more interest than originally scheduled, as the loan remains outstanding for longer periods of time, sometimes with higher average balances than originally scheduled. The average yield on modified commercial real estate loans was 4.6%, compared to 5.8% earned on the entire commercial real estate loan portfolio as of December 31, 2011.

Performing consumer TDR loans at December 31, 2011 consisted of nine retail loans including one residential and two second mortgages which comprise $251,000 of the total retail TDR balance of $274,000. The consumer TDR loans have been restructured at less than market terms and include rate modifications, extension of maturity, and forbearance. The average yield on modified residential mortgage and second mortgage loans was 5.8%, compared to 4.5% earned on the entire residential mortgage and second mortgage loan portfolio as of December 31, 2011.

With regard to determination of the amount of the allowance for credit losses, all accruing restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed above.

The following tables present information regarding troubled debt restructurings by class for the twelve months ended December 31, 2011. (in thousands)

	Twelve Months Ended December 31, 2011
Newly classified troubled debt restructurings (1)	Number of Loans	Pre Modification Recorded Balance (1)	Post Modification Recorded Balance
Commercial and commercial mortgages	5	$2,754	$2,754
Construction loans
Residential mortgage loans
Second and home equity loans
Other consumer loans	2	11	11

Total	7	$2,765	$2,765

(1) The troubled debt restructuring did not have a material impact on the financial statements.

One $112,000 commercial TDR loan modified in 2011 subsequently defaulted in the third quarter. The collateral for this loan was sold to an unrelated third party in the fourth quarter of 2011. The Bank financed the new owners’ loan at the prevailing terms for similar loans.

Commercial and consumer loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future default. If loans modified in a TDR subsequently default, the Company evaluates the loan for possible further impairment. The allowance may be increased, adjustments may be made in the allocation of the allowance, or partial charge-offs may be taken to further write-down the carrying value of the loan. The Company defines default for the above disclosure as generally greater than ninety days past due. In certain circumstances the Company may consider default to have occurred prior to being ninety days past due, if the Company believes payments in the near term are uncertain.

4. LOAN SERVICING ACTIVITIES

At December 31, 2011 and 2010, the Bank was servicing loans for others amounting to $100.9 million and $107.3 million, respectively, consisting of commercial and commercial real estate participations. Management believes the Company receives adequate compensation for the servicing of the participation loans and therefore no servicing rights are generated by this activity. Servicing loans for others generally consists of collecting payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

Net gain on sale of loans was $2.0 million and $2.1 million for the years ended December 31, 2011 and 2010, respectively. The Bank is obligated to repurchase certain loans sold to others that become delinquent as defined by the various agreements. At December 31, 2011 and 2010, these obligations were approximately $30.2 million and $27.6 million, respectively. Management believes it is remote that, as of December 31, 2011, the Company would have to repurchase these obligations and therefore no reserve has been established for this purpose.

5. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following: (dollars in thousands)

	Dec 2011	Dec 2010
Loans, less allowance of $3,232 and 2,354	$2,222	$2,526
Securities	863	1,259

Total Accrued Interest Receivable	$3,085	$3,785

6. PREMISES AND EQUIPMENT

Premises and equipment consists of the following: (dollars in thousands)

	Dec 2011	Dec 2010
Land	$4,151	$2,992
Buildings and improvements	15,983	15,977
Furniture and equipment	8,027	7,993

Total	28,161	26,962
Accumulated depreciation	(11,544)	(10,734)

Total Premises and Equipment	$16,617	$16,228

Depreciation expense included in operations for the years ended December 31, 2011 and 2010 totaled $1.3 million and $1.4 million, respectively.

7. DEPOSITS

Deposits are summarized as follows: (dollars in thousands)

	Dec 2011		Dec 2010
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Non-interest bearing	$103,864		$86,425
Checking	222,314	0.63%	177,613	0.92%
Savings	52,181	0.10%	45,764	0.16%
Money market	222,229	0.44%	224,382	0.66%

Total transaction accounts	600,588	0.40%	534,184	0.60%

Certificate accounts:
Less than one year	23,173	0.26%	43,130	0.75%
12 to 23 months	45,957	0.68%	59,789	1.20%
24 to 35 months	115,171	1.36%	122,896	2.02%
36 to 59 months	62,526	3.13%	76,446	3.43%
60 to 120 months	15,928	3.04%	16,898	3.83%

Total certificate accounts	262,755	1.66%	319,159	2.13%

Total Deposits	$863,343	0.79%	$853,343	1.17%

Certificate accounts include certificates of deposit and wholesale deposits. At December 31, 2011 and 2010, certificate accounts in amounts of $100,000 or more totaled $80.0 million and $103.2 million, respectively.

A summary of certificate accounts by scheduled maturities at December 31, 2011 is as follows: (dollars in thousands)

	2012	2013	2014	2015	2016	Thereafter	Total
0.99% or less	$62,864	$26,178	$1,748	$54	$5	$0	$90,849
1.00% or 1.99%	68,005	25,419	3,757	808	2,598	1,635	102,222
2.00% to 2.99%	6,204	6,417	28,585	2,081	518	872	44,677
3.00% to 3.99%	2,077	4,098	432	184	251	0	7,042
4.00% to 4.99%	16,869	368	302	13	6	5	17,563
Over 5.00%	402	0	0	0	0	0	402

Total Certificate Accounts	$156,421	$62,480	$34,824	$3,140	$3,378	$2,512	$262,755

A summary of interest expense on deposits is as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Checking	$1,365	$1,836
Savings	69	72
Money market	1,327	1,686
Certificate accounts	5,488	8,635

Total Interest Expense	$8,249	$12,229

Aggregate deposits to senior officers and directors included above were $5.0 million and $4.4 million as of December 31, 2011 and 2010, respectively. Such deposits are made in the ordinary course of business and are made on substantially the same terms as those prevailing at the time for comparable transactions with other depositors.

8. FEDERAL HOME LOAN BANK ADVANCES

No Federal Home Loan Bank advances were outstanding at December 31, 2011. The Company was eligible to borrow from the FHLB additional amounts up to $136.1 million and $66.2 million at December 31, 2011 and 2010, respectively. The Bank has pledged eligible assets totaling $277.4 million to support additional borrowings. The assets include securities and qualifying loans on residential properties, multifamily properties and commercial real estate.

In 2011 the Company, as part of a balance sheet restructuring strategy, repaid $55 million of FHLB advances through the liquidation of securities. In addition the Company paid a $1.4 million prepayment penalty associated with these advances which were originally issued in 2010. In 2010, the Company repaid $55.0 million of FHLB advances by rolling the net present value of the advances being repaid into the funding cost of $55.0 million which was subsequently repaid in 2011. The present value of the cash flows under the terms of the 2010 FHLB advances was less than ten percent different from the present value of the remaining cash flows under the terms of the original FHLB advances. Based on these criteria, the $2.5 million penalty associated with prepaying the original FHLB advances was amortized as an adjustment of interest expense over the remaining term of the FHLB advances issued in 2010 using the interest method.

9. OTHER BORROWINGS

Junior Subordinated Debt

On September 15, 2006, the Company entered into several agreements providing for the private placement of $15.0 million of Capital Securities due September 15, 2036 (the “Capital Securities”). The Capital Securities were issued by the Company’s Delaware trust subsidiary, Home Federal Statutory Trust I (the “Trust”), to JP Morgan Chase formerly Bear, Stearns & Co., Inc. (the “Purchaser”). The Company bought $464,000 in Common Securities (the “Common Securities”) from the Trust. The proceeds of the sale of Capital Securities and Common Securities were used by the Trust to purchase $15.5 million in principal amount of Junior Subordinated Debt Securities (the “Debentures”) from the Company pursuant to an Indenture (the “Indenture”) between the Company and Bank of America National Association, as trustee (the “Trustee”).

The Common Securities and Capital Securities will mature in 30 years, require quarterly distributions of interest and bear a floating variable rate equal to the prevailing three-month LIBOR rate plus 1.65% per annum. Interest on the Capital Securities and Common Securities is payable quarterly in arrears each December 15, March 15, June 15 and September 15. The Company may redeem the Capital Securities and the Common Securities, in whole or in part, without penalty, on or after September 15, 2011, or earlier upon the occurrence of certain events described below with the payment of a premium upon redemption.

The Company, as Guarantor, entered into a Guarantee Agreement with Bank of America National Association, as Guarantee Trustee, for the benefit of the holders of the Capital Securities. Pursuant to the Guarantee Agreement, the Company unconditionally agreed to pay to the holders of the Capital Securities all amounts becoming due and payable with respect to the Capital Securities, to the extent that the Trust has funds available for such payment at the time. The Company’s guarantee obligation under the Guarantee Agreement is a general unsecured obligation of the Company and is subordinate and junior in right of payment to all of the Company’s long term debt.

The Debentures bear interest at the same rate and on the same dates as interest is payable on the Capital Securities and the Common Securities. The Company has the option, as long as it is not in default under the Indenture, at any time and from time to time, to defer the payment of interest on the Debentures for up to twenty consecutive quarterly interest payment periods. During any such deferral period, or while an event of default exists under the Indenture, the Company may not declare or pay dividends or distributions on, redeem, purchase, or make a liquidation payment with respect to, any of its capital stock, or make payments of principal, interest or premium on, or repay or repurchase, any other debt securities that rank equal or junior to the Debentures, subject to certain limited exceptions.

The Debentures mature 30 years after their date of issuance, and can be redeemed in whole or in part by the Company, without penalty, at any time after September 15, 2011. The Company may also redeem the Debentures upon the occurrence of a “capital treatment event,” an “investment company event” or a “tax event” as defined in the Indenture. The payment of principal and interest on the Debentures is subordinate and subject to the right of payment of all “Senior Indebtedness” of the Company as described in the Indenture.

ONB, pursuant to its previously reported merger agreement with the Company, has agreed to assume the Debentures at the closing of the merger.

Long Term Debt

Effective February 2, 2009, the Company entered into a credit agreement with Cole Taylor Bank under which the Company has the authority to borrow, repay and reborrow, up to $5 million during a period ending September 13, 2012, none of which was used as of December 31, 2011 or 2010. The Company also has a sub-limit of $2 million available under the line for the issuance of letters of credit. Advances are to bear interest at a floating variable rate equal to the prevailing three-month LIBOR rate plus 3.50% per annum (4.1% on December 31, 2011); in no event shall the rate be less than 5.0%. Interest is payable quarterly and the repayment of advances is secured by a pledge of the Bank’s capital stock.

Other Borrowings

The Company has a $15.0 million overdraft line of credit with the Federal Home Loan Bank none of which was used as of December 31, 2011. The line of credit had a balance of $12.1 million as of December 31, 2010. The line of credit accrues interest at a variable rate (0.4% on December 31, 2011). The Company also had letters of credit for $3.6 million and $4.0 million, as of December 31, 2011 and 2010, respectively, none of which was used as of either year end.

10. INCOME TAXES

An analysis of the income tax provision (benefit) is as follows: (dollars in thousands)

	Year Ended Dec 2011	Year Ended Dec 2010
Current:
Federal	$(1,456)	$2,202
State	(17)	121
Deferred
Federal	(135)	(337)
State	(887)	160

Income Tax Provision (Benefit)	$(2,495)	$2,146

The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows: (dollars in thousands)

Period Ended	Dec 2011	Dec 2010
Income tax provision (benefit) at federal statutory rate	$(1,441)	$2,648
State tax, net of federal tax benefit (provision)	(597)	185
Tax exempt interest	(205)	(266)
Increase in cash surrender value of life insurance	(180)	(190)
Community development tax credit	(108)	(108)
Other, net	36	(123)

Income Tax Provision (Benefit)	$(2,495)	$2,146

The Company is allowed to deduct an addition to a reserve for bad debts in determining taxable income. This addition differs from the provision for loan losses for financial reporting purposes. No deferred taxes have been provided on the income tax bad debt reserves which total $6.0 million, for years prior to 1988. This tax reserve for bad debts is included in taxable income of later years only if the bad debt reserves are subsequently used for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserves for purposes other than to absorb losses, no deferred income taxes were provided at December 31, 2011 and 2010 respectively. The Company has recognized the deferred tax consequences of differences between the financial statement and income tax treatment of allowances for loan losses arising after June 30, 1987.

The Company’s deferred income tax assets and liabilities, included in prepaid expenses and other assets, are as follows: (dollars in thousands)

As Of	Dec 2011	Dec 2010
Deferred tax assets:
Bad debt reserves, net	$6,090	$5,830
Net unrealized loss on securities available for sale and other than temporary impairment losses on debt securities	0	464
Sale leaseback gain	549	600
Foreclosed assets	506	500
Net operating loss	547	0
Other	30	0
Deferred compensation and other benefits	2,438	2,214

Total deferred tax assets	10,160	9,608

Deferred tax liabilities:
Difference in basis of fixed assets	539	627
FHLB dividend	161	185
Unrealized gain on securities available for sale	860	0
Deferred fees	344	382
Other	0	46

Total deferred tax liabilities	1,904	1,240

Net Deferred Tax Asset	$8,256	$8,368

The Indiana net operating loss of approximately $9.5 million may be carried forward for 15 years, (expires 2026), following the loss year and applied in any year in which there is Indiana taxable income. No valuation allowance was deemed necessary for the deferred tax asset. The Company’s tax years still subject to examination by taxing authorities are years subsequent to 2007.

11. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory guidance. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table), of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2011 and 2010, the Company and the Bank met all capital adequacy requirements to which they were subject.

As of December 31, 2011, the most recent notifications from the Federal Reserve categorized the Company and the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed either entity’s category.

A summary of capital amounts and ratios as of December 31, 2011 and 2010:

(dollars in thousands)

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$108,463	13.41%	$64,714	8.0%	$80,893	10.0%
Indiana Community Bancorp Consolidated	$110,254	13.61%	$64,788	8.0%	$80,985	10.0%
Tier 1 risk-based capital
(to risk-weighted assets)
Indiana Bank and Trust Company	$98,291	12.15%	$32,357	4.0%	$48,536	6.0%
Indiana Community Bancorp Consolidated	$100,071	12.36%	$32,394	4.0%	$48,591	6.0%
Tier 1 leverage capital
(to average assets)
Indiana Bank and Trust Company	$98,291	10.17%	$38,657	4.0%	$48,321	5.0%
Indiana Community Bancorp Consolidated	$100,071	10.35%	$38,687	4.0%	$48,359	5.0%

	Actual		For Capital Adequacy Purposes		To Be Categorized As “Well Capitalized” Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total risk-based capital (to risk-weighted assets)
Indiana Bank and Trust Company	$110,788	12.93%	$68,568	8.0%	$85,711	10.0%
Indiana Community Bancorp Consolidated	$114,412	13.33%	$68,645	8.0%	$85,807	10.0%
Tier 1 risk-based capital (to risk-weighted assets)
Indiana Bank and Trust Company	$100,026	11.67%	$34,284	4.0%	$51,426	6.0%
Indiana Community Bancorp Consolidated	$103,638	12.08%	$34,323	4.0%	$51,484	6.0%
Tier 1 leverage capital (to average assets)
Indiana Bank and Trust Company	$100,026	9.27%	$43,169	4.0%	$53,961	5.0%
Indiana Community Bancorp Consolidated	$103,638	9.60%	$43,203	4.0%	$54,003	5.0%

Dividend Restrictions

The principal source of income and funds for the Company is dividends from the Bank. At the request of its regulators, the Bank’s Board of Directors has adopted regulations requiring the approval of the DFI and the Federal Reserve before any Bank declaration of dividends. The Bank did not request regulatory approval to pay any dividends to the Company for the years ended December 2011 and December 2010.

Additionally, eligible deposit account holders at the time of conversion, January 14, 1988, were granted priority in the event of a future liquidation of the Bank. Consequently, a special reserve account was established equal to the Bank’s $9.4 million equity at December 31, 1986. No dividends may be paid to shareholders or outstanding shares repurchased if such payments reduce the equity of the Bank below the amount required for the liquidation account.

On December 12, 2008, Indiana Community Bancorp issued 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash. Pursuant to the Certificate of Designations for the Series A Preferred Stock, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock. ONB has agreed in its previously disclosed merger agreement with the Company to fund the redemption of the TARP preferred stock on or before the closing of the merger, subject to regulatory approval.

12. EMPLOYEE BENEFIT PLANS

Multi-employer Pension Plan

Prior to April 1, 2008, the Company participated in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra Plan”), a noncontributory multi-employer pension plan covering all qualified employees. The Company chose to freeze its defined benefit pension plan effective April 1, 2008. The trustees of the Financial Institutions Retirement Fund administer the Pentegra Plan, employer identification number 13-5645888 and plan number 333. The Pentegra Plan operates as a multi-employer plan for accounting purposes and as a multiple-

employer plan under the Employee Retirement Income Security Act of 1974 and the internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra Plan.

The Pentegra Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. There is no separate valuation of the Pentegra Plan benefits or segregation of the Pentegra Plan assets specifically for the Company, because the Pentegra Plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer. The funded status of the Pentegra Plan, market value of plan assets divided by funding target, as of July 1, 2011 and 2010 was 84.4% and 86.7%, respectively.

The Company had expenses of $881,000 and $527,000 for the years ended December 2011 and 2010, respectively. Company cash contributions to the Pentegra Plan for these same periods were $159,000 and $657,000, respectively. Total contributions made to the Pentegra Plans were $203.6 million and $133.9 million for the plan years ended June 30, 2010 and 2009, respectively. The Company’s contributions to the Pentegra Plan were not more than 5% of the total contributions to the plan.

Supplemental Retirement Plan

The Company has entered into supplemental retirement agreements for certain officers (the “Plan”). These agreements are unfunded. However, the Company has entered into life insurance contracts to offset the expense of these agreements. Benefits under these arrangements are generally paid over a 15 year period. The Company uses a December 31 measurement date for the plan. The following table sets forth the Plan’s funded status at December 31, 2011 and 2010, and the amount recognized in the Company’s consolidated statements of income for the years ended December 31, 2011 and 2010 as well as the projected benefit cost for 2012: (dollars in thousands)

	Dec 2011	Dec 2010
Economic assumptions:
Discount rate	4.8%	5.3%
Salary rate	4.0%	4.0%

Components of net periodic pension expense:
Interest cost on projected benefit obligation	$214	$216
Service cost	112	103
Prior service cost	62	54

Net Periodic Benefit Cost	$388	$373

A reconciliation of the prior and ending balances of the Benefit Obligation for 2011 and 2010 is as follows: (dollars in thousands)

	Dec 2011	Dec 2010
Benefit obligation at beginning of year	$4,212	$4,057
Interest cost	214	216
Service cost	112	103
Actuarial loss	315	47
Benefits paid during year	(293)	(211)

Benefit Obligation at End of Year (unfunded status)	$4,560	$4,212

The liability recognized in the balance sheet at December 31, 2011 and 2010 was $4.6 million and $4.2 million, respectively.

Amounts recognized in accumulated other comprehensive income not yet recognized as a component of net periodic benefit cost consist of: (dollars in thousands)

Pension benefits	Dec 2011	Dec 2010
Net loss, net of tax of ($300) and ($174)	$458	$265
Prior service cost, net of tax of ($95) and ($116)	144	177

Total	$602	$442

Other changes in plan assets and benefit obligations recognized in other comprehensive income are as follows for the years ended December 31, 2011 and 2010: (dollars in thousands)

	Dec 2011	Dec 2010
Net loss, net of tax of $127 and $19	$193	$29
Amortization of prior service cost, net of tax of $21 and $21	(32)	(33)

Total recognized in other comprehensive income	$161	$(4)

Total recognized in net periodic benefit cost and other comprehensive income, net of tax of ($272) and ($145)	$415	$221

The estimated net loss and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $41,000 and $54,000, respectively. As of December 31, 2011 and 2010, the projected benefit obligation was $4.6 million and $4.2 million, respectively.

Prior service cost is amortized over the estimated remaining employee service lives of approximately eight years. The Company expects to make no contributions to the plan in 2012. The Bank anticipates paying benefits over the next five years and in the aggregate for the five years thereafter as follows: 2012 - $246,000, 2013 - $272,000, 2014 - $272,000, 2015 - $273,000, 2016 - $292,000 and 2017 through 2021 - $2,150,000.

401(k) Plan

The Company has an employee thrift plan established for substantially all full-time employees. Effective January 1, 2008, the Company increased the maximum 401(k) match to 50% of an employee’s 401(k) contribution, up to a maximum contribution of 3.0% of an individual’s total eligible salary. Previously the maximum contribution was 1.5% of an individual’s total eligible salary. The Company contributed $250,000 and $246,000 during the years ended December 31, 2011 and 2010, respectively, to this plan.

13. STOCK-BASED COMPENSATION

The Company has equity incentive plans which provide for the grant of nonqualified and incentive stock options and the award of restricted stock for the benefit of officers, other key employees and directors. As of December 31, 2011, 265,625 shares of the Company’s common stock were reserved for future equity awards under those plans. The option price is not to be less than the fair market value of the common stock on the date the option is granted, and the stock options are exercisable at any time within the maximum term of 10 years and one day from the grant date, limited by general vesting terms up to a maximum amount of $100,000 per year on incentive stock options. The options are nontransferable and are forfeited upon termination of employment, subject to certain exceptions. The Company issues new common shares to satisfy exercises of stock options.

The pre-tax compensation cost for the stock options charged against income was $4,000, $25,000 and $75,000 in the income statements for the years ended December 31, 2011, 2010, and 2009, respectively. The related income tax benefit recognized in the same years was $2,000, $7,000, and $28,000 respectively. No options were granted during the years ended December 31, 2011, 2010 and 2009.

The following is the stock option activity for the years ended December 31, 2011 and 2010 and the stock options outstanding at the end of the respective periods:

Options	Shares	Weighted Average Exercise Price	Weighted Average Life (in years)	Aggregate Intrinsic Value
Outstanding December 31, 2009	300,965

Forfeited	(20,543)

Outstanding December 31, 2010	280,422	$23.26

Forfeited	(46,474)	18.37

Outstanding December 31, 2011	233,948	$24.23	4.1	$0

Exercisable at December 31, 2011	233,948	$24.23	4.1	$0

Options outstanding at December 31, 2011 are all vested. As of December 31, 2011 and 2010, there was approximately zero and $4,000 of unrecognized compensation cost related to the unvested shares, respectively. No options were exercised in 2011 and 2010.

Restricted stock awards generally have transfer restrictions which lapse periodically over a three year period. Accordingly, the compensation expense related to the restricted stock will be amortized over the vesting period. The pre-tax compensation cost for the restricted stock charged against income was $501,000 and $146,000 in the income statements for the year ended December 31, 2011 and 2010, respectively. The related income tax benefit recognized in the same year was $198,000 and $40,000, respectively.

The following is the restricted stock activity for the year ended December 31, 2011 and 2010 and the nonvested restricted stock outstanding at the end of the respective periods.

Restricted Stock	Shares	Weighted Average Grant-Date Fair Value
Nonvested December 31, 2009	0

Granted	27,000

Nonvested December 31, 2010	27,000	$12.15

Granted	39,300	15.15
Vested	(13,800)	13.83
Forfeited	(2,000)	12.15

Nonvested December 31, 2011	50,500	$14.03

As of December 31, 2011, there was approximately $269,000 of unrecognized compensation cost related to the nonvested restricted stock. The December 31, 2011 cost is expected to be recognized over the remaining vesting period, which approximates 2 years.

14. COMMITMENTS

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company makes various commitments to extend credit that are not reflected in the accompanying consolidated balance sheets. Commitments, which are disbursed subject to certain limitations, extend over various periods of time. Generally, unused commitments are cancelled upon expiration of the commitment term as outlined in each individual contract. The following table summarizes the Company’s significant commitments: (dollars in thousands)

	Dec 2011	Dec 2010
Commitments to extend credit:
Commercial mortgage and commercial loans (1)	$76,279	$76,505
Residential mortgage loans	14,098	14,519
Revolving home equity lines of credit	38,453	38,944
Other	15,725	16,436
Standby letters of credit	5,123	5,100
Commitments to sell loans:
Residential mortgage loans	15,743	15,562

1)	Commercial mortgage and commercial loan commitments to extend credit are presented net of the portion of participation interests due to investors.

Management believes that none of these arrangements exposes the Company to any greater risk of loss than already reflected on our balance sheet, so accordingly, no reserves have been established for these commitments.

The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit is represented by the contract amount of those instruments. The Company uses the same credit policies and collateral requirements in making commitments as it does for on-balance sheet instruments.

Lease Obligations

The Company leases banking facilities and other office space under operating leases that expire at various dates through 2022 and that contain certain renewal options. Rent expenses charged to operations were $674,000 and $513,000 for the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, future minimum annual rental payments under these leases are as follow: (dollars in thousands)

Year Ended December	Amount
2012	$535
2013	533
2014	535
2015	547
2016	559
Thereafter	3,091

Total Minimum Operating Lease Payments	$5,800

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices; such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instrument pursuant to the valuation hierarchy.

Securities Available for Sale

When quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Bond money market funds are included in Level 1. If quoted market prices are not available, then fair values are estimated by using pricing models and quoted prices of securities with similar characteristics. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions. Level 2 securities include collateralized mortgage obligations, mortgage backed securities, corporate debt, and agency and municipal bonds. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and consist of equity securities.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010. (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
December 31, 2011
Municipal bonds	$0	$46,313	$0	$46,313
Collateralized mortgage obligations issued by:
GSE agencies	0	27,766	0	27,766
Private label	0	49,399	0	49,399
Mortgage backed securities issued by agencies	0	55,817	0	55,817
Corporate debt	0	1,400	0	1,400
Equity securities	0	0	75	75

Securities Available for Sale	$0	$180,695	$75	$180,770

December 31, 2010
Municipal bonds	$0	$63,854	$0	$63,854
Asset backed securities	0	42	0	42
Collateralized mortgage obligations issued by:
GSE agencies	0	50,599	0	50,599
Private label	0	96,407	0	96,407
Mortgage backed securities issued by agencies	0	13,261	0	13,261
Corporate debt	0	1,459	0	1,459
Bond money market funds	768	0	0	768
Equity securities	0	0	75	75

Securities Available for Sale	$768	$225,622	$75	$226,465

The following table presents a reconciliation of the beginning and ending balances of recurring securities available for sale fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs for the year ended December 31, 2011 and 2010. Activity in 2010 primarily relates to commercial paper which was classified as level 3. (dollars in thousands)

Total Fair Value Measurements	Available for Sale Debt Securities Year Ended December 31,
Level 3 Instruments Only	2011	2010
Beginning Balance	$75	$75
Purchases	0	88,978
Settlements	0	(88,978)

Ending Balance	$75	$75

There were no realized or unrealized gains or losses recognized in the accompanying consolidated statement of operations using significant unobservable (Level 3) inputs for the years ended December 31, 2011 and 2010.

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a non recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011 and 2010. (dollars in thousands)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Fair Value
December 31, 2011
Impaired loans	$0	$0	$24,879	$24,879
Other real estate owned	0	0	295	295

December 31, 2010
Impaired loans	0	0	33,170	33,170
Other real estate owned	0	0	1,602	1,602

At December 31, 2011, collateral dependent impaired loans which had an evaluation adjustment during 2011 had an aggregate cost of $25.4 million and had been written down to a fair value of $24.9 million measured using Level 3 inputs within the fair value hierarchy. At December 31, 2010, collateral dependent impaired loans which had an evaluation adjustment during 2010 had an aggregate cost of $36.3 million and had been written down to a fair value of $33.2 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for impaired loans included current and prior appraisals and discounting factors.

At December 31, 2011, other real estate owned was reported at fair value less cost to sell of $295,000 measured using Level 3 inputs within the fair value hierarchy. At December 31, 2010, other real estate owned was reported at fair value less cost to sell of $1.6 million measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The disclosure of the estimated fair value of financial instruments is as follows: (dollars in thousands)

	Dec 2011		Dec 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Assets:
Cash and cash equivalents	$40,595	$40,595	$13,063	$13,063
Securities available for sale	180,770	180,770	226,465	226,465
Loans held for sale	6,464	6,617	7,666	7,827
Loans, net	692,102	699,191	732,795	761,838
Accrued interest receivable	3,085	3,085	3,785	3,785
Federal Home Loan Bank stock	6,563	6,563	7,507	7,507

Liabilities:
Deposits	863,343	868,322	853,343	861,739
FHLB advances	0	0	53,284	55,028
Junior subordinated debt	15,464	10,628	15,464	9,281
Short-term borrowings	0	0	12,088	12,088
Advance payments by borrowers for taxes and insurance	325	325	272	272
Accrued interest payable	61	61	84	84

The Company, using available market information and appropriate valuation methodologies, has determined the estimated fair values of all financial instruments not recognized in the accompanying consolidated balance sheets. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash, Interest-bearing Deposits, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, Accrued Interest Payable and Short-term Borrowings

The carrying amount as reported in the Consolidated Balance Sheets is a reasonable estimate of fair value.

Loans Held for Sale and Loans, net

The fair value is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities. The estimate of credit losses is equal to the allowance for loan losses. Loans held for sale are based on current market prices.

Federal Home Loan Bank Stock

The fair value is estimated to be the carrying value, which is par.

Deposits

The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated, by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities.

FHLB Advances

The fair value is estimated by discounting future cash flows using rates currently available to the Company for advances of similar maturities.

Junior Subordinated Debt and Long Term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. Fair value of Junior Subordinated Debt is based on quoted market prices for a similar liability when traded as an asset in an active market.

The fair value estimates presented herein are based on information available to management at December 31, 2011. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

16. PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of Indiana Community Bancorp are as follows: (dollars in thousands)

As of	Dec 2011	Dec 2010
Condensed Balance Sheets (Parent Company only)
Assets:
Cash	$1,449	$3,291
Investment in subsidiary	101,280	100,037
Other	996	954

Total Assets	$103,725	$104,282

Liabilities:
Junior subordinated debt	$15,464	$15,464
Payable to subsidiary	10	0
Other	117	169

Total liabilities	15,591	15,633

Shareholders’ equity	88,134	88,649

Total Liabilities and Shareholders’ Equity	$103,725	$104,282

Period Ended	Dec 2011	Dec 2010
Condensed Statements of Operations (Parent Company only)
Interest on securities	$9	$9
Non interest income	3	35

Total income	12	44

Interest on junior subordinated debt	308	312
Non interest expenses	604	544

Total expenses	912	856

Loss before taxes and change in undistributed earnings of subsidiary	(900)	(812)
Applicable income tax benefit	(354)	(321)

Loss before change in undistributed earnings of subsidiary	(546)	(491)
Increase/(decrease) in undistributed earnings of subsidiary	(1,198)	6,133

Net Income /(Loss)	$(1,744)	$5,642

Period Ended	Dec 2011	Dec 2010
Condensed Statements of Cash Flows (Parent Company only)
Operating Activities:
Net income/(loss)	$(1,744)	$5,642
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(42)	(1)
Decrease in other liabilities	(42)	(154)
(Increase)/decrease in undistributed earnings of subsidiary	1,198	(6,133)

Net cash used by operating activities	(630)	(646)

Investing Activities:
Investment in subsidiary	0	0
Proceeds from divestiture of inactive subsidiary	0	722

Net cash provided/(used) by investing activities	0	722

Financing Activities:
Payment of dividends on preferred stock	(1,075)	(1,075)
Payment of dividends on common stock	(137)	(135)
Preferred stock and warrants issued	0	0

Net cash provided/(used) by financing activities	(1,212)	(1,210)

Net increase/(decrease) in cash	(1,842)	(1,134)
Cash at beginning of period	3,291	4,425

Cash at End of Period	$1,449	$3,291

17. CAPITAL PURCHASE PROGRAM

On December 12, 2008, Indiana Community Bancorp entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”), pursuant to which the Company agreed to issue and sell (a) 21,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (b) a warrant (the “Warrant”) to purchase 188,707 shares of the Company’s common stock, without par value (the “Common Stock”), for an aggregate purchase price of $21.5 million in cash.

The Series A Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is non-voting except with respect to certain matters affecting the rights of the holders thereof, and may be redeemed by the Company, subject to certain limitations in the first three years after issuance of the Series A Preferred Stock. The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $17.09 per share of the Common Stock. Pursuant to the Purchase Agreement, Treasury has agreed not to exercise voting power with respect to any shares of Common Stock issued upon exercise of the Warrant.

In the Purchase Agreement, the Company agreed that, until such time as Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Purchase Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of issuance of the Series A Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which cover, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

Pursuant to the Certificate of Designations for the Series A Preferred Stock, the ability of the Company to declare or pay dividends or distributions on, or repurchase, redeem or otherwise acquire for consideration, shares of its Common Stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends (or declare and set aside a sum sufficient for payment thereof) on its Series A Preferred Stock.

ONB has agreed in its previously disclosed merger agreement with the Company to fund the redemption of the TARP preferred stock on or before the closing of the merger, subject to regulatory approval.

18. SUBSEQUENT EVENT

The Company and Old National Bancorp (NYSE:ONB) executed a definitive agreement on January 25, 2012, pursuant to which Old National will acquire the Company through a merger. Under the terms of the merger agreement, which was approved by the boards of both companies, Indiana Community Bancorp shareholders will receive 1.90 shares of Old National Bancorp common stock for each share of the Company’s common stock held by them. Based upon a $12.00 per share Old National Bancorp common stock price (stock price based on 20 day average from December 21, 2011, to January 20, 2012) the transaction is valued at approximately $79.2 million. The transaction value will likely change before close due to fluctuations in the price of Old National common stock. As provided in the merger agreement, the exchange ratio is subject to certain adjustments (calculated prior to closing) under circumstances where the consolidated shareholders’ equity of the Company is below a specified amount, the loan delinquencies of the Company exceed a specified amount or the credit mark for certain loans of the Company falls outside a specified range.

The transaction is expected to close in the second quarter of 2012 and is subject to approval by federal and state regulatory authorities and the Company’s shareholders and the satisfaction of the closing conditions provided in the merger agreement. Old National intends, subject to regulatory approval, for the outstanding preferred stock issued by the Company in connection with its participation in the U. S. Treasury’s Capital Purchase Program under TARP to be redeemed prior to the closing of the transaction. The merger agreement also provides that Indiana Bank and Trust Company will be merged into Old National Bank simultaneous with the merger of the holding companies.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are no such changes and disagreements during the applicable period.

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures. As of December 31, 2011, an evaluation was carried out under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that as of December 31, 2011, the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms and are designed to ensure that information required to be disclosed in these reports is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure.

Annual Report on Internal Control Over Financial Reporting. The management of Indiana Community Bancorp (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13A-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by a company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America (“Generally Accepted Accounting Principles”) and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management believes that, as of December 31, 2011, the Company’s internal control over financial reporting is effective based on those criteria.

Changes in Internal Controls. Our Chief Executive Officer and Chief Financial Officer have concluded that, during the Company’s fiscal quarter ended December 31, 2011, there have been no changes in the Company’s internal control over financial reporting identified in connection with the Company’s evaluation of controls that occurred during the Company’s last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information

Not applicable.

PART III

Item 10. Directors, Executive Officers, and Corporate Governance.

The Board of Directors currently consists of six members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.

The following table provides information on the Company’s directors:

Name	Age	Positions Held With the Company	Director of the Bank Since	Director of the Company Since	Term to Expire
John M. Miller	61	Director	2002	2002	2015
John T. Beatty	61	Director	1991	1992	2013
William J. Blaser	62	Director	2006	2006	2013
Harold Force	60	Director	1991	1992	2013
John K. Keach, Jr.	60	Chairman of the Board, President and Chief Executive Officer	1990	1990	2014
David W. Laitinen, MD	59	Director	1990	1990	2014

Presented below is information concerning the directors of the Company. Each of the directors and director nominees has particular experience, qualifications, attributes and skills that qualify him to serve as a director of the Company. These particular attributes are set forth below.

•

John T. Beatty is President and Treasurer of Beatty Insurance, Inc. He has owned and operated this successful small insurance business for over 40 years. He is active in the Bank’s market area, in particular in the business community in those markets. He serves several local civic and charitable organizations. He is valuable to the Company and the Bank in dealing with insurance matters and lending to the insurance industry. His experience assists the Company and the Bank with business lending strategies.

•

William J. Blaser is Managing Partner of L.M. Henderson & Company, LLP (certified public accountants and consultants), in Indianapolis, Indiana. He has been a CPA for over 40 years and has served as the managing partner of a public accounting firm since 1990. He has had years of experience in preparing and reviewing financial statements, including those of financial institutions. Mr. Blaser’s extensive accounting background enables him to provide value in his role as the Board’s Audit Committee financial expert and as Chairman of the Company’s Audit Committee.

•

Harold Force has been President of Force Construction Company, Inc. since 1976. He has operated this successful business for over 30 years. He also serves as Executive Vice President of Force Design, Inc. He also plays an active role in economic development in the Bank’s market area. As a business owner, he has had significant experience working with financial institutions. Mr. Force’s experience is of great value to the Company and the Bank as it relates to commercial and commercial real estate lending. His community involvement has also proven valuable to the Company and Bank, as members of the community have been referred for products and services.

•

John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services; in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of Home Federal Bancorp,

which changed its name to Indiana Community Bancorp. This extensive background and experience with the Bank and its operations enhances Mr. Keach, Jr.’s ability to provide leadership to the Company in his roles as President and Chief Executive Officer.

•

David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983. Dr. Laitinen has been involved in one of the Bank’s primary market areas for over 25 years, and his knowledge of the health care industry is of particular value to the Company and Bank as it relates to lending to members of the medical community.

•

John M. Miller is the President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana. He has served as an owner and operator of the beer distributor for over 30 years, which has grown from 1 to over 100 employees during his involvement with the company. He is also active on the financial side of his business. His small business experience as well as his role as a successful real estate investor provide valuable expertise with respect to the commercial and commercial real estate lending activities of the Bank. He also has significant experience serving as a director of financial institutions, having served on the board of a commercial bank for ten years prior to his service on the Company’s board.

Information concerning the Company’s executive officers who are not also directors is included in item 3.5 in part 1 of this report.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s officers and directors and persons who own more than 10% of the Company’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, the Company believes that during the fiscal year ended December 31, 2011, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that John M. Miller filed approximately 20 days late a Form 4 reporting the purchase of 233 shares at $16.04 per share on May 9, 2011.

Audit Committee and Financial Expert

The Company’s Board of Directors has an Audit Committee among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, the members of which are Messrs. Blaser (Chairman), Beatty, Force, and Dr. Laitinen, recommends the appointment of the Company’s independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of the audit. In addition, the Board of Directors has determined that William J. Blaser is a “financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee met four times during the fiscal year ended December 31, 2011. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on the Company’s website at http://www.myindianabank.com. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

The Company has adopted an Ethics Policy that applies to all officers, employees, and directors of the Company and its subsidiaries.

There have been no changes in the procedures by which shareholders may recommend director nominees since the Company provided disclosure of such procedures in its last definitive proxy statement mailed to shareholders.

Item 11. Executive Compensation.

Summary Compensation Table for 2011

The following table presents information for compensation awarded to, earned by, or paid to the Company’s named executive officers for 2011 and 2010.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John K. Keach, Jr.	2011	$475,000	$181,440	—	—	$7,350	$663,790
Chairman of the Board, President and Chief Executive Officer	2010	475,000	109,350	—	—	7,125	591,475

Mark T. Gorski	2011	220,375	45,360	—	—	7,350	273,085
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2010	215,000	36,450	—	107,500	7,350	366,300

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan.

(2)	The amounts reflected in this column are the aggregate grant date fair value of stock awards calculated in accordance with FAS ASC Topic 718. The weighted average grant date fair value per share for these stock awards was $12.15 in 2010 and $15.12 in 2011.

(3)	The amounts in this column represent the amounts that were earned under the Senior Management Annual Incentive Compensation Plan for Mark T. Gorski. The amount earned in 2011 was paid in January 2012.

(4)	Includes the Bank’s matching contributions and allocations under its 401(k) Plan, and dividends paid on restricted stock awards to the extent those dividends were not factored into the grant date fair value for the stock awards as reported under the “Stock Awards” column. The named executive officers received certain perquisites during the reported years, but the incremental cost of providing those perquisites did not exceed $10,000.

Option Plans

1995, 1999, and 2001 Option Plans. The Company had previously adopted and submitted to shareholders for approval three stock option plans in 1995, 1999 and 2001. Upon shareholder approval of the 2010 Stock Option and Incentive Plan, those prior plans were no longer available for the grant of new stock options, including with respect to shares returned to those plans upon the lapse of unexercised stock options. As of March 5, 2012, options for 44,573 shares of Common Stock remain outstanding under the 1995 Option Plan for an average price per share of $24.639. Options for 4,161 shares of Common Stock remain outstanding under the 1999 Option Plan with an average price per share of $25.1872, and options for 177,214 shares of Common Stock remain outstanding under the 2001 Option Plan with an average price per share of $24.167.

2010 Stock Option and Incentive Plan. The Board of Directors adopted the 2010 Stock Option and Incentive Plan (the “2010 Option Plan”), which was approved by shareholders at the 2010 annual meeting. The 2010 Option Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) restricted stock; (4) unrestricted stock; and (5) performance shares or performance units. Directors, employees and consultants of the Company and its subsidiaries are eligible for awards under the Plan. Pursuant to the 2010 Option Plan, the maximum number of shares with respect to which awards may be made under the 2010 Option Plan is 329,925 shares. The shares with respect to which awards may be made under the 2010 Option Plan may either be authorized or unissued shares or treasury shares. As of March 5, 2012, awards of 62,800 shares of restricted stock had been made under the 2010 Option Plan, and there remain 267,125 shares available for future grants under the 2010 Option Plan.

The purpose of the 2010 Option Plan is to promote the long-term interests of the Company and its shareholders by providing a means for attracting and retaining officers and employees of the Company and its subsidiaries. The 2010 Option Plan is administered by the Stock Option Committee consisting of all directors except John K. Keach, Jr., each of whom is a “non-employee director” as provided under Rule 16b-3 of the Exchange Act, and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Options granted are adjusted for capital changes such as stock splits and stock dividends. The Committee has full and complete authority and discretion, except as expressly limited by the Plan, to grant awards and to provide for their terms and conditions.

The option price of each share of stock is to be paid in full at the time of exercise in cash or by delivering shares of the Company common stock owned for at least six months with a market value of the exercise price, or by a combination of cash and such shares. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods. In the event of a change in control of the Company, all options not previously exercisable shall become fully exercisable. For this purpose, change in control includes an acquisition by a third party of 25% or more of the Company’s outstanding shares, a change in a majority of the Company’s directors as a result of a tender offer, merger, sale of assets or similar transaction, or shareholder approval of a sale or disposition of all or substantially all of the Company’s assets or another transaction following which the Company would no longer be an independent publicly-owned entity; provided that such events will not be deemed a change in control if a majority of the Board of Directors of the Company adopts a resolution to provide that such events will not be deemed a change in control.

Awards of restricted shares are generally subject to transfer restrictions for three years and vest at the rate of 33-1/3 % per year over the three-year period. If the service of an option holder terminates involuntarily within eighteen months after a change in control of the Company (as defined above), any restricted transfer period to which the restricted shares are then subject will terminate and the shares will fully vest.

Because of restrictions under the TARP Capital Purchase Program, any restricted stock awards made to the Company’s President and Chief Executive Officer will generally vest in two installments on the second anniversary of the date of grant (as to 2/3 of the award) and on January 1st of the year following such second anniversary (to the extent of the remaining 1/3 of the award). The shares granted will not be transferrable until the TARP preferred stock has been redeemed by the Company.

Senior Management Annual Incentive Compensation Plan

On January 26, 2010, the Board of Directors of the Company adopted the Senior Management Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide select senior officers of the Company and Bank, with an annual incentive award for contributions to annual financial and business objectives.

Pursuant to the Annual Incentive Plan, the Board of Directors will approve measurement criteria for minimum, target and maximum performance thresholds based on projections for the Company’s fully diluted earnings per common share for the year.

The compensation committee recommended, and the Board of Directors approved, a list of senior officers eligible to participate in the Annual Incentive Plan for 2010, along with the recommended payout percentages of salary for the minimum, target and maximum performance levels applicable to the earnings per share goals.

Included among these senior officers was Mark T. Gorski, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Because of restrictions applicable under the TARP Capital Purchase Program, Mr. Keach, the Company’s President and Chief Executive Officer, is not eligible to participate in this plan. Mark T. Gorski was eligible for a payout percentage of his respective salary of 12.5% if the minimum performance goal was achieved, 25% if the target performance goal was achieved, and 50% if the maximum performance goal was achieved. In addition to Mark T. Gorski, ten members of senior management were eligible to participate in the plan. Each of these officers was eligible for a payout percentage of their respective salary of 7.5% if the minimum performance goal was achieved, 15% if the target performance goal was achieved, and 30% if the maximum performance goal was achieved. The Board of Directors approved similar percentages of salary and performance levels for 2011 and 2012. The awards made to Mr. Gorski for 2010 and 2011, after determination that the goals had been achieved, are set forth in the 2011 Summary Compensation Table set forth above.

401(k) Plan

Employees who are over 21 years of age with at least one month of service may participate in the Bank’s 401(k) Savings Plan. Participants may elect to make monthly contributions up to 75% of their salary, subject to any applicable limits under the Code. The Bank makes a matching contribution of 50% of the employee’s contribution that does not exceed 3.0% of the employee’s salary with respect to employees who have at least six months of service. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Matching employer contributions may also be invested at an employee’s direction in a fund which invests in Company Common Stock. An employee may not invest more than 25% of his or her account balance in the Company stock fund. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions generally vest over a 3-year period, with 100% vesting after the third year of service. Most employees upon termination of employment elect to maintain their account under the 401(k) Plan. Other options, such as a lump sum distribution or rollover distribution, may be selected.

Outstanding Equity Awards at December 31, 2011

The following table presents information on stock options and stock awards held by the named executive officers on December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Date of Full Vesting of Unexercisable	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not Vested	Date of Full Vesting of Stock
Name	Exercisable	Unexercisable	Price ($)	Options	Date	Vested (#)	($)(1)	Awards
John K. Keach, Jr.	10,000	—	$25.23000		03/28/2015	9,000	$131,670	01/01/2013(2)
	10,000	—	$21.49500		04/22/2018	12,000	175,560	01/01/2014(2)
	15,000	—	$25.65950		03/19/2016
Mark T. Gorski	10,000	—	$24.45000		06/05/2015	2,000	29,260	01/01/2013
	10,000	—	$25.65950		03/20/2016	3,000	43,890	01/01/2014
	5,000	—	$21.49500		04/21/2018

(1)	The market value of these awards is determined by multiplying the number of shares by the closing price of the Company’s common stock on December 30, 2011, which was $14.63 per share.

(2)	These shares may not be transferred by Mr. Keach until the Company’s TARP Preferred Stock is redeemed.

Pentegra Group Pension Plan

The Pentegra Group defined benefit pension plan is a noncontributory, multi-employer comprehensive pension plan. The Bank froze the Pension Plan effective April 1, 2008. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly retirement benefits determined on the basis of the employee’s years of service and base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. The Bank recorded expenses totaling $881,000 for the Pension Plan during the fiscal year ended December 31, 2011. Benefits are currently subject to maximum Code limitations of $200,000 per year.

Excess Benefit Plan

On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach, Jr. is provided retirement benefits equal to the annual benefits he would have received under the Bank’s pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under § 415 and § 401 of the Code, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach, Jr. The projected annual benefit payable to Mr. Keach, Jr. under this agreement is approximately $138,000. Death benefits are also provided in the agreement.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.

Supplemental Retirement Income Program

The Bank has entered into supplemental retirement agreements with its executive officers and with ten other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50. The agreements also provide for death and burial benefits, and, for some employees, disability benefits prior to specified ages.

The annual benefits for the Named Executive Officers are equal to the amounts specified below:

John K. Keach, Jr.	$82,664
Mark T. Gorski	$50,000

The annual benefits are payable to those persons for a period of 15 years.

If Mr. Gorski ceases to be an employee following a change in control of the Company, he will receive increased benefits under his supplemental executive retirement agreement. Had Mr. Gorski been terminated at December 31, 2011, following a change in control of the Company, he would have been entitled to an annual benefit of $24,762 payable over a 15-year period beginning 60 days after his separation from service. The value of this benefit as of December 31, 2011 was $293,659 assuming a change in control had occurred on that date. This amount is subject to possible reductions under §280G of the Code. Under Mr. Gorski’s agreement, a change in control occurs if:

•

a person or group acquires ownership of stock representing more than 50% of the Bank’s or the Company’s total fair value or total voting power of the stock of the Bank or the Company and stock of the Bank or the Company remains outstanding after the transaction;

•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Bank or the Company;

•

during a twelve-month period, a majority of the directors of the Company is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of the Company; or

•

a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% or more of the total value or voting power of the Bank’s stock.

Mr. Keach, Jr. may receive benefits upon a change of control, but since his retirement benefits are already fully vested, those benefits will not increase as a result of a change in control of the Company.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his agreement are forfeited.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the members of the Company’s Board of Directors other than John K. Keach, Jr. for the Company’s last fiscal year, whether or not deferred:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)	Option Awards ($)	Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)(4)	Total ($)
John T. Beatty	$8,200	$19,656	—	—	—	$27,856
William J. Blaser	15,200	19,656	—	—	—	34,856
Harold Force	8,450	19,656	—	—	—	28,106
David W. Laitinen,	7,650	19,656	—	—	—	27,306
John M. Miller	5,900	19,656	—	—	—	25,556
Harvard W. Nolting, Jr. (5)	8,700	19,656	—	$4,943	—	33,299

(1)	Information on Mr. Keach, Jr., who is a Named Executive Officer, is included in the Summary Compensation Table.

(2)	The amounts reflected in this column are the aggregate grant date fair value of stock awards calculated in accordance with FAS ASC Topic 718. The weighted average grant date fair value was $15.12 for these stock awards.

(3)	This column includes above-market earnings on deferred compensation to which Mr. Nolting is entitled under his Directors Deferred Compensation Plan for Outside Directors. Director Nolting (whose benefits are currently in pay status) received interest under the Plan in 2011 at the rate of 12%. The market rate for this plan for 2011 was 9.12% for Mr. Nolting.

(4)	The directors received certain perquisites during 2011, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

(5)	Mr. Nolting retired from the Board of Directors as of December 31, 2011, because of age limitations in the Company’s By-Laws.

At December 31, 2011, John M. Miller had outstanding a fully vested nonqualified stock option for 13,500 shares with an option price of $22.89 which expires on July 23, 2012. Mr. Blaser had a ten-year nonqualified stock option for 10,000 shares with an option exercise price of $28.49 per share, which expires on November 28, 2016, and vested in full on November 28, 2007. He also had a ten-year nonqualified stock option for 3,500 shares with an option exercise price of $21.495, which expires on April 22, 2018, and vested in full on April 23, 2010.

All of the other non-employee directors had the following fully vested nonqualified stock options outstanding at December 31, 2011:

•	A stock option for 1,431 shares with an exercise price of $21.875 per share which expires on October 22, 2012.

•	A stock option for 1,431 shares with an exercise price of $27.40 per share which expires on October 28, 2013.

Directors of the Company do not receive director fees. The Bank paid its directors $550 for each regular meeting attended and $250 for each committee meeting attended during 2011. The Chairman of the Company’s Audit Committee received a $2,000 quarterly retainer during 2011. If a director misses more than three consecutive meetings, he is removed from the Board. Total fees paid to directors for the year ended December 31, 2011 were $54,100 (excluding awards of restricted stock). Also directors with deferred compensation agreements accrued total interest of $59,700 during 2011. The Company made the decision in 2011 to replace the directors’ retainers with awards of restricted stock granted under the 2010 Option Plan. For 2011, 1,300 shares of restricted stock that vested on November 22, 2011, were awarded to all outside directors in lieu of the payment of a retainer for 2011.

Deferred Compensation for Outside Directors. As of January 1, 2006, the Bank entered into deferred compensation agreements with three of its outside directors: Harold Force, John Beatty and David Laitinen. Under these agreements, the balance of director fees and accrued interest for each director under a superseded deferred director fee agreement was allocated to a separate account as of January 1, 2006. The balances for these other three directors accrue interest at the annual interest rate payable on a Single Premium Immediate Annuity providing for a 15-year term certain as quoted by Cincinnati Life Insurance Company or another comparable insurance company selected by the Board of the Directors of the Bank. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be paid after the director attains age 60. Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the director fees he had previously deferred, without any interest credited thereon.
As of December 31, 2011, the balance held in an account for each director who has not yet started receiving benefits was as follows:

Name of Individual	Balance of Account at December 31, 2011
David W. Laitinen, MD	$430,988
Harold Force	$404,988

Mr. Beatty is currently receiving benefits under his plan of $31,835 per year through 2025. Harvard W. Nolting, Jr., who retired from the Board of Directors as of December 31, 2011, is currently receiving benefits under a similar deferred compensation agreement of $31,308 per year through 2019.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table provides information as of March 5, 2012, about each person known by the Company to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Financial Edge Fund, L.P. Financial Edge-Strategic Fund, L.P. Goodbody/PL Capital, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, LLC John W. Palmer Richard J. Lashley PL Capital/Focused Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	317,877	(1)	9.3%

Otter Creek Partners I, L.P. Otter Creek International Ltd. Otter Creek Management, Inc. 222 Lakeview Avenue Suite 1100 West Palm Beach, Florida 33401	228,962	(2)	6.7%

Stieven Financial Investors, L.P. Stieven Financial Offshore Investors, Ltd. Stieven Capital Advisors, L.P. Joseph A. Stieven Steven L. Covington Daniel M. Elletson 12412 Powerscourt Drive Suite 250 St. Louis, Missouri 63131	281,389	(3)	8.2%

(1)	According to an Amendment to Schedule 13D, filed August 4, 2008, includes (1) 145,638, 52,870, and 50,035 shares owned by Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., and PL Capital/Focused Fund, L.P., respectively, each of which is advised by PL Capital Advisors, LLC, and has PL Capital, LLC as its general partner, (2) 69,234 shares held by Goodbody/PL Capital, L.P., whose general partner is Goodbody/PL Capital, LLC, and whose investment advisor is PL Capital Advisors LLC, and (3) 100 shares beneficially owned by Richard J. Lashley in his individual capacity. Richard J. Lashley and John W. Palmer are managing members of PL Capital, LLC, Goodbody/PL Capital, LLC, and PL Capital Advisors, LLC.

(2)	According to an Amendment to Schedule 13G filed February 10, 2012, 98,165 shares are owned by Otter Creek Partners I, L.P. (“OCP”), a Delaware limited partnership as to which Otter Creek Management, Inc. (“OCM”), a Delaware corporation, is the sole general partner and investment adviser, and 130,797 shares are owned by Otter Creek International Ltd. (“OCI”), a British Virgin Islands international business company, as to which OCM serves as investment adviser. OCM has the authority to vote and dispose of the shares held by OCP and OCI.

(3)	According to a Schedule 13G filed on February 1, 2012, includes 239,711 shares owned by Stieven Financial Investors, L.P. (“SFI”), a Delaware limited partnership, and 41,678 shares owned by Stieven Financial Offshore Investors, Ltd. (SFOI”), a Cayman Islands exempted company. Stieven Capital Advisors, L.P. (“SCA”), a Delaware limited partnership, serves as investment manager to SFI and SFOI. Joseph A. Stieven is Chief Executive Officer of SCA, and Steven Covington and Daniel M. Elletson are managing directors of SCA, with respect to the beneficial ownership of shares of common stock owned by SFI and SFOI.

The following table provides the number and percent of shares of Common Stock beneficially owned as of March 5, 2012, by the Company’s directors. The table also includes information on the number of shares of Common Stock beneficially owned by executive officers of the Company who are not directors, and by all directors and executive officers of the Company as a group.

Name	Positions Held With the Company	Shares of Common Stock Beneficially Owned on 3/05/12 (1)		Percent of Class
Directors
John M. Miller	Director	25,500	(2)	*
John T. Beatty	Director	23,886	(3)	*
William J. Blaser	Director	24,800	(4)	*
Harold Force	Director	31,533	(5)	*
John K. Keach, Jr.	Chairman of the Board, President and Chief Executive Officer	170,557	(6)	4.9%
David W. Laitinen, MD	Director	34,637	(7)	*

Executive Officers
Mark T. Gorski	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	57,538	(8)	1.7%
All executive officers and directors as a group (7 persons)		368,451	(9)	10.5%

*	Less than 1%.

(1)	Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2)	Includes 700 shares held by children who reside with Mr. Miller, and stock options for 13,500 shares granted under the Company’s stock option plans.

(3)	Includes 21,024 shares held jointly by Mr. Beatty and his wife, and 2,862 shares subject to stock options granted under the Company’s stock option plans.

(4)	Includes 6,000 shares jointly held by Mr. Blaser and his wife, and 13,500 shares subject to stock options granted under the Company’s stock option plans.

(5)	Includes 24,371 shares held jointly by Mr. Force and his wife, and 2,862 shares subject to stock options granted under the Company’s stock option plans.

(6)	Includes 71,127 shares held jointly by Mr. Keach and his wife, 19,562 shares held by his wife, 958 shares held by Mr. Keach’s children, 35,000 shares subject to stock options granted under the Company’s stock option plans, 21,000 shares of restricted stock over which Mr. Keach has voting but not dispositive power, and 22,910 whole shares allocated as of December 31, 2011, to Mr. Keach’s account under the 401(k) Plan.

(7)	Includes 31,775 shares held jointly by Dr. Laitinen and his wife, and 2,862 shares subject to stock options granted under the Company’s stock option plans. 30,475 of these shares have been pledged to secure a joint brokerage account of Dr. and Mrs. Laitinen.

(8)	Includes 25,000 shares subject to stock options granted under the Company’s stock option plans, 3,000 shares of restricted stock over which Mr. Gorski has voting but not dispositive power, and 1,192 whole shares allocated as of December 31, 2011, to Mr. Gorski’s account under the 401(k) Plan.

(9)	Includes 95,586 shares subject to stock options granted under the Company’s stock option plans, 24,000 shares of restricted stock as to which the owners have voting but not dispositive power, and 24,102 whole shares allocated to the accounts of participants in the 401(k) Plan as of December 31, 2011.

Equity Compensation Plan Information

The following table provides the information about the Bancorp’s common stock that may be issued upon the exercise of options and rights under all existing equity compensation plans of the Bancorp as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2011 (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans as of December 31, 2011 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	284,448	(1)	$24.23	(2)	265,625
Equity compensation plans not approved by security holders	0		0		0

Total	284,448		$24.23		265,625

(1)	Includes 233,948 shares subject to stock options granted under the Company’s 1995 stock option plan, 1999 stock option plan, and 2001 stock option plan; 19,000 shares of restricted stock granted under the Company’s 2010 stock option and incentive plan, and 31,500 shares of restricted stock granted under the Company’s 2011 stock option and incentive plan.
(2)	The average exercise price relates only to stock options, as the restricted shares authorized under the 2010 and 2011 stock option and incentive plan have no exercise price.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, director nominees, executive officers, and their associates (including immediate family members) totaled approximately $3,220,219 or 3.65% of equity capital at December 31, 2011. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Item 14. Principal Accountant Fees and Services.

Audit Fees. The firm of BKD, LLP served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2010 and December 31, 2011. The aggregate fees billed by BKD, LLP for the audit of the Company’s financial statements included in its annual report on Form 10-K; and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2010, and December 31, 2011, were $166,805 and $188,060, respectively.

Audit-Related Fees. There were no fees billed in the fiscal year ended December 31, 2010, or in the fiscal year ended December 31, 2011, for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and that were not covered in the Audit Fees disclosed above, other than $6,750 paid in 2011 for an audit of HUD loan activity.

Tax Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2010, and December 31, 2011, for professional services rendered for tax compliance, tax advice or tax planning were $25,720 and $28,435, respectively.

All Other Fees. There were no fees billed in fiscal 2010 and fiscal 2011 for professional services rendered, except as disclosed above.

Audit Committee Pre-Approval. The Company’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD, LLP to act as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2010, and December 31, 2011. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD, LLP will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD, LLP will be pre-approved by the Audit Committee. One hundred percent of audit-related and tax services for the fiscal years ended December 31, 2010 and 2011, were pre-approved by the Audit Committee. The Company’s independent auditors performed substantially all work described above with their respective full-time, permanent employees.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a) List the following documents are filed as a part of this report:

Financial Statements	Page in 2011 Form 10K
Report of BKD LLP Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2011 and December 31, 2010	F-3

Consolidated Statements of Operations for the years ended December 31, 2011 and December 31, 2010 .	F-4

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2011 and December 31, 2010.	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2011 and December 31, 2010.	F-6

Notes to Consolidated Financial Statements	F-7

(b) The exhibits filed herewith or incorporated by reference herein are set forth on the Exhibit Index on page 56.

(c) All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related notes.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on behalf of the undersigned, thereto duly authorized, this 15th day of March 2012.

INDIANA COMMUNITY BANCORP
DATE: March 15, 2012	By:	/S/ John K. Keach, Jr.
John K. Keach, Jr., President and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on this 15th day of March 2012.

/s/Mark T. Gorski	/s/John K. Keach, Jr.
Mark T Gorski, Executive	John K. Keach, Jr.,
Vice President, Treasurer	Chairman of the Board,
Chief Financial Officer and Secretary	President and Chief
(Principal Financial Officer)	Executive Officer
(Principal Executive Officer)

/s/Melissa A. McGill	/s/John K. Keach, Jr.
Melissa A. McGill,	John K. Keach, Jr., Director
Sr. Vice President and Controller
(Principal Accounting Officer)

/s/David W. Laitinen	/s/John T. Beatty
David W. Laitinen, Director	John T. Beatty, Director

/s/Harold Force	/s/John M. Miller
Harold Force, Director	John M. Miller, Director

/s/ William J. Blaser
William J. Blaser, Director

EXHIBIT INDEX

Reference to Regulation S-K Exhibit Number	Document	Sequential Page Number

2(a)	Agreement and Plan of Merger between Indiana Community Bancorp and Old National Bancorp dated January 24, 2012 (incorporated by reference from Exhibit 2.1 to Registrant’s Form 8-K filed January 25, 2012)

3(a)	Articles of Incorporation (incorporated by reference from Exhibit 3.1 to Registrant’s Form 8-K filed April 28, 2008)

3(b)	Code of By-Laws (incorporated by reference from Exhibit 3.1 to Registrant’s Form 8-K filed July 28, 2009)

3(c)	Certificate of Designations for Series A Preferred Stock (incorporated by reference from Exhibit 3.1 to Registrant’s Form 8-K filed December 16, 2008)

4(a)	Articles of Incorporation (incorporated by reference from Exhibit 3.1 to Registrant’s Form 8-K filed April 28, 2008)

4(b)	Code of By-Laws (incorporated by reference from Exhibit 3.1 to Registrant’s Form 8-K dated November 27, 2007)

4(c)	Form of Certificate for Series A Preferred Stock (incorporated by reference from Exhibit 4.1 to Registrant’s Form 8-K filed December 16, 2008)

4(d)	Warrant for Purchase of Shares of Common Stock (incorporated by reference from Exhibit 4.2 to Registrant’s Form 8-K filed December 16, 2008)

10(a)	1995 Stock Option Plan (incorporated by reference from Exhibit A to Registrant’s Proxy Statement for its 1995 annual shareholder meeting); amendment thereto is (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K dated March 28, 2005)

10(b)

1999 Stock Option Plan incorporated by reference to Exhibit J to the registrant’s Proxy Statement for its 1999 annual shareholder’s meeting; amendment thereto is incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K dated March 28, 2005

10(c)

2001 Stock Option Plan (incorporated by reference from Exhibit B to the Registrant’s Proxy Statement for its 2001 annual shareholder meeting); amendment thereto is incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K dated March 28, 2005

10(d)	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K dated March 28, 2005)

10(e)	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10(aw) to Registrant’s Form 10-K for the fiscal year ended December 31, 2005)

10(f)	Form of Indiana Community Bancorp Indianapolis Market Growth Plan (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K dated November 28, 2006)

10(g)	Form of Award Agreement under Indiana Community Bancorp Indianapolis Market Growth Plan (incorporated by reference from Exhibit 10.2 to Registrant’s Form 8-K dated November 28, 2006)

10(h)	Indiana Community Bancorp Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed May 31, 2005)

10(i)	Form of Indiana Community Bancorp Long-Term Incentive Plan Award Agreement (incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed April 23, 2008)

10(j)

Excess Benefit Plan Agreement between the Bank and John K. Keach, Jr.

dated April 1, 2001 (incorporated by reference to Exhibit 10 (f) of Registrant’s Form 10-K for the year ended June 30, 2001); First Amendment thereto effective January 1, 2005, is incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K filed July 27, 2007

10(k)	Supplemental Executive Retirement Plan with John K. Keach, Jr. dated April 1, 2001 (incorporated by reference from Exhibit 10(n) to Registrant’s Form 10-K for the year ended June 30, 2002); First Amendment thereto effective January 1, 2005, is incorporated by reference to Exhibit 10.5 to Registrant’s Form 8-K filed July 24, 2007

10(l)	Supplemental Executive Retirement Agreement with Mark T. Gorski effective July 1, 2005 (incorporated by reference to Exhibit 10.4 to Registrant’s Form 8-K dated November 22, 2005); first amendment thereto dated November 3, 2005 (incorporated by reference to Exhibit 10(j) of Registrant’s Form 10-K for the fiscal year ended December 31, 2005); second amendment thereto effective July 1, 2005, is incorporated by reference to Exhibit 10.6 to Registrant’s Form 8-K filed July 27, 2007

10(m)	Amended and Restated Supplemental Executive Retirement Income Agreement for Charles R. Farber effective January 1, 2005 (incorporated by reference to Exhibit 10.8 to Registrant’s Form 8-K filed July 27, 2007)

10(n)	Director Deferred Fee Agreement between the Bank and John Beatty (incorporated by reference to Exhibit 10.2 of Registrant’s Form 8-K dated November 22, 2005); First Amendment thereto effective January 1, 2006 is incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed July 24, 2007; Second Amendment thereto dated April 27, 2010, is incorporated by reference to Exhibit 10.1 to Registrant’s Form 8-K filed April 29, 2010

10(o)	Director Deferred Fee Agreement between the Bank and Harold Force (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K dated November 22, 2005); First Amendment thereto effective January 1, 2006, is incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K filed July 24, 2007; Second Amendment thereto dated April 27, 2010, is incorporated by reference to Exhibit 10.2 to Registrant’s Form 8-K filed April 29, 2010

10(p)	Director Deferred Fee Agreement between the Bank and David W. Laitinen (incorporated by reference to Exhibit 10.3 of Registrant’s 8-K dated November 22, 2005); First Amendment thereto is incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K filed July 24, 2007; Second Amendment thereto dated April 27, 2010, is incorporated by reference to Exhibit 10.3 to Registrant’s Form 8-K filed April 29, 2010

10(q)	Director Deferred Compensation Agreement with William Nolting (incorporated by reference from Exhibit 10(ag) to Registrant’s Form 10-K for the fiscal year ended June 30, 1992); first and second amendments thereto (incorporated by reference from Exhibit 10(ag) to Registrant’s Form 10-K for the year ended June 30, 1998)

10(r)	Placement Agreement, dated September 13, 2006, among Indiana Community Bancorp, the Home Federal Statutory Trust I, and Cohen & Company (incorporated by reference to Exhibit 1.1 of Registrant’s Form 8-K dated September 15, 2006)

10(s)	Indenture dated as of September 15, 2006, between Indiana Community Bancorp and LaSalle Bank National Association as Trustee (incorporated by reference to Exhibit 4.1 of Registrant’s Form 8-K dated September 15, 2006)

10(t)	Amended and Restated Declaration of Trust of HomeFederal Statutory Trust I, dated as of September 15, 2006 (incorporated by reference to Exhibit 4.2 of Registrant’s Form 8-K dated September 15, 2006)

10(u)	Guarantee Agreement of Indiana Community Bancorp dated as of September 15, 2006 (incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K dated September 15, 2006)

10(v)	Letter Agreement dated December 12, 2008 by and between Registrant and the United States Department of the Treasury, including the Securities Purchase Agreement - Standard Terms incorporated by reference therein (incorporated by reference from Exhibit 10.1 to Registrant’s Form 8-K filed December 16, 2008)

10(w)	2010 Stock Option and Incentive Plan (incorporated by reference from Exhibit 10.4 to Registrant’s Form 8-K filed April 29, 2010)

10(x)	Form of Nonqualified Stock Option Agreement for 2010 Stock Option and Incentive Plan (incorporated by reference from Exhibit 10.5 to Registrant’s Form 8-K filed April 29, 2010)

10(y)	Form of Incentive Stock Option Agreement for 2010 Stock Option and Incentive Plan (incorporated by reference from Exhibit 10.6 to Registrant’s Form 8-K filed April 29, 2010)

10(z)	Form of Agreement for Restricted Stock under 2010 Stock Option and Incentive Plan (incorporated by reference from Exhibit 10.7 to Registrant’s Form 8-K filed April 29, 2010)

10(aa)	Form of Long-Term Restricted Stock Agreement under the 2010 Stock Option and Incentive Plan (incorporated by reference from Exhibit 10.1 to Registrant’s Form 8-K filed May 28, 2010)

10(bb)	Senior Management Annual Incentive Compensation Plan (incorporated by reference from Exhibit 10.1 to Registrant’s Form 8-K filed January 29, 2010)

10(cc)	Voting Agreement dated January 24, 2012 (incorporated by reference from Exhibit 10.1 to Registrant’s Form 8-K filed January 25, 2012)

14	Code of Ethics (incorporated by reference to Exhibit 14 of Registrant’s Form10-K for the fiscal year ended December 31, 2003)

21	Subsidiaries of the Registrant

23.1	Independent Registered Public Accounting Firm Consent

31.1	Certification of John K. Keach, Jr. required by 12 C.F.R. § 240.13a-14(a)

31.2	Certification of Mark T. Gorski required by 12 C.F.R. § 240.13a-14(a)

32	Certification pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

33	TARP Fiscal Year Certification of John K. Keach, Jr.

34	TARP Fiscal Year Certification of Mark T. Gorski

101.INS XBRL Instance Document

101.SCH XBRL Taxonomy Extension Schema

101.CAL XBRL Taxonomy Extension Calculation Linkbase

101.DEF XBRL Taxonomy Extension Definition Linkbase

101.LAB XBRL Taxonomy Extension Label Linkbase

101.PRE XBRL Taxonomy Extension Presentation Linkbase

*Users of the XBRL related information in Exhibit 101 of this Annual Report on Form 10-K are advised, in accordance with Regulation S-T Rule 406T, that this Interactive Data File is deemed not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections. The financial information contained in the XBRL related documents is unaudited and unreviewed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Old National Bancorp (“Old National”) is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Old National against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Old National’s Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains officer and director liability insurance.

Old National’s Bylaws contain indemnification provisions to substantially the same effect as in the Amended Restated Articles of Incorporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

The following exhibits are filed with this Registration Statement:

2	Agreement and Plan of Merger between Old National Bancorp and Indiana Community Bancorp and (included as Annex A to this proxy statement/prospectus).

3.1	Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Annual Report on Form 10-K for the year-ended December 31, 2008).

3.2	Bylaws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2009).

5	Opinion of Krieg DeVault LLP regarding legality of the securities being registered.

8	Opinion of Krieg DeVault LLP regarding tax matters.

21	Subsidiaries of Old National Bancorp (incorporated by reference to Exhibit 21 of Old National’s Annual Report on Form 10-K for the year-ended December 31, 2011).

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of BKD, LLP.

23.3	Consent of Krieg DeVault LLP (included in Exhibits 5 and 8).

23.4	Consent of Sandler O’Neill & Partners L.P.

24	Powers of Attorney.

99.1	Form of Indiana Community Bancorp proxy card.

99.2	Voting Authorization Form of Indiana Community Bancorp

(a)	The undersigned registrant hereby undertakes:

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)          For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Evansville, Indiana, on the 1st day of June, 2012.

OLD NATIONAL BANCORP

By:	/s/ ROBERT G. JONES
Robert Jones
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 1st day of June, 2012.

By:	/s/ Alan W. Braun*	By:	/s/ Robert G. Jones*
	Alan W. Braun, Director		Robert G. Jones, Director, President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Larry E. Dunigan*	By:	/s/ James T. Morris*
	Larry E. Dunigan, Chairman of the Board of Directors		James T. Morris, Director

By:	/s/ Arthur H. McElwee, Jr.*	By:	/s/ Marjorie Z. Soyugenc*
	Arthur H. McElwee, Jr., Director		Marjorie Z. Soyugenc, Director

By:	/s/ Niel C. Ellerbrook*	By:	/s/ Kelly N. Stanley*
	Niel C. Ellerbrook, Director		Kelly N. Stanley, Director

By:	/s/ Andrew E. Goebel*	By:	/s/ Linda E. White*
	Andrew E. Goebel, Director		Linda E. White, Director

By:	/s/ Phelps L. Lambert*	By:	/s/ Christopher A. Wolking*
	Phelps L. Lambert, Director		Christopher A. Wolking, Senior Executive Vice President Financial Officer (Principal Financial Officer)

		By:	/s/ Joan M. Kissel*
Joan M. Kissel, Senior Vice President and Corporate Controller (Principal Accounting Officer)
*By:	/s/ Jeffrey L. Knight
Jeffrey L. Knight, Attorney-in-Fact

II-4